The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-143711
SUBJECT TO COMPLETION, DATED JUNE 14, 2007
Prospectus Supplement
(To Prospectus dated June 13, 2007)
ICICI BANK LIMITED
American Depositary Shares
Representing                             Equity Shares
     We are offering equity shares in the form of American Depositary Shares, or ADSs. Each ADS offered represents two equity shares of ICICI Bank Limited. The number of ADSs to be sold is expected to equal the number that will result in gross proceeds of approximately US2.14 billion (or US$2.46 billion assuming full exercise of the underwriters’ over-allotment option), assuming a public offering price determined by reference to the prevailing market price and market conditions at the time of pricing.
     Our outstanding ADSs are traded on the New York Stock Exchange under the symbol “IBN.” The last reported sales price of our ADSs on the New York Stock Exchange on June 13, 2007 was US$46.50 per ADS. Our equity shares are traded in India on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited. The closing price for our equity shares on the Bombay Stock Exchange Limited on June 13, 2007 was US$22.23 assuming an exchange rate of Rs.40.93 per dollar.

     Investing in our ADSs involve certain risks, see “Risk Factors” beginning on page S-13.

     Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial Price to Public	US$	US$
Underwriting Discounts and Commissions	US$	US$
Proceeds to us, before Expenses	US$	US$

     We have granted the underwriters an option exercisable within 30 days from the date of this prospectus supplement to purchase up to an aggregate of an additional                   ADSs, representing up to an additional                   equity shares, at the initial price to the public, less the underwriting discounts and commissions.
     The underwriters are offering the ADSs subject to various conditions. The underwriters expect to deliver the ADSs in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on a delayed basis. The exact time of delivery will be agreed among the Joint Global Coordinators and us and is subject to certain regulatory approvals in India, which may be obtained only after pricing. The time of delivery is expected to occur no later than the tenth business day after the date of pricing, subject to these regulatory approvals. We will notify you of the time of delivery through a press release which we will post on our website at www.icicibank.com. Prospective investors should be aware that the notification of the exact time of delivery may not occur until two or three business days before such time of delivery.
     Investors in our shares are subject to restrictions imposed by the Reserve Bank and the government of India. See “Restriction on Foreign Ownership of Indian Securities” in this prospectus supplement and “Supervision and Regulation” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus, for information on such restrictions.

Joint Global Coordinators and Joint Bookrunners
(in alphabetical order)

Goldman Sachs International	Merrill Lynch International
Joint Bookrunner
JPMorgan
Joint Lead Manager
CLSA Asia-Pacific Markets

Prospectus Supplement dated June           , 2007

      You should read this prospectus supplement along with the prospectus that follows. Both documents contain information you should consider when making your investment decision. You should rely on the information contained in or incorporated by reference into this prospectus supplement and the attached prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone does provide you with different or inconsistent information, you may not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the attached prospectus is accurate only as of the date on the bottom of the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT
      This prospectus supplement contains the terms for this offering of American Depositary Shares. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the information in the accompanying prospectus, then the information in this prospectus supplement, or incorporated by reference in this prospectus supplement, will apply and will supersede that information in, or incorporated by reference into, the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings given to those terms in the accompanying prospectus.
      It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where You Can Find More Information About Us” in the attached prospectus.
      Pursuant to the issuance and listing of our securities in the United States under registration statements filed with the United States Securities Exchange Commission, we file annual reports on Form 20-F which must include financial statements prepared under generally accepted accounting principles in the United States (US GAAP) or financial statements prepared according to a comprehensive body of accounting principles with a reconciliation of net income and stockholders’ equity to US GAAP. When we first listed our securities in the United States, Indian GAAP was not considered a comprehensive body of accounting principles under US securities laws and regulations. Accordingly, our annual reports on Form 20-F for fiscal years 2000 through 2005 have included US GAAP financial statements. However, pursuant to a significant expansion of Indian accounting standards, Indian GAAP constitutes a comprehensive body of accounting principles. Accordingly, we have included consolidated financial statements prepared according to Indian GAAP, with a reconciliation of net income and stockholders’ equity to US GAAP and a description of significant differences between Indian GAAP and US GAAP, in our annual reports for fiscal 2006 and fiscal 2007.
      Unless otherwise stated in this prospectus supplement or unless the context otherwise requires, references in this prospectus supplement to “we”, “our”, “us” and “the Company” are to ICICI Bank Limited and its consolidated subsidiaries and other consolidated entities. References in this prospectus to “ICICI Bank” are to ICICI Bank Limited on an unconsolidated basis. References in this prospectus to “ICICI” are to ICICI Limited prior to its amalgamation with ICICI Bank Limited.
      In this prospectus supplement, references to “US” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to “$” or “US$” or “dollars” or “US dollars” are to the legal currency of the United States and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year.
      Except as otherwise stated in this prospectus supplement, all translations from Indian rupees to US dollars are based on the noon buying rate in the City of New York on March 30, 2007, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York which was Rs. 43.10 per $1.00. No representation is made that the Indian rupee amounts have been, could have been or could be converted into US dollars at such a rate or any other rate. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

SUMMARY
      You should read the following summary together with the risk factors and the more detailed information about us and our financial results included elsewhere in this prospectus supplement or incorporated by reference.
Overview
      We offer products and services in the areas of commercial banking to retail and corporate customers (both domestic and international), treasury and investment banking and other products like insurance and asset management. In fiscal 2007, we made a net profit of Rs. 27.6 billion (US$640 million) compared to a net profit of Rs. 24.2 billion (US$562 million) in fiscal 2006. At year-end fiscal 2007, we had assets of Rs. 3,943.3 billion (US$91.5 billion) and a net worth of Rs. 239.6 billion (US$5.6 billion). At year-end fiscal 2007, ICICI Bank was the second-largest bank in India and the largest bank in the private sector in terms of total assets. At May 15, 2007, ICICI Bank had the largest market capitalisation among all banks in India.
      Our commercial banking operations for retail customers consist of retail lending and deposits, private banking, distribution of third party investment products and other fee-based products and services, as well as issuance of unsecured redeemable bonds. We provide a range of commercial banking and project finance products and services, including loan products, fee and commission-based products and services, deposits and foreign exchange and derivatives products to India’s leading corporations, growth-oriented middle market companies and small and medium enterprises. In addition to foreign exchange and derivatives products for our customers, our treasury operations include maintenance and management of regulatory reserves and proprietary trading in equity and fixed income. We also offer agricultural and rural banking products. ICICI Securities and ICICI Securities Primary Dealership are engaged in equity underwriting and brokerage and primary dealership in government securities respectively. ICICI Securities owns ICICIDirect.com, an online brokerage platform. Our venture capital and private equity fund management subsidiary, ICICI Venture Funds Management Company manages funds. We provide a wide range of life and general insurance and asset management products and services, respectively, through our subsidiaries ICICI Prudential Life Insurance Company Limited, ICICI Lombard General Insurance Company Limited and ICICI Prudential Asset Management Company Limited. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Prudential Life Insurance Company had a retail market share of about 28% in new business written (on weighted received premium basis) by private sector life insurance companies and about 9.9% in new business written (on weighted received premium basis) by all life insurance companies in India during fiscal 2007. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Lombard General Insurance Company Limited had a market share of about 34% in gross written premium among the private sector general insurance companies and 12% among all general insurance companies in India during fiscal 2007. ICICI Prudential Life Insurance Company and ICICI Lombard General Insurance Company were the market leaders among private sector life and general insurance companies respectively in fiscal 2007. According to data published by the Association of Mutual Funds in India, ICICI Prudential Asset Management Company Limited was among the top two mutual funds in India in terms of total funds under management at April 30, 2007 with a market share of over 12%. We cross-sell the products of our insurance and asset management subsidiaries to our customers.
      We believe that the international markets present a growth opportunity and have, therefore, expanded the range of our commercial banking products to international customers. We currently have subsidiaries in the United Kingdom, Canada and Russia, branches in Singapore, Dubai, Sri Lanka, Hong Kong, Bahrain and Qatar and representative offices in the United States, China, United Arab Emirates, Bangladesh, South Africa, Malaysia, Thailand and Indonesia. Our subsidiary in the United Kingdom has established a branch in Antwerp, Belgium and has received regulatory approvals to establish a branch in Frankfurt, Germany.
      We deliver our products and services through a variety of channels, ranging from bank branches and ATMs to call centers and the Internet. At year-end fiscal 2007, we had a network of 710 branches, 45 extension counters and 3,271 ATMs across several Indian states. The Sangli Bank Limited, an unlisted private sector bank with over 190 branches and extension counters merged with us effective April 19, 2007.

Strategy
      Our objective is to enhance our position as a premier provider of banking and other financial services in India and to leverage our competencies in financial services and technology to develop an international business franchise.
      The key elements of our business strategy are to:

•	focus on quality growth opportunities by:

•	maintaining and enhancing our strong retail franchise;

•	maintaining and enhancing our strong corporate franchise;

•	building an international presence;

•	building a rural banking franchise; and

•	strengthening our insurance and asset management businesses;

•	emphasize conservative risk management practices and enhance asset quality;

•	use technology for competitive advantage; and

•	attract and retain talented professionals.

      ICICI Bank’s legal name is ICICI Bank Limited but we are known commercially as ICICI Bank. ICICI Bank was incorporated on January 5, 1994 under the laws of India as a limited liability corporation. The duration of ICICI Bank is unlimited. Our principal corporate office is located at ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400051, India, our telephone number is +91 22 2653 1414 and our website address is www.icicibank.com. Our agent for service of process in the United States is Mr. G.V.S Ramesh, Joint General Manager, ICICI Bank Limited, New York Representative Office, 500 Fifth Avenue, Suite 2830, New York, New York 10110. The information on our website is not a part of this prospectus supplement.

Recent Developments
      Our board of directors has, subject to the receipt of all regulatory approvals, approved the transfer of our equity shareholding in ICICI Prudential Life Insurance Company Limited, ICICI Lombard General Insurance Company Limited, ICICI Prudential Asset Management Company Limited and ICICI Prudential Trust Limited to a proposed new subsidiary. ICICI Bank proposes to transfer its aggregate investment in these companies of Rs. 22.28 billion at year-end fiscal 2007 and any further investments that may be made by us prior to such transfer, to the proposed new subsidiary at the book value of these investments in our books on the date of transfer. The proposed new subsidiary proposes to raise equity capital through private placements or an initial public offering to meet the future capital requirements of the insurance subsidiaries. Pursuant to initiation of discussions with potential investors for investment in the proposed new subsidiary, we have received definitive offers from investors for subscription to equity shares of the proposed new subsidiary and for entering into definitive agreements for this purpose. The subscription amount is Rs. 26.50 billion towards fresh issue of shares by the proposed new subsidiary, and the investors would thereby acquire a collective stake of 5.9% in the proposed new subsidiary, valuing it at Rs. 446.00 billion on a post-issue basis. The arrangement is subject to receipt of regulatory and other approvals including that of the Reserve Bank of India, the Insurance Regulatory & Development Authority and the Foreign Investment Promotion Board, and would terminate failing receipt of such approvals within a mutually agreed date. An affiliate of Goldman Sachs International, one of the underwriters for this ADS Offering, has presented a definitive offer to subscribe for shares constituting 2.02% of the post-issue equity capital of the proposed new subsidiary. Naturally, any such implied valuation may vary over time depending upon the business of the proposed new subsidiary, the nature of the financing round and other elements. See “Risk Factors — Risks Relating to Our Business — We have proposed a reorganization of our holdings in our insurance and asset management subsidiaries and our inability to implement this reorganization as well as the significant additional capital required by these businesses may adversely impact our business and the price of our Equity Shares”.

THE OFFERING

ADSs offered	ADSs representing equity shares, constituting approximately % of our issued and outstanding equity shares upon completion of both the Indian public offering and this ADS offering (assuming no exercise of the underwriters over-allotment option in either offering). This ADS offering is conditional upon the completion of the Indian public offering described below, which condition may be waived by mutual agreement of the underwriters and ourselves, provided that all relevant Indian regulations are complied with. The Indian public offering is subject to customary conditions and there is no assurance that the Indian public offering will close.

The number of ADSs to be sold is expected to equal the number that will result in gross proceeds of approximately US$2.14 billion (or US$2.46 billion assuming full exercise of the underwriters’ over-allotment option), assuming a public offering price determined by reference to the prevailing market price and market conditions at the time of pricing.

Over-allotment option granted by us	We have granted the underwriters an option exercisable within 30 days from the date of this prospectus to purchase up to an aggregate of an additional ADSs, representing an additional equity shares, at the initial price to the public, less the underwriting discount.

The ADSs	Each offered ADS represents two equity shares of par value Rs. 10 per share. The offered ADSs are evidenced by American Depositary Receipts.

ADSs to be outstanding after this offering	(assuming no exercise of the underwriters over-allotment option to purchase additional ADSs).

Equity shares to be outstanding after this offering	(assuming no exercise of the underwriters over-allotment option in either the Indian public offering or the ADS offering).

Offering price	The offered ADSs are being offered at a price of $ per ADS.

Depositary	Deutsche Bank Trust Company Americas.

Use of proceeds	We intend to use the net proceeds of this offering for future asset growth and compliance with regulatory requirements. The objects of the offering are to augment our capital base to meet the capital requirements arising out of growth in our assets, primarily our loan and investment portfolio due to the growth of the Indian economy, compliance with regulatory requirements and for other general corporate purposes including meeting the expenses of the ADS offering.

Listing	We are listing the offered ADSs on the New York Stock Exchange. Our outstanding equity shares are principally traded in India on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited.

New York Stock Exchange symbol for ADSs	IBN

Dividends	The declaration, amount and payment of dividends are subject to the recommendation of our board of directors and the approval of our shareholders. Under Indian regulations currently in force, the declaration of dividends by banks is subject to certain additional conditions. If we comply with such conditions, we are allowed to declare a dividend but only up to a certain percentage of our profits. For any dividends beyond such percentage, we are required to obtain permission from the Reserve Bank of India. Holders of equity shares and ADSs will be entitled to dividends paid, if any. For fiscal 2005, we paid a dividend, excluding dividend tax, of Rs. 7.50 per equity share. For fiscal 2006, in addition to the dividend, excluding dividend tax, of Rs. 7.50 per equity share for the year, we paid a special dividend, excluding dividend tax, of Rs. 1.00 per equity share. For fiscal 2007, we have proposed a dividend, excluding dividend tax, of Rs. 8.50 per equity share, which is subject to the approval of our shareholders. See also “Dividends”.

Voting rights	The ADSs will have no voting rights. Under the deposit agreement, the depositary will vote the equity shares deposited with it as directed by our board of directors. See “Restriction on Foreign Ownership of Indian Securities”.

Delivery and Settlement	It is expected that delivery of the ADSs to the underwriters will be made against payment on a delayed basis. The exact time of delivery will be agreed among the Joint Global Coordinators and us and is subject to certain regulatory approvals in India, which may be obtained only after pricing. The time of delivery is expected to occur no later than the tenth business day after the date of pricing, subject to these regulatory approvals. We will notify you of the time of delivery through a press release which we will post on our website at www.icicibank.com. Prospective investors should be aware that the notification of the exact time of delivery may not occur until two or three business days before such time of delivery. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on any day prior to the third business day before the delivery of the ADSs will be required, by virtue of the fact that the ADSs initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade, or to make any necessary arrangements to ensure that ADSs are available on the third business day after trading for settlement, to prevent a failed settlement. Purchasers of ADSs who wish to make such trades should consult their own advisors. Purchasers who are not able to borrow ADSs or make any other necessary arrangements to prevent a failed settlement may not be able to make any trades of ADSs prior to the third business day before the delivery of the ADSs to the underwriters.

Public Offering in India
      We have obtained the approval of our shareholders through postal ballot to issue equity shares up to an aggregate par value of Rs. 3,187.5 million, including equity shares issued pursuant to over-allotment options granted to the underwriters, which represents 25.0% of our authorized equity share capital. Part of the equity shares will be offered in India and other jurisdictions outside the US, where permitted, under an Indian prospectus filed with the Registrar of Companies, or the RoC, in India (the Indian public offering). Another part of the equity shares will be offered as ADSs representing equity shares to the public in the United States under this prospectus.                     equity shares are expected to be sold in the Indian public offering, with an over-allotment option of                     equity shares. The issue price of the equity shares will be Rs.           ($          ) per equity share, with a portion of the equity shares being sold at a      % discount to retail investors. The allocation between the retail investors and other investors is expected to result in gross proceeds from the Indian public offering of approximately Rs. 87.5 billion (or $2.14 billion) (or approximately Rs. 100.6 billion (or $2.46 billion) assuming the over-allotment option is fully exercised). The ADS offering is conditional on the completion of the Indian public offering but not vice versa, which condition may be waived by mutual agreement of the underwriters and ourselves, provided that all relevant Indian regulations are complied with. The Indian public offering is subject to customary conditions and there is no assurance that the Indian public offering will close. We, in our discretion, may decide to withdraw the ADS offering at any time.
      The prospectus used for the Indian public offering may not be distributed or made available in the United States. The prospectus may also not be distributed in any other jurisdiction outside India where such distribution would be unlawful.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
      Pursuant to the issuance and listing of our securities in the United States under registration statements filed with the United States Securities Exchange Commission, we file annual reports on Form 20-F which must include financial statements prepared under generally accepted accounting principles in the United States (US GAAP) or financial statements prepared according to a comprehensive body of accounting principles with a reconciliation of net income and stockholders’ equity to US GAAP. When we first listed our securities in the United States, Indian GAAP was not considered a comprehensive body of accounting principles under US securities laws and regulations. Accordingly, our annual reports on Form 20-F for fiscal years 2000 through 2005 have included US GAAP financial statements. However, pursuant to a significant expansion of Indian accounting standards, Indian GAAP has subsequently been considered to constitute a comprehensive body of accounting principles. Accordingly, beginning fiscal 2006, we have included in our annual report on Form 20-F, consolidated financial statements prepared according to Indian GAAP, which varies in certain respects from US GAAP. For a reconciliation of net income and stockholders’ equity to US GAAP, a description of significant differences between Indian GAAP and US GAAP and certain additional information required under US GAAP, see notes 21 and 22 to our consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. For selected financial data in accordance with US GAAP see “— Selected Financial Data in accordance with US GAAP.”
      The following tables set forth our summary financial and operating data on a consolidated basis. The summary data for fiscal 2003 through fiscal 2007 have been derived from our consolidated financial statements. Certain reclassifications have been made in the financial statements of prior years to conform to classifications used in the current year. These changes have no impact on previously reported results of operations or stockholders’ equity. The accounting and reporting policies used in the preparation of our financial statements reflect general industry practices and conform with Indian GAAP, including the Accounting Standards issued by the Institute of Chartered Accountants of India, guidelines issued by the Reserve Bank of India, the Insurance Regulatory and Development Authority and the National Housing Bank as applicable to ICICI Bank and specific subsidiaries and joint ventures. The following discussion is based on our audited consolidated financial statements and accompanying notes prepared in accordance with Indian GAAP.
      The consolidated financial statements for fiscal 2003 were jointly audited by N.M. Raiji & Co., Chartered Accountants and S.R. Batliboi & Co., Chartered Accountants, for fiscal 2004, 2005 and 2006 by S.R. Batliboi & Co., Chartered Accountants, and for fiscal 2007 by BSR & Co. Chartered Accountants, under auditing standards issued by the Institute of Chartered Accountants of India. The financial position as of March 31, 2006 and 2007 and the related consolidated profit and loss account and the consolidated cash flows for each of the years in the three-year period ended March 31, 2007 have also been audited by KPMG India, an independent registered public accounting firm, in accordance with the standards of the U.S. Public Company Accounting Oversight Board.
      Our annual report prepared and distributed to our shareholders under Indian law and regulations and our red herring prospectus filed with the Securities & Exchange Board of India for issue of equity shares in India include unconsolidated Indian GAAP financial statements and analysis of our results or operations and financial condition based on unconsolidated Indian GAAP financial statements.

      You should read the following data with the more detailed information contained in “Operating and Financial Review and Prospects” and our consolidated financial statements. Historical results do not necessarily predict our results in the future.
Operating Results Data
      The following table sets forth, for the periods indicated, our operating results data.

	Year Ended March 31,

	2003	2004	2005	2006	2007	2007(1)

	(In millions, except per common share data)
Selected income statement data:
Interest income(2)(3)	Rs. 98,477	Rs. 96,589	Rs. 102,029	Rs. 151,358	Rs. 250,013	US$	5,801
Interest expense	(81,268)	(71,677)	(68,044)	(101,015)	(176,757)		(4,101)

Net interest income	17,209	24,912	33,985	50,343	73,256		1,700
Non-interest income(4)	22,671	41,758	62,530	94,797	163,625		3,796
Profit on sale of shares of ICICI Bank held by ICICI	11,911	—	—	—	—		—

Total income	51,791	66,670	96,515	145,140	236,881		5,496

Non-interest expenses:
Operating expenses(5)	(18,442)	(24,149)	(32,776)	(47,626)	(79,289)		(1,840)
Direct marketing agency expenses	(3,232)	(6,154)	(8,755)	(11,911)	(15,602)		(362)
Depreciation on leased assets	(3,167)	(2,805)	(2,975)	(2,771)	(1,883)		(44)
Expenses pertaining to insurance business(6)	(3,006)	(9,200)	(26,361)	(43,389)	(83,358)		(1,934)

Total non-interest expenses	(27,847)	(42,308)	(70,867)	(105,697)	(180,132)		(4,180)

Operating profit before provisions	23,944	24,362	25,648	39,443	56,749		1,316
Provisions and contingencies	(15,967)	(5,168)	(1,864)	(8,455)	(22,774)		(528)

Profit before tax	7,977	19,194	23,784	30,988	33,975		788
Provision for tax	3,539	(3,398)	(5,684)	(6,998)	(7,641)		(177)

Profit after tax	11,516	15,796	18,100	23,990	26,334		611
Minority interest	4	8	423	211	1,272		30

Net profit	11,520	15,804	18,523	24,201	27,606		641

Per common share:
Earnings per share-basic(7)	Rs. 18.79	Rs. 25.73	Rs. 25.45	Rs. 30.96	Rs. 30.92	US$	0.72
Earnings per share-diluted(8)	18.77	25.52	25.25	30.64	30.75		0.71
Dividends per share(9)	7.50	7.50	8.50	8.50	10.00		0.23
Book value	100.58	115.16	162.63	242.75	256.72		5.95
Equity shares outstanding at the end of the period (in millions of equity shares)	613	616	737	890	899
Weighted average equity shares outstanding — basic (in millions of equity shares)	613	614	728	782	893
Weighted average equity shares outstanding — diluted (in millions of equity shares)	614	619	734	790	898

(1)	Rupee amounts for fiscal 2007 have been translated into US dollars using the noon buying rate of Rs. 43.10 = US$1.00 in effect on March 30, 2007.

(2)	Interest on advances represents interest on rupee and foreign currency loans and advances (including bills) and hire purchase receivables and gains on sell-down of loans. Commission paid to direct marketing agents/ dealers for origination of retail automobile loans which was being reduced from “Interest Income” up to fiscal 2006 has been reclassified to “Direct marketing agency expenses”.

(3)	Interest income includes gains on the sell-down of loans. In February 2006, the Reserve Bank of India issued guidelines on accounting for securitization of standard assets. In accordance with these guidelines, with effect from February 1, 2006, we account for any loss arising on securitization immediately at the time of sale and the profit/premium arising on account of securitization is amortized over the life of the asset. Prior to February 1, 2006, profit arising on account of securitization was recorded at the time of sale.

(4)	As required by the Reserve Bank of India’s circular no. DBOD.BP.BC.87/21.04.141/2006-07 dated April 20, 2007, we have deducted the amortization of premium on government securities, which was earlier included in “Provisions and contingencies”, from “Non interest income”. Prior period figures have been reclassified to conform to the current classification.

(5)	Operating expenses for fiscal 2003 includes Rs. 256 million (US$6 million) and operating expenses for fiscal years 2004, 2005, 2006 and 2007 include Rs. 384 million (US$9 million) in each year on account of amortization of expenses related to our early retirement option scheme over a period of five years as approved by the Reserve Bank of India.

(6)	The amount of premium ceded on re-insurance has been reclassified from expenses pertaining to insurance business and netted off from non-interest income.

(7)	Represents net profit/(loss) before dilutive impact.

(8)	Represents net profit/(loss) adjusted for full dilution. Options to purchase 12,610,275, 1,098,225, 5,000 and 123,500 equity shares granted to employees at a weighted average exercise price of Rs. 154.7, Rs. 266.6, Rs. 569.6 and Rs. 849.2 were outstanding in fiscal 2003, 2004, 2006 and 2007 respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the equity shares during the period.

(9)	In India, dividends for a fiscal year are normally declared and paid in the following year. We declared a dividend of Rs. 7.50 per equity share for each of fiscal 2003 and fiscal 2004, which was paid out in August 2003 and in September 2004, i.e., in fiscal 2004 and in fiscal 2005 respectively. We declared a dividend of Rs. 8.50 per equity share for each of fiscal 2005 and fiscal 2006, which was paid out in August 2005 and in July 2006 respectively i.e., in fiscal 2006 and in fiscal 2007. The dividend per equity share shown above is based on the total amount of dividends declared for the year. In US dollars, the dividend was US$0.23 per equity share for fiscal 2007. We have declared a dividend of Rs. 10.00 per equity share for fiscal 2007 which is subject to the approval of shareholders.
     The following table sets forth, for the periods indicated, selected income statement data expressed as a percentage of average total assets for the respective period.

	Year Ended March 31,

	2003	2004	2005	2006	2007

Selected income statement data:
Interest income	9.39%	8.22%	6.94%	6.99%	7.69%
Interest expense	(7.75)	(6.10)	(4.63)	(4.66)	(5.44)

Net interest income	1.64	2.12	2.31	2.33	2.25
Non-interest income	3.30 (1)	3.56	4.26	4.37	5.03

Total income	4.93	5.68	6.57	6.70	7.28

Operating expenses	(1.76)	(2.06)	(2.24)	(2.20)	(2.44)
Direct marketing agency expenses	(0.31)	(0.52)	(0.60)	(0.56)	(0.48)
Depreciation on leased assets	(0.30)	(0.24)	(0.20)	(0.13)	(0.06)
Expenses pertaining to insurance business	(0.29)	(0.78)	(1.79)	(2.00)	(2.56)

Non-interest expenses	(2.66)	(3.60)	(4.83)	(4.89)	(5.54)

Operating profit before provisions	2.28	2.08	1.74	1.81	1.74
Provisions and contingencies	(1.52)	(0.44)	(0.13)	(0.39)	(0.70)

Profit before tax	0.76	1.64	1.61	1.42	1.04
Provision for tax	0.34	(0.29)	(0.39)	(0.32)	(0.24)

Profit after tax	1.10	1.35	1.22	1.10	0.80
Minority interest	0.00	0.00	0.03	0.01	0.04

Net profit	1.10%	1.35%	1.25%	1.11%	0.84%

(1)	Includes profit on sale of shares of ICICI Bank held by the ICICI Bank Shares Trust. These shares were originally held by ICICI and were transferred to the ICICI Bank Shares Trust prior to the amalgamation.

	At or for the Year Ended March 31,

	2003	2004	2005	2006	2007	2007(1)

	(In millions, except percentages)
Selected balance sheet data:
Total assets	Rs. 1,094,332	Rs. 1,307,476	Rs. 1,784,337	Rs. 2,772,296	Rs. 3,943,347	US$	91,493
Investments	377,754	462,675	546,516	840,139	1,206,167		27,985
Advances, net	539,090	649,479	964,100	1,562,603	2,113,994		49,049
Non-performing customer assets(gross)(2)	59,063	40,821	34,973	23,086	42,557		987
Total liabilities	1,024,110	1,226,417	1,658,095	2,546,378	3,700,197		85,851
Deposits	479,507	680,787	1,011,086	1,724,510	2,486,136		57,683
Borrowings	367,216	349,581	383,690	450,000	616,595		14,306
Preference share capital(3)	3,500	3,500	3,500	3,500	3,500		81
Equity share capital	6,127	6,164	7,368	8,898	8,993		209
Reserves and surplus	60,595	71,395	115,374	213,520	230,657		5,352
Period average(4)
Total assets	1,048,825	1,174,541	1,469,378	2,166,897	3,250,679		75,422
Interest-earning assets	882,342	985,744	1,217,707	1,806,601	2,728,531		63,307
Advances, net	501,306	577,138	763,729	1,200,315	1,763,886		40,925
Total liabilities(5)	980,259	1,097,546	1,355,468	2,001,177	3,015,189		69,958
Interest-bearing liabilities	904,499	1,012,604	1,221,303	1,795,244	2,707,456		62,818
Borrowings	530,552	448,092	452,777	540,465	692,462		16,066
Stockholders’ equity	65,066	73,495	110,410	162,220	231,990		5,383
Profitability:
Net profit as a percentage of:
Average total assets	1.10%	1.35%	1.25%	1.11%	0.84%
Average stockholder’s equity	17.71	21.50	16.78	14.92	11.90
Dividend payout ratio(6)	39.92	34.85	33.97	31.33	32.91
Spread(7)	2.18	2.72	2.81	2.75	2.63
Net interest margin(8)	1.95	2.53	2.79	2.79	2.68
Cost-to-income ratio(9)	37.93	37.80	35.04	33.45	33.74
Cost-to-average assets ratio(10)	1.76	2.06	2.23	2.20	2.44
Capital(11):
Average stockholders’ equity as a percentage of average total assets	6.20	6.26	7.51	7.49	7.14
Average stockholders’ equity (including preference share capital) as a percentage of average total assets	6.54	6.56	7.75	7.65	7.24
Asset quality:
Net restructured assets as a percentage of net customer assets	13.72%	9.00%	6.08%	3.28%	2.21%
Net non-performing assets as a percentage of net customer assets	4.86	2.78	1.95	0.67	0.92
Provision on restructured assets as a percentage of gross restructured assets	3.71	12.15	4.56	4.16	3.14
Provision on non-performing assets as a percentage of gross non-performing assets	46.41	49.81	42.58	53.19	52.28
Provision as a percentage of gross customer assets(12)	7.63	5.25	2.11	1.31	1.71

(1)	Rupee amounts at March 31, 2007 have been translated into US dollars using the noon buying rate of Rs. 43.10 = US$1.00 in effect at March 30, 2007.

(2)	Includes suspended interest and claims received from Export Credit Guarantee Corporation of India/ Deposit Insurance Credit Guarantee Corporation on working capital loans.

(3)	ICICI had issued preference share capital redeemable at face value after 20 years. For these preference shares, the notification dated April 17, 2002 from Ministry of Finance, government of India, issued on the recommendation of the Reserve Bank of India, under Section 53 of the Banking Regulation Act, 1949 had exempted us from the restriction of section 12(1) of the Banking Regulation Act, 1949, which prohibits the issue of preference shares by banks, for a period of five year. We have applied to the Reserve Bank of India for making a recommendation to central government for continuation of such exemption.

(4)	For fiscal years 2003 through 2007, the average balances are the average of quarterly balances outstanding at the end of March of the previous fiscal year and the end of June, September, December and March of that fiscal year.

(5)	Represents the average of the quarterly balance of total liabilities and minority interest.

(6)	Represents the ratio of total dividends paid on equity share capital, exclusive of dividend distribution tax, as a percentage of net income.

(7)	Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest income to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.

(8)	Represents the ratio of net interest income to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread, and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.

(9)	Represents the ratio of non-interest expense (excluding direct marketing agency expenses, lease depreciation and expenses pertaining to insurance business) to the sum of net interest income and non-interest income (net of lease depreciation).

(10)	Represents the ratio of non-interest expense (excluding direct marketing agency expenses, lease depreciation and expenses pertaining to insurance business) to average total assets.

(11)	ICICI Bank’s capital adequacy is computed in accordance with the Reserve Bank of India’s guidelines and is based on unconsolidated financial statements prepared in accordance with Indian GAAP. At March 31, 2007, ICICI Bank’s total capital adequacy ratio was 11.69% with a Tier 1 capital adequacy ratio of 7.42% and a Tier 2 capital adequacy ratio of 4.27%. Foreign currency bonds amounting to Rs. 32.3 billion (US$750 million) raised for Upper Tier-II capital have been excluded from the above capital adequacy ratio computation, pending clarification required by Reserve Bank of India regarding certain terms of these bonds. If these bonds were considered as Tier-II capital, the total capital adequacy ratio would be 12.81%.

(12)	Includes general provision on standard assets.
Selected Financial Data in accordance with US GAAP
      The following table sets forth, certain selected financial data under generally accepted accounting principles adopted in the United States.

	At or for the Year Ended March 31,

	2003		2004		2005		2006		2007		2007(1)

	(In millions)
Net income/(loss)	Rs.	(7,983)	Rs.	5,219	Rs.	8,530	Rs.	20,040	Rs.	31,271	US$	726
Total assets		1,180,263		1,409,131		1,863,447		2,817,328		3,995,402		92,701
Stockholders’ equity		92,313		94,525		127,996		218,647		240,980		5,591
Other comprehensive income/(loss)		2,977		4,741		3,289		522		(3,241)		(75)
Per equity share
Net income/(loss) from continuing operation-basic(2)		(14.18)	8.	50	11.	72	25.	64	35.	02		0.81
Net income/(loss) from continuing operation-diluted(3)		(14.18)	8.	43	11.	60	25.	34	34.	79		0.81
Dividend(4)	Rs.	—	Rs.	7.50	Rs.	7.50	Rs.	8.50	Rs.	8.50	US$	0.20

(1)	Rupee amounts for fiscal 2007 have been translated into US dollars using the noon buying rate of Rs. 43.10 = US$1.00 in effect on March 30, 2007.

(2)	Represents net income/(loss) before dilutive impact.

(3)	Represents net profit/(loss) adjusted for full dilution. Options to purchase 12,610,275, 1,098,225, 5,000 and 123,500 equity shares granted to employees at a weighted average exercise price of Rs. 154.7, Rs. 266.6, Rs. 569.6 and Rs. 849.2 were outstanding in fiscal 2003, 2004, 2006 and 2007 respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the equity shares during the period. In fiscal 2003, we reported a net loss and accordingly all outstanding options at year-end fiscal 2003 are anti-dilutive.

(4)	In India, dividends for a fiscal year are normally declared and paid in the following year. We declared a dividend of Rs. 7.50 per equity share for each of fiscal 2003 and fiscal 2004, which was paid out in August 2003 and in September 2004, i.e., in fiscal 2004 and in fiscal 2005 respectively. We declared a dividend of Rs. 8.50 per equity share for each of fiscal 2005 and fiscal 2006, which was paid out in August 2005 and in July 2006 respectively i.e., in fiscal 2006 and in fiscal 2007. The dividend per equity share shown above is based on the total amount of dividends paid out on equity shares during the year, exclusive of dividend tax. This was different from the dividend declared for the year. In US$, the dividend was US$0.20 per equity share for fiscal 2007. We have declared We have declared a dividend of Rs. 10.00 per equity share for fiscal 2007 which will be paid in fiscal 2008 subject to the approval of our shareholders.

RISK FACTORS
      Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks as described in the documents incorporated by reference into this prospectus supplement. See “Incorporation of Documents by Reference” in the accompanying prospectus. If any of these risks actually occur you may lose all or part of your investment.
Risks Relating to India

A slowdown in economic growth or rise in interest rates in India could cause our business to suffer.
      Any slowdown in the Indian economy or volatility of global commodity prices, in particular oil and steel prices, could adversely affect our borrowers and contractual counterparties. As our commercial banking operations for retail customers are important to our business and our agricultural loan portfolio is increasingly important to our business, any slowdown in the growth of the housing, automobiles and agricultural sectors could adversely impact our business. Since 2006, interest rates in the Indian economy have increased significantly and we have recently experienced a slowdown in disbursements of housing loans and automobile loans. While we believe that there continues to be robust growth potential for retail loans, a slowdown in demand for loans from retail customers, including due to higher interest rates, could adversely impact our business. Slowdown in economic growth could result in lower credit demand and higher defaults among corporate, retail and rural borrowers, which could adversely impact our business, our financial performance, our stockholders’ equity, our ability to implement our strategy and the price of our equity shares and ADSs.

A significant increase in the price of crude oil could adversely affect the Indian economy, which could adversely affect our business.
      India imports approximately 75.0% of its requirements of crude oil, which were approximately 31.9% of total imports during the period April 2006-February 2007 and 31.3% of total imports in fiscal 2006. Since 2004, there has been a sharp increase in global crude oil prices due to both increased demand and pressure on production and refinery capacity, and political and military tensions in key oil-producing regions. The full burden of the oil price increase has not been passed to Indian consumers and has been substantially absorbed by the government and government-owned oil marketing companies. While global crude prices have moderated from their peak levels, sustained high levels, further increases or volatility of oil prices and the pass-through of increases to Indian consumers could have a material negative impact on the Indian economy and the Indian banking and financial system in particular, including through a rise in inflation and market interest rates and a higher trade deficit. This could adversely affect our business including our liquidity, our ability to grow, the quality of our assets, our financial performance, our stockholders’ equity, our ability to implement our strategy and the price of our equity shares and ADSs.

A significant change in the Indian government’s economic liberalization and deregulation policies could adversely affect our business and the price of our equity shares and ADSs.
      Our assets and customers are predominantly located in India. The Indian government has traditionally exercised and continues to exercise a dominant influence over many aspects of the economy. Government policies could adversely affect business and economic conditions in India, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

Financial instability in other countries, particularly emerging market countries and countries where we have established operations, could adversely affect our business and the price of our equity shares and ADSs.
      The Indian economy is influenced by economic and market conditions in other countries, particularly emerging market countries in Asia. We have also established operations in several other countries. A loss of investor confidence in the financial systems of other emerging markets and countries where we have established operations or any worldwide financial instability may cause increased volatility in the Indian financial markets and, directly or indirectly, adversely affect the Indian economy and financial sector, our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

If regional hostilities, terrorist attacks or social unrest in some parts of the country increase, our business and the price of our equity shares and ADSs could be adversely affected.
      India has from time to time experienced social and civil unrest and hostilities both internally and with neighboring countries. In the past, there have been military confrontations between India and Pakistan. India has also experienced terrorist attacks in some parts of the country. These hostilities and tensions could lead to political or economic instability in India and adversely affect our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

Trade deficits could adversely affect our business and the price of our equity shares and ADSs.
      India’s trade relationships with other countries and its trade deficit, driven to a major extent by global crude oil prices, may adversely affect Indian economic conditions. If trade deficits increase or are no longer manageable because of the rise in global crude oil prices or otherwise, the Indian economy, and therefore our business, our financial performance, our stockholders’ equity and the price of our equity shares and ADSs could be adversely affected.

Natural calamities could adversely affect the Indian economy, or the economy of other countries where we operate, our business and the price of our equity shares and ADSs.
      India has experienced natural calamities like earthquakes, floods and drought in the past few years. The extent and severity of these natural disasters determine their impact on the Indian economy. For example, in fiscal 2003, many parts of India received significantly less than normal rainfall. As a result of the drought conditions in the economy during fiscal 2003, the agricultural sector recorded a negative growth of 7.2%. Also, the erratic progress of the monsoon in fiscal 2005 adversely affected sowing operations for certain crops and resulted in a decline in the growth rate of the agricultural sector from 10.0% in fiscal 2004 to negligible growth in fiscal 2005. The agricultural sector grew by 6.0% in fiscal 2006 and by 2.7% in fiscal 2007. Further prolonged spells of below or above normal rainfall or other natural calamities could adversely affect the Indian economy and our business, especially in view of our strategy of increasing our exposure to rural India. Similarly natural calamities in other countries where we operate could affect the economies of those countries and our operations in those countries.

Financial difficulty and other problems in certain financial institutions in India could adversely affect our business and the price of our equity shares and ADSs.
      As an Indian bank, we are exposed to the risks of the Indian financial system which may be affected by the financial difficulties faced by certain Indian financial institutions because the commercial soundness of many financial institutions may be closely related as a result of credit, trading, clearing or other relationships. This risk, which is sometimes referred to as “systemic risk”, may adversely affect financial intermediaries, such as clearing agencies, banks, securities firms and exchanges with whom we interact on a daily basis. Any such difficulties or instability of the Indian financial system in general could create an adverse market perception about Indian financial institutions and banks and adversely affect our business. See also “Overview of the Indian Financial Sector” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. As the Indian financial system operates within an emerging market, it faces risks of a nature and extent not typically faced in more developed economies, including the risk of deposit runs notwithstanding the existence of a national deposit insurance scheme. For example, in April 2003, unsubstantiated rumors, believed to have originated in Gujarat, a state in India, alleged that we were facing liquidity problems. Although our liquidity position was sound, we witnessed higher than normal deposit withdrawals on account of these unsubstantiated rumors for several days in April 2003. We successfully controlled the situation in this instance, but any failure to control such situations in the future could result in high volumes of deposit withdrawals which would adversely impact our liquidity position.

A decline in India’s foreign exchange reserves may affect liquidity and interest rates in the Indian economy which could adversely impact us.
      A decline in India’s foreign exchange reserves could result in reduced liquidity and higher interest rates in the Indian economy, which could adversely affect our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs. See also “— Risks Relating to Our Business”.

Any downgrading of India’s debt rating by an international rating agency could adversely affect our business, our liquidity and the price of our equity shares and ADSs.
      Any adverse revisions to India’s credit ratings for domestic and international debt by international rating agencies may adversely affect our business and limit our access to capital markets and decrease our liquidity.
Risks Relating to Our Business

Our banking and trading activities are particularly vulnerable to interest rate risk and volatility in interest rates could adversely affect our net interest margin, the value of our fixed income portfolio, our income from treasury operations, the quality of our loan portfolio and our financial performance.
      As a result of certain reserve requirements of the Reserve Bank of India, we are more structurally exposed to interest rate risk than banks in many other countries. See “Supervision and Regulation — Legal Reserve Requirements” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. These requirements result in our maintaining a large portfolio of fixed income government of India securities, and we could be materially adversely impacted by a rise in interest rates, especially if the rise were sudden or sharp. These requirements also have a negative impact on our net interest income and net interest margin because we earn interest on a portion of our assets at rates that are generally less favorable than those typically received on our other interest-earning assets. If the yield on our interest-earning assets does not increase at the same time or to the same extent as our cost of funds, or if our cost of funds does not decline at the same time or to the same extent as the yield on our interest-earning assets, our net interest income and net interest margin is adversely impacted. During the last quarter of fiscal 2007, the Indian markets experienced volatility and sharp increases in interest rates and we experienced a sharp increase in our funding costs, which may adversely impact our net interest income, net interest margin and financial performance during fiscal 2008. We are also exposed to interest rate risk through our treasury operations and our subsidiary, ICICI Securities Primary Dealership Limited, which is a primary dealer in government of India securities. A rise in interest rates or greater interest rate volatility could adversely affect our income from treasury operations or the value of our fixed income securities trading portfolio. Sharp and sustained increases in the rates of interest charged on floating rate home loans, which are a material proportion of our loan portfolio, would result in extension of loan maturities and higher monthly installments due from borrowers, which could result in higher rates of default in this portfolio.

If we are not able to control the level of non-performing assets in our portfolio, our business will suffer.
      Since 2001, we have experienced rapid growth in our retail loan portfolio. Recently, we have experienced rapid growth in the portfolio of non-collateralized retail loans including unsecured personal loans and the proportion of unsecured personal loans and credit card receivables in our retail loan has increased significantly. See “Business — Overview of ICICI Bank’s Products and Services — Commercial Banking for Retail Customers”. Various factors, including a rise in unemployment, prolonged recessionary conditions, a sharp and sustained rise in interest rates, developments in the Indian economy, movements in global commodity markets and exchange rates and global competition could cause an increase in the level of non-performing assets on account of these retail loans and have a material adverse impact on the quality of our loan portfolio. In addition, under the directed lending norms of the Reserve Bank of India, we are required to extend 50.0% of our residual adjusted net bank credit (excluding the advances of ICICI at year-end fiscal 2002) to certain eligible sectors, which are categorized as “priority sectors”. See “Business — Loan

Portfolio — Directed Lending”. We may experience a significant increase in non-performing assets in our directed lending portfolio, particularly loans to the agricultural sector and small-scale industries, where we are less able to control the portfolio quality and where economic difficulties are likely to affect our borrowers more severely. Any change by the Reserve Bank of India in the directed lending norms may result in our inability to meet the priority sector lending requirements as well as require us to increase our lending to relatively riskier segments and may result in an increase in non-performing assets in the directed lending portfolio. See also “— We have experienced rapid international growth in the last three years which has increased the complexity of the risks that we face” and “— Our rapid retail expansion in India and our rural initiative expose us to increased risks that may adversely affect our business”. We may not be able to control or reduce the level of non-performing assets in our project and corporate finance portfolio. We may not be successful in our efforts to improve collections and foreclose on existing non-performing assets. We also have investments in security receipts arising out of the sale of non-performing assets by us to Asset Reconstruction Company (India) Limited, a reconstruction company registered with the Reserve Bank of India. See “Business — Classification of Loans”. There can be no assurance that Asset Reconstruction Company (India) Limited will be able to recover these assets and redeem our investments in security receipts and that there will be no reduction in the value of these investments.
      If we are not able to control or reduce the level of non-performing assets, the overall quality of our loan portfolio may deteriorate and our business may be adversely affected.

Further deterioration of our non-performing asset portfolio and an inability to improve our provisioning coverage as a percentage of gross non-performing assets could adversely affect the price of our equity shares and ADSs.
      Although we believe that our total provisions will be adequate to cover all known losses in our asset portfolio, there can be no assurance that there will be no deterioration in the provisioning coverage as a percentage of gross non-performing assets or otherwise or that the percentage of non-performing assets that we will be able to recover will be similar to our and ICICI’s past experience of recoveries of non-performing assets. In the event of any further deterioration in our non-performing asset portfolio, there could be an adverse impact on our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

The value of our collateral may decrease or we may experience delays in enforcing our collateral when borrowers default on their obligations to us which may result in failure to recover the expected value of collateral security exposing us to a potential loss.
      A substantial portion of our loans to corporate and retail customers are secured by collateral. See “Business — Classification of Loans — Non-Performing Asset Strategy”. Changes in asset prices may cause the value of our collateral to decline and we may not be able to realize the full value of our collateral as a result of delays in bankruptcy and foreclosure proceedings, defects or deficiencies in the perfection of collateral (including due to inability to obtain approvals that may be required from various persons, agencies or authorities), fraudulent transfers by borrowers and other factors, including current legislative provisions or changes thereto and past or future judicial pronouncements. Failure to recover the expected value of collateral could expose us to potential losses, which could adversely affect our business.

We have experienced rapid international growth in the last three years which has increased the complexity of the risks that we face.
      Beginning in fiscal 2004, we began a rapid international expansion opening banking subsidiaries in the United Kingdom, Canada and Russia and branches and representative offices in several countries. We offer retail banking products and services including remittance services across these markets primarily to non-resident Indians. We also deliver products and services, including foreign currency financing and cross-border acquisition financing, to our corporate clients through our international subsidiaries and branches. In Canada and the United Kingdom, we have also launched direct banking offerings using the Internet as the access channel. At year-end fiscal 2007, the assets of these banking subsidiaries and branches constituted approximately 19% of the consolidated assets of ICICI Bank and its banking subsidiaries.
      This rapid international expansion into banking in multiple jurisdictions exposes us to a new variety of regulatory and business challenges and risks, including cross-cultural risk and has increased the complexity of our risks in a number of areas including currency risks, interest rate risks, compliance risk, regulatory and reputational risk and operational risk. The loan portfolio of our international branches and subsidiaries includes foreign currency loans to Indian companies for their Indian operations (as permitted by regulation) as well as for their overseas ventures, including cross-border acquisitions. This exposes us to specific additional risks including the failure of the acquired entities to perform as expected, and our inexperience in various aspects of the economic and legal framework in overseas markets. See also “— We are subject to legal and regulatory risk which may adversely affect our business and the price of our equity shares and ADSs”. The skills required for this business could be different from those required for our Indian business and we may not be able to attract the required talented professionals. If we are unable to manage these risks, our business could be adversely affected.

Our rapid retail expansion in India and our rural initiative expose us to increased risks that may adversely affect our business.
      We have experienced rapid growth in our retail loan portfolio. See “Business — Loan Portfolio”. In addition, we have begun a rural initiative designed to bring our products and services into many rural areas. This rapid growth of the retail loan business and the rural initiative exposes us to increased risks within India including the risk that our impaired loans may grow faster than anticipated, increased operational risk, increased fraud risk and increased regulatory and legal risk. For example, during fiscal 2007, we made a provision of Rs. 0.93 billion (US$22 million) for losses from frauds pertaining to the warehouse receipt-based financing product for agricultural credit. See also “— We are subject to legal and regulatory risk which may adversely affect our business and the price of our equity shares and ADSs”.

We are subject to legal and regulatory risk which may adversely affect our business and the price of our equity shares and ADSs.
      We are subject to a wide variety of banking, insurance and financial services laws and regulations and a large number of regulatory and enforcement authorities in each of the jurisdictions in which we operate. The laws and regulations governing the banking and financial services industry have become increasingly complex governing a wide variety of issues, including interest rates, liquidity, capital adequacy, securitization, investments, ethical issues, money laundering, privacy, record keeping, and marketing and selling practices, with sometimes overlapping jurisdictional or enforcement authorities. Our insurance businesses are also subject to extensive regulation and supervisions and the Insurance Regulatory and Development Authority has the ability to impact and alter laws and regulations regarding the insurance industry, including regulations governing products, selling commissions, solvency margins and reserving, which can also lead to additional costs or restrictions on our activities.
      Failure to comply with applicable regulations in various jurisdictions, including unauthorized actions by employees, representatives, agents and third parties, suspected or perceived failures and media reports, and ensuing inquiries or investigations by regulatory and enforcement authorities, has resulted, and may result in regulatory action including financial penalties and restrictions on or suspension of the related business operations.
      In addition, a failure to comply with the applicable regulations in various jurisdictions by our employees, representatives, agents and third party service providers either in or outside the course of their services, or suspected or perceived failures by them, may result in inquiries or investigations by regulatory and enforcement authorities, in regulatory or enforcement action against either us, or such employees, representatives, agents and third party service providers. Such actions may impact our reputation, result in adverse media reports, lead to increased or enhanced regulatory or supervisory concerns, additional costs, penalties, claims and expenses being incurred by us or impact adversely our ability to conduct business.

      In fiscal 2006, the Reserve Bank India imposed a penalty of Rs. 0.5 million (US$11,601) on us in connection with our role as collecting bankers in certain public offerings of equity by companies in India. The Securities and Futures Commission, Hong Kong charged us with carrying on the business of dealing in securities in Hong Kong between June 15, 2004 and March 8, 2006, without having the requisite license. The Eastern Magistrate’s Court, Hong Kong, on April 10, 2007 fined us a sum of HKD 40,000 (approximately US$5,120) and further ordered us to reimburse investigation costs to the Securities and Futures Commission. We have paid these amounts.
      If we fail to manage our legal and regulatory risk in the many jurisdictions in which we operate, our business could suffer, our reputation could be harmed and we would be subject to additional legal risk. This could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory investigations, enforcement actions or other proceedings, or lead to increased regulatory or supervisory concerns. We may also be required to spend additional time and resources on any remedial measures which could have an adverse effect on our business.
      Despite our best efforts to comply with all applicable regulations, there are a number of risks that cannot be completely controlled. Our rapid international expansion has led to increased risk in this respect. Regulators in every jurisdiction in which we operate or have listed our securities have the power to bring administrative or judicial proceedings against us (or our employees, representatives, agents and third party service providers), which could result, among other things, in suspension or revocation of one or more of our licenses, cease and desist orders, fines, civil penalties, criminal penalties or other disciplinary action which could materially harm our results of operations and financial condition.
      We cannot predict the timing or form of any current or future regulatory or law enforcement initiatives, which we note are increasingly common for international banks and financial institutions, but we would expect to cooperate with any such regulatory investigation or proceeding.

Regulatory changes in India or other jurisdictions in which we operate could adversely affect our business.
      The laws and regulations or the regulatory or enforcement environment in any of the jurisdictions in which we operate may change at any time and may have an adverse effect on the products or services we offer, the value of our assets or of the collateral available for our loans or our business in general. Since 2005, the Reserve Bank of India has instituted several changes in regulations applicable to banking companies, including increase in risk-weights on certain categories of loans for computation of capital adequacy, increase in general provisioning requirements for various categories of assets, change in capital requirements and accounting norms for securitization, increases in regulated interest rates, increases in the cash reserve ratio, cessation of payment of interest on cash reserve balances, changes in limits on investments in financial sector enterprises and venture capital funds and changes in directed lending requirements. In April 2007, the Reserve Bank of India issued final guidelines on implementation of the new capital adequacy framework pursuant to Basel II, which, while requiring maintenance of capital for operational risk and undrawn commitments and higher capital for unrated exposures, stipulates continuance of higher risk weights for retail loans and increase in minimum Tier-1 capital adequacy ratio from 4.5% to 6.0%. The Reserve Bank of India has also issued draft guidelines on accounting for derivative instruments and transactions and restructuring of loans, which in their final form could adversely impact our financial performance. The Insurance Regulatory & Development Authority issued new regulations effective July 1, 2006, introducing minimum policy period and sum assured stipulations for unit-linked life insurance products. Similar changes in the future could have an adverse impact on our growth, capital adequacy and profitability. Any change by the Reserve Bank of India in the directed lending norms may result in our inability to meet the priority sector lending requirements as well as require us to increase our lending to relatively riskier segments and may result in an increase in non-performing assets in the directed lending portfolio. The new levy of fringe benefit tax on employee stock options proposed in the government of India’s budget for fiscal 2008 could adversely impact our financial performance if the incidence of the tax is borne or required to be borne by us.

The failure of our restructured loans to perform as expected or a significant increase in the level of restructured loans in our portfolio could affect our business.
      Our standard assets include restructured standard loans. See “Business — Classification of Loans — Restructured Loans”. Our borrowers’ requirements to restructure their loans arose due to several factors, including increased competition arising from economic liberalization in India, variable industrial growth, a sharp decline in commodity prices, the high level of debt in the financing of projects and capital structures of companies in India and the high interest rates in the Indian economy during the period in which a large number of projects contracted their borrowings. These factors reduced profitability for certain of our borrowers and also resulted in the restructuring of certain Indian companies in sectors including petroleum, refining and petrochemicals, iron and steel, textiles and cement. The failure of these borrowers to perform as expected or a significant increase in the level of restructured assets in our portfolio could adversely affect our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

Our funding is primarily short-term and if depositors do not roll over deposited funds upon maturity, our business could be adversely affected.
      Most of our incremental funding requirements, including replacement of maturing liabilities of ICICI (which generally had longer maturities), are met through short-term funding sources, primarily in the form of deposits including deposits from corporate customers and inter-bank deposits. Our customer deposits generally have a maturity of less than one year. However, a large portion of our assets, primarily the assets of ICICI and our home loan portfolio, have medium or long-term maturities, creating the potential for funding mismatches. Our ability to raise fresh deposits and grow our deposit base depends in part on our ability to expand our network of branches, which requires the approval of the Reserve Bank of India. In September 2005, the Reserve Bank of India replaced the existing system of granting authorizations for opening individual branches with a system of giving aggregated approvals covering both branches and existing non-branch channels like ATMs, on an annual basis. While we have recently received the Reserve Bank of India’s authorizations for establishing new branches and additional off-site ATMs, there can be no assurance that these authorizations or future authorizations granted by the Reserve Bank of India will meet our requirements for branch expansion to achieve the desired growth in our deposit base. High volumes of deposit withdrawals or failure of a substantial number of our depositors to roll over deposited funds upon maturity or to replace deposited funds with fresh deposits as well as our inability to grow our deposit base, could have an adverse effect on our liquidity position, our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs. See also “— Financial difficulty and other problems in certain financial institutions in India could adversely affect our business and the price of our equity shares and ADSs”.

A large proportion of ICICI’s loans consisted of project finance assistance, which continues to be a part of our loan portfolio and is particularly vulnerable to completion and other risks.
      Long-term project finance assistance was a significant proportion of ICICI’s asset portfolio and continues to be a part of our loan portfolio. The viability of these projects and other projects that we may finance in future depends upon a number of factors, including market demand, government policies and the overall economic environment in India and the international markets. These projects are particularly vulnerable to a variety of risks, including completion risk and counterparty risk, which could adversely impact their ability to generate revenues. We cannot be sure that these projects will perform as anticipated. In the past, we experienced a high level of default and restructuring in our project finance loan portfolio as a result of the downturn in certain global commodity markets and increased competition in India. Future project finance losses or high levels of loan restructuring could have a materially adverse effect on our profitability and the quality of our loan portfolio.

We have a high concentration of loans to certain customers and sectors and if a substantial portion of these loans become non performing, the overall quality of our loan portfolio, our business and the price of our equity shares and ADSs could be adversely affected.
      Our loan portfolio and non-performing asset portfolio have a high concentration in certain customers. See “Business — Loan Portfolio — Loan Concentration”. In the past, certain of our borrowers have been adversely affected by economic conditions in varying degrees. Credit losses due to financial difficulties of these borrowers/ borrower groups in the future could adversely affect our business, our financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

We face greater credit risks than banks in developed economies.
      Our credit risk is higher because most of our borrowers are based in India. Unlike several developed economies, a nationwide credit bureau has become operational in India only recently. This may affect the quality of information available to us about the credit history of our borrowers, especially individuals and small businesses. In addition, the credit risk of our borrowers, particularly small and middle market companies, is higher than borrowers in more developed economies due to the greater uncertainty in the Indian regulatory, political, economic and industrial environment and the difficulties of many of our corporate borrowers to adapt to global technological advances. Also, several of our corporate borrowers in the past suffered from low profitability because of increased competition from economic liberalization, a sharp decline in commodity prices, a high debt burden and high interest rates in the Indian economy at the time of their financing, and other factors. This may lead to an increase in the level of our non-performing assets and there could be an adverse impact on our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

We have proposed a reorganization of our holdings in our insurance and asset management subsidiaries and our inability to implement this reorganization as well as the significant additional capital required by these businesses may adversely impact our business and the price of our equity shares and ADSs.
      Given the expected losses and the significant growth in our life insurance and general insurance businesses, we expect that significant additional capital will be needed to support these businesses and, as a result, we have reorganized our holdings in our insurance and asset management subsidiaries. Our board has approved the transfer of our equity shareholding in our insurance and asset management subsidiaries to a proposed new subsidiary. We propose to raise equity capital in this proposed new subsidiary to meet the future capital requirements of the insurance subsidiaries. The incorporation of the subsidiary, transfer of the equity shares and issuance of new shares by the proposed new subsidiary are subject to regulatory and other approvals. See “Business — Insurance”. If we are unable to implement this reorganization and raise capital in this proposed new subsidiary, we would be required to invest further capital to fund the growth of the insurance businesses. Our inability to implement this reorganization and raise capital in this subsidiary, or the valuation at which such capital is raised, could adversely impact our ability to capitalise our insurance subsidiaries, their growth, our future capital adequacy, our financial performance and the price of our equity shares and ADSs.

While our insurance businesses are becoming an increasingly important part of our business, there can be no assurance that they will continue to experience high rates of growth.
      Our life insurance and general insurance joint ventures have experienced high rates of growth and are becoming an increasingly important part of our business. See “Business — Insurance” and “Operating and Financial Review and Prospects — Insurance Segment”. There can be no assurance that these businesses will continue to experience high rates of growth. Any slowdown in these businesses and in particular in the life insurance business could have an adverse impact on our business and the price of our equity shares and ADSs.

Our life insurance business is in a loss position and is expected to continue to generate losses for some years.
      We and our joint venture partner have made significant investments in our life insurance joint venture, ICICI Prudential Life Insurance Company Limited. As described elsewhere in this prospectus supplement, see “Business — Insurance” and “Operating and Financial Review and Prospects — Insurance Segment”, and as is normal in the start-up phase of any life insurance business, we are currently experiencing losses from this businesses. We expect these losses to continue for some years.

Loss reserves for our general insurance business are based on estimates as to future claims liabilities and adverse developments relating to claims could lead to further reserve additions and materially adversely affect our results of operations.
      In accordance with industry practice and accounting and regulatory requirements, we establish reserves for loss and loss adjustment expenses related to our general insurance business. Reserves are based on estimates of future payments that will be made in respect of claims, including expenses relating to such claims. Such estimates are made on both a case by case basis, based on the facts and circumstances available at the time the reserves are established, as well as in respect of losses that have been incurred but not reported. These reserves represent the estimated ultimate cost necessary to bring all pending claims to final settlement.
      Reserves are subject to change due to a number of variables which affect the ultimate cost of claims, such as changes in the legal environment, results of litigation, costs of repairs and other factors such as inflation and exchange rates and our reserves for environmental and other latent claims are particularly subject to such variables. Our results of operations depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we use in setting the prices for products and establishing the liabilities for obligations for technical provisions and claims. To the extent that our actual claims experience is less favorable than the underlying assumptions used in establishing such liabilities, we may be required to increase our reserves, which may materially adversely affect our results of operations.
      Established loss reserves estimates are periodically adjusted in the ordinary course of settlement, using the most current information available to management, and any adjustments resulting from changes in reserve estimates are reflected in current results of operations. We also conduct reviews of various lines of business to consider the adequacy of reserve levels. Based on current information available to us and on the basis of our internal procedures, our management considers that these reserves are adequate at year-end fiscal 2007. However, because the establishment of reserves for loss and loss adjustment expenses is an inherently uncertain process, there can be no assurance that ultimate losses will not materially exceed the established reserves for loss and loss adjustment expenses and have a material adverse effect on our results of operations.

The financial results of our general insurance business could be materially adversely affected by the occurrence of catastrophe.
      Portions of our general insurance may cover losses from unpredictable events such as hurricanes, windstorms, monsoons, earthquakes, fires, industrial explosions, floods, riots and other man-made or natural disasters, including acts of terrorism. The incidence and severity of these catastrophes in any given period are inherently unpredictable.
      Although we monitor our overall exposure to catastrophes and other unpredictable events in each geographic region and determine our underwriting limits related to insurance coverage for losses from catastrophic events, we generally seek to reduce our exposure through the purchase of reinsurance, selective underwriting practices and by monitoring risk accumulation. Claims relating to catastrophes may result in unusually high levels of losses and could have a material adverse effect on our financial position or results of operations.

Actuarial experience and other factors could differ from assumptions made in the calculation of life actuarial reserves.
      The assumptions we make in assessing our life insurance reserves may differ from what we experience in the future. We derive our life insurance reserves using “best estimate” actuarial policies and assumptions. These assumptions include the assessment of the long-term development of interest rates, investment returns, the allocation of investments between equity, fixed income and other categories, mortality and morbidity rates, policyholder lapses and future expense levels. We monitor our actual experience of these assumptions and to the extent that we consider that this experience will continue in the longer term, we refine our long-term assumptions. Changes in any such assumptions may lead to changes in the estimates of life and health insurance reserves.

A determination against us in respect of disputed tax assessments may adversely impact our financial performance.
      We have been assessed a significant amount in additional taxes by the government of India’s tax authorities in excess of our provisions. See “Business — Legal and Regulatory Proceedings”. We have appealed all of these demands. While we expect that no additional liability will arise out of these disputed demands, there can be no assurance that these matters will be settled in our favor or that no further liability will arise out of these demands. Any additional tax liability may adversely impact our financial performance and the price of our equity shares and ADSs.

We are involved in various litigations. Any final judgment awarding material damages against us could have a material adverse impact on our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.
      We and other group companies, or our or their directors or officers, are often involved in litigations (including civil or criminal) for a variety of reasons, which generally arise because we seek to recover our dues from borrowers or because customers seek claims against us. The majority of these cases arise in the normal course and we believe, based on the facts of the cases and consultation with counsel, that these cases generally do not involve the risk of a material adverse impact on our financial performance or stockholders’ equity. Where we assess that there is a probable risk of loss, it is our policy to make provisions for the loss. However, we do not make provisions or disclosures in our financial statements where our assessment is that the risk is insignificant. See “Business — Legal and Regulatory Proceedings”. We cannot guarantee that the judgments in any of the litigation in which we are involved would be favorable to us and if our assessment of the risk changes, our view on provisions will also change.

If we are not able to integrate any future acquisitions, our business could be disrupted.
      We may seek opportunities for growth through acquisitions or be required to undertake mergers mandated by the Reserve Bank of India under its statutory powers. In the past, the Reserve Bank of India has ordered mergers of weak banks with other banks primarily in the interest of depositors of the weak banks.
      On April 19, 2007 we received the Reserve Bank of India’s approval for an all-stock amalgamation of The Sangli Bank Limited, or Sangli Bank, an unlisted private sector bank with us. At year-end fiscal 2006, Sangli Bank had over 190 branches and extension counters, total assets of Rs. 21.5 billion (US$499 million), total deposits of Rs. 20.0 billion (US$465 million), total loans of Rs. 8.9 billion (US$206 million) and total capital adequacy of only 1.6%. In fiscal 2006, it incurred a loss of Rs. 0.29 billion (US$7 million).
      This and any future acquisitions or mergers may involve a number of risks, including deterioration of asset quality, diversion of our management’s attention required to integrate the acquired business and the failure to retain key acquired personnel and clients, leverage synergies or rationalise operations, or develop the skills required for new businesses and markets, or unknown and known liabilities, some or all of which could have an adverse effect on our business.

Our business is very competitive and our growth strategy depends on our ability to compete effectively.
      Within the Indian market, we face intense competition from Indian and foreign commercial banks in all our products and services. Foreign banks also operate in India through non-banking finance companies. Further liberalization of the Indian financial sector could lead to a greater presence or new entries of foreign banks offering a wider range of products and services, which would significantly toughen our competitive environment. In addition, the Indian financial sector may experience further consolidation, resulting in fewer banks and financial institutions, some of which may have greater resources than us. The government of India has indicated its support for consolidation among government-owned banks. The Reserve Bank of India has announced a road map for the presence of foreign banks in India that would, after a review in 2009, allow foreign banks to acquire up to a 74.0% shareholding in an Indian private sector bank. See “Business — Competition” and “Overview of the Indian Financial Sector — Commercial Banks — Foreign Banks” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. Due to competitive pressures, we may be unable to successfully execute our growth strategy and offer products and services at reasonable returns and this may adversely impact our business.
      In our international operations we also face intense competition from the full range of competitors in the financial services industry, both banks and non-banks and both Indian and foreign banks. We remain a small to mid-size player in the international markets and many of our competitors have resources much greater than our own.

Fraud and significant security breaches in our computer system and network infrastructure could adversely impact our business.
      Our business operations are based on a high volume of transactions. Although we take adequate measures to safeguard against system-related and other fraud, there can be no assurance that we would be able to prevent fraud. Our reputation could be adversely affected by fraud committed by employees, customers or outsiders. Our rural initiative, our rapid international growth and our expansion to new product lines such as insurance may create additional challenges with respect to managing the risk of frauds due to the increased geographical dispersion and use of intermediaries. For example, during fiscal 2007, we made a provision of Rs. 0.93 billion (US$22 million) for losses from frauds pertaining to the warehouse receipt-based financing product for agricultural credit. See “Operating and Financial Review and Prospects — Provisions for Non-performing Assets and Restructured Loans” and “Business — Risk Management — Operational Risk”. Physical or electronic break-ins, security breaches, other disruptive problems caused by our increased use of the Internet or power disruptions could also affect the security of information stored in and transmitted through our computer systems and network infrastructure. Although we have implemented security technology and operational procedures to prevent such occurrences, there can be no assurance that these security measures will be successful. A significant failure in security measures could have a material adverse effect on our business. our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

System failures could adversely impact our business.
      Given the increasing share of retail products and services and transaction banking services in our total business, the importance of systems technology to our business has increased significantly. Our principal delivery channels include ATMs, call centers and the Internet. Any failure in our systems, particularly for retail products and services and transaction banking, could significantly affect our operations and the quality of our customer service and could result in business and financial losses and adversely affect the price of our equity shares and ADSs.

There is operational risk associated with our industry which, when realized, may have an adverse impact on our business.
      We, like all financial institutions, are exposed to many types of operational risk, including the risk of fraud or other misconduct by employees or outsiders, unauthorized transactions by employees and third parties (including violation of regulations for prevention of corrupt practices, and other regulations governing our business activities), misreporting or non-reporting with respect to statutory, legal or regulatory reporting and disclosure obligations, or operational errors, including clerical or record keeping errors or errors resulting from faulty computer or telecommunications systems. Our rapid growth, particularly in the rural initiative, international arena and insurance businesses exposes us to additional operational and control risks. The increasing size of our treasury operations, which use automated control and recording systems as well as manual checks and record keeping, exposes us to the risk of errors in control and record keeping. We use direct marketing associates for marketing our retail credit products. We also outsource some functions, like collections, to other agencies. Given our high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. In addition, our dependence upon automated systems to record and process transactions may further increase the risk that technical system flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We may also be subject to disruptions of our operating systems, arising from events that are wholly or partially beyond our control (including, for example, computer viruses or electrical or telecommunication outages), which may give rise to a deterioration in customer service and to loss or liability to us. We are further exposed to the risk that external vendors may be unable to fulfill their contractual obligations to us (or will be subject to the same risk of fraud or operational errors by their respective employees as are we), and to the risk that its (or its vendors’) business continuity and data security systems prove not to be sufficiently adequate. We also face the risk that the design of our controls and procedures prove inadequate, or are circumvented, thereby causing delays in detection or errors in information. Although we maintain a system of controls designed to keep operational risk at appropriate levels, like all banks and insurance companies we have suffered losses from operational risk and there can be no assurance that we will not suffer losses from operational risks in the future that may be material in amount, and our reputation could be adversely affected by the occurrence of any such events involving our employees, customers or third parties. For a discussion of how operational risk is managed, see “Business — Risk Management — Operational Risk”.

We are subject to credit, market and liquidity risk which may have an adverse effect on our credit ratings and our cost of funds.
      To the extent any of the instruments and strategies we use to hedge or otherwise manage our exposure to market or credit risk are not effective, we may not be able to mitigate effectively our risk exposures in particular market environments or against particular types of risk. Our balance sheet growth will be dependent upon economic conditions, as well as upon our determination to securitize, sell, purchase or syndicate particular loans or loan portfolios. Securitization is an important element of our funding and capital management strategy. The Indian securitization market is still evolving in terms of asset classes, participants and regulations and there can be no assurance of our continuing ability to securitize loan portfolios. In November 2006, CRISIL, an Indian credit rating agency, lowered the rating of a personal loan receivables pool, securitized by us, by two notches due to higher than anticipated utilization of the cash collateral stipulated at the initiation of the transaction. Similarly, syndication of corporate loan exposures is an important part of our strategy and there can be no assurance of the continued availability and growth of the market for Indian corporate loan syndications.
      Our trading revenues and interest rate risk are dependent upon our ability to properly identify, and mark to market, changes in the value of financial instruments caused by changes in market prices or rates. Our earnings are dependent upon the effectiveness of our management of migrations in credit quality and risk concentrations, the accuracy of our valuation models and our critical accounting estimates and the adequacy of our allowances for loan losses. To the extent our assessments, assumptions or estimates prove inaccurate or not predictive of actual results, we could suffer higher than anticipated losses. See also “— Further deterioration of our non-performing asset portfolio and an inability to improve our provisioning coverage as a percentage of gross non-performing assets could adversely affect the price of our equity shares and ADSs”. The successful management of credit, market and operational risk is an important consideration in managing our liquidity risk because it affects the evaluation of our credit ratings by rating agencies. Rating agencies may reduce or indicate their intention to reduce the ratings at any time. See also “— Any downgrading of India’s debt rating by an international rating agency could adversely affect our business, our liquidity and the price of our equity shares and ADSs”. The rating agencies can also decide to withdraw their ratings altogether, which may have the same effect as a reduction in our ratings. Any reduction in our ratings (or withdrawal of ratings) may increase our borrowing costs, limit our access to capital markets and adversely affect our ability to sell or market our products, engage in business transactions, particularly longer-term and derivatives transactions, or retain our customers. This, in turn, could reduce our liquidity and negatively impact our operating results and financial condition. For more information relating to our ratings, see “Business — Risk Management — Quantitative and Qualitative Disclosures about Market Risk — Liquidity Risk”.

We depend on the accuracy and completeness of information about customers and counterparties.
      In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We may also rely on certain representations as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit, we may assume that a customer’s audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively affected by relying on financial statements that do not comply with generally accepted accounting principles or other information that is materially misleading.

Any inability to attract and retain talented professionals may adversely impact our business.
      Our business is growing more complex with both product line expansion into the insurance area and geographic expansion internationally and via the rural initiatives. This complexity is happening at the same time as a developing shortage of skilled management talent both at the highest levels and among middle management and young professionals in India due to the rapid growth and globalization of the Indian economy. Our continued success depends in part on the continued service of key members of our management team and our ability to continue to attract, train, motivate and retain highly qualified professionals is a key element of our strategy and we believe it to be a significant source of competitive advantage. The successful implementation of our growth strategy depends on the availability of skilled management, both at our head office and at each of our business units and international locations and on our ability to attract and train young professionals. If we or one of our business units or other functions fail to staff their operations appropriately, or lose one or more of our key senior executives or qualified young professionals and fail to replace them in a satisfactory and timely manner, our business, financial condition and results of operations, including our control and operational risks, may be adversely affected. Likewise, if we fail to attract and appropriately train, motivate and retain young professionals or other talent, our business may likewise be affected. See “Business — Employees”.

If we are required to change our accounting policies with respect to the expensing of stock options, our earnings could be adversely affected.
      Under Indian GAAP, we currently deduct the expense for employee stock option grants from our income based on the intrinsic value method and not on the fair value method. Had compensation costs for our employee stock options been determined in a manner consistent with the fair value approach, our profit after tax for fiscal 2007 as reported would have been reduced to the pro forma amount of Rs. 26.7 billion (US$620 million) from Rs. 27.6 billion (US$641 million) and for fiscal 2006 to Rs. 23.7 billion (US$550 million) from Rs. 24.2 billion (US$562 million).

We are exposed to fluctuations in foreign exchange rates.
      As a financial intermediary we are exposed to exchange rate risk. See “Business — Risk Management — Quantitative and Qualitative Disclosures about Market Risk — Exchange Rate Risk”. Adverse movements and volatility in foreign exchange rates may adversely affect our borrowers, the quality of our exposure to our borrowers and our business.
Risks Relating to the ADSs and Equity Shares
      You will not be able to vote your ADSs and your ability to withdraw equity shares from the depositary facility is uncertain and may be subject to delays.
      Our ADS holders have no voting rights unlike holders of our equity shares who have voting rights. For certain information regarding the voting rights of the equity shares underlying our ADSs, see “Business — Shareholding Structure and Relationship with the Government of India”. If you wish, you may withdraw the equity shares underlying your ADSs and seek to exercise your voting rights under the equity shares you obtain from the withdrawal. However, for foreign investors, this withdrawal process may be subject to delays and is subject to a cap of 49% on the total shareholding of foreign institutional investors and non-resident Indians in us. For a discussion of the legal restrictions triggered by a withdrawal of the equity shares from the depositary facility upon surrender of ADSs, see “Restriction on Foreign Ownership of Indian Securities”.

Your ability to sell in India any equity shares withdrawn from the depositary facility, the conversion of rupee proceeds from such sale into a foreign currency and the repatriation of such foreign currency may be subject to delays if specific approval of the Reserve Bank of India is required.
      ADS holders seeking to sell in India any equity shares withdrawn upon surrender of ADSs, convert the rupee proceeds from such sale into a foreign currency or repatriate such foreign currency may need the Reserve Bank of India’s approval for each such transaction. See “Restriction on Foreign Ownership of Indian Securities”. We cannot guarantee that any such approval will be obtained in a timely manner or at terms favorable to the investor. Because of possible delays in obtaining the requisite approvals, investors in equity shares may be prevented from realizing gains during periods of price increases or limiting losses during periods of price declines.

Restrictions on deposit of equity shares in the depositary facility could adversely affect the price of our ADSs.
      Under current Indian regulations, an ADS holder who surrenders ADSs and withdraws equity shares may deposit those equity shares again in the depositary facility in exchange for ADSs. An investor who has purchased equity shares in the Indian market may also deposit those equity shares in the ADS program. However, the deposit of equity shares may be subject to securities law restrictions and the restriction that the cumulative aggregate number of equity shares that can be deposited as of any time cannot exceed the cumulative aggregate number represented by ADSs converted into underlying equity shares as of such time. These restrictions increase the risk that the market price of our ADSs will be below that of the equity shares.

Certain shareholders own a large percentage of our equity shares and their actions could adversely affect the price of our equity shares and ADSs.
      Life Insurance Corporation of India and General Insurance Corporation of India, each of which is directly or indirectly controlled by the Indian government, are among our principal shareholders. Our other large shareholders include Allamanda Investments Pte. Limited, a subsidiary of Temasek Holdings Pte. Limited, the Government of Singapore, Crown Capital Limited, CLSA Merchant Bankers Limited and Bajaj Auto Limited, an Indian private sector company. See “Business — Shareholding Structure and Relationship with the Government of India”. Any substantial sale of our equity shares by these or other large shareholders could adversely affect the price of our equity shares and ADSs.

Conditions in the Indian securities market may adversely affect the price or liquidity of our equity shares and ADSs.
      The Indian securities markets are smaller and more volatile than securities markets in developed economies. In the past, the Indian stock exchanges have experienced high volatility and other problems that have affected the market price and liquidity of the listed securities, including temporary exchange closures, broker defaults, settlement delays and strikes by brokers. In March 1995, the Bombay Stock Exchange (the “BSE”), was closed for three days following a default by a broker. In March 2001, the BSE dropped 667 points or 15.6% and there were also rumors of insider trading in the BSE leading to the resignation of the BSE president and several other members of the governing board. In the same month, the Kolkata Stock Exchange suffered a payment crisis when several brokers defaulted and the exchange invoked guarantees provided by various Indian banks. In April 2003, the decline in the price of the equity shares of a leading Indian software company created volatility in the Indian stock markets and created temporary concerns regarding our exposure to the equity markets. On May 17, 2004, the BSE Sensex fell by 565 points from 5,070 to 4,505, creating temporary concerns regarding our exposure to the equity markets. Both the BSE and the National Stock Exchange (the “NSE”) halted trading on the exchanges on May 17, 2004 in view of the sharp fall in prices of securities. The Indian securities markets experienced rapid appreciation during fiscal 2006 but underwent a sharp correction in May 2006. The markets experienced a recovery thereafter but have experienced periods of volatility. Further, from time to time, disputes have arisen between listed companies and stock exchanges and other regulatory bodies, which in some cases had a negative effect on market sentiment. In recent years, there have been changes in laws and regulations for the taxation of dividend income, which have impacted the Indian equity capital markets. See “Dividends”. Similar problems or changes in the future could adversely affect the market price and liquidity of our equity shares and ADSs.

An active or liquid trading market for our ADSs is not assured.
      Although our ADSs are listed and traded on the New York Stock Exchange, we cannot be certain that an active, liquid market for our ADSs will be sustained. Indian legal restrictions may limit the supply of ADSs and a loss of liquidity could increase the price volatility of our ADSs.

Settlement of trades of equity shares on Indian stock exchanges may be subject to delays.
      The equity shares represented by the ADSs are currently listed on the BSE and the NSE. Settlement on those stock exchanges may be subject to delays and an investor in equity shares withdrawn from the depositary facility upon surrender of ADSs may not be able to settle trades on such stock exchanges in a timely manner.

Changes in Indian regulations on foreign ownership, a change in investor preferences or an increase in the number of ADSs outstanding could adversely affect the price of our ADSs.
      ADSs issued by companies in certain emerging markets, including India, may trade at a discount or a premium to the underlying equity shares, in part because of the restrictions on foreign ownership of the underlying equity shares. See “Restriction on Foreign Ownership of Indian Securities”. Historically, our ADSs have generally traded at a small premium to the trading price of our underlying equity shares on the Indian stock exchanges. See “Market Price Information”. We believe that this price premium resulted from the limited portion of our market capitalization represented by ADSs, restrictions imposed by Indian law on the conversion of equity shares into ADSs and an apparent preference among some investors to trade dollar-denominated securities. In fiscal 2006, we conducted a US$498 million offering of ADSs which increased the number of outstanding ADSs and we may conduct similar offerings in the future. Also, over time, some of the restrictions on the issuance of ADSs imposed by Indian law have been relaxed. As a result, any premium enjoyed by the ADSs as compared to the equity shares may be reduced or eliminated as a result of offerings made or sponsored by us, changes in Indian law permitting further conversion of equity shares into ADSs or a change in investor preferences.

Your holdings may be diluted by additional issuances of equity and any dilution may adversely affect the market price of our equity shares and ADSs.
      We propose to conduct a capital raising exercise comprising a public offering in India and an ADS offering aggregating Rs. 201.25 billion (US$4.7 billion). This capital raising exercise will result in a dilution of your shareholding. We may conduct additional equity offerings to fund the growth of our business, including our international operations, our insurance business or our other subsidiaries. In addition, up to 5.0% of our issued equity shares from time to time, may be granted in accordance with our Employee Stock Option Scheme. Any future issuance of equity shares or ADSs or exercise of employee stock options would dilute the positions of investors in equity shares and ADSs and could adversely affect the market price of our equity shares and ADSs.

You may be unable to exercise preemptive rights available to other shareholders.
      A company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless these rights have been waived by at least 75.0% of the company’s shareholders present and voting at a shareholders’ general meeting. US investors in ADSs may be unable to exercise these preemptive rights for equity shares underlying ADSs unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration as well as the perceived benefits of enabling US investors in ADSs to exercise their preemptive rights and any other factors we consider appropriate at such time. To the extent that investors in ADSs are unable to exercise preemptive rights, their proportional ownership interests in us would be reduced.

Because the equity shares underlying the ADSs are quoted in rupees in India, you may be subject to potential losses arising out of exchange rate risk on the Indian rupee.
      Investors who purchase ADSs are required to pay for the ADSs in US dollars and are subject to currency fluctuation risk and convertibility risks since the equity shares underlying the ADSs are quoted in rupees on the Indian stock exchanges on which they are listed. Dividends on the equity shares will also be paid in rupees and then converted into US dollars for distribution to ADS investors. Investors who seek to convert the rupee proceeds of a sale of equity shares withdrawn upon surrender of ADSs into foreign currency and repatriate the foreign currency may need to obtain the approval of the Reserve Bank of India for each such transaction. See also “— Your ability to sell in India any equity shares withdrawn from the depositary facility, the conversion of rupee proceeds from such sale into a foreign currency and the repatriation of such foreign currency may be subject to delays if specific approval of the Reserve Bank of India is required” and “Exchange Rates”.

You may be subject to Indian taxes arising out of capital gains.
      Generally, capital gains, whether short-term or long-term, arising on the sale of the underlying equity shares in India are subject to Indian capital gains tax. Investors are advised to consult their own tax advisers and to carefully consider the potential tax consequences of an investment in the ADSs. See “Taxation — Indian Taxation”.

There may be less company information available in Indian securities markets than in securities markets in the United States.
      There is a difference between India and the United States in the level of regulation and monitoring of the securities markets and the activities of investors, brokers and other market participants. The Securities and Exchange Board of India is responsible for improving disclosure and regulating insider trading and other matters for the Indian securities markets. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in the United States.

It may not be possible for you to enforce any judgment obtained outside India, including in the United States, against the Company or any of its affiliates in India, except by way of a suit in India on such judgment.
      The Company is incorporated under the laws of India and all of its directors and executive officers reside outside the United States. In addition, all of the Company’s assets are located outside the United States. As a result, you may be unable to:

•	effect service of process upon the Company and other persons or entities within jurisdictions outside India; or

•	enforce, in Indian courts, judgments against the Company and other persons or entities obtained in courts of jurisdictions outside India, including judgments predicated upon the civil liability provisions of the securities laws of jurisdictions outside India.
      India has reciprocal recognition and enforcement of judgments in civil and commercial matters with a limited number of jurisdictions. In order to be enforceable, a judgment from certain specified courts located in a jurisdiction with reciprocity must meet certain requirements of the Indian Code of Civil Procedure, 1908.
      Judgments or decrees from jurisdictions which do not have reciprocal recognition with India cannot be enforced in India. The United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in a non-reciprocating jurisdiction for civil liability, whether or not predicated solely upon the general securities laws of the United States, would not be enforceable in India.
      However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the United States within three years of obtaining such final judgment. If and to the extent that Indian courts were of the opinion that fairness and good faith so required, they would, under current practice, give binding effect to the final judgment which had been rendered in the United States, unless such a judgment contravened principles of Indian public policy. It is unlikely that an Indian court would award damages on the same basis as a foreign court if an action is brought in India. Moreover, it is unlikely that an Indian court would award damages to the extent awarded in a final judgment rendered in the United States if it believed that the amount of damages awarded were excessive or inconsistent with Indian practice. In addition, any person seeking to enforce a foreign judgment in India is required to obtain the prior approval of the RBI to repatriate any amount recovered. For more information, see “Enforcement of Civil Liabilities” in this Prospectus Supplement.

A third party could be prevented from acquiring control of the Company because of anti-takeover provisions under Indian law.
      There are provisions in Indian law that may discourage a third party from attempting to take control of the Company, even if a change in control would result in the purchase of your Equity Shares at a premium to the market price or would otherwise be beneficial to you. Indian takeover regulations contain certain provisions that may delay, deter or prevent a future takeover or change in control of the Company. Under SEBI (Substantial Acquisition of Shares and Takeover) Regulations, 1997 (“Takeover Code”), any person acquiring either “control” or an interest (either on his own or together with parties acting in concert with him) in 15% or more of the Company’s voting Equity Shares must make an open offer to acquire at least another 20% of its outstanding voting Equity Shares. A takeover offer to acquire at least another 20% of the Company’s outstanding voting Equity Shares also must be made if a person (either on his own or together with parties acting in concert with him) holding between 15% and 55% of the Company’s voting Equity Shares has entered into an agreement to acquire or decided to acquire additional voting Equity Shares in any financial year (ending on March 31) that exceed 5% of the Company’s voting Equity Shares. Any further acquisition of the voting Equity Shares by any person who holds 55% or more but less than 75% or 90% (in cases where the company has been listed by making an offer of at least 10% to the public) of the voting Equity Shares is required to make an open offer to acquire a minimum of 20% of the voting Equity Shares or where the further acquisition is by way of a tender offer, such number of voting Equity Shares as would not result in the public shareholding being reduced to less than the minimum specified in the listing agreement with the Stock Exchanges (within the time period prescribed therein) to maintain continuous listing. In addition, an acquirer that seeks to acquire any equity shares or voting rights which would reduce the public shareholding in a company to a level below the limits specified in the listing agreement entered into between the company and the applicable stock exchange may acquire such equity shares or voting rights only in accordance with the guidelines and regulations relating to delisting of securities specified by SEBI. Further, the government of India regulates foreign ownership in Indian banks and the Reserve Bank of India has issued guidelines requiring its acknowledgement for the acquisition of shareholding in excess of 5.0% in an Indian private sector bank. See “Supervision and Regulation — Reserve Bank of India Regulations” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007. These provisions may discourage or prevent certain types of transactions involving an actual or threatened change in control of the Company.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
      ICICI Bank is a limited liability company under the laws of India. Substantially all of our directors and executive officers and certain experts named in this prospectus reside outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon such persons within the United States or to enforce against us or such persons in US courts judgments obtained in US courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.
      India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. We have been advised by our Indian legal counsel, Amarchand & Mangaldas & Suresh A. Shroff & Co., that in India the statutory basis for recognition of foreign judgments is found in Section 13 of the Indian Code of Civil Procedure 1908, or the Civil Code, which provides that a foreign judgment shall be conclusive as to any matter directly adjudicated upon except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; or (vi) where the judgment sustains a claim founded on a breach of any law in force in India. Section 44A of the Civil Code provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999 to execute such a judgment or to repatriate any amount recovered. We have also been advised by our Indian counsel that a party may file suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States.

USE OF PROCEEDS
      We intend to use the net proceeds of this offering for future asset growth and compliance with regulatory requirements. The objects of the offering are to augment our capital base to meet the capital requirements arising out of growth in our assets, primarily our loan and investment portfolio due to the growth of the Indian economy, compliance with regulatory requirements and for other general corporate purposes including meeting the expenses of the ADS offering.

EXCHANGE RATES
      Fluctuations in the exchange rate between the Indian rupee and the US dollar will affect the US dollar equivalent of the Indian rupee price of our equity shares on the Indian stock exchanges and, as a result, will affect the market price of our ADSs in the United States. These fluctuations will also affect the conversion into US dollars by the depositary of any cash dividends paid in Indian rupees on our equity shares represented by ADSs.
      In early July 1991, the government adjusted the Indian rupee downward by an aggregate of approximately 20.0% against the US dollar. The adjustment was effected as part of an economic package designed to overcome economic and foreign exchange problems. After the Indian rupee was made convertible on the current account in March 1993, it depreciated on an average annual basis at a rate of approximately 5-6%. During fiscal 2004, the rupee appreciated against the US dollar, from Rs. 47.53 per US$1.00 at March 31, 2003 to Rs. 43.40 per US$1.00 at March 31, 2004. The rupee depreciated against the US dollar by 0.5% during fiscal 2005 and by 2.0% during fiscal 2006. During fiscal 2007, the rupee appreciated against the US dollar by 3.1%, moving from Rs. 44.48 per US$1.00 at March 31, 2006 to Rs. 43.10 per US$1.00 at March 30, 2007. During fiscal 2008 (through May 31, 2007), the rupee appreciated against the US dollar by 6.4% moving from Rs. 43.10 per US$1.00 at March 30, 2007 to Rs. 40.36 at May 31, 2007. The following table sets forth, for the periods indicated, certain information concerning the exchange rates between Indian rupees and US dollars based on the noon buying rate.

Fiscal Year	Period End(1)	Average(1)(2)

2003	47.53	48.36
2004	43.40	45.78
2005	43.62	44.87
2006	44.48	44.20
2007	43.10	45.06
2008 (through May 31, 2007)	40.36	40.70

Month	High	Low

November 2006	45.26	44.46
December 2006	44.70	44.11
January 2007	44.49	44.07
February 2007	44.21	43.87
March 2007	44.43	42.78
April 2007	43.05	40.56
May 2007	41.04	40.14

(1)	The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.

(2)	Represents the average of the noon buying rate on the last day of each month during the period.
     Although certain rupee amounts in this prospectus supplement have been translated into US dollars for convenience, this does not mean that the rupee amounts referred to could have been, or could be, converted into US dollars at any particular rate, the rates stated below, or at all. Except in the section on “Market Price Information”, all translations from rupees to US dollars are based on the noon buying rate in the City of New York for cable transfers in rupees at March 30, 2007. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate at March 30, 2007 was Rs. 43.10 per US$1.00 and at May 31, 2007 was Rs. 40.36 per US$1.00.

DIVIDENDS
      Under Indian law, a company pays dividends upon a recommendation by its Board of Directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the Board of Directors. Dividends may be paid out of the company’s profits for the fiscal year in which the dividend is declared or out of undistributed profits of prior fiscal years. Dividends can also be paid by a company in the interim, termed “interim dividend” which does not require the approval of the shareholders unless it is combined with the final dividend being recommended by the board of directors. The Reserve Bank of India has stipulated that banks may declare and pay interim dividend out of the profits from the relevant accounting period, without prior approval of the Reserve Bank of India if they satisfy the minimum criteria and requirements and the cumulative interim dividend(s) are within the prudential cap on dividend payout ratio prescribed in the guidelines issued in this regard by the Reserve Bank of India. See also “Supervision and Regulation — Reserve Bank of India Regulations — Restrictions on Payment of Dividends” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.
      Pursuant to guidelines issued by the Securities and Exchange Board of India in February 2000, with respect to equity shares issued by us during a particular fiscal year, dividends declared and paid for such fiscal year are paid in full and are no longer prorated from the date of issuance to the end of such fiscal year.
      ICICI Bank paid dividends consistently every year from fiscal 1996, the second year of its operations. For fiscal 2003, we paid a dividend, excluding dividend tax, of Rs. 7.50 (US$0.17) per equity share aggregating to Rs. 4.6 billion (US$107 million) which was paid in fiscal 2004. For fiscal 2004, we paid a dividend, excluding dividend tax, of Rs. 7.50 (US$0.17) per equity share aggregating to Rs. 5.5 billion (US$128 million). The amount of Rs. 5.5 billion (US$128 million) excludes the impact of the issue of 6,992,187 equity shares on May 24, 2004 through the exercise of the greenshoe option in the issue of equity shares in April 2004. The dividend for fiscal 2004 was paid in fiscal 2005. For fiscal 2005, we paid a dividend, excluding dividend tax, of Rs. 7.50 (US$0.17) per equity share and a special dividend, excluding dividend tax, of Rs. 1.00 (US$0.02) per equity share to mark the completion of 50 years in finance by ICICI group aggregating to Rs. 6.3 billion (US$146 million), which we paid out in August 2005. For fiscal 2006, we paid a dividend, excluding dividend tax, of Rs. 8.50 (US$0.19) per equity share aggregating to Rs. 7.6 billion (US$176 million), which we paid out in July 2006. For fiscal 2007, our board of directors has recommended a dividend, excluding dividend tax, of Rs. 10.00 (US$0.23) per equity share aggregating to Rs. 9.0 billion (US$209 million). This is subject to the approval of our shareholders at the annual general meeting scheduled on July 21, 2007.
      The following table sets forth, for the periods indicated, the dividend per equity share and the total amount of dividends paid out on the equity shares during the fiscal year by ICICI Bank, each exclusive of dividend tax. This may be different from the dividend declared for the year.

	Dividend Per	Total Amount of
Dividend Paid During the Fiscal Year	Equity Share	Dividends Paid

		(Rs. in millions)
2003	7.50	4,599
2004	7.50	5,507
2005	8.50	6,292
2006	8.50	7,583
2007(1)	10.00	8,993

(1)	Proposed. Dividend will be paid to registered shareholders as of June 15, 2007 (including on shares held in physical form where valid transfer instruments have been lodged with us as of that date).

     Dividend income is tax-exempt in the hands of shareholders. However, we are required to pay a tax on distributed profits. We were required to pay a 14.025% tax (including surcharge) on distributed profits in fiscal 2007. In fiscal 2008, we are required to pay a 16.995% tax (including surcharge) on distributed profits.
      Future dividends will depend upon our revenues, cash flow, financial condition, the regulations of the Reserve Bank of India and other factors. Owners of ADSs will be entitled to receive dividends payable in respect of the equity shares represented by such ADSs. The equity shares represented by ADSs rank pari passu with existing equity shares. At present, we have equity shares issued in India and equity shares represented by ADSs.

CAPITALIZATION
      The following table summarizes our capitalization as of March 31, 2007 prepared in accordance with Indian GAAP in Indian rupees and, for convenience, in US dollars on an actual basis and as adjusted to give effect to the completion of this offering.

	As of March 31, 2007

	Actual		As adjusted

	(Rupees in	(US dollars in	(US dollars in
	millions)	millions)	millions)
Borrowings(1)
Short-term debt(2)	182,882.4	4,243.2	4,243.2
Long-term debt(3)	645,924.1	14,986.6	14,986.6
Total debts (A)	828,806.5	19,229.8	19,229.8
Shareholders’ Funds:
Share capital(4)	12,493.4	289.9
Reserves(5)	229,959.3	5,335.5
Less: unamortized deferred revenue expenditure (6)	502.0	11.6
Total shareholders’ funds (B)	241,950.7	5,613.8
Total capitalization (A) + (B)	1,070,757.2	24,843.6

(1)	Borrowings do not include deposits.

(2)	Short-term debt represents debt with a contractual maturity of less than one year.

(3)	Includes Rs. 212,211.2 million of unsecured redeemable debentures and bonds of in the nature of subordinated debt. Long-term debt represents debt with a contractual maturity of greater than one year.

(4)	Includes:

(a)	preference share capital of Rs. 3500 million.

(b)	110,967,096 equity shares of Rs.10 each issued vide prospectus dated December 8, 2005.

(c)	37,237,460 equity shares of Rs.10 each fully paid up issued consequent to issue of 18,618,730 American depository shares

(d)	9,487,051 equity shares of Rs. 10 each fully paid up on exercise of employee stock options.

(5)	Includes:

(a)	Rs. 1,901.9 million on exercise of employee stock options.

(b)	Transition adjustment on account of first time adoption of Accounting Standard 15 (Revised) on “Employee Benefits” issued by The Institute of Chartered Accountants of India.

(c)	Debit balance in profit and loss account of Rs. 73.7 million and goodwill on consolidation amounting to Rs. 624.0 million.

(6)	Unamortized expenses on account of the early retirement option scheme offered to the employees.

MARKET PRICE INFORMATION
Equity Shares
      Our outstanding equity shares are currently listed and traded on the Bombay Stock Exchange or the BSE and on the National Stock Exchange of India Limited or the NSE.
      At May 31, 2007, 899,266,872 million equity shares were outstanding. The prices for equity shares as quoted in the official list of each of the Indian stock exchanges are in Indian rupees.
      The following table shows:

•	the reported high and low closing prices quoted in rupees for our equity shares on the NSE; and

•	the reported high and low closing prices for our equity shares, translated into US dollars, based on the noon buying rate on the last business day of each period presented.

	Price Per Equity Share(1)

	High	Low	High		Low

Annual prices:
Fiscal 2003	Rs. 161.75	Rs. 110.55	US$	3.40	US$	2.32
Fiscal 2004	348.25	120.80		8.02		2.78
Fiscal 2005	413.05	230.40		9.47		5.28
Fiscal 2006	628.75	359.95		14.14		8.09
Fiscal 2007	999.70	451.20		23.19		10.47
Quarterly prices:
Fiscal 2006:
First Quarter	Rs. 433.95	Rs. 359.95	US$	9.97	US$	8.27
Second Quarter	601.70	421.25		13.69		9.59
Third Quarter	593.40	479.90		13.20		10.68
Fourth Quarter	628.75	559.15		14.14		12.57
Fiscal 2007:
First Quarter	Rs. 662.55	Rs. 451.20	US$	14.44	US$	9.84
Second Quarter	708.80	467.75		14.49		10.22
Third Quarter	903.20	687.00		20.48		15.57
Fourth Quarter	999.70	810.00		23.19		18.79
Fiscal 2008:
First Quarter (through May 16, 2007)	Rs. 962.90	Rs. 803.95	US$	23.73	US$	19.81
Monthly prices:
December 2006	Rs. 903.20	Rs. 803.95	US$	20.48	US$	18.23
January 2007	991.45	883.85		22.50		20.06
February 2007	999.70	803.95		22.68		18.24
March 2007	899.60	810.00		20.87		18.79
April 2007	962.90	803.95		23.46		19.59
May 2007	951.15	839.80		23.57		20.81

(1)	Data from the NSE. The prices quoted on the BSE may be different.
     At May 31, 2007, the closing price of equity shares on the NSE was Rs. 919.15 equivalent to US$22.77 per equity share (US$45.54 per ADS on an imputed basis) translated at the noon buying rate of Rs. 40.36 per US$1.00 on May 31, 2007.

      At May 15, 2007, there were approximately 474,605 holders of record of our equity shares, of which 115 had registered addresses in the United States and held an aggregate of approximately 22,449 equity shares.
ADSs
      Our ADSs, each representing two equity shares, were originally issued in March 2000 in a public offering and are listed and trade on the New York Stock Exchange under the symbol IBN. The equity shares underlying the ADSs are listed on the BSE and the NSE.
      At May 12, 2007, ICICI Bank had approximately 112.6 million ADSs, equivalent to 225.3 million equity shares, outstanding. At this date, there were 143 record holders of ICICI Bank’s ADSs, out of which 136 have registered addresses in the United States.
      The following table sets forth, for the periods indicated, the reported high and low closing prices on the New York Stock Exchange for our outstanding ADSs traded under the symbol IBN.

	Price Per ADS

	High		Low

Annual prices:
Fiscal 2003	US$	8.26	US$	4.84
Fiscal 2004		18.33		5.27
Fiscal 2005		22.65		11.25
Fiscal 2006		32.26		18.08
Fiscal 2007		46.74		21.25
Quarterly prices:
Fiscal 2006:
First Quarter	US$	22.23	US$	18.08
Second Quarter		28.25		22.00
Third Quarter		29.47		22.04
Fourth Quarter		32.26		27.68
Fiscal 2007:
First Quarter	US$	30.27	US$	22.49
Second Quarter		30.71		21.25
Third Quarter		42.45		30.17
Fourth Quarter		46.74		36.54
Fiscal 2008:
First Quarter (through May 16, 2007)	US$	46.52	US$	36.53
Monthly prices:
December 2006	US$	42.45	US$	37.00
January 2007		45.14		40.95
February 2007		46.74		36.54
March 2007		40.85		36.75
April 2007		46.52		36.53
May 2007		47.89		40.29
      See also “Risk Factors — Risks relating to the ADSs and Equity Shares  — Conditions in the Indian securities market may adversely affect the price or liquidity of our equity shares and ADSs.”

OPERATING AND FINANCIAL REVIEW AND PROSPECTS
      You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements. The following discussion is based on our audited consolidated financial statements and accompanying notes prepared in accordance with Indian GAAP, which varies in certain significant respects from US GAAP. For a reconciliation of net income and stockholders’ equity to US GAAP, a description of significant differences between Indian GAAP and US GAAP and certain additional information required under US GAAP, see notes 21 and 22 to our consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007 which is incorporated by reference in the accompanying prospectus.
Introduction
      Our loan portfolio, financial condition and results of operations have been, and in the future, are expected to be influenced by economic conditions in India and certain global developments, particularly in commodity prices relating to the business activities of our corporate customers and by economic conditions in the United States and other countries influencing inflation and interest rates in India. For ease of understanding the discussion of our results of operations that follows, you should consider the introductory discussion of these macroeconomic factors, the description of certain major events affecting our results and financial condition and other key factors.
Indian Economy
      India has had an average GDP growth rate of around 8.7% in fiscal years 2005, 2006 and 2007. GDP growth was 7.5% in fiscal 2005, 9.0% in fiscal 2006 and 9.4% in fiscal 2007. The continued momentum in growth has been primarily due to the resurgence of the industrial sector and sustained growth of the services sector. The agricultural sector, which had registered a growth of 6.0% in fiscal 2006, grew by 2.7% in fiscal 2007. The industrial sector grew by 8.4% in fiscal 2005, 8.0% in fiscal 2006 and 11.0% in fiscal 2007. Industrial growth during this period was supported primarily by sustained growth in manufacturing activities. The services sector grew by 10.0% in fiscal 2005, 10.3% in fiscal 2006 and 11.0% in fiscal 2007.
      During fiscal 2007, there was an increase in inflationary trends in India, primarily due to the increase in prices of primary articles as well as the increase in oil prices over the last few years. See also “Risk Factors — Risks Relating to India — A significant increase in the price of crude oil could adversely affect the Indian economy, which could adversely affect our business.” The annual average rate of inflation measured by the Wholesale Price Index was 5.4% during fiscal 2007 compared to 4.4% during the previous year. The average annual rate of inflation increased to 5.3% during fiscal 2008 (through May 12, 2007) from 4.6% during the corresponding period in the previous year. In its annual policy statement for fiscal 2008 issued on April 24, 2007, the Reserve Bank of India has forecast GDP growth for fiscal 2008 at around 8.5% and inflation at about 5.0%. The Reserve Bank of India’s medium-term policy objective is to contain inflation in the range of 4.0%-4.5% over the medium term.
      During fiscal 2007, the Indian rupee appreciated by 2.3% against the US dollar. The rupee depreciated against the pound sterling, euro and against the Japanese yen. The Indian rupee appreciated by 6.4% against the US dollar during fiscal 2008 through May 31, 2007, moving from Rs. 43.10 per US$1.00 at year-end fiscal 2007 to Rs. 40.36 per US$1.00 on May 31, 2007. Foreign exchange reserves were approximately US$204 billion at May 18, 2007.
      The impact of these and other factors and the overall growth in industry, agriculture and services during fiscal 2008 will affect the performance of the banking sector as it will affect the level of credit disbursed by banks, and the overall growth prospects of our business, including our ability to grow, the quality of our assets, the value of our investment portfolio and our ability to implement our strategy.

Banking Sector
      According to the Reserve Bank of India’s data, total deposits of all scheduled commercial banks increased by 14.3% in fiscal 2005, 17.6% in fiscal 2006 and 24.2% in fiscal 2007. Bank credit of scheduled commercial banks grew by 30.9% in fiscal 2005, 30.8% in fiscal 2006 and 27.6% in fiscal 2007. The increase in credit growth during fiscal 2007 was driven by the continued growth in retail credit and credit to industry. Credit to industry constituted 35.3% of the total expansion in non-food credit during fiscal 2007.
      Until fiscal 2005, there was a downward movement in interest rates, barring intra-year periods when interest rates were higher temporarily due to extraneous circumstances. This movement was principally due to the Reserve Bank of India’s policy of assuring adequate liquidity in the banking system and generally lowering the rate at which it would lend to Indian banks to ensure that borrowers had access to funding at competitive rates. Banks generally followed the direction of interest rates set by the Reserve Bank of India and adjusted both their deposit rates and lending rates downwards until fiscal 2005. The inflationary trends since fiscal 2005 resulted in a change in the monetary policy stance. In response to inflationary pressures in the economy, the Reserve Bank of India increased the cash reserve ratio by 150 basis points, from 5.0% to 6.5%, between December 2006 and April 2007. The Reserve Bank of India increased the reverse repo rate (i.e., the annualized interest earned by the lender in a repurchase transaction between a bank and the Reserve Bank of India) six times by 25 basis points each time resulting in the reverse repo rate increasing from 4.5% to 6.0% between October 2004 and July 2006. Between January 2006 and April 2007 the Reserve Bank of India also increased the repo rate six times by 25 basis points each time to 7.75%. As a result of these increases, banks have also raised their deposit and lending rates. The following table sets forth the bank rate and the reverse repo rate for the last six fiscal years.

As of Fiscal Year-End	Bank Rate	Reverse Repo Rate	Repo Rate

2002	6.50	6.00	8.00
2003	6.25	5.00	7.00
2004	6.00	4.50	6.00
2005	6.00	4.75	6.00
2006	6.00	5.50	6.50
2007	6.00	6.00	7.50

Source:	Reserve Bank of India: Handbook of Statistics on Indian Economy, 2006, Annual Report 2005-2006 and Weekly Statistical Supplements and Annual Policy Statement 2007-08.
     The Reserve Bank of India has also instituted several prudential measures to moderate credit growth including increase in risk weights for capital adequacy computation and general provisioning for various asset classes. See also “Overview of the Indian Financial Sector — Credit Policy Measures” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.
Major Events Affecting Results and Financial Condition
      Since 2002, we have experienced major changes and developments in our business and strategy. An understanding of these events and developments is necessary for an understanding of the periods under review and the discussion and analysis which follows. These changes are reflected in our financial statements in connection with or since the amalgamation of ICICI Limited into ICICI Bank. The first change reflects the impact of our history upon our average cost of funds. Consequent to the amalgamation, the businesses formerly conducted by ICICI became subject to the various regulations applicable to banks. These include the statutory liquidity ratio, which is required to be maintained in the form of government of India securities and other approved securities. The minimum statutory liquidity ratio is currently 25.0% of our net demand and time liabilities excluding inter-bank deposits. While we have benefited from the lower cost of funding as a bank as compared to ICICI as a non-bank financial institution, the imposition of the statutory liquidity ratio and the cash reserve ratio on the liabilities taken over from ICICI have impacted our spread. As the average yield on investments in government of India securities and cash balances maintained with the Reserve Bank of India is typically lower than the yield on other interest-earning securities, our net interest margin has been adversely impacted. Further, interest payments on balances held under the cash reserve ratio have been discontinued with effect from April 13, 2007. This is expected to adversely impact our net interest margin. We are expanding our deposit base and changing the mix of our liabilities towards the lower average cost deposit liabilities. Our net interest margin has been and is expected to continue to be lower than other banks in India until we increase the proportion of retail deposits and low-cost deposits in our total deposits. The increase in investment in government securities has substantially increased our exposure to market risk. A rise in interest rates would cause the value of our fixed income portfolio to decline and adversely affect the income from our treasury operations. See also “Risk Factors — Risks Relating to Our Business — Our banking and trading activities are particularly vulnerable to interest rate risk and volatility in interest rates could adversely affect our net interest margin, the value of our fixed income portfolio, our income from treasury operations, the quality of our loan portfolio and our financial performance.”
      The second key change reflects the implementation of our strategy to grow our retail loan portfolio. The results of our implementation of this strategy can be seen in the rapid growth in the retail loan portfolio. Recently we have experienced rapid growth in the portfolio of non-collateralized retail loans, including unsecured personal loans. See also “Business — Loan Portfolio”. While the rate of growth of our retail loans has moderated due to the high base effect and the increase in interest rates and real estate prices, and we cannot guarantee that growth will continue at the same rate, we see continued significant demand for retail loans. We believe that the rural markets are the next horizon of growth for the Indian economy and for us. We have formulated a comprehensive strategy for the rural, business, encompassing products and channels, with the twin objectives of meeting the needs of the rural economy while building a sustainable business model.
      Third, in connection with the amalgamation, we recorded the loans and investments acquired from ICICI at fair values which represented a substantial write down of the value of those assets as compared to their value on the balance sheet of ICICI. The fair value of the assets was determined based on our judgment which we made with the assistance of independent valuation specialists. The key areas of fair valuation included loans and all credit substitutes which were fair valued by valuation specialists and investments (including investments in venture capital funds) which were marked to market in accordance with the Reserve Bank of India guidelines applicable to banks. The assets of ICICI were first reflected on our balance sheet at March 31, 2002 after taking into account these fair value write downs.
      Fourth, since the amalgamation we have established operations outside India, with subsidiaries in the United Kingdom, Canada and Russia, and branches and representative offices in several countries. We offer retail banking products and services including remittance services across these markets, primarily to non-resident Indians. We deliver products and services to our corporate clients, including foreign currency financing for projects in India and cross-border acquisition financing, through these subsidiaries and branches. In Canada and United Kingdom, we have also launched direct banking offerings using the Internet as the access channel. We have invested in the equity capital of our international banking subsidiaries to support their growth.
      Fifth, since the amalgamation, our subsidiaries engaged in the insurance business, ICICI Prudential life Insurance Company Limited and ICICI Lombard General Insurance Company Limited, have experienced rapid growth in business. We have invested in the equity capital of our insurance subsidiaries to support their growth. Our life insurance subsidiary continues to report losses in its financial statements, which are reflected in our consolidated financial statements. See also “Business — Insurance”.
      All of these changes or developments have had a major impact upon our results of operations and financial condition and are critical to an understanding of our discussion which follows.

Other key factors
      Under Indian GAAP, we have not consolidated certain entities (primarily 3i Infotech Limited and Firstsource Solutions Limited) in which control is intended to be temporary. However under US GAAP, these entities have been accounted for in accordance with Opinion No. 18 of the Accounting Principles Board on

“The Equity Method of Accounting for Investments on Common Stock”. Until March 31, 2006, these entities were consolidated in accordance with SFAS No. 94 on “Consolidation of majority owned subsidiaries” which requires consolidation of such entities. See also “Business — Subsidiaries and Joint Ventures.”
      Till fiscal 2004, ICICI Prudential Life Insurance Company Limited and ICICI Lombard General Insurance Company Limited have been accounted as joint ventures using the proportionate consolidation method as prescribed by Accounting Standard 27 on “Financial Reporting of Interests in Joint Ventures” issued by the Institute of Chartered Accountants of India. Therefore, our consolidated financial statements for fiscal years upto and including fiscal 2004 include a 74% share (i.e., ICICI Bank’s share in each of the two joint ventures) of each line item reflected in the financial statements of these two entities. From fiscal 2005 onwards, these two entities have been accounted for on the basis of principles set out in Accounting Standard 21 on “Consolidated Financial Statements” issued by the Institute of Chartered Accountants of India, as required by the revision in Accounting Standard 27. Therefore, from fiscal 2005 our consolidated financial statements include 100% of each line item reflected in the financial statements of these two entities with a separate disclosure for minority interest. Hence, the income statement and balance sheet for fiscal 2005, fiscal 2006 and fiscal 2007 are not comparable with the income statement and balance sheet for fiscal 2004 and prior years with respect to the incorporation of the income statement and balance sheet of our insurance subsidiaries in our financial statements.

Effect of Other Acquisitions
      In fiscal 2004, we acquired 100.0% ownership interest in Transamerica Apple Distribution Finance Private Limited for a cash consideration of Rs. 757 million (US$17 million). In fiscal 2006, we acquired 100.0% ownership interest in Investitsionno-Kreditny Bank, a Russian bank with total assets of approximately US$4 million at year-end fiscal 2005. During fiscal 2006 we also acquired an additional stake of 6% in Prudential ICICI Asset Management Company Limited as well as Prudential ICICI Trust Limited. Subsequent to these acquisitions both companies have become our subsidiaries. During fiscal 2007, the board of directors of ICICI Bank Limited and the board of directors of the Sangli Bank Limited (“Sangli Bank”) at their respective meetings, approved an all-stock amalgamation of Sangli Bank with ICICI Bank at a share exchange ratio of 100 shares of ICICI Bank for 925 shares of Sangli Bank. The shareholders of both banks approved the scheme in their extra-ordinary general meetings. The Reserve Bank of India has sanctioned the scheme of amalgamation with effect from April 19, 2007 under sub-section (4) of section 44A of the Banking Regulation Act, 1949. Sangli Bank was an old private sector Indian bank. At the year ended March 31, 2006, Sangli Bank had total assets of Rs. 21.5 billion (US$499 million), deposits of Rs. 20.0 billion (US$465 million), loans of Rs. 8.9 billion (US$206 million) and capital adequacy of 1.6%. During fiscal 2006, it incurred a loss of Rs. 292.7 million (US$7 million). The financial statements for fiscal 2008 would include the results of the operations of Sangli Bank from April 19, 2007. The values of these transactions were not material to our overall operations.

Average Balance Sheet
      The average balances for a fiscal year are the average of quarterly balances outstanding at the end of March of the previous fiscal year and June, September, December and March of that year. The average yield on average interest-earning assets is the ratio of interest income to average interest-earning assets. The average cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. The average balances of advances include non-performing advances and are net of allowance for loan losses. We have not recalculated tax-exempt income on a tax-equivalent basis because we believe that the effect of doing so would not be significant.

      The following table sets forth, for the periods indicated, the average balances of the assets and liabilities outstanding, which are major components of interest income, interest expense and net interest income.

	Year Ended March 31,

	2005			2006			2007

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

	(In millions, except percentages)
Assets:
Advances:
Rupee	Rs. 646,108	Rs. 66,698	10.32%	Rs. 1,008,153	Rs. 95,541	9.48%	Rs. 1,462,683	149,907	10.25%
Foreign currency	117,621	6,804	5.78	192,162	10,817	5.63	301,203	19,794	6.57

Total advances	763,729	73,502	9.62	1,200,315	106,358	8.86	1,763,886	169,701	9.62
Investments:
Rupee	371,713	23,468	6.31	474,395	38,554	8.13	654,517	60,556	9.25
Foreign currency	10,689	454	4.25	39,499	2,054	5.20	131,569	7,905	6.01

Total investments	382,402	23,922	6.26	513,894	40,608	7.90	786,086	68,461	8.71
Balances with Reserve
Bank of India and other banks:
Rupee	47,329	1,853	3.92	48,713	1,478	3.03	86,333	3,049	3.53
Foreign currency	24,247	482	1.99	43,679	1,956	4.48	92,226	5,989	6.49

Total balances with Reserve Bank of India and other banks	71,576	2,335	3.26	92,392	3,434	3.72	178,559	9,038	5.06
Other interest income		2,270			958			2,813
Interest-earning assets:
Rupee	1,065,150	94,289	8.85	1,531,261	136,531	8.92	2,203,533	216,325	9.82
Foreign currency	152,557	7,740	5.07	275,340	14,827	5.38	524,998	33,688	6.42

Total interest-earning assets	1,217,707	102,029	8.38	1,806,601	151,358	8.38	2,728,531	250,013	9.16
Fixed assets	40,786			41,495			41,809
Other assets	210,885			318,801			480,339

Total non-earning assets	251,671			360,296			522,148

Total assets	Rs. 1,469,378	Rs. 102,029		Rs. 2,166,897	151,358		Rs. 3,250,679	250,013

LIABILITIES:
Savings account deposits:
Rupee	Rs. 97,097	Rs. 2,179	2.24%	Rs. 157,037	Rs. 3,946	2.51%	Rs. 259,744	Rs. 6,760	2.60%
Foreign currency	1,014	25	2.47	14,621	574	3.93	67,982	3,404	5.01

Total savings account deposits	98,111	2,204	2.25	171,658	4,520	2.63	327,726	10,164	3.10
Time deposits:
Rupee	540,056	29,153	5.40	846,963	51,345	6.06	1,333,395	104,385	7.83
Foreign currency	43,276	1,266	2.93	93,309	3,726	3.99	179,519	10,016	5.58

Total time deposits	583,332	30,419	5.21	940,272	55,071	5.86	1,512,914	114,401	7.56
Other demand deposits
Rupee	84,360			138,357			165,646
Foreign currency	2,722			4,492			8,708

Total other demand deposits	87,082			142,849			174,354

	Year Ended March 31,

	2005			2006			2007

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

	(In millions, except percentages)
Borrowings:
Rupee	340,811	31,396	9.21	349,907	32,879	9.40	362,586	34,472	9.51
Foreign currency	111,966	4,025	3.59	190,558	8,545	4.48	329,876	17,720	5.37

Total borrowings	452,777	35,421	7.82	540,465	41,424	7.66	692,462	52,192	7.54
Interest-bearing liabilities:
Rupee	1,062,324	62,728	5.90	1,492,264	88,170	5.91	2,121,371	145,617	6.86
Foreign currency	158,978	5,316	3.34	302,980	12,845	4.24	586,085	31,140	5.31

Total interest-bearing liabilities	1,221,302	68,044	5.57	1,795,244	101,015	5.63	2,707,456	176,757	6.53
Other liabilities	134,166			205,933			307,733

Total liabilities	1,355,468	68,044		2,001,177	101,015		3,015,189
Preference share capital	3,500			3,500			3,500
Stockholders’ equity	110,410			162,220			231,990

Total liabilities and stockholders’ equity	Rs. 1,469,378	Rs. 68,044		Rs. 2,166,897	Rs. 101,015		Rs. 3,250,679	Rs. 176,757

Analysis of changes in interest income and interest expense volume and rate analysis
      The following table sets forth, for the periods indicated, the changes in the components of net interest income. The changes in net interest income between periods have been reflected as attributed either to volume or rate changes. For the purpose of this table, changes, which are due to both volume and rate, have been allocated solely to volume.

	Fiscal 2006 vs. Fiscal 2005			Fiscal 2007 vs. Fiscal 2006

	Increase (Decrease) Due to			Increase (Decrease) Due to

		Change in	Change in		Change in	Change in
	Net	Average	Average	Net	Average	Average
	Change	Volume	Rate	Change	Volume	Rate

	(in millions)
Interest income:
Advances:
Rupee	Rs. 28,843	Rs. 34,311	Rs. (5,468)	Rs. 54,366	Rs. 46,584	Rs. 7,782
Foreign currency	4,013	4,195	(182)	8,977	7,166	1,811

Total advances	32,856	38,506	(5,650)	63,343	53,750	9,593
Investments:
Rupee	15,086	8,345	6,741	22,002	16,665	5,337
Foreign currency	1,600	1,498	102	5,851	5,532	319

Total investments	16,686	9,843	6,843	27,853	22,197	5,656
Balances with Reserve Bank of India and other banks:
Rupee	(375)	42	(417)	1,571	1,329	242
Foreign currency	1,474	870	604	4,033	3,153	880

Total balances with Reserve Bank of India and other banks	1,099	912	187	5,604	4,482	1,122
Other interest income	(1,312)		(1,312)	1,855		1,855

Total interest income:
Rupee	42,242	42,698	(456)	79,794	64,578	15,216
Foreign currency	7,087	6,563	524	18,861	15,851	3,010

Total interest income	49,329	49,261	68	98,655	80,429	18,226

	Fiscal 2006 vs. Fiscal 2005			Fiscal 2007 vs. Fiscal 2006

	Increase (Decrease) Due to			Increase (Decrease) Due to

		Change in	Change in		Change in	Change in
	Net	Average	Average	Net	Average	Average
	Change	Volume	Rate	Change	Volume	Rate

	(in millions)
Interest expense:
Savings account deposits:
Rupee	1,767	1,506	261	2,814	2,673	141
Foreign currency	549	534	15	2,830	2672	158

Total savings account deposits	2,316	2,040	276	5,644	5,345	299
Time deposits:
Rupee	22,192	18,605	3,587	53,040	38,080	14,960
Foreign currency	2,460	1,998	462	6,290	4,810	1,480

Total time deposits	24,652	20,603	4,049	59,330	42,890	16,440
Borrowings:
Rupee	1,483	855	628	1,593	1,205	388
Foreign currency	4,520	3,524	996	9,175	7,484	1,691

Total borrowings	6,003	4,379	1,624	10,768	8,689	2,079
Total interest expense:
Rupee	25,442	20,966	4,476	57,447	41,958	15,489
Foreign currency	7,529	6,056	1,473	18,295	14,966	3,329

Total interest expense	32,971	27,022	5,949	75,742	56,924	18,818
Net interest income:
Rupee	16,801	21,732	(4,931)	22,347	22,620	(273)
Foreign currency	(442)	507	(949)	566	885	(319)

	16,359	22,239	(5,880)	22,913	23,505	(592)

Yields, Spreads and Margins
      The following table sets forth, for the periods indicated, the yields, spreads and net interest margins on interest-earning assets.

	Year Ended March 31,

	2003	2004	2005	2006	2007

	(In millions, except percentages)
Interest income	Rs. 98,477	Rs. 96,589	Rs. 102,029	Rs. 151,358	Rs. 250,013
Average interest-earning assets	882,342	985,744	1,217,707	1,806,601	2,728,531
Interest expense	81,268	71,677	68,044	101,015	176,757
Average interest-bearing liabilities	904,499	1,012,604	1,221,302	1,795,244	2,707,456
Average total assets	10,48,825	1,174,541	1,469,378	2,166,897	3,250,679
Average interest-earning assets as a percentage of average total assets	84.13%	83.93%	82.87%	83.37%	83.94%
Average interest-bearing liabilities as a percentage of average total assets	86.24	86.21	83.12	82.85	83.29
Average interest-earning assets as a percentage of average interest-bearing liabilities	97.55	97.35	99.71	100.63	100.78

	Year Ended March 31,

	2003	2004	2005	2006	2007

	(In millions, except percentages)
Yield	11.16	9.80	8.38	8.38	9.16
Rupee	11.97	10.38	8.85	8.92	9.82
Foreign currency	4.53	4.63	5.07	5.39	6.42
Cost of funds	8.98	7.08	5.57	5.63	6.53
Rupee	9.75	7.45	5.90	5.91	6.85
Foreign currency	3.14	3.18	3.34	4.24	5.35
Spread(1)	2.18	2.72	2.81	2.75	2.63
Rupee	2.22	2.93	2.95	3.01	2.97
Foreign currency	1.39	1.45	1.73	1.15	1.07
Net interest margin(2)	1.95	2.53	2.79	2.79	2.68
Rupee	2.05	2.60	2.96	3.16	3.21
Foreign currency	1.11	1.85	1.59	0.72	0.49

(1)	Spread is the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest income to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.

(2)	Net interest margin is the ratio of net interest income to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than the spread and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than the spread.
Fiscal 2007 to Fiscal 2006

Summary
      Net profit increased by 14.1% to Rs. 27.6 billion (US$641 million) for fiscal 2007 from Rs. 24.2 billion (US$562 million) for fiscal 2006, primarily due to a 45.5% increase in net interest income and a 72.6% increase in non-interest income, offset in part, by a 70.4% increase in non-interest expenses and a significant increase of Rs. 14.3 billion (US$332 million) in provisions due to higher provisions created on standard assets, higher specific provisions against retail non-performing loans and lower level of write-backs.
      Net interest income increased by 45.5% to Rs. 73.3 billion (US$1.7 billion) for fiscal 2007 from Rs. 50.3 billion (US$1.2 billion) for fiscal 2006, reflecting an increase of 51.0% in the average volume of interest-earning assets.
      Non-interest income increased by 72.6% to Rs. 163.6 billion (US$3.8 billion) for fiscal 2007 from Rs. 94.8 billion (US$2.2 billion) for fiscal 2006 primarily due to a 87.6% increase in income from insurance business and 67.3% increase in commission, exchange and brokerage.
      Non-interest expense increased by 70.4% to Rs. 180.1 billion (US$4.2 billion) for fiscal 2007 from Rs. 105.7 billion (US$2.5 billion) in fiscal 2006 primarily due to an increase of 92.1% in expenses pertaining to insurance business, 54.1% in employee expenses and 82.9% in other administrative expenses.
      Provisions and contingencies (excluding provisions for tax) increased to Rs. 22.8 billion (US$528 million) in fiscal 2007 from Rs. 8.5 billion (US$196 million) in fiscal 2006 primarily due to higher provisions created on standard assets, in accordance with the revised guidelines issued by the Reserve Bank of India, a higher level of specific provisioning on retail loans due to change in the portfolio mix towards non-collateralized loans and seasoning of the retail loan portfolio, and lower level of write-backs.
      Gross restructured loans decreased by 9.1% to Rs. 50.4 billion (US$1.2 billion) at year-end fiscal 2007 from Rs. 55.5 billion (US$1.3 billion) at year-end fiscal 2006 primarily due to transfer of certain loans to an asset reconstruction company, on being classified as non-performing. Gross non-performing assets increased by 84.3% to Rs. 42.6 billion (US$988 million) at year-end fiscal 2007 from Rs. 23.1 billion (US$536 million)

at year-end fiscal 2006 primarily due to increase in retail non-performing loans due to change in the portfolio mix towards non-collateralized loans and seasoning of the retail loan portfolio.
      Total assets increased by 42.2% to Rs. 3,943.3 billion (US$91.5 billion) at year-end fiscal 2007 compared to Rs. 2,772.3 billion (US$64.3 billion) at year-end fiscal 2006 primarily due to an increase of 35.3% in loans and 43.6% in investments.

Net Interest Income
      The following table sets forth, for the periods indicated, the principal components of net interest income.

	Year Ended March 31,

					2007/2006
	2006	2007	2007		% Change

	(In millions, except percentages)
Interest income	Rs. 151,358	Rs. 250,013	US$	5,801	65.2%
Interest expense	(101,015)	(176,757)		(4,101)	75.0

Net interest income	Rs. 50,343	Rs. 73,256	US$	1,700	45.5%

      Net interest income increased by 45.5% to Rs. 73.3 billion (US$1.7 billion) in fiscal 2007 from Rs. 50.3 billion (US$1.2 billion) in fiscal 2006 reflecting mainly the following:

•	an increase of Rs. 921.9 billion (US$21.4 billion) or 51.0% in the average volume of interest-earning assets; and

•	net interest margin of 2.7% in fiscal 2007 compared to 2.8% in fiscal 2006.
      In February 2006, the Reserve Bank of India issued guidelines on accounting for securitization of standard assets. In accordance with these guidelines, with effect from February 1, 2006, we account for any loss on securitization immediately at the time of sale and the profit/premium arising on account of securitization is amortized over the life of the asset. Prior to February 1, 2006, profit arising on account of securitization was recorded at the time of sale. Interest income for fiscal 2007 reflected a loss from sell-down of loans as compared to a gain accounting for approximately 9.1% of net interest income in fiscal 2006, due to the impact of these guidelines requiring amortization of profit on securitization from February 1, 2006 and the prevailing liquidity and interest rate scenario.
      We use marketing agents, called direct marketing agents or associates, for sourcing our automobile loans. Until fiscal 2006, we deducted commission paid to direct marketing agents of automobile loans from interest income. For fiscal 2007, we have reported all direct marketing agency expenses, on automobile loans and other retail loans separately under “non-interest expense”. These commissions are expensed upfront and not amortized over the life of the loan. Necessary re-classifications have been made for the prior years.
      The average volume of interest-earning assets increased by 51.0% or Rs. 921.9 billion (US$21.4 billion) to Rs. 2,728.5 billion (US$63.4 billion) during fiscal 2007 from Rs. 1,806.6 billion (US$41.9 billion) during fiscal 2006, primarily due to an increase in average advances by Rs. 563.6 billion (US$13.1 billion) and an increase in average investments by Rs. 272.2 billion (US$6.3 billion). Average advances increased by 47.0% to Rs. 1,763.9 billion (US$40.9 billion) in fiscal 2007 from Rs. 1,200.3 billion (US$27.9 billion) in fiscal 2006 primarily due to increased disbursements of retail finance loans offset, in part, by the sell-down/ securitization and repayments of loans. The average volume of interest-earning foreign currency assets increased by 90.7% to Rs. 525.0 billion (US$12.2 billion) during fiscal 2007 from Rs. 275.3 billion (US$6.4 billion) during fiscal 2006 primarily due to increased business volumes of our international branches and banking subsidiaries.
      Interest income increased by 65.2% to Rs. 250.0 billion (US$5.8 billion) for fiscal 2007 from Rs. 151.4 billion (US$3.5 billion) for fiscal 2006 primarily due to an increase of 51.0% in the average volume of total interest-earning assets to Rs. 2,728.5 billion (US$63.4 billion) during fiscal 2007 from Rs. 1,806.6 billion (US$41.9 billion) during fiscal 2006. The overall yield on average interest-earning assets increased to 9.2% for fiscal 2007 from 8.4% for fiscal 2006 primarily due to increase in yield on advances to 9.6% for fiscal 2007 from 8.9% for fiscal 2006 and increase in yield on investments to 8.7% for fiscal 2007 from 7.9% for fiscal 2006. The yield on advances has increased despite the significant decline in income from sell-down of loans due to an increase in lending rates in line with the general increase in interest rates and increase in the volumes of certain high yielding loan products. The ICICI Bank Benchmark Advance Rate (ICICI Bank’s prime lending rate) has increased by 300 basis points during fiscal 2007. Our reference rate for floating rate home loans has increased by 350 basis points during the same period. The yield on average earning investments increased primarily due to an increase in the yield on average government securities by 80 basis points to 8.5% in fiscal 2007 from 7.7% in fiscal 2006.
      Total interest expense increased by 75.0% to Rs. 176.8 billion (US$4.1 billion) during fiscal 2007 from Rs. 101.0 billion (US$2.3 billion) during fiscal 2006 primarily due to an increase of 50.8% in average interest-bearing liabilities to Rs. 2,707.5 billion (US$62.8 billion) in fiscal 2007 from Rs. 1,795.2 billion (US$41.6 billion) in fiscal 2006. Average deposits, with an average cost of 6.2% for fiscal 2007, constituted 74.4% of total average interest-bearing liabilities compared to 69.9% of the total average interest-bearing liabilities with a cost of 4.8% for fiscal 2006. Our cost of deposits has increased by 1.4% to 6.2% in fiscal 2007 from 4.8% in fiscal 2006 consequent to general increase in interest rates reflecting tight systemic liquidity scenario, particularly in the second half of fiscal 2007 and resulting in an increase in deposit rates for retail and other customers. The average cost of total borrowings including subordinated debt decreased to 7.5% in fiscal 2007 from 7.7% in fiscal 2006 primarily due to increase in foreign currency borrowings and repayment of high cost borrowings of ICICI.
      As a result of the higher cost of funds and decrease in the gains on securitization/ sell down of assets, net interest margin decreased to 2.7% in fiscal 2007 from 2.8% in fiscal 2006. Net interest margin is expected to continue to be lower than other banks in India until we increase the proportion of retail deposits including low cost deposits in our total funding. The net interest margin is also impacted by the relatively lower net interest margin earned by our foreign branches, which is offset by the higher fee income that we are able to earn by leveraging our international presence and our ability to meet the foreign currency borrowing requirements of Indian companies.
      Interest rates in the banking system have continually increased over the last two years. As our liabilities, in general, re-price faster than our assets, our net interest income is adversely impacted in a rising interest rate scenario. During the last quarter of fiscal 2007, the Indian markets experienced volatility and sharp increases in interest rates and we experienced a sharp increase in our funding costs, which may adversely impact our net interest margin during fiscal 2008 until the yield on our interest-earning assets also increases to offset the increase in funding costs. Further, it cannot be assured that we would be able to pass through all the increases in our funding costs to our lending customers. Any failure to pass the higher funding costs completely to our customers would adversely impact our net interest margin. Higher interest rates would also impact our fixed income trading and other investment portfolio adversely. See also “Risk Factors — Our banking and trading activities are particularly vulnerable to interest rate risk and volatility in interest rates could adversely affect our net interest margin, the value of our fixed income portfolio, our income from treasury operations, the quality of our loan portfolio and our financial performance.” and “Business — Risk Management — Qualitative and Quantitative Disclosures About Market Risk”.
      The Reserve Bank of India has increased the cash reserve ratio requirement for banks from 5.0% at the beginning of fiscal 2007 to 6.5% currently. Further effective April 13, 2007 the Reserve Bank of India has discontinued the interest payment on the balances maintained under the cash reserve ratio requirement. As a result, during fiscal 2008 and subsequent years we would earn no interest income on the cash reserve ratio requirement of 6.5% of net demand and time liabilities maintained in the form of balances with the Reserve Bank of India as compared to interest income of 1.4% on the lower cash reserve ratio requirement during fiscal 2007 This will adversely impact our net interest income and net interest margin in fiscal 2008.

Non-Interest Income
      The following table sets forth, for the periods indicated, the principal components of non-interest income.

	Year Ended March 31,

					2007/2006
	2006	2007	2007		% Change

	(In millions, except percentages)
Commission, exchange and brokerage	Rs. 32,546	Rs. 54,432	US$	1,263	67.3%
Profit/(loss) on sale of investments (net)	10,989	14,062		326	28.0
Profit/(loss) on revaluation of investments (net)	(8,527)	(11,777)		(273)	38.1
Profit/(loss) on sale of land, buildings and other assets (net)	52	351		8	575.5
Profit/(loss) on foreign exchange transactions (net)	4,452	8,435		196	89.5
Income pertaining to insurance business(1)	50,704	95,126		2,207	87.6
Miscellaneous income (including lease income)	4,581	2,996		70	(34.6)

Total other income	Rs. 94,797	Rs. 163,625	US$	3,797	72.6%

(1)	The amount of premium ceded on re-insurance has been reclassified from expenses pertaining to insurance business and netted off from non-interest income.
     Non-interest income increased by 72.6% for fiscal 2007 to Rs. 163.6 billion (US$3.8 billion) from Rs. 94.8 billion (US$2.2 billion) for fiscal 2006 primarily due to a 67.3% increase in commission, exchange and brokerage to Rs. 54.4 billion (US$1.3 billion) in fiscal 2007 from Rs. 32.5 billion (US$755 million) in fiscal 2006 and a 87.6% increase in income pertaining to insurance business to Rs. 95.1 billion (US$2.2 billion) in fiscal 2007 from Rs. 50.7 billion (US$1.2 billion) in fiscal 2006.
      Commission, exchange and brokerage increased by 67.3% to Rs. 54.4 billion (US$1.2 billion) in fiscal 2007 from Rs. 32.5 billion (US$755 million) primarily due to growth in fee income from retail products and services, including fee arising from retail asset products and credit cards, retail liability related fee income like account servicing charges, third party distribution fees and fees from small enterprise customers. Fees from commercial banking operations for corporate and international customers also witnessed strong growth. Commission, exchange and brokerage of our UK subsidiary increased by 61.4% to Rs. 1.7 billion (US$40 million) in fiscal 2007 from Rs. 1.1 billion (US$25 million) in fiscal 2006 primarily due to increase in fees from structuring and syndication of financing transactions. Commission, exchange and brokerage of our investment banking subsidiary increased to Rs. 6.7 billion (US$155 million) in fiscal 2007 from Rs. 3.0 billion (US$70 million) in fiscal 2006 primarily due to increase in the advisory fees and the income of ICICI Web Trade Limited which was amalgamated with our investment banking subsidiary with effect from April 1, 2006.
      Profit on sale of investments increased by 28.0% to Rs. 14.1 billion (US$326 million) in fiscal 2007 from Rs. 11.0 billion (US$255 million) in fiscal 2006 primarily due to higher level of gains from equity divestments, offset in part by lower profits on proprietary trading as a result of the sharp fall in the equity markets in May 2006 and adverse conditions in debt markets. The net loss on revaluation of investments was Rs. 11.8 billion (US$273 million) in fiscal 2007 as compared to Rs. 8.5 billion (US$198 million) in fiscal 2006 primarily due to amortization of premium on government securities which was earlier classified as provisions and contingencies. This re-classification is in accordance with the revised guidelines of the Reserve Bank of India issued on April 20, 2007. Income from foreign exchange transaction includes income from derivatives reflecting primarily the transactions undertaken with customers by us and hedged in the inter-bank market, and income from merchant foreign exchange transactions. Income from foreign exchange transactions increased by 89.5% to Rs. 8.4 billion (US$196 million) in fiscal 2007 from Rs. 4.5 billion (US$103 million) in fiscal 2006 primarily due to increase in the volumes of the foreign exchange transactions, including the derivative transactions undertaken with customers by us and hedged in the inter-bank market.

      Income pertaining to insurance business representing premium income of our life and general insurance subsidiaries increased by 87.6% to Rs. 95.1 billion (US$2.2 billion) in fiscal 2007 from Rs. 50.7 billion (US$1.2 billion) in fiscal 2006. The income pertaining to insurance business includes Rs. 81.4 billion (US$1.9 billion) from our life insurance business and Rs. 13.7 billion (US$318 million) net written premium from our general insurance business. The new business premium of ICICI Prudential Life Insurance Company Limited increased by 98.4% to Rs. 51.6 billion (US$1.2 billion) in fiscal 2007 from Rs. 26.0 billion (US$604 million) in fiscal 2006. The gross written premium of ICICI Lombard General Insurance Company Limited increased by 88.7% to Rs. 30.0 billion (US$697 million) in fiscal 2007 from Rs. 15.9 billion (US$369 million) in fiscal 2006. We recognize life insurance premium as income when due. Premium on lapsed policies is recognized as income when such policies are reinstated. General insurance premium is recognized as income over the period of risks or the contract period. Any subsequent revision to premium is recognized over the remaining period of risks or contract period.
      Miscellaneous income declined by 34.6% to Rs. 3.0 billion (US$70 million) in fiscal 2007 from Rs. 4.6 billion (US$106 million) in fiscal 2006 primarily due to decline in lease income by 34.0% to Rs. 2.4 billion (US$56 million) in fiscal 2007 from Rs. 3.6 billion (US$84 million) in fiscal 2006.

Non-Interest Expense
      The following table sets forth, for the periods indicated, the principal components of non-interest expense.

	Year Ended March 31,

					2007/2006
	2006	2007	2007		% Change

	(In millions, except percentages)
Payments to and provisions for employees	Rs. 17,112	Rs. 26,365	US$	612	54.1%
Depreciation on own property	3,908	4,272		99	9.3
Auditor’s fees and expenses	43	64		1	48.1
Other administrative expenses	26,563	48,588		1,127	82.9

Operating expenses	47,626	79,289		1,839	66.5
Direct marketing agency expenses	11,912	15,602		362	31.0
Depreciation on leased assets	2,771	1,883		44	(32.1)
Expenses pertaining to insurance business(1)	43,389	83,358		1,934	92.1

Total non-interest expenses	Rs. 105,698	Rs. 180,132	US$	4,179	70.4%

(1)	The amount of premium ceded on re-insurance has been reclassified from expenses pertaining to insurance business and netted off from non-interest income.
     Non-interest expense increased by 70.4% to Rs. 180.1 billion (US$4.2 billion) in fiscal 2007 from Rs. 105.7 billion (US$2.5 billion) in fiscal 2006 primarily due to an increase of 92.1% in expenses pertaining to the insurance business, increase of 54.1% in employee expenses and 82.9% increase in other administrative expenses.
      Employee expenses increased by 54.1% to Rs. 26.4 billion (US$612 million) in fiscal 2007 from Rs. 17.1 billion (US$397 million) in fiscal 2006, primarily due to 47.4% increase in the number of employees. The employee expenses for ICICI Bank increased by 49.4% to Rs. 16.2 billion (US$612 million) in fiscal 2007 from Rs. 10.8 billion (US$397 million) in fiscal 2006 primarily due to a 31.3% increase in the number of employees to 33,321 at year-end fiscal 2007 from 25,384 at year-end fiscal 2006 and annual increase in the salaries and higher cost due to monetization of benefits on loan facilities available to employees at concessional rates of interests and other employee benefits. The employee expenses for ICICI Prudential Life Insurance Company increased by 78.2% to Rs. 5.2 billion (US$121 million) in fiscal 2007 from Rs. 2.9 billion (US$68 million) in fiscal 2006 primarily due to a 111.8% increase in number of employees to 16,317 at year-end fiscal 2007 from 7,704 at year-end fiscal 2006. The employee expenses for

ICICI Lombard General Insurance Company increased by 103.1% to Rs. 2.4 billion (US$57 million) in fiscal 2007 from Rs. 1.2 billion (US$28 million) in fiscal 2006 primarily due to a 108.9% increase in number of employees to 4,770 at year-end fiscal 2007 from 2,283 at year-end fiscal 2006. The increase in employees was commensurate with the growth in businesses.
      Other administrative expenses increased by 82.9% to Rs. 48.6 billion (US$1.1 billion) in fiscal 2007 from Rs. 26.6 billion (US$616 million) in fiscal 2006 primarily due to the increased volume of business, particularly in retail business and include maintenance of ATMs, credit card related expenses, call center expenses and technology expenses. The number of branches (excluding foreign branches and offshore banking units) and extension counters increased to 755 at year-end fiscal 2007 from 614 at year-end fiscal 2006. The number of ATMs increased to 3,271 at year-end fiscal 2007 from 2,200 at year-end fiscal 2006. The number of branches and offices of our insurance subsidiaries increased to 803 at year-end fiscal 2007 from 463 at year-end fiscal 2006.
      Direct marketing agency expenses increased by 31.0% to Rs. 15.6 billion (US$362 million) in fiscal 2007 from Rs. 11.9 billion (US$276 million) in fiscal 2006 in line with the growth in our business volumes. We use marketing agents, called direct marketing agents or associates, for sourcing our retail assets. We include commissions paid to these direct marketing agents of our retail assets in non-interest expense. These commissions are expensed upfront and not amortized over the life of the loan.
      Expenses pertaining to insurance business, representing provisions for claims, contribution to linked business, commissions paid and reserving for actuarial liability increased by 92.1% to Rs. 83.4 billion (US$1.9 billion) in fiscal 2007 from Rs. 43.4 billion (US$1.0 billion) in fiscal 2006 primarily due to higher business levels in fiscal 2007. The provisions for claims are determined based on actuarial valuation. In line with accounting norms for insurance companies we do not amortize the customer acquisition cost, but account for the expenses upfront.

Provisions for Non-performing Assets and Restructured Loans
      The following table sets forth, at the dates indicated, certain information regarding restructured loans and non-performing assets.

	At March 31,

					2007/2006
	2006	2007	2007		% Change

	(In millions, except percentages)
Gross restructured loans(1)	Rs. 55,463	Rs. 50,407	US$	1,170	(9.1)%
Provisions for restructured loans(1)	(2,305)	(1,581)		(37)	(31.4)

Net restructured loans	53,158	48,826		1,133	(8.1)

Gross non-performing assets	23,086	42,557		987	84.3
Provisions for non-performing assets(2)	(12,280)	(22,249)		(516)	81.2

Net non-performing assets	10,806	20,308		471	87.9

Gross restructured loans and non-performing assets	78,549	92,964		2,157	18.4
Provision for restructured loans and non-performing assets(3)	(14,585)	(23,830)		(553)	63.4

Net restructured loans and non-performing assets	63,964	69,134		1,604	8.1

Gross customer assets	1,638,525	2,234,339		51,841	36.4
Net customer assets	1,622,675	2,209,078		51,255	36.1
Gross restructured loans as a percentage of gross customer assets	3.4%	2.3%
Gross non-performing assets as a percentage of gross customer assets	1.4	1.9

	At March 31,

				2007/2006
	2006	2007	2007	% Change

	(In millions, except percentages)
Net restructured loans as a percentage of net customer assets	3.3	2.2
Net non-performing assets as a percentage of net customer assets	0.7	0.9
Provisions on restructured loans as a percentage of gross restructured assets	4.2	3.1
Provisions on non-performing assets as a percentage of gross non-performing assets	53.2	52.3
Provisions as a percentage of gross customer assets(4)	1.3	1.7

(1)	Includes debentures.

(2)	Includes interest suspense.

(3)	Excludes technical write-offs.

(4)	Includes provision against continuing restructured loans, loans classified as non-performing assets and general provision on performing assets as required by the Reserve Bank of India.
     We classify our loans in accordance with the Reserve Bank of India guidelines into performing and non-performing loans. Further, non-performing assets are classified into sub-standard, doubtful and loss assets based on the criteria stipulated by the Reserve Bank of India. The Reserve Bank of India has separate guidelines for restructured loans. A fully secured standard loan can be restructured by rescheduling of principal repayments and/or the interest element, but must be separately disclosed as a restructured loan in the year of restructuring. Similar guidelines apply to restructuring of sub-standard loans. See also “Business — Classification of loans”.
      Gross restructured loans decreased by 9.1% to Rs. 50.4 billion (US$1.2 billion) at year-end fiscal 2007 from Rs. 55.5 billion (US$1.3 billion) at year-end fiscal 2006 primarily due to transfer of certain loans to an asset reconstruction company, on being classified as non-performing. Gross non-performing assets increased by 84.3% to Rs. 42.6 billion (US$987 million) at year-end fiscal 2007 from Rs. 23.1 billion (US$536 million) at year-end fiscal 2006 primarily due to an increase in retail non-performing loans due to a change in the portfolio mix towards non-collateralized loans and seasoning of the retail loan portfolio. We sold gross aggregate value of assets amounting to Rs. 9.8 billion (US$227 million) to an asset reconstruction company during fiscal 2007. As a percentage of net customer assets, net restructured loans were 2.2% at year-end fiscal 2007 compared to 3.3% at year-end fiscal 2006 and net non-performing assets were 0.92% at year-end fiscal 2007 compared to 0.67% at year-end fiscal 2006.
      The following table sets forth, for the period indicated, the composition of provision and contingencies, excluding provision for tax.

	Year Ended March 31,

					2007/2006
	2006	2007	2007		% Change

	(In millions, except percentages)
Provisions for investments (including credit substitutes)(net)(1)	Rs. 134	Rs. 384	US$	9	187.0%
Provision for non-performing assets	4,689	14,553		338	210.4
Provision for standard assets	3,428	7,529		175	119.6
Others	204	308		7	51.1

Total provisions and contingencies (excluding tax)	Rs. 8,455	Rs. 22,774	US$	529	169.4%

(1)	Excludes amortization on Government securities.

(2)	We do not distinguish between provisions and write-offs while assessing the adequacy of our loan loss coverage, as both provisions and write-offs represents a reduction of the principal amount of a non-performing asset. In compliance with Indian regulations governing the presentation of financial information by banks, gross non-performing assets are reported gross of provisions net of cumulative write-offs in our financial statements.
     Provisions are made on standard, sub-standard and doubtful assets at rates prescribed by Reserve Bank of India. Loss assets and unsecured portion of doubtful assets are provided/written off as per the extant Reserve Bank of India guidelines. Subject to the minimum provisioning levels prescribed by the Reserve Bank of India, provisions on homogeneous retail loans/ receivables is assessed at a portfolio level, on the basis of days past due. See also “Business — Classification of loans”.
      Provisions and contingencies (excluding provisions for tax) increased to Rs. 22.8 billion (US$529 million) in fiscal 2007 from Rs. 8.5 billion (US$196 million) in fiscal 2006 primarily due to higher provisions of about Rs. 4.1 billion (US$95 million) made on standard assets in accordance with the revised guidelines issued by the Reserve Bank of India, a significantly lower level of write-backs in fiscal 2007 compared to about Rs. 6.6 billion (US$153 million) write-backs in fiscal 2006, provisions of about Rs. 1.1 billion (US$24 million) on account of frauds in rural portfolio, primarily in our warehouse receipt financing business and a higher level of specific provisioning on retail and other loans. The increase in provisioning on retail loans primarily reflects the growth in retail loans, seasoning of the retail loan portfolio and the change in the portfolio mix towards non-collateralized retail loans where credit losses are higher, but the higher losses are more than offset by the higher yield on such loans.
      Under the Reserve Bank of India guidelines issued in September 2005, banks were required to make a general provision of 0.4% on standard loans (excluding loans to agricultural sector and to small and medium enterprises). In May 2006, the general provisioning requirement for personal loans and advances qualifying as capital market exposure, residential housing loans beyond Rs. 2.0 million and commercial real estate was further increased to 1.0% from 0.4%. In January 2007, the general provisioning requirement for personal loans, credit card receivables, loans and advances qualifying as capital market exposure, commercial real estate loans and advances to non-deposit taking systematically important non-banking financial companies was increased to 2.0%. As a result, general provision on standard assets increased by 115.6% to Rs. 7.5 billion (US$175 million) in fiscal 2007 from Rs. 3.4 billion (US$80 million) in fiscal 2006.

Tax Expense
      Total tax expense was Rs. 7.6 billion (US$177 million) for fiscal 2007 compared to Rs. 7.0 billion (US$162 million) in fiscal 2006. Income tax expense was Rs. 7.0 billion (US$163 million) for fiscal 2007 compared to Rs. 6.6 billion (US$153 million) in fiscal 2006. The effective rate of income tax expense was 20.7% for fiscal 2007 compared to the effective rate of income tax expense of 21.2% for fiscal 2006. The effective income tax rate of 20.7% for fiscal 2007 was lower compared to the statutory tax rate of 33.7% primarily due to concessional rate of tax on capital gains, exemption of dividend income, deduction towards special reserve and deduction of income of offshore banking unit.
      The Indian Finance Act, 2005 imposed an additional income tax on companies called fringe benefit tax. Pursuant to this Act, companies are deemed to have provided fringe benefits to the employees if certain defined expenses are incurred. A portion of these expenses is deemed to be a fringe benefit to the employees and subjects us to tax at a rate of 30%, exclusive of applicable surcharge and cess. This tax is effective from April 1, 2005. The fringe benefit tax expense amounted to Rs. 587 million (US$14 million) for fiscal 2007.

Financial Condition

Assets
      The following table sets forth, at the dates indicated, the principal components of assets.

	At March 31,

					2007/2006
	2006	2007	2007		% Change

	(In millions, except percentages)
Cash and cash equivalents	Rs. 182,551	Rs. 396,891	US$	9,209	117.4%
Investments	840,139	1,206,167		27,985	43.6
Advances (net of provisions)	1,562,603	2,113,994		49,049	35.3
Fixed assets	41,429	43,402		1,007	4.8
Other assets	145,574	182,893		4,243	25.6

Total assets	Rs. 2,772,296	Rs. 3,943,347	US$	91,493	42.2%

      Our total assets increased by 42.2% to Rs. 3,943.3 billion (US$91.5 billion) at year-end fiscal 2007 compared to Rs. 2,772.3 billion (US$64.3 billion) at year-end fiscal 2006, primarily due to an increase in advances, investments and balances maintained with Reserve Bank of India. Net Advances increased by 35.3% to Rs. 2,114.0 billion (US$49.0 billion) from Rs. 1,562.6 billion (US$36.3 billion) primarily due to increase in retail advances in accordance with our strategy of growth in our retail portfolio, offset, in part by reduction in advances due to repayments and securitizations. Total investments at year-end fiscal 2007 increased by 43.6% to Rs. 1,206.2 billion (US$28.0 billion) from Rs. 840.1 billion (US$19.5 billion) at year-end fiscal 2006 primarily due to 31.9% increase in investments in government and other approved securities in India to Rs. 696.4 billion (US$16.2 billion) at year-end fiscal 2007 from Rs. 528.3 billion (US$12.3 billion) at year-end fiscal 2006 and 67.0% increase in other investments (including bonds and other mortgage securities) to Rs. 273.4 billion (US$6.3 billion) from Rs. 163.7 billion (US$3.8 billion). Banks in India are required to maintain a specified percentage, currently 25%, of their net demand and time liabilities by way of liquid assets like cash, gold or approved unencumbered securities. Cash and cash equivalents increased by 117.4% to Rs. 396.9 billion (US$9.2 billion) from Rs. 182.6 billion (US$4.2 billion) primarily due to increase in balance maintained with Reserve Bank of India due to increase in cash reserve ratio from 5.0% at year-end 2006 to 6.5% effective at year-end fiscal 2007 and higher liquid cash balances maintained by overseas branches and banking subsidiaries. Total assets of our overseas offices (including overseas banking unit in Mumbai) increased by 77.4% to Rs 591.4 billion (US$13.7 billion) at year-end fiscal 2007 from Rs. 333.4 billion (US$. 7.7 billion) at fiscal 2006 primarily due to an increase in the total assets of our UK banking subsidiary, Singapore branch and Bahrain branch.

Liabilities and Stockholders’ Equity
      The following table sets forth, at the dates indicated, the principal components of liabilities and stockholders’ equity.

	At March 31,

					2007/2006
	2006	2007	2007		% Change

	(In millions, except percentages)
Deposits	Rs. 1,724,510	Rs. 2,486,136	US$	57,683	44.2%
Borrowings	450,000	616,595		14,306	37.0
Other liabilities(1)	360,310	581,742		13,497	61.5
Proposed dividend (including corporate dividend tax)	8,809	10,628		247	20.7
Minority interest	2,749	5,096		118	85.3

Total liabilities	2,546,378	3,700,197		85,851	45.3
Equity share capital	8,898	8,993		209	1.1
Preference share capital	3,500	3,500		81	0.0
Reserves and surplus	213,520	230,657		5,352	8.0

Total liabilities (including capital and reserves)	Rs. 2,772,296	Rs. 3,943,347	US$	91,493	42.2%

(1)	Includes subordinated debt.
     Deposits increased by 44.2% to Rs. 2,486.1 billion (US$57.7 billion) at year-end fiscal 2007 from Rs. 1,724.5 billion (US$40.0 billion) at year-end fiscal 2006 primarily due to increase in savings deposit by 54.7% to Rs. 375.3 billion (US$8.7 billion) at year-end fiscal 2007 from Rs. 242.6 billion (US$5.6 billion) and increase in time deposit by 44.5% to Rs. 1,827.2 billion (US$42.4 billion) at year-end fiscal 2007 from Rs. 1,264.8 billion (US$29.3 billion) at year-end fiscal 2006. This significant growth in deposits was primarily achieved through increased focus on retail and corporate customers by offering a wide range of products designed to meet varied individual and corporate needs and leveraging our network of branches, extension counters and ATMs. This is commensurate with our focus of increased funding through deposits. Total deposits at year-end fiscal 2007 constituted 75.0% of our funding (i.e. deposit, borrowings and subordinated debts). Borrowings (excluding subordinated debt) increased by 37.0% to Rs. 616.6 billion (US$14.3 billion) at year-end fiscal 2007 from Rs. 450.0 billion (US$10.4 billion) at year-end fiscal 2006 primarily due to increase in foreign currency borrowings of our international branches and banking subsidiaries. Minority interest increased by 85.3% to Rs. 5.1 billion (US$118 million) at year-end fiscal 2007 from Rs. 2.8 billion (US$64 million) at year-end fiscal 2006 primarily due to increase of Rs. 8.7 billion (US$413 million) in share capital and reserves of our insurance subsidiaries. Stockholders’ equity increased to Rs. 239.7 billion (US$5.6 billion) at year-end fiscal 2007 from Rs. 222.4 billion (US$5.2 billion) at year-end fiscal 2006 primarily due to retained earnings for the year and exercise of employee stock option. As per the transition provision for Accounting Standard 15 — (Revised) on “Accounting for retirement benefits in financial statements of employer”, the difference in liability on account of retirement benefits created by the group at March 31, 2006 due to the revised standard have been adjusted in reserves and surplus.
Fiscal 2006 to Fiscal 2005

Summary
      Net profit increased by 30.7% to Rs. 24.2 billion (US$562 million) for fiscal 2006 from Rs. 18.5 billion (US$430 million) for fiscal 2005, primarily due to a 48.1% increase in net interest income and a 51.6% increase in non-interest income offset, in part, by a 49.1% increase in non-interest expenses and a Rs. 6.6 billion (US$153 million) increase in provisions and contingencies.

      Net interest income increased by 48.1% to Rs. 50.3 billion (US$1.2 billion) for fiscal 2006 from Rs. 34.0 billion (US$789 million) for fiscal 2005, reflecting an increase of 48.4% in the average volume of interest-earning assets.
      Non-interest income increased by 51.6% to Rs. 94.8 billion (US$2.2 billion) for fiscal 2006 from Rs. 62.5 billion (US$1.5 billion) for fiscal 2005 primarily due to a 56.8% increase in commission, exchange and brokerage and a 70.9% increase in income from insurance business.
      Non-interest expense increased by 49.1% to Rs. 105.7 billion (US$2.5 billion) for fiscal 2006 from Rs. 70.9 billion (US$1.6 billion) in fiscal 2005 primarily due to an increase of 56.9% in employee expenses and a 64.6% increase in expenses pertaining to the insurance business.
      Provisions and contingencies (excluding provisions for tax) increased to Rs. 8.5 billion (US$196 million) in fiscal 2006 from Rs. 1.9 billion (US$43 million) in fiscal 2005 primarily due to lower level of write-backs in fiscal 2006 and higher level of provisioning on standard assets in fiscal 2006 as per the Reserve Bank of India guidelines.
      Gross restructured loans decreased by 15.5% to Rs. 55.5 billion (US$1.3 billion) at year-end fiscal 2006 from Rs. 65.6 billion (US$1.5 billion) at year-end fiscal 2005 primarily due to the reclassification of certain loans as standard based on satisfactory performance of the borrower accounts. Gross non-performing assets decreased by 34.0% to Rs. 23.1 billion (US$536 million) at year-end fiscal 2006 from Rs. 35.0 billion (US$812 million) at year-end fiscal 2005 primarily due to sale and repayments of certain non-performing loans.
      Total assets increased by 55.4% to Rs. 2,772.3 billion (US$64.3 billion) at year-end fiscal 2006 compared to Rs. 1,784.3 billion (US$41.4 billion) at year-end fiscal 2005 primarily due to an increase in retail loans and investments in government securities.

Net Interest Income
      The following table sets forth, for the periods indicated, the principal components of net interest income.

	Year Ended March 31,

					2006/2005
	2005	2006	2006		% Change

	(In millions, except percentages)
Interest income	Rs. 102,029	Rs. 151,358	US$	3,512	48.3%
Interest expense	(68,044)	(101,015)		(2,344)	48.5

Net interest income	Rs. 33,985	Rs. 50,343	US$	1,168	48.1%

      Net interest income increased by 48.1% to Rs. 50.3 billion (US$1.2 billion) in fiscal 2006 from Rs. 34.0 billion (US$789 million) in fiscal 2005 reflecting an increase of Rs. 588.9 billion (US$13.6 billion) or 48.4% in the average volume of interest-earning assets.
      The average volume of interest-earning assets increased by 48.4% or Rs. 588.9 billion (US$13.7 billion) to Rs. 1,806.6 billion (US$41.9 billion) during fiscal 2006 from Rs. 1,217.7 billion (US$28.3 billion) during fiscal 2005, primarily due to the increase in average advances. Average advances increased by 57.2% to Rs. 1,200.3 billion (US$27.9 billion) in fiscal 2006 from Rs. 763.7 billion (US$17.7 billion) in fiscal 2005. This increase in average advances was primarily due to increased disbursements of retail finance loans offset, in part, by the sell-down/securitization and repayments of loans. The average volume of interest-earning foreign currency assets increased by 80.5% to Rs. 275.3 billion (US$6.4 billion) during fiscal 2006 from Rs. 152.6 billion (US$3.5 billion) during fiscal 2005 primarily due to increased business volumes of our international branches and subsidiaries.
      Total interest income increased by 48.3% to Rs. 151.3 billion (US$3.5 billion) for fiscal 2006 from Rs. 102.0 billion (US$2.4 billion) for fiscal 2005 primarily due to an increase of 48.4% in the average volume of total interest-earning assets to Rs. 1,806.6 billion (US$41.9 billion) during fiscal 2006 from

Rs. 1,217.7 billion (US$28.3 billion) during fiscal 2005. The overall yield on average interest-earning assets remained at nearly the same levels given that the decline in yield on advances to 8.9% for fiscal 2006 from 9.6% for fiscal 2005 was offset by the increase in yield on investments to 7.9% for fiscal 2006 from 6.3% for fiscal 2005.
      In February 2006, the Reserve Bank of India issued guidelines on accounting for securitization of standard assets. In accordance with these guidelines, with effect from February 1, 2006, we account for any loss on securitization immediately at the time of sale and the profit/premium arising on account of securitization is amortized over the life of the asset. Prior to February 1, 2006, profit arising on account of securitization was recorded at the time of sale. The gains on sell down were about 9.1% of net interest income for fiscal 2006 (0.3% of average interest-earning assets) compared to 15.3      % of net interest income for fiscal 2005 (0.4% of average interest-earning assets).
      Total interest expense increased by 48.5% to Rs. 101.0 billion (US$2.3 billion) during fiscal 2006 from Rs. 68.0 billion (US$1.6 billion) during fiscal 2005 primarily due to an increase of 47.0% in average interest-bearing liabilities to Rs. 1,795.2 billion (US$41.7 billion) in fiscal 2006 from Rs. 1,221.3 billion (US$28.3 billion) in fiscal 2005. Average deposits, with an average cost of 4.8% for fiscal 2006, constituted 69.9% of total average interest-bearing liabilities compared to 62.9% of the total average interest-bearing liabilities with a cost of 4.2% for fiscal 2005. The increase in average cost of deposits in fiscal 2006 was primarily due to the general increase in interest rates reflecting the tight liquidity scenario in the last quarter of fiscal 2006. The average cost of total borrowings including subordinated debt decreased to 7.7% in fiscal 2006 from 7.8% in fiscal 2005 primarily due to increase in foreign currency borrowings and repayment of high cost borrowings of ICICI.
      Our net interest margin was 2.79% for fiscal 2006, the same level as for fiscal 2005 as the positive impact of equity capital raising in fiscal 2006 was offset by increased cost of deposits and a lower contribution of securitization gains.

Non-Interest Income
      The following table sets forth, for the periods indicated, the principal components of non-interest income.

	Year Ended March 31,

					2006/2005
	2005	2006	2006		% Change

	(In millions, except percentages)
Commission, exchange and brokerage	Rs. 20,751	Rs. 32,546	US$	755	56.8%
Profit/(loss) on sale of investments (net)	7,560	10,989		255	45.3
Profit/(loss) on revaluation of investments (net)	(2,619)	(8,526)		(198)	225.6
Profit/(loss) on sale of land, buildings and other assets (net)	(9)	52		1	(663.4)
Profit/(loss) on foreign exchange transactions (net)	2,781	4,452		103	60.1
Income pertaining to insurance business(1)	29,674	50,703		1,176	70.9
Miscellaneous income (including lease income)	4,392	4,581		106	4.3

Total other income	Rs. 62,530	Rs. 94,797	US$	2,199	51.6%

(1)	The amount of premium ceded on re-insurance has been reclassified from expenses pertaining to insurance business and netted off from non-interest income.
     Non-interest income increased by 51.6% for fiscal 2006 to Rs. 94.8 billion (US$2.2 billion) from Rs. 62.5 billion (US$1.5 billion) for fiscal 2005 primarily due to a 56.8% increase in commission, exchange and brokerage to Rs. 32.5 billion (US$755 million) in fiscal 2006 from Rs. 20.8 billion (US$481 million) in fiscal 2005 and a 70.9% increase in income pertaining to insurance business to Rs. 50.7 billion (US$1.2 billion) in fiscal 2006 from Rs. 29.7 billion (US$688 million) in fiscal 2005.

      Commission, exchange and brokerage increased by 56.8% primarily due to growth in credit card fees and third-party product fees, increase in income from remittances and other fees from international banking business and growth in corporate banking fees.
      Profit on sale of investments increased by 45.3% to Rs. 11.0 billion (US$255 million) in fiscal 2006 from Rs. 7.6 billion (US$95 million) in fiscal 2005 as we continued to capitalize on the opportunities created by the buoyant equity market through divestment of certain of our non-core investments and through proprietary trading operations. The net loss on the revaluation of investments was Rs. 8.5 billion (US$198 million) in fiscal 2006 as compared to Rs. 2.6 billion (US$61 million) in fiscal 2005 primarily due to significantly higher level of amortization of premium on government securities of Rs. 8.0 billion (US$186 million) in fiscal 2006, compared to Rs. 2.8 billion (US$65 million) in fiscal 2005. The increase in premium on government securities was primarily due to an increase in the investments in government securities and transfer of a substantial portion of the investments in government securities from “available for sale” to “held to maturity category” in the second half of fiscal 2005. This was earlier classified as provisions and contingencies and the reclassification is in accordance with the revised guidelines of the Reserve Bank of India. Income from foreign exchange transaction includes income from derivatives reflecting primarily the transactions undertaken with customers by us and hedged or in the inter-bank market, and income from merchant foreign exchange transactions.
      Income pertaining to insurance business representing primarily premium income on our life and general insurance products increased by 70.9% to Rs. 50.7 billion (US$1.2 billion) from Rs. 29.7 billion (US$688 million) reflecting primarily an increase in the number of policies issued. The income pertaining to insurance business includes Rs. 43.8 billion (US$1.0 billion) from our life insurance business and Rs. 6.9 billion (US$161 million) from our general insurance business. We recognize life insurance premium as income when due. Premium on lapsed policies is recognized as income when such policies are reinstated. General insurance premium is recognized as income over the period of risks or the contract period. Any subsequent revision to premium is recognized over the remaining period of risks or contract period.
      Miscellaneous income increased by 4.3% to Rs. 4.6 billion (US$106 million) in fiscal 2006 from Rs. 4.4 billion (US$102 million) in fiscal 2005. Miscellaneous income includes unrealized gain/loss on certain derivative transactions.

Non-Interest Expense
      The following table sets forth, for the periods indicated, the principal components of non-interest expense.

	Year Ended March 31,

					2006/2005
	2005	2006	2006		% Change

	(In millions, except percentages)
Payments to and provisions for employees	Rs. 10,908	Rs. 17,112	US$	397	56.9%
Depreciation on own property	3,283	3,908		91	19.0
Auditor’s fees and expenses	36	43		1	20.4
Other administrative expenses	18,549	26,563		616	43.2

Operating expenses	32,776	47,626		1,105	45.3
Direct marketing agency expenses	8,755	11,912		276	36.1
Depreciation on leased assets	2,975	2,771		64	(6.9)
Expenses pertaining to insurance business(1)	26,361	43,389		1007	64.6

Total non-interest expenses	Rs. 70,867	Rs. 105,698	US$	2,452	49.1%

(1)	The amount of premium ceded on re-insurance has been reclassified from expenses pertaining to insurance business and netted off from non-interest income.

     Non-interest expense increased by 49.1% to Rs. 105.7 billion (US$2.5 billion) in fiscal 2006 from Rs. 70.9 billion (US$1.6 billion) in fiscal 2005 primarily due to an increase in employee expenses and increase in the expenses pertaining to the insurance business.
      Employee expenses increased by 56.9% to Rs. 17.1 billion (US$397 million) in fiscal 2006 from Rs. 10.9 billion (US$253 million) in fiscal 2005, primarily due to an increase in the number of employees. The employee expenses for ICICI Bank Limited increased by 45.9% to Rs. 10.8 billion (US$251 million) in fiscal 2006 from Rs. 7.4 billion (US$172 million) in fiscal 2005 primarily due to a 40.8% increase in the number of employees. The employee expenses for ICICI Prudential Life Insurance Company increased by 70.6% to Rs. 2.9 billion (US$67 million) in fiscal 2006 from Rs. 1.7 billion (US$39 million) in fiscal 2005 primarily due to a 48.7% increase in number of employees. The employee expenses for ICICI Lombard General Insurance Company increased by 61.7% to Rs. 1.2 billion (US$28 million) in fiscal 2006 from Rs. 745 million (US$17 million) in fiscal 2005 primarily due to a 82.8% increase in number of employees. The increase in employees was commensurate with the growth in business.
      Other administrative expenses increased by 43.2% to Rs. 26.6 billion (US$616 million) in fiscal 2006 from Rs. 18.6 billion (US$430 million) in fiscal 2005 primarily due to the increased volume of business, particularly in retail business and include maintenance of ATMs, credit card related expenses, call center expenses and technology expenses. The number of bank branches (excluding foreign branches) and extension counters increased to 614 at year-end fiscal 2006 from 562 at year-end fiscal 2005. The number of ATMs increased to 2,200 at year-end fiscal 2006 from 1,910 at year-end fiscal 2005. The number of branches and offices of our insurance subsidiaries increased to 463 at year-end fiscal 2006 from 277 at year-end fiscal 2005.
      Direct marketing agency expenses increased by 36.1% to Rs. 11.9 billion (US$276 million) in fiscal 2006 from Rs. 8.7 billion (US$203 million) in fiscal 2005 in line with the growth in our retail credit business. We use marketing agents, called direct marketing agents or associates, for sourcing retail assets. These commissions are expensed upfront and not amortized over the life of the loan. We reduce direct marketing agency expenses incurred in connection with sourcing our automobile loans on an upfront basis from interest income.
      Expenses pertaining to insurance business, representing provisions for claims, contribution to linked business, commissions paid and reserving for actuarial liability increased by 64.6% to Rs 43.4 billion (US$1.0 billion) in fiscal 2006 from Rs. 26.4 billion (US$612 million) in view of the higher business levels in fiscal 2006. The provisions for claims are determined based on actuarial valuation. In line with accounting norms for insurance companies we do not amortize the customer acquisition cost, but account for the expenses upfront.

Provisions for Non-performing Assets and Restructured Loans
      The following table sets forth, at the dates indicated, certain information regarding restructured loans and non-performing assets.

	At March 31,

					2006/2005
	2005	2006	2006		% change

	(In millions, except percentages)
Gross restructured loans(1)	Rs. 65,623	Rs. 55,463	US$	1,287	(15.5)%
Provisions for restructured loans(1)	(2,991)	(2,305)		(53)	(22.9)

Net restructured loans	62,632	53,158		1,234	(15.1)

Gross non-performing assets	34,973	23,086		536	(34.0)
Provisions for non-performing assets(2)	(14,890)	(12,280)		(285)	(17.5)

Net non-performing assets	20,083	10,806		251	(46.2)

Gross restructured loans and non-performing assets	100,596	78,549		1,822	(21.9)
Provision for restructured loans and non-performing assets(3)	(17,881)	(14,585)		(338)	(18.4)

Net restructured loans and non-performing assets	82,715	63,964		1,484	(22.7)

Gross customer assets	1,049,164	1,638,525		38,017	56.2
Net customer assets	1,029,299	1,622,675		37,649	57.6
Gross restructured loans as a percentage of gross customer assets	6.3%	3.4%
Gross non-performing assets as a percentage of gross customer assets	3.3	1.4
Net restructured loans as a percentage of net customer assets	6.1	3.3
Net non-performing assets as a percentage of net customer assets	2.0	0.7
Provisions on restructured loans as a percentage of gross restructured assets	4.6	4.2
Provisions on non-performing assets as a percentage of gross non-performing assets	42.6	53.2
Provisions as a percentage of gross customer assets(4)	2.1	1.3

(1)	Includes debentures.

(2)	Includes interest suspense.

(3)	Excludes technical write-offs.

(4)	Includes provision against continuing restructured loans, loans classified as non-performing assets and general provision on performing assets as required by the Reserve Bank of India.
     Gross restructured loans decreased by 15.5% to Rs. 55.5 billion (US$1.3 billion) at year-end fiscal 2006 from Rs. 65.6 billion (US$1.5 billion) at year-end fiscal 2005 primarily due to the reclassification of certain loans as standard based on satisfactory performance of the borrower accounts. Gross non-performing assets decreased by 34.0% to Rs. 23.1 billion (US$536 million) at year-end fiscal 2006 from Rs. 35.0 billion (US$812 million) at year-end fiscal 2005 primarily due to sale and repayment of non-performing assets. We sold a gross aggregate value of assets amounting to Rs. 6.2 billion (US$144 million) to an asset reconstruction company during fiscal 2006 and a gross outstanding amount of Rs. 14.4 billion

(US$334 million) to other entities. As a percentage of net customer assets, net restructured loans were 3.3% at year-end fiscal 2006 and 6.1% at year-end fiscal 2005 and net non-performing assets were 0.67% at year-end fiscal 2006 and 1.95% at year-end fiscal 2005.
      The following table sets forth, for the period indicated, the composition of provision and contingencies excluding provision for tax.

	Year Ended March 31,

					2006/2005
	2005	2006	2006		% Change

	(In millions, except percentages)
Provisions for investments (including credit substitutes)(net)	Rs. 2,668	Rs. 134	US$	3	(95.0)%
Provision for non-performing assets	692	4,689		108	577.6
Provision for standard assets	(1,582)	3,428		80	316.7
Others	86	204		5	136.7

Total provisions and contingencies (excluding tax)	Rs. 1,864	Rs. 8,455	US$	196	353.5%

(1)	We do not distinguish between provisions and write-offs while assessing the adequacy of our loan loss coverage, as both provisions and write-offs represents a reduction of the principal amount of a non-performing asset. In compliance with regulations governing the presentation of financial information by banks, gross non-performing assets are reported gross of provisions net of cumulative write-offs in our financial statements.
     Provisions and contingencies (excluding provisions for tax) increased to Rs. 8.5 billion (US$196 million) in fiscal 2006 from Rs. 1.9 billion (US$43 million) in fiscal 2005 primarily due to the lower level of write-backs and higher level of general provisions on standard assets. With effect from the quarter ended December 31, 2005, the Reserve Bank of India increased the requirement of general provisioning on standard advances (excluding advances to the agricultural sector and small and medium enterprises) to 0.40% compared to 0.25% applicable until September 30, 2005. In accordance with the Reserve Bank of India’s guidelines we made general provisions of Rs. 3.4 billion (US$79 million) in fiscal 2006. During fiscal 2006, we re-assessed our provision requirements on performing loans and non-performing loans on a portfolio basis and wrote back an amount of Rs. 1.69 billion (US$39 million) from the provisions against non-performing loans, which were in excess of the regulatory requirements.

Tax Expense
      Total tax expense was Rs. 7.0 billion (US$162 million) for fiscal 2006 compared to Rs. 5.7 billion (US$132 million) in fiscal 2005. Income tax expense was Rs. 6.6 billion (US$153 million) for fiscal 2006 compared to Rs. 5.7 billion (US$132 million) in fiscal 2005. The effective rate of income tax expense was 21.2% for fiscal 2006 compared to the effective rate of income tax expense of 23.8% for fiscal 2005. The effective income tax rate of 21.2% for fiscal 2006 was lower compared to the statutory tax rate of 33.7% primarily due to exempt interest and dividend income and the charging of income at rates lower than statutory tax rates, offset in part by disallowances of certain expenses for tax purposes. Further, during fiscal 2006, we created a deferred tax asset on carry forward capital losses based on our firm plans that sufficient taxable capital gains will be available against which the losses can be set off.
      The Indian Finance Act, 2005 imposes an additional income tax on companies called “fringe benefit tax”. Pursuant to this Act, companies are deemed to have provided fringe benefits to the employees if certain defined expenses are incurred. A portion of these expenses is deemed to be a fringe benefit to the employees and subjects us to tax at a rate of 30%, exclusive of applicable surcharge and cess. This tax is effective from April 1, 2005. The fringe benefit tax expense amounted to Rs. 386 million (US$9 million) for fiscal 2006.

Financial Condition

Assets
      The following table sets forth, at the dates indicated, the principal components of assets.

	At March 31,

					2006/2005
					%
	2005	2006	2006		Change

	(In millions, except percentages)
Cash and cash equivalents	Rs. 136,277	Rs. 182,551	US$	4,236	34.0%
Investments	546,516	840,139		19,493	53.7
Advances (net of provisions)	964,100	1,562,603		36,255	62.1
Fixed assets	41,782	41,429		961	(0.8)
Other assets	95,662	145,574		3,377	52.2

Total assets	Rs. 1,784,337	Rs. 2,772,296	US$	64,322	55.4%

      Our total assets increased by 55.4% to Rs. 2,772.3 billion (US$64.3 billion) at year-end fiscal 2006 compared to Rs. 1,784.3 billion (US$41.4 billion) at year-end fiscal 2005, primarily due to an increase in advances and investments. Total investments at year-end fiscal 2006 increased by 53.7% to Rs. 840.1 billion (US$19.5 billion) from Rs. 546.5 billion (US$12.7 billion) at year-end fiscal 2005 primarily due to a 46.7% increase in investments in government and other approved securities in India to Rs. 528.3 billion (US$12.3 billion) at year-end fiscal 2006 from Rs. 360.2 billion (US$8.4 billion) at year-end fiscal 2005. Net advances increased by 62.1% to Rs. 1,562.6 billion (US$36.3 billion) at year-end fiscal 2006 from Rs. 964.1 billion (US$22.4 billion) at year-end fiscal 2005 primarily due to an increase in retail assets in accordance with our strategy to increase our retail assets portfolio, offset, in part, by a reduction due to repayments and securitization of assets. Total assets (gross) of overseas branches of ICICI Bank (including offshore banking unit in Mumbai) increased by 117.3% to Rs. 275.9 billion (US$6.4 billion) at year-end fiscal 2006 from Rs. 127.0 billion (US$2.9 billion) at year-end fiscal 2005. During the year we acquired an additional stake of 6% in ICICI Prudential Asset Management Company Limited and ICICI Prudential Trust Limited increasing our total shareholding in the company to 51%. The above acquisition resulted in goodwill of Rs. 487 million (US$11 million), which is included in other assets. Other assets increased by 52.2% to Rs. 145.6 billion (US$3.3 billion) at year-end fiscal 2006 from Rs. 95.7 billion (US$2.2 billion) at year-end fiscal 2005 primarily due to an increase in the recoverables in the ordinary course of business from our counterparties, customers and clients resulting from the general increase in business volumes.

Liabilities and Stockholders’ Equity
      The following table sets forth, at the dates indicated, the principal components of liabilities and stockholders’ equity.

	At March 31,

					2006/2005
					%
	2005	2006	2006		Change

	(In millions, except percentages)
Deposits	Rs. 1,011,086	Rs. 1,724,510	US$	40,012	70.6%
Borrowings	383,690	450,000		10,441	17.3
Other liabilities(1)	254,601	360,310		8,360	41.5
Proposed dividend (including corporate dividend tax)	7,193	8,809		204	22.5
Minority interest	1,525	2,749		64	80.3

Total liabilities	1,658,095	2,546,378		59,081	53.6
Equity share capital	7,368	8,898		206	20.8
Preference share capital	3,500	3,500		81	0.0
Reserves and surplus	115,374	213,520		4,954	85.1

Total liabilities (including capital and reserves)	Rs. 1,784,337	Rs. 2,772,296	US$	64,322	55.4%

(1)	Includes subordinated debt.
     Deposits increased by 70.6% to Rs. 1,724.5 billion (US$40.0 billion) at year-end fiscal 2006 from Rs. 1,011.1 billion (US$23.5 billion) at year-end fiscal 2005. This significant growth in deposits was primarily achieved through increased focus on retail and corporate customers by offering a wide range of products designed to meet varied individual and corporate needs and leveraging our network of branches, extension counters and ATMs. Borrowings (excluding subordinated debt) increased by 17.3% to Rs. 450.0 billion (US$10.4 billion) at year-end fiscal 2006 from Rs. 383.7 billion (US$8.9 billion) at year-end fiscal 2005. Minority interest increased to Rs. 2,749 million (US$64 million) at year-end fiscal 2006 from Rs. 1,525 million (US$35 million) at year-end fiscal 2005. The increase is primarily due to the acquisition of additional stakes in ICICI Prudential Asset Management Company Limited and ICICI Prudential Trust Limited as a result of which these companies have been accounted for as subsidiaries in fiscal 2006 as compared to the proportionate consolidation method of accounting followed in fiscal 2005. Stockholders’ equity increased by 81.2% at year-end fiscal 2006 to Rs. 222.4 billion (US$5.2 billion) from Rs. 122.7 billion (US$2.9 billion) at year-end fiscal 2005 primarily due to equity capital raised by us amounting to Rs. 80.0 billion (US$1.9 billion) during fiscal 2006.
Off Balance Sheet Items, Commitments and Contingencies

Foreign Exchange and Derivative Contracts
      We enter into foreign exchange forwards, options, swaps and other derivative products to enable customers to transfer, modify or reduce their foreign exchange and interest rate risks and to manage our own interest rate and foreign exchange positions. These instruments are used to manage foreign exchange and interest rate risk relating to specific groups of on-balance sheet assets and liabilities. The following table sets forth, at the dates indicated, the notional amount of derivative contracts.

	Notional Principal Amounts					Balance Sheet Credit Exposure(1)

	At March 31					At March 31

	2005	2006	2007	2007		2005	2006	2007	2007

	(In millions)
Interest rate products:
Swap agreements	Rs. 1,737,555	Rs 2,720,713	Rs 3,454,593	US$	80,153	Rs. 439	Rs. 2,800	Rs. 10,595	US$	246
Others	89,502	49,390	1,044		24	(52)	18	—		—

Total interest rate products	Rs. 1,827,057	Rs. 2,770,103	Rs. 3,455,637	US$	80,177	Rs. 387	Rs. 2,818	Rs. 10,595	US$	246

Foreign exchange products:
Forward contracts	Rs. 714,653	Rs. 919,149	Rs. 248,088	US$	5,756	Rs. 1,012	Rs. 1,987	Rs. 1,140	US$	26
Swap agreements		25,194	1,005,899		23,339	—	51	750		17
Others	79,178	254,882	822,707		19,088	93	446	(620)		(14)

Total foreign exchange products	Rs. 793,831	Rs. 1,199,225	Rs. 2,076,694	US$	48,183	Rs. 1,105	Rs. 2,484	Rs. 1,270	US$	29

(1)	Denotes the mark-to-market impact of the derivative and foreign exchange products on the reporting date.
     The notional principal amount of interest rate products increased to Rs. 3,455.6 billion (US$80.2 billion) at year-end fiscal 2007 compared to Rs. 2,770.1 billion (US$64.3 billion) at year-end fiscal 2006. The notional principal amount of foreign exchange products increased to Rs. 2,076.7 billion (US$48.2 billion) at year-end fiscal 2007 compared to Rs. 1,199.2 billion (US$27.8 billion) at year-end fiscal 2006. This significant increase in the volumes of interest rates swaps and foreign exchange forward contracts was primarily due to increased transactions carried out by us on behalf of our customers and growth in the market for such products. Market volumes have also increased significantly during this period. As an active player and market-maker in swap and forward exchange contract markets and due to the fact that reduction in positions is generally achieved by entering into offsetting transactions rather than termination/cancellation of existing transactions, we have seen a substantial increase in the notional principal of our swap portfolio during this period.
      An interest rate swap does not entail exchange of notional principal and the cash flow arises on account of the difference between the interest rate pay and receive legs of the swap which is generally much lower than the notional principal of the swap. A large proportion of interest rate swaps, currency swaps and forward exchange contracts are on account of market making which involves providing regular two-way prices to customers or inter-bank counter-parties. This results in generation of a higher number of outstanding transactions, and hence a large value of gross notional principal of the portfolio. For example, if a transaction entered into with a customer is covered by an exactly opposite transaction entered into with another counter-party, the net market risk of the two transactions will be zero whereas, the notional principal of the portfolio will be the sum of both transactions.

Securitization
      We primarily securitize commercial loans through “pass-through” securitization transactions involving special purpose entities (SPE), commonly Trusts by nature. After the securitization, we generally continue to maintain customer account relationships and service loans transferred to the securitization trusts. The securitization transactions are either with limited recourse or without recourse. In certain cases, we may enter into derivative transactions such as interest rate swaps with the contributors to the securitization trusts. In February 2006, the Reserve Bank of India issued guidelines on securitization of standard assets (Guidelines). In accordance with these guidelines, in effect since February 1, 2006, we account for any loss arising on securitization immediately at the time of sale and amortize the profit/ premium arising on account of securitization over the life of the asset. Prior to February 1, 2006, profit arising on account of securitization was recorded at the time of sale.

      In certain cases, prior to the issuance of the guidelines, we have written put options, which require us to purchase, upon request of the holders, securities issued in certain securitization transactions. The put options seek to provide liquidity to holders of such instruments. If exercised, we are obligated to purchase the securities at the pre-determined exercise price.
      We may sometimes invest in financial assets such as mortgage loans, commercial vehicles and trade receivables transferred in pass-through securitizations. An originator of a typical securitization transfers a portfolio of financial assets to a SPE, commonly a Trust. We account for these investments at inception at acquisition price.

Loan Commitments
      We have outstanding undrawn commitments to provide loans and financing to customers. These loan (including fungible commitments on non funds facility) commitments aggregated Rs. 401.7 billion (US$9.3 billion) as of March 31, 2007 compared to Rs. 280.6 billion (US$6.5 billion) as of March 31, 2006. The interest rate on fund-based commitments is dependent on the lending rates on the date of the loan disbursement. Further, the commitments have fixed expiration dates and are contingent upon the borrower’s ability to maintain specific credit standards.

Capital Commitments
      We are obligated under a number of capital contracts. Capital contracts are job orders of a capital nature, which have been committed. As of the balance sheet date, work had not been completed to this extent. Estimated amounts of contracts remaining to be executed on capital account aggregated Rs. 3.7 billion (US$85 million) as of March 31, 2007 as compared to Rs. 1.5 billion (US$34 million) as of March 31, 2006.

Operating Lease Commitments
      We have commitments under long-term operating leases principally for premises. The following table sets forth, a summary of future minimum lease rental commitments at year-end fiscal 2007.

(In
Lease rental commitments for fiscal	millions)

2008	Rs. 987
2009	920
2010	818
2011	698
2012	565
Thereafter	1,352

Total minimum lease commitments	Rs. 5,520

Guarantees
      As a part of our financing activities, we issue guarantees to enhance the credit standing of our customers. The guarantees are generally for a period not exceeding 10 years. The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. We have the same appraisal process for guarantees as that for any other loan product. Guarantees increased by 54.5% to Rs. 311.6 billion (US$7.2 billion) at year-end fiscal 2007 from Rs. 201.7 billion (US$4.7 billion) at year-end fiscal 2006.

      The following table sets forth, at the dates indicated, guarantees outstanding.

	At March 31,

			2006/2005				2007/2006
			%				%
	2005	2006	Change	2007	2007		Change

	(In millions, except percentages)
Financial guarantees(1)	Rs. 61,848	Rs. 68,660	12%	Rs. 116,303	US$	2,698	69.4%
Performance guarantees(2)	99,808	133,079	33%	195,272		4,531	46.7%

Total guarantees	Rs. 161,656	Rs. 201,739	25%	Rs. 311,575	US$	7,229	54.4%

(1)	Consists of instruments guaranteeing the timely contractual payment of loan obligations, primarily to foreign lenders on behalf of project companies.

(2)	Consists of instruments guaranteeing the performance by a company of an obligation, such as exports.
     The following table sets forth contractual obligations on long-term debt, operating lease and guarantees at year-end fiscal 2007.

	Payments due by period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In millions)
Long-term debt obligations	Rs. 645,924	Rs. 76,536	Rs. 220,888	Rs. 160,396	Rs. 188,104
Operating lease obligations	5,520	987	1,738	1,263	1,532
Guarantees
Financial guarantees	116,303	65,739	35,559	8,726	6,279
Performance guarantees	195,272	72,833	89,803	26,676	5,960

Total	Rs. 963,019	Rs. 216,095	Rs. 347,988	Rs. 197,061	Rs. 201,875

Capital Resources
      ICICI Bank is subject to the capital adequacy requirements of the Reserve Bank of India, which are primarily based on the capital adequacy accord reached by the Basel Committee of Banking Supervision, Bank of International Settlements in 1988. We are required to maintain a minimum ratio of total capital to risk adjusted assets of 9.0%, at least half of which must be Tier 1 capital.
      Our total capital adequacy ratio calculated in accordance with the Reserve Bank of India guidelines at year-end fiscal 2007 was 11.69%, including Tier I capital adequacy ratio of 7.42% and Tier II capital adequacy ratio of 4.27%. In accordance with the Reserve Bank of India guidelines, the risk-weighted assets at year-end fiscal include home loans to individuals at a risk weightage of 75%, other consumer loans and capital market exposure at a risk weightage of 125%. Commercial real estate exposure and investments in venture capital funds have been considered at a risk weightage of 150%. The risk-weighted assets at year-end fiscal 2006 and year-end fiscal 2007 also include the impact of capital requirement for market risk on the held for trading and available for sale portfolio. Deferred tax assets amounting to Rs. 6.1 billion (US$142 million) and unamortized amount of expenses on Early Retirement Option Scheme amounting to Rs. 502 million (US$12 million) at year-end fiscal 2007, have been reduced from Tier I capital while computing the capital adequacy ratio.
      In accordance with the Reserve Bank of India guidelines, Tier I capital includes Rs. 1.50 billion (US$35 million) of 20-year non-cumulative preference shares issued to ITC Limited (face value of Rs. 3.50 billion (US$81 million) as a part of the scheme for merger of ITC Classic Finance Limited with ICICI.

      Reserve Bank of India issued guidelines in October, 2005 permitting banks that have maintained capital of at least 9.0% of the risk-weighted assets for credit risk and market risk for held for trading and available for sale categories of investments to transfer the balance in the investment fluctuation reserve ‘below the line’ in the profit and loss appropriation account to statutory reserve, general reserve or balance of profit & loss account. Pursuant to the above, the entire balance in investment fluctuation reserve at year-end fiscal, 2006, of Rs. 13.2 billion (US$306 million) was transferred to revenue and other reserves and hence considered in the Tier-I capital.
      For all securitization deals executed subsequent to February 1, 2006, capital requirement has been considered in accordance with the Reserve Bank of India guidelines issued in this regard on February 1, 2006. In January 2006, the Reserve Bank of India issued guidelines permitting banks to issue perpetual debt with a call option after not less than 10 years, to be exercised with its prior approval, for inclusion in Tier I capital up to a maximum of 15% of total Tier I capital, The Reserve Bank of India also permitted banks to issue debt instruments with a minimum maturity of 15 years and a call option after not less than 10 years, to be exercised with its prior approval, for inclusion in Tier II capital.
      In February 2005, the Reserve Bank of India had issued draft Basel II guidelines which it further modified to issue revised draft guidelines in March 2007. In April 2007, the Reserve Bank of India issued final guidelines for the implementation of a revised Basel II capital adequacy framework that would be effective year-end fiscal 2008 for us. The guidelines for the capital adequacy framework include an increase in the minimum Tier-1 Capital Adequacy Ratio from 4.5% to 6.0% and, the introduction of capital for operational risk as per Basel II. Further, the risk weight for consumer credit and residential mortgages will continue to remain at 125.0% and 75.0% (risk weights for residential mortgage loans of less than Rs. 2 million (US$46,404) with loan-to-value ratio of less than 75.0% would be 50.0%). The capital adequacy norms stipulate a capital charge on undrawn commitments. The norms also increase the risk-weightage for domestic corporates (for loans greater than Rs. 100 million (US$2 million)) without a solicited external rating to 150.0% in a phased manner as compared to 100% currently. Similarly, non-resident corporates (for loans greater than Rs. 100 million (US$2 million)) without a rating from an international rating agency would attract 150.0% risk weightage in a phased manner compared to 100% currently.
      The following table sets forth, at the dates indicated, risk-based capital, risk-weighted assets and risk-based capital adequacy ratios computed in accordance with the applicable Reserve Bank of India guidelines and based on ICICI Bank’s unconsolidated financial statements prepared in accordance with Indian GAAP.

	At March 31,

	2006	2007	2007

	(In millions)
Tier 1 capital	Rs. 191,815	Rs. 215,033	US$	4,989
Tier 2 capital	86,611	123,929		2,875

Total capital	Rs. 278,426	Rs. 338,962	US$	7,864

On-balance sheet risk weighted assets	Rs. 1,557,236	Rs. 2,132,643	US$	49,481
Off-balance sheet risk weighted assets	528,700	767,288		17,803

Total risk weighted assets	Rs. 2,085,936	Rs. 2,899,931	US$	67,284

Tier 1 capital adequacy ratio	9.20%	7.42%
Tier 2 capital adequacy ratio	4.15%	4.27%

Total capital adequacy ratio	13.35%	11.69%

      Foreign currency bonds amounting to Rs. 32.3 billion (US$750 million) raised for Upper Tier-II capital have been excluded from the above capital adequacy ratio computation, pending clarification required by

Reserve Bank of India regarding certain terms of these bonds. If these bonds were considered as Tier-II capital, the capital adequacy ratio would be 12.81%.
      From time to time, we may access the capital markets through additional equity or debt offerings to increase our capital resources.
Liquidity Risk
      Liquidity risk arises in the funding of lending, trading and investment activities and in the management of trading positions. It includes both the risk of unexpected increases in the cost of funding an asset portfolio at appropriate maturities and the risk of being unable to liquidate a position in a timely manner at a reasonable price. The goal of liquidity management is to be able, even under adverse conditions, to meet all liability repayments on time and fund all investment opportunities.
      We maintain diverse sources of liquidity to facilitate flexibility in meeting funding requirements. Incremental operations are principally funded by accepting deposits from retail and corporate depositors. The deposits are augmented by borrowings in the short-term inter-bank market and through the issuance of bonds. Loan maturities and sale of investments also provide liquidity. Most of the funds raised are used to extend loans or purchase securities. Generally, deposits are of a shorter average maturity than loans or investments.
      Most of our incremental funding requirements, including replacement of maturing liabilities of ICICI, which generally had longer maturities, are met through short-term funding sources, primarily in the form of deposits including inter-bank deposits. However, a large portion of our assets, primarily the assets of ICICI and our home loan portfolio, have medium or long-term maturities, creating a potential for funding mismatches. We actively monitor our liquidity position and attempt to maintain adequate liquidity at all times to meet all requirements of all depositors and bondholders, while also meeting the requirement of lending groups. We seek to establish a continuous information flow and an active dialogue between the funding and borrowing divisions of the organization to enable optimal liquidity management. A separate group is responsible for liquidity management.
      Another source of liquidity risk is the put options written by us on the loans, which we have securitized. These options are binding on us and require us to purchase, upon request of the holders, securities issued in such securitized transactions. The options seek to provide liquidity to the security holders. If exercised, we will be obligated to purchase the securities at the pre-determined exercise price. Under the Reserve Bank of India’s statutory liquidity ratio requirement, we are required to maintain 25.0% of our total demand and time liabilities by way of approved securities, such as government of India securities and state government securities. We maintain a significant part of the statutory liquidity ratio through a portfolio of government of India securities that we actively manage to optimize the yield and benefit from price movements. Under the Reserve Bank of India’s cash reserve ratio requirements, we were required to maintain 6.50% of our demand and time liabilities in a current account with the Reserve Bank of India. We also have recourse to the liquidity adjustment facility and the refinance window, which are short-term funding arrangements provided by the Reserve Bank of India. We maintain a portfolio of liquid high quality securities that may be sold on an immediate basis to meet our liquidity needs.
      We also have the option of managing liquidity by borrowing in the inter-bank market on a short-term basis. The overnight market, which is a significant part of the inter-bank market, is susceptible to volatile interest rates. These interest rates on certain occasions have touched historical highs of 70.0% and above. To curtail reliance on such volatile funding, our liquidity management policy has stipulated daily limits for borrowing and lending in this market. The limit on daily borrowing is more stringent than the limit set by the Reserve Bank of India. ICICI Securities Limited, like us, relies for a certain proportion of its funding on the inter-bank market for overnight money and is therefore also exposed to similar risk of volatile interest rates.
      We are required to submit gap analysis on a monthly basis to the Reserve Bank of India. Pursuant to the Reserve Bank of India guidelines, the liquidity gap (if negative) must not exceed 20.0% of outflows in the 1-14 day and the 15-28 day time category. We prepare fortnightly maturity gap analysis to review our liquidity position. Static gap analysis is also supplemented by a dynamic analysis for the short-term, to enable the liability raising units to have a fair estimate of the short-term funding requirements. In addition, we also monitor certain liquidity ratios on a fortnightly basis.
      The following table sets forth, our ratings for various instruments by credit rating agencies.

Moody’s
		Credit Analysis &		Investor	Standard &
Instrument	ICRA	Research Limited	CRISIL	Services	Poor’s	JCRA

Lower Tier II capital bonds	AAA	AAA	AAA	—	—	—
Upper Tier II debt	—	AAA	AAA	Baa2	BB	—
Tier I perpetual debt	—	AAA	AAA	Baa2	BB	—
Term deposits	AAA	AAA	AAA	—	—	—
Certificates of deposits	A1+	PR1+	—	—	—	—
Long-term foreign currency borrowings	—	—	—	Baa2	BBB-	BBB
Global local currency borrowings	—	—	—	A2/P-1	—	—
Short term foreign currency ratings	—	—	—	Ba2/ Not Prime	A-3	—
      The outlook from Standard and Poor, Moody’s and JCRA is stable. Any downgrade in these credit ratings, or any adverse change in these ratings relative to other banks and financial intermediaries, could adversely impact our ability to raise resources to meet its funding requirements, which in turn could adversely impact our liquidity position.
Capital Expenditure
      The following tables set forth, for the periods indicated, certain information related to capital expenditure by category of fixed assets.

	Cost at March 31,	Additions/	Deletions/
	2004	transfers	transfers	Depreciation

	Fiscal 2005

					Net assets at March
					31, 2005

	)
	(In millions
Premises	Rs. 17,092	Rs. 2,619	Rs. (126)	Rs. 1,650	Rs. 17,935	US$	416
Other fixed assets (including furniture and fixes)	14,590	3,480	(261)	8,511	9,298		216
Assets given on lease	20,736	213	(525)	5,875	14,549		338

Total	Rs. 52,418	Rs. 6,312	Rs. (912)	Rs. 16,036	Rs. 41,782	US$	970

	Cost at March 31,	Additions/	Deletions/
	2005	transfers	transfers	Depreciation

	Fiscal 2006

					Net assets at March
					31, 2006

	)
	(In millions
Premises	Rs. 19,585	Rs. 1,724	Rs. (152)	Rs. 2,278	Rs. 18,879	US$	438
Other fixed assets (including furniture and fixes)	17,809	4,915	(203)	11,710	10,811		251
Assets given on lease	20,424		(1,259)	7,427	11,738		272

Total	Rs. 57,818	Rs. 6,639	Rs. (1614)	Rs. 21,415	Rs. 41,428	US$	961

	Fiscal 2007

	Cost at March 31,	Additions/	Deletions/		Net assets at March 31,
	2006	transfers	transfers	Depreciation	2007

	(In millions)
Premises	Rs. 21,158	Rs. 3,306	Rs. (889)	Rs. 3,055	Rs. 20,520	US$	476
Other fixed assets (including furniture and fixes)	22,521	5,832	(732)	14,772	12,849		298
Assets given on lease	19,166		(820)	8,314	10,032		233

Total	Rs. 62,845	Rs. 9,138	Rs. (2,441)	Rs. 26,141	Rs. 43,401	US$	1,007

      Our capital expenditure on property and other assets was Rs. 9.1 billion (US$212 million) for fiscal 2007 compared to Rs. 6.6 billion (US$154 million) in fiscal 2006. Capital expenditure of Rs. 5.8 billion (US$135 million) on other fixed assets in fiscal 2007 included Rs. 846.9 million (US$19.6 million) on software. Our capital expenditure on premises and other assets increased by 5.2% to Rs 6.6 billion (US$154 million) for fiscal 2006 compared to fiscal 2005.
Significant Changes
      Except as stated in this prospectus supplement, no significant changes have occurred to us since the date of the fiscal 2007 consolidated financial statements contained in this prospectus supplement.

Segment Revenues and Assets
      For fiscal, 2007, a new business segment viz. “Insurance” has been added for the purposes of segment reporting. Our operations are classified into the following segments: consumer and commercial banking segment, investment banking segment, insurance segment and others.
      The consumer and commercial banking segment comprises the retail and corporate banking business of ICICI Bank and its banking subsidiaries i.e. ICICI Bank UK PLC., ICICI Bank Canada and ICICI Bank Eurasia Limited Liability Company and ICICI Home Finance Company Limited and provides medium-term and long-term project and infrastructure financing, securitization, lease financing, working capital finance and foreign exchange services to clients. Further, it provides deposit and loan products to retail customers. The investment banking segment comprises the treasury operations of ICICI Bank and its banking subsidiaries i.e. ICICI Bank UK PLC., ICICI Bank Canada and ICICI Bank Eurasia Limited Liability Company, ICICI Securities Primary Dealership Limited (formerly ICICI Securities Limited), ICICI Securities Limited (formerly ICICI Brokerage Services Limited), ICICI Securities Inc., and ICICI Securities Holdings Inc., ICICI Venture Funds Management Company Limited, ICICI Eco-net Internet and Technology Fund, ICICI Equity Fund, ICICI Strategic Investments Fund, ICICI Emerging Sectors Fund and ICICI International Limited, and deals in the debt, equity and money markets and provides corporate advisory products such as mergers and acquisition advice, loan syndication advice and issue management services. The insurance segment comprises of ICICI Lombard General Insurance Company Limited and ICICI Prudential Insurance Company Limited and provides general and life insurances services. The others segment comprises of ICICI Prudential Asset Management Company Limited, ICICI Prudential Trust Limited, ICICI Property Trust, ICICI Investment Management Company Limited, ICICI Trusteeship Services Limited, TCW/ ICICI Investment Partners LLC and TSI Ventures (India) Private Limited.

Consumer and Commercial Banking Segment

Fiscal 2007 compared to Fiscal 2006
      Profit before tax of the consumer and commercial banking segment declined to Rs. 25.1 billion (US$583 million) in fiscal 2007 from Rs. 26.0 billion (US$604 million) in fiscal 2006, primarily due to an increase in provisions and increase in non-interest expense, offset, in part by an increase in net interest income and non-interest income.

      Net interest income increased by 35.0% to Rs. 59.8 billion (US$1.4 billion) for fiscal 2007 from Rs. 44.3 billion (US$1.0 billion) for fiscal 2006, primarily due to an increase in the interest income on advances and investments, offset, in part, by an increase in the interest expense on deposits.
      Non-interest income increased by 55.9% to Rs. 53.2 billion (US$1.2 billion) in fiscal 2007 from Rs. 34.1 billion (US$791 million) in fiscal 2006, primarily due to growth in fee income from retail products and services, including fee arising from retail assets products and retail liability related income like account servicing charges and third party distribution fees. Fees from corporate banking and international business also witnessed a strong growth. The increase was also due to increase in commission, exchange and brokerage income of our UK banking subsidiary and investment banking subsidiary. Commission, exchange and brokerage of our investment banking subsidiary increased primarily due to increase in the advisory fees offset by decrease in fee for equity capital market services.
      Non-interest expense increased 46.1% to Rs. 65.5 billion (US$1.5 billion) in fiscal 2007 from Rs. 44.8 billion (US$1.0 billion) in fiscal 2006, primarily due to an increase in employee expenses and the growth in the retail franchise, including maintenance of ATMs, credit card expenses, call center expenses and technology expenses. Employee expenses increased primarily due to increase in the number of employees, annual increase in the salaries and higher cost due to monetization of benefits on loan facilities available to employees at concessional rates of interests and other employee benefits. The increase in employees was commensurate with the growth in our retail businesses. Direct marketing agency expenses increased by 31.0% to Rs. 15.6 billion (US$362 million) in fiscal 2007 from Rs. 11.9 billion (US$276 million) in fiscal 2006 in line with the growth in our retail credit business. We use marketing agents, called direct marketing agents or associates, for sourcing retail assets. These commissions are expensed upfront and not amortized over the life of the loan. We reduce direct marketing agency expenses incurred in connection with sourcing our automobile loans on an upfront basis from interest income.
      Provisions and contingencies increased significantly to Rs. 22.4 billion (US$518 million) for fiscal 2007 as compared to Rs. 7.5 billion (US$175 million) for fiscal 2006 primarily due to due to higher provisions created on standard assets, in accordance with the revised guidelines issued by Reserve Bank of India, a higher level of specific provisioning on retail loans due to change in the portfolio mix towards non-collateralized loans and seasoning of the loan portfolio and lower level of write-backs. General provision on standard assets increased by 111.0% to Rs. 7.3 billion (US$169 million) in fiscal 2007 from Rs. 3.5 billion (US$81 million) in fiscal 2006.

Fiscal 2006 compared to Fiscal 2005
      Profit before tax of the commercial banking segment increased to Rs. 26.0 billion (US$604 million) in fiscal 2006 from Rs. 18.8 billion (US$437 million) in fiscal 2005, primarily due to an increase in net interest income by Rs. 15.0 billion (US$349 million) in fiscal 2006 and non-interest income by Rs. 9.0 billion (US$209 million) in fiscal 2006 as compared to fiscal 2005 offset, in part, by an increase in the provisions and contingencies (excluding provisions for tax) by Rs. 6.4 billion (US$148 million) and an increase of Rs. 10.5 billion (US$243 million) in non-interest expense in fiscal 2006 as compared to fiscal 2005.
      Net interest income increased 51.5% to Rs. 44.3 billion (US$1.0 billion) for fiscal 2006 from Rs. 29.3 billion (US$679 million) for fiscal 2005 primarily due to an increase in average interest-earning assets.
      Non-interest income increased 35.9% to Rs. 34.1 billion (US$791 million) in fiscal 2006 from Rs. 25.1 billion (US$582 million) in fiscal 2005 primarily due to growth in commission, exchange and brokerage income. Commission, exchange and brokerage income increased mainly due to growth in credit card related fees and third party distribution fees, an increase in income from remittances and other fees from our international business and growth in fees from corporate customers.
      Non-interest expense increased 30.6% to Rs. 44.8 billion (US$1.0 billion) in fiscal 2006 from Rs. 34.3 billion (US$797 million) in fiscal 2005 primarily due to an increase in employee expenses and enhanced operations and the growth in retail franchise, including maintenance of ATMs, credit card expenses, call center expenses and technology expenses.
      Provisions and contingencies was Rs. 7.5 billion (US$175 million) for fiscal 2006 as compared to Rs. 1.2 billion (US$27 million) for fiscal 2005 primarily due to increased provisions on standard assets as per Reserve Bank of India guidelines in fiscal 2006 and a lower level of write backs in fiscal 2006.

Investment Banking Segment

Fiscal 2007 compared to Fiscal 2006
      Profit before tax for the investment banking segment increased to Rs. 13.9 billion (US$322 million) in fiscal 2006 compared to Rs. 5.7 billion (US$132 million) in fiscal 2006 primarily due to increase in non-interest income and net interest income, offset in part, by an increase in the non-interest expenses.
      Net interest income increased to Rs. 11.5 billion (US$267 million) in fiscal 2007 from Rs. 5.0 billion (US$115 million) in fiscal 2006 primarily due to a 54.8% increase in interest income from government securities, offset, in part, by an increase in interest on inter-bank borrowings.
      Non-interest income increased by 62.3% to Rs. 11.9 billion (US$276 million) in fiscal 2007 from Rs. 7.3 billion (US$170 million) in fiscal 2006 primarily due to higher level of gains from equity divestments, offset in part by 24.5% increase in premium amortization on government securities to Rs. 10.0 billion (US$232 million) in fiscal 2007 from Rs. 8.02 billion (US$186 million) in fiscal 2006 and lower profits on proprietary trading as a result of the sharp fall in the equity markets in May 2006 and adverse conditions in debt markets.
      Non-interest expense increased to Rs. 9.1 billion (US$210 million) in fiscal 2007 from Rs. 5.7 billion (US$131 million) in fiscal 2006 primarily due to increase in payments to and provisions for employees and other administrative expenses.

Fiscal 2006 compared to Fiscal 2005
      Profit before tax for the investment banking segment declined to Rs. 5.7 billion (US$132 million) in fiscal 2006 compared to Rs. 7.0 billion (US$161 million) in fiscal 2005, primarily due to an increase of Rs. 2.5 billion (US$58 million) in non-interest expenses in fiscal 2006 as compared to fiscal 2005, offset in part by an increase in the net interest income by Rs. 883 million (US$21 million) and non-interest income by Rs. 528 million (US$12 million) in fiscal 2006 as compared to fiscal 2005.
      Net interest income increased 20.5% to Rs. 5.0 billion (US$115 million) in fiscal 2006 from Rs. 4.1 billion (US$95 million) in fiscal 2005 primarily due to an increase in interest income from government securities, offset in part by an increase in interest on inter-bank borrowings.
      Non-interest income increased 7.8% to Rs. 7.3 billion (US$169 million) in fiscal 2006 from Rs. 6.8 billion (US$158 million) in fiscal 2005 primarily due to higher capital gains realized on sale of equity investments offset in part by 185.7% increase in premium amortization on government securities to Rs. 8.0 billion (US$186 million) in fiscal 2007 from Rs. 2.8 billion (US$65 million) in fiscal 2006. The increase in premium on government securities was primarily due to an increase in the investments in government securities and transfer of a substantial portion of the investments in government securities from “available for sale” to “held to maturity category” in the second half of fiscal 2005. This was earlier classified as provisions and contingencies and the reclassification is in accordance with the revised guidelines of the Reserve Bank of India.
      Non-interest expense increased to Rs. 5.7 billion (US$131 million) in fiscal 2006 from Rs. 3.2 billion (US$74 million) in fiscal 2005 primarily due to an increase in employee expenses and other administrative expenses.

Insurance Segment

Fiscal 2007 compared to Fiscal 2006
      The net loss of insurance segment was at Rs. 3.9 billion (US$91 million) for fiscal 2007 as compared to Rs. 495 million (US$11 million) for fiscal 2006 primarily due to increase in the net loss of ICICI Prudential Life Insurance Company Limited.
      As would be typical for life insurance companies during the periods of high growth, ICICI Prudential Life Insurance Company Limited incurred a loss of Rs. 6.5 billion (US$150 million) primarily due to business set-up and customer acquisition costs as well as reserving for actuarial liability. ICICI Prudential Life Insurance Company Limited recorded a growth of 98.4% in total new business premium of Rs. 51.6 billion (US$1.2 billion) in fiscal 2007 as compared to Rs. 26.0 billion (US$604 million) in fiscal 2006. ICICI Prudential Life Insurance Company Limited was the largest player in the retail segment of the private sector life insurance market with a market share of about 28% during fiscal 2007 (on weighted received premium basis).
      There was a increase in the net loss of ICICI Prudential Life Insurance Company Limited during fiscal 2007 primarily due the timing differences in the recognition of premiums collected on policies sold and non-interest expenses and actuarial provisions created for future benefits under the policies, increase in non-interest expenses and appropriation of an amount of Rs 968 million (US$22 million) as Funds for Future Appropriation from the revenue account (policyholders account) during fiscal 2007 instead of the profit and loss account.
      Life insurance premium is recognized as income when due and costs primarily related to the acquisition of new and renewal insurance contracts including commissions and policy issue expenses are expensed in the year in which they are incurred. The liability for life policies in force and also policies in respect of which premium has been discontinued but a liability exists, is determined by the appointed actuary on the basis of an annual review of the life insurance business.
      The non-interest expense of ICICI Prudential Life Insurance Company Limited increased significantly in fiscal 2007 as compared to fiscal 2006 primarily due to an increase in the employee expenses and other administrative expenses. The employee expenses for ICICI Prudential Life Insurance Company increased by 78.2% primarily due to a an increase in number of employees to 16,317 at year-end fiscal 2007 from 7,704 at year-end fiscal 2006. ICICI Prudential Life Insurance Company Limited has increased its agency force from approximately 72,000 at year-end fiscal 2006 to approximately 234,000 as at year-end fiscal 2007. The total number of branches has increased to 583 at year-end fiscal 2007 as compared to 309 at year-end fiscal 2006.
      Pursuant to a notification issued by Insurance Regulatory Development Authority dated March 29, 2006, the appointed actuary of ICICI Prudential Life Insurance Company Limited has determined as amount of Rs. 968 million (US$22 million) as release of actuarial reserves on policies which have lapsed in the earlier years. ICICI Prudential Life Insurance Company Limited had in fiscal 2006 appropriated an amount of Rs. 792 million (US$18 million), relating to reserves on policies which lapsed in the earlier years, from the profit and loss account as funds for future appropriation. This resulted in a lower amount of transfer to the policyholders account, leading to lower losses in the profit and loss account for fiscal 2006. Based on the requirements of Insurance Regulatory Development Authority, ICICI Prudential Life Insurance Company Limited has appropriated an amount of Rs. 968 million (US$22 million) as funds for future appropriation from the revenue account (policyholders’ account) during fiscal 2007. In case ICICI Prudential Life Insurance Company Limited had followed the policy of appropriating funds for future appropriation from the profit and loss account, the loss for the year would have been lower by Rs. 968 million (US$22 million) for fiscal 2007. However, neither the carrying value of funds for future appropriation nor the debit balance of the profit and loss account in the balance sheet is impacted by this change.
      ICICI Lombard General Insurance Company Limited recorded growth of 88.7% in fiscal 2007 in total gross written premium to Rs. 30.0 billion (US$697 million) in fiscal 2007 from Rs. 15.9 billion (US$369 million) in fiscal 2006. ICICI Lombard General Insurance Company Limited was the largest private general insurer with a market share of 34% among the private sector general insurance companies during the fiscal 2007. The profits of ICICI Lombard General Insurance Company Limited are impacted by business set up and customer acquisition costs, that are expensed as incurred under Indian GAAP.
      The net income of ICICI Lombard General Insurance Company Limited at year-end fiscal 2007 increased primarily due to increase in net premium earned by 102.1%, increase in income from investments by 52.8% and increase in commission income by 51.5%, offset, by increase in net claims incurred by 109.1% and other operating expenses. The increase in net written premium was commensurate with the growth in the businesses and in particular the retail business, where premium retentions are higher.
      The employee expenses for ICICI Lombard General Insurance Company Limited increased by 103.1% primarily due to an increase in the number of employees to 4,770 at year end fiscal 2007 from 2,283 at year end fiscal 2006. The increase in employees was commensurate with the growth in businesses.

Fiscal 2006 compared to Fiscal 2005
      The net loss of insurance segment was Rs. 495 million (US$11 million) for fiscal 2006 compared to Rs. 1.3 billion (US$30 million) for fiscal 2005 primarily due to a reduction in the net loss of ICICI Prudential Life Insurance Company Limited
      ICICI Prudential Life Insurance Company Limited recorded a total new business premium of Rs. 26.0 billion (US$604 million) in fiscal 2006 as compared to Rs. 15.8 billion (US$367 million) in fiscal 2005, a growth of 64.6%. There was decrease in the net loss of ICICI Prudential Life Insurance Company Limited primarily due to release of actuarial reserves on policies which have lapsed in the earlier years, offset by a negative impact due to timing differences in the accounting policies on premiums collected on policies sold and non-interest expenses.
      Pursuant to a notification issued by Insurance Regulatory Development Authority dated March 29, 2006, the appointed actuary of ICICI Prudential Life Insurance Company Limited has determined as amount of Rs. 792 million (US$18 million) as release of actuarial reserves on policies which have lapsed in the earlier years which was appropriated from the profit and loss account as funds for future appropriation. This resulted in a lower amount of transfer to the policyholders’ account, leading to lower losses in the profit and loss account in fiscal 2006.
      The non-interest expense of ICICI Prudential Life Insurance Company Limited increased significantly in fiscal 2006 as compared to fiscal 2005 primarily due to an increase in the employee expenses and other administrative expenses The employee expenses for ICICI Prudential Life Insurance Company increased by 70.6% primarily due to a an increase in number of employees to 7,704 at year-end fiscal 2006 from 5,186 at year-end fiscal 2005. The employee expenses for ICICI Prudential Life Insurance Company Limited has increased due to increase in its agency force from approximately 56,600 at year-end fiscal 2005 to approximately 72,000 as at year-end fiscal 2006.
      The net income of ICICI Lombard General Insurance Company Limited at year-end fiscal 2006 increased marginally as compared to year-end fiscal 2005 primarily due to increase in net premium earned by 144.7%, increase in income from investments by 73.1% and increase in commission income by 40.8%, offset, by increase in net claims incurred by 157.4% and other operating expenses. The increase in net premium was commensurate with the growth in the businesses especially retail business.
      The employee expenses for ICICI Lombard General Insurance Company Limited increased by 61.7% primarily due to an increase in the number of employees to 2,283 at year end fiscal 2006 from 1,249 at year end fiscal 2005. The increase in employees was commensurate with the growth in businesses.

Others Segment

Fiscal 2007 compared to Fiscal 2006
      Profit before tax of the others segment increased to Rs. 528 million (US$12 million) in fiscal 2007 from Rs. 338 million (US$8 million) in fiscal 2006, primarily due to increase in the profit before tax of ICICI Prudential Asset Management Company Limited.

      The profit before tax of ICICI Prudential Asset Management Company Limited increased primarily due to an increase in investment management and portfolio management fees, offset by an increase in the brokerage and incentives paid to agents and increase in marketing, advertisement and publicity expenses.
      Investment management and portfolio management fees are recognized on an accrual basis in accordance with the respective terms of contracts. Income on asset shield products under portfolio management scheme is accrued over the term. The unaccrued portion of income is carried forward as a current liability.
      Brokerage and incentives are paid to agents based on the sales generated by them during the year on an accrual basis.

Fiscal 2006 compared to Fiscal 2005
      Profit before tax of the others segment increased to Rs. 338 million (US$8 million) in fiscal 2006 from Rs. 115 million (US$3 million) in fiscal 2005, primarily due to an increase in the profit before tax of ICICI Prudential Asset Management Company Limited.
      The profit before tax of ICICI Prudential Asset Management Company Limited increased primarily due to an increase in investment management and portfolio management fees, offset by, an increase in the employee expenses and brokerage and incentives paid to agents.

Related party transactions
      During fiscal 2007, ICICI Bank conducted transactions with related parties, including joint ventures, associates and key management personnel. The following represent the significant transactions between ICICI Bank and such related parties:

Interest received
      During fiscal 2007, we received interest from our key management personnel amounting to Rs. 0.7 million (US$16,276) as compared to Rs. 0.5 million (US$12,079) in fiscal 2006 (fiscal 2005: Rs. 0.3 million (US$6,961)).

Purchase of investments
      During fiscal 2007, we purchased certain investments from our joint ventures amounting to Rs. Nil as compared to Rs. 20 million (US$464,037) in fiscal 2006 (fiscal 2005: Rs. 5.0 billion (US$116 million).

Dividend paid
      During fiscal 2007, we paid dividend to our key management personnel amounting to Rs. 4.4 million (US$101,614) as compared to Rs. 3.2 million (US$74,536) in fiscal 2006 (fiscal 2005: Rs. 1.6 million (US$37,123)).

Remuneration to whole-time directors
      During fiscal 2007, we paid remuneration to whole-time directors amounting to Rs. 87.0 million (US$2.0 million) as compared to Rs. 75.9 million (US$1.8 million) in fiscal 2006(fiscal 2005: Rs. 60.5 million (US$1.4 million)).

Related party balances
      The table below sets forth the balances payable to/receivable from related parties:

	Key Management Personnel(1)

Items/ Related Party	2007	2006	2005

	(In millions)
Deposits with ICICI Bank	Rs. 80	Rs. 25	Rs. 37
Advances	21	15	19
Investments of related parties in ICICI Bank	14	4	2

(1) Whole-time directors of the Board and their relatives.
Joint ventures and associates
      For fiscal 2007 and fiscal 2006, TCW/ ICICI Investment Partners LLC and TSI Ventures (India) Private Limited were classified as joint ventures. For fiscal 2005 ICICI Prudential Asset Management Company Limited and ICICI Prudential Trust Limited were classified as joint ventures. For fiscal 2006, the financial statements of these jointly controlled entities are consolidated as per AS 21 on “Consolidated Financial Statements” consequent to the limited revision to AS 27 on “Financial Reporting of Interests in Joint Ventures”.
Reconciliation of net profit between Indian GAAP and US GAAP
      Our consolidated financial statements are prepared in accordance with Indian GAAP, which differs, in certain significant aspects from US GAAP. The following discussion explains the significant adjustments to our consolidated profit after tax under Indian GAAP for the fiscal years ended March 31, 2007, 2006 and 2005 that would result from the application of US GAAP instead of Indian GAAP.
      Consolidated profit after tax as per Indian GAAP for the year ended March 31, 2007 of Rs. 27.6 billion (US$ 641 million) was lower than the net income as per US GAAP of Rs. 31.3 billion (US$ 726 million) primarily due to unrealized gains on venture capital investments accounted for in the income statement under US GAAP, lower losses for insurance subsidiaries due to release of actuarial reserves on policies which have lapsed in the earlier years from the income statement under US GAAP, gains of Rs. 1.4 billion (US$ 33 million) on differences in accounting for securitization, offset in part by amortization of loan origination fees, net of costs, of Rs. 2.3 billion (US$ 54 million) and compensation costs on employee stock options amounting to Rs 0.83 billion (US$ 19 million).
      Consolidated profit after tax as per Indian GAAP for the year ended March 31, 2006 of Rs. 24.2 billion (US$ 562 million) was higher than the net income as per US GAAP of Rs. 20.0 billion (US$ 465 million) primarily due to additional charges to the income statement under US GAAP on account of higher provisions for loan losses of Rs. 5.2 billion (US$ 121 million) on restructured and other impaired loans and differences in the accounting for business combinations of Rs. 1.1 billion (US$ 24 million), including amortization of intangible assets created on acquisitions, offset in part by amortization of loan origination costs, net of fees, of Rs. 3.2 billion (US$ 73 million).
      Consolidated profit after tax as per Indian GAAP for the year ended March 31, 2005 of Rs. 18.5 billion (US$ 430 million) was higher than the net income as per US GAAP of Rs. 8.5 billion (US$ 198 million) primarily due to additional charges to the income statement under US GAAP on account of higher provisions for loan losses of Rs. 14.7 billion (US$ 340 million) on restructured and other impaired loans and differences in accounting for derivative transactions under US GAAP of Rs. 1.5 billion (US$ 34 million), offset in part by amortization of loan origination costs, net of fees, of Rs. 1.9 billion (US$ 45 million).
      For a further description of significant differences between Indian GAAP and US GAAP, a reconciliation of net income and stockholders’ equity to US GAAP and certain additional information required under US GAAP, see notes 22 and 23 to our consolidated financial statements included in our annual report on

Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007 which is incorporated by reference in the accompanying prospectus.
Critical Accounting Policies
      In order to understand our financial condition and results of operations, it is important to understand our significant accounting policies and the extent to which we use judgments and estimates in applying those policies. Our accounting and reporting policies are in accordance with Indian GAAP and conform to standard accounting practices relevant to our products and services and the businesses in which we operate. Indian GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported income and expenses during the reported period. Accordingly, we use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimation.
      We have identified three critical accounting policies: accounting for investments, provisions/ write offs on loans and other credit facilities and transfer and servicing of assets.

Accounting for Investments
      We account for investments in accordance with the guidelines on investment classification and valuation issued by the Reserve Bank of India. We classify all our investments into held to maturity, available for sale and held for trading. Under each classification, we further categorize investments into (a) government securities, (b) other approved securities, (c) shares, (d) bonds and debentures, (e) subsidiaries and joint ventures and (f) others.
      Held to Maturity securities are carried at their acquisition cost or at amortized cost, if acquired at a premium over the face value. Any premium over the face value of the securities acquired is amortized over its remaining period to maturity on a constant effective yield basis. We also evaluate our investments for any other than temporary diminution in its value.
      We compute the market value of our securities classified as available for sale and held for trading in accordance with the guidelines issued by the Reserve Bank of India. We amortize the premium, if any, over the face value of our investments in government securities classified as available for sale over the remaining period to maturity on a constant effective yield basis. We compute the market value our quoted investments based on the trades/quotes on the recognized stock exchanges, SGL account transactions, price list of Reserve Bank of India or prices declared by Primary Dealers Association of India jointly with Fixed Income Money Market and Derivatives Association (“FIMMDA”), periodically.
      We compute the market value of our unquoted government securities included in the Available for Sale and Held for Trading categories as per the rates published by FIMMDA.
      We compute the market value of non-government securities, other than those quoted on the stock exchanges, wherever linked to the Yield-to-Maturity (“YTM”) rates, with a mark-up (reflecting associated credit risk) over the yield to maturity rates for government securities published by FIMMDA.
      We compute the market value of our unquoted equity shares at the book value, if the latest balance sheet (which is not more than one year prior to the date of the valuation) is available or, at Rupee 1.
      We compute the market value of our securities scrip-wise and the depreciation/ appreciation is aggregated for each category. Net appreciation in each category, if any, being unrealized, is ignored, while net depreciation is provided for.
      We account for repurchase and reverse purchase transactions in accordance with extant guidelines issued by the Reserve Bank of India.

Provisions/write-offs on loans and other credit facilities
      We classify our loans into standard, sub-standard, and doubtful assets based on the number of days an account is overdue. We create provisions on our secured and unsecured corporate loans classified as sub-standard and doubtful assets at rates prescribed by the Reserve Bank of India. Subject to the minimum provisioning levels prescribed by the Reserve Bank of India, provision on homogeneous loans relating to retail assets is assessed on a portfolio level, on the basis of days past due.
      We create provisions for our restructured/ rescheduled loans based on the present value of the interest sacrifice provided at the time of restructuring.
      We upgrade a restructured non-performing loan to a standard account only after the specified period, i.e., a period of one year after the date on which the first payment of interest or of principal, whichever is earlier, is due, subject to satisfactory performance of the account during the period. We upgrade all other non-performing loans to a standard account if arrears of interest and principal are fully paid by the borrower.
      We also create general provisions on our standard loans based on the guidelines issued by the Reserve Bank of India.
      Additionally, we also create provisions on individual country exposures (other than for home country exposures). The countries are categorized into seven risk categories namely insignificant, low, moderate, high, very high, restricted and off-credit and provisioning is made on the exposures exceeding 90 days on a graded scale ranging from 0.25% to 100%. For exposures with contractual maturity of less than 90 days, 25% of the provisions is required to be held. We do not create provisions if the country exposure (net) in respect of each country does not exceed 1% of our total funded assets.

Transfer and servicing of assets
      We transfer commercial and consumer loans through securitization transactions. The transferred loans are de-recognised and gains/ losses, net of provisions, are accounted for only if we surrender the rights to benefits specified in the loan contract. Recourse and servicing obligations are deducted from proceeds of the sale. We measure the retained beneficial interests in the loans by allocating the carrying value of the loans between the assets sold and the retained interest, based on the relative fair value at the date of the securitization.
      Effective February 1, 2006, we account for any loss arising on sale immediately at the time of sale and the profit/ premium arising on account of sale is amortized over the life of the securities issued or to be issued by the special purpose vehicle to which the assets are sold.
Recently Issued Accounting Standards

US GAAP

Fair value measurement
      In February 2007, the FASB issued Statement No. 159, Fair value option for financial assets and financial liabilities. The Statement allows companies to elect to measure specified financial instruments at fair value on an instrument-by-instrument basis, with changes in fair value recognized in earnings each reporting period. The Statement applies to all reporting entities, contains financial-statement presentation and disclosure requirements, and is effective for fiscal years beginning after November 15, 2007.
      In September 2006, the FASB issued Statement No. 157, Fair value measurements. It establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The Statement applies only to fair value measurements that are already required or permitted and is expected to increase the consistency of those measurements. The Statement is effective for fair-value measures already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

Accounting for servicing of financial assets
      In March 2006, the FASB issued FASB Statement No. 156, Accounting for servicing of financial assets, which amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the specified conditions. It requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. It permits an entity to use either the amortization method or the fair value measurement method for subsequent measurement of the asset or liability. This Statement is applicable for the first fiscal year which begins after September 15, 2006.

Hybrid financial instruments
      In February 2006, the Financial Accounting Standards Board (“FASB”) issued statement No. 155 “Accounting for Certain Hybrid Financial Instruments.” (“SFAS No. 155”). SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. It allows an irrevocable election to be made to initially and subsequently measure such a hybrid financial instrument at fair value, with changes in fair value recognized through income. Such election needs to be supported by concurrent documentation. SFAS No. 155 is effective for financial years beginning after 15 September 2006, with early adoption permitted. We are currently considering the impact of adoption of SFAS No. 155.

Accounting for uncertainty in Income Taxes
      In July 2006, the FASB issued the final Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48). FIN 48 applies to all tax positions that relate to income taxes subject to Financial Accounting Standard Board Statement No. 109, Accounting for Income Taxes, (FAS 109). This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty. FIN 48 utilizes a two-step approach for evaluating tax provisions. Recognition (step one) occurs when an enterprise concludes that a tax provision, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more likely than not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, that is more likely than not to be realized upon ultimate statement. We have evaluated and examined the impact of this pronouncement and we believe that adoption of FIN 48 on April 1, 2007 will not have a material effect on the results of our operations.

BUSINESS
Overview
      We offer products and services in the areas of commercial banking to retail and corporate customers (both domestic and international), treasury and investment banking and other products like insurance and asset management. In fiscal 2007, we made a net profit of Rs. 27.6 billion (US$640 million) compared to a net profit of Rs. 24.2 billion (US$562 million) in fiscal 2006. At year-end fiscal 2007, we had assets of Rs. 3,943.3 billion (US$91.5 billion) and a net worth of Rs. 239.6 billion (US$5.6 billion). At year-end fiscal 2007, ICICI Bank was the second-largest bank in India and the largest bank in the private sector in terms of total assets. At May 15, 2007, ICICI Bank had the largest market capitalisation among all banks in India.
      Our commercial banking operations for retail customers consist of retail lending and deposits, private banking, distribution of third party investment products and other fee-based products and services, as well as issuance of unsecured redeemable bonds. We provide a range of commercial banking and project finance products and services, including loan products, fee and commission-based products and services, deposits and foreign exchange and derivatives products to India’s leading corporations, growth-oriented middle market companies and small and medium enterprises. In addition to foreign exchange and derivatives products for our customers, our treasury operations include maintenance and management of regulatory reserves and proprietary trading in equity and fixed income. We also offer agricultural and rural banking products. ICICI Securities and ICICI Securities Primary Dealership are engaged in equity underwriting and brokerage and primary dealership in government securities respectively. ICICI Securities owns ICICIDirect.com, an online brokerage platform. Our venture capital and private equity fund management subsidiary, ICICI Venture Funds Management Company manages funds. We provide a wide range of life and general insurance and asset management products and services, respectively, through our subsidiaries ICICI Prudential Life Insurance Company Limited, ICICI Lombard General Insurance Company Limited and ICICI Prudential Asset Management Company Limited. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Prudential Life Insurance Company had a retail market share of about 28% in new business written (on weighted received premium basis) by private sector life insurance companies and about 9.9% in new business written (on weighted received premium basis) by all life insurance companies in India during fiscal 2007. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Lombard General Insurance Company Limited had a market share of about 34% in gross written premium among the private sector general insurance companies and 12% among all general insurance companies in India during fiscal 2007. ICICI Prudential Life Insurance Company and ICICI Lombard General Insurance Company were the market leaders among private sector life and general insurance companies respectively in fiscal 2007. According to data published by the Association of Mutual Funds in India, ICICI Prudential Asset Management Company Limited was among the top two mutual funds in India in terms of total funds under management at April 30, 2007 with a market share of over 12%. We cross-sell the products of our insurance and asset management subsidiaries to our customers.
      We believe that the international markets present a growth opportunity and have, therefore, expanded the range of our commercial banking products to international customers. We currently have subsidiaries in the United Kingdom, Canada and Russia, branches in Singapore, Dubai, Sri Lanka, Hong Kong, Bahrain and Qatar and representative offices in the United States, China, United Arab Emirates, Bangladesh, South Africa, Malaysia, Thailand and Indonesia. Our subsidiary in the United Kingdom has established a branch in Antwerp, Belgium and has received regulatory approvals to establish a branch in Frankfurt, Germany.
      We deliver our products and services through a variety of channels, ranging from bank branches and ATMs to call centers and the Internet. At year-end fiscal 2007, we had a network of 710 branches, 45 extension counters and 3,271 ATMs across several Indian states. The Sangli Bank Limited, an unlisted private sector bank with over 190 branches and extension counters merged with us effective April 19, 2007.
      ICICI Bank’s legal name is ICICI Bank Limited but we are known commercially as ICICI Bank. ICICI Bank was incorporated on January 5, 1994 under the laws of India as a limited liability corporation. The duration of ICICI Bank is unlimited. Our principal corporate office is located at ICICI Bank Towers,

Bandra-Kurla Complex, Mumbai 400051, India, our telephone number is +91 22 2653 1414 and our website address is www.icicibank.com. The contents of our website are not incorporated in this prospectus supplement. Our agent for services of process in the United States is Mr. G.V.S Ramesh, Joint General Manager, ICICI Bank Limited, New York Representative Office, 500 Fifth Avenue, Suite 2830, New York, New York 10110.
History
      ICICI was formed in 1955 at the initiative of the World Bank, the government of India and Indian industry representatives. The principal objective was to create a development financial institution for providing medium-term and long-term project financing to Indian businesses. Until the late 1980s, ICICI primarily focused its activities on project finance, providing long-term funds to a variety of industrial projects. With the liberalization of the financial sector in India in the 1990s, ICICI transformed its business from a development financial institution offering only project finance to a diversified financial services provider that, along with its subsidiaries and other group companies, offered a wide variety of products and services. As India’s economy became more market-oriented and integrated with the world economy, ICICI capitalized on the new opportunities to provide a wider range of financial products and services to a broader spectrum of clients.
      ICICI Bank was incorporated in 1994 as a part of the ICICI group. ICICI Bank’s initial equity capital was contributed 75.0% by ICICI and 25.0% by SCICI Limited, a diversified finance and shipping finance lender of which ICICI owned 19.9% at December 1996. Pursuant to the merger of SCICI into ICICI, ICICI Bank became a wholly-owned subsidiary of ICICI. ICICI’s holding in ICICI Bank reduced due to additional capital raising by ICICI Bank and sale of shares by ICICI, pursuant to the requirement stipulated by the Reserve Bank of India that ICICI dilute its ownership of ICICI Bank. Effective March 10, 2001, ICICI Bank acquired Bank of Madura, an old private sector bank, in an all-stock merger.
      The issue of universal banking, which in the Indian context means conversion of long-term lending institutions such as ICICI into commercial banks, had been discussed at length over the past several years. Conversion into a bank offered ICICI the ability to accept low-cost demand deposits and offer a wider range of products and services, and greater opportunities for earning non-fund based income in the form of banking fees and commissions. ICICI Bank also considered various strategic alternatives in the context of the emerging competitive scenario in the Indian banking industry. ICICI Bank identified a large capital base and size and scale of operations as key success factors in the Indian banking industry. In view of the benefits of transformation into a bank and the Reserve Bank of India’s pronouncements on universal banking, ICICI and ICICI Bank decided to merge.
      At the time of the merger, both ICICI Bank and ICICI were publicly listed in India and on the New York Stock Exchange. The amalgamation was approved by each of the boards of directors of ICICI, ICICI Personal Financial Services, ICICI Capital Services and ICICI Bank at their respective board meetings held on October 25, 2001. The amalgamation was approved by ICICI Bank’s and ICICI’s shareholders at their extraordinary general meetings held on January 25, 2002 and January 30, 2002, respectively. The amalgamation was sanctioned by the High Court of Gujarat at Ahmedabad on March 7, 2002 and by the High Court of Judicature at Bombay on April 11, 2002. The amalgamation was approved by the Reserve Bank India on April 26, 2002. The amalgamation became effective on May 3, 2002. The date of the amalgamation for accounting purposes under Indian GAAP was March 30, 2002.

Shareholding Structure and Relationship with the Government of India
      The following table sets forth, at June 8, 2007, certain information regarding the ownership of our equity shares.

	Percentage of Total
	Equity Shares	Number of Equity
	Outstanding	Shares Held

Government-controlled shareholders:
Life Insurance Corporation of India	7.63	68,877,253
General Insurance Corporation of India and government-owned general insurance companies	3.86	34,915,794
Other government-controlled institutions, corporations and banks	0.62	5,529,247

Total government-controlled shareholders	12.11	109,322,294

Other Indian investors:
Individual domestic investors(1)(2)	6.55	59,169,907
Indian corporates and others(1)(2)	5.62	50,753,862
Mutual funds and banks (other than government-controlled banks)	4.59	41,384,714

Total other Indian investors	16.76	151,308,483

Total Indian investors	28.87	260,630,777

Foreign investors:
Deutsche Bank Trust Company Americas, as depositary	24.95	225,255,320
Allamanda Investments Pte Limited	7.34	66,234,627
Other foreign institutional investors, foreign banks, overseas corporate bodies and non-resident Indians (excluding Allamanda Investments Pte Limited)(1)(2)	38.84	350,736,657

Total foreign investors	71.13	642,226,604

Total	100.00	902,857,381

(1)	Executive officers and directors as a group held about 0.5% of the equity shares as of this date.

(2)	No single shareholder in this group owned 5.0% or more of ICICI Bank’s equity shares as of this date.
     In April 2004, we issued 115,920,758 equity shares to foreign and domestic institutional investors and domestic retail investors at a price of Rs. 280 (US$6.50) per share, totaling Rs. 32.5 billion (US$754 million). In March 2005, we sponsored an offering of ADSs by our shareholders, resulting in the issuance of 20,685,750 ADSs representing 41,371,500 equity shares sold by our equity shareholders, at a price of US$21.11 per ADS, aggregating approximately US$437 million. The proceeds of the offering, net of expenses, were distributed to the selling shareholders. In December 2005, we concluded a capital raising exercise issuing 148,204,556 equity shares, raising a total of Rs. 80.0 billion (US$1.9 billion) through the first simultaneous public issue in India and ADS issue in the United States, with a Public Offering Without Listing of ADSs in Japan. The issue was priced at Rs. 498.75 (US$11.57) per share for retail investors in India, Rs. 525 (US$12.18) per share for other investors in the Indian offering and US$26.75 per ADS for ADS issue in the United States.
      The holding of government-controlled shareholders was 12.11% at June 8, 2007 against 13.31% at June 9, 2006 and 15.83% at June 10, 2005. The holding of Life Insurance Corporation of India was 7.63% at June 8, 2007 against 8.22% at June 9, 2006 and 9.86% at June 10, 2005.

      We operate as an autonomous and commercial enterprise, making decisions and pursuing strategies that are designed to maximize shareholder value, and the Indian government has never directly held any of our shares. We are not aware of or a party to any shareholders’ agreement or voting trust relating to the ownership of the shares held by the government-controlled shareholders. We do not have any agreement with our government-controlled shareholders regarding management control, voting rights, anti-dilution or any other matter. Our Articles of Association provide that the government of India is entitled, pursuant to the provisions of guarantee agreements between the government of India and ICICI, to appoint a representative to our board. The government of India has appointed one representative to our board. We have invited a representative of each of the government-controlled insurance companies that are among our principal institutional shareholders, Life Insurance Corporation of India and General Insurance Corporation of India to join our board. Mr. T. S. Vijayan, Chairman of Life Insurance Corporation of India was appointed as a director effective April 30, 2005. Mr. R. K. Joshi the then Chairman-cum-Managing Director of General Insurance Corporation of India was appointed as a director effective October 13, 2005. Mr. Joshi has retired as Chairman-cum-Managing Director of General Insurance Corporation of India effective May 1, 2007. See “Management — Directors and Executive Officers” for a discussion of the composition of our board of directors.
      The holding of other Indian investors was 16.76% at June 8, 2007 against 13.90% at June 9, 2006 and 11.40% at June 10, 2005. The total holding of Indian investors was 28.87% at June 8, 2007 against 27.21% at June 9, 2006 and 27.23% at June 10, 2005. The holding of foreign investors was 71.13% at June 8, 2007 against 72.79% at June 9, 2006 and 72.77% at June 10, 2005. See “Supervision and Regulation — Reserve Bank of India Regulations — Ownership Restrictions” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.
      Deutsche Bank Trust Company Americas holds the equity shares represented by 112.63 million ADSs outstanding, as depositary on behalf of the holders of the ADSs. The ADSs are listed on the New York Stock Exchange. The depository has the right to vote on the equity shares represented by the ADSs, as directed by our board of directors. Under the Indian Banking Regulation Act, no person holding shares in a banking company can exercise more than 10.0% of the total voting power. This means that Deutsche Bank Trust Company Americas (as depositary), which held of record approximately 24.95% of our equity shares as of June 8, 2007 against 26.76% as of June 9, 2006 and 27.28% at June 10, 2005, could only vote 10.0% of our equity shares, in accordance with the directions of our board of directors. See “Overview of the Indian Financial Sector — Recent Structural Reforms — Proposed Amendments to the Banking Regulation Act” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. Except as stated above, no shareholder has differential voting rights.
Strategy
      Our objective is to enhance our position as a premier provider of banking and other financial services in India and to leverage our competencies in financial services and technology to develop an international business franchise.
      The key elements of our business strategy are to:

•	focus on quality growth opportunities by:

•	maintaining and enhancing our strong retail franchise;

•	maintaining and enhancing our strong corporate franchise;

•	building an international presence;

•	building a rural banking franchise; and

•	strengthening our insurance and asset management businesses.

•	emphasize conservative risk management practices and enhance asset quality;

•	use technology for competitive advantage; and

•	attract and retain talented professionals.
Overview of ICICI Bank’s Products and Services
      We offer a variety of financial products and services in the areas of commercial banking, investment banking and insurance.

Commercial Banking for Retail Customers
      With upward migration of household income levels, affordability and availability of retail finance and acceptance of the use of credit to finance purchases, retail credit has emerged as a rapidly growing opportunity for banks that have the necessary skills and infrastructure to succeed in this business. While recent increases in interest rates and asset prices as well as a larger base of retail credit have resulted in moderation in growth rates, we believe that the Indian retail financial services market has the potential for sustained growth. The key dimensions of our retail strategy are a wide range of products, customer convenience, wide distribution, strong processes and prudent risk management. Cross-selling of the entire range of credit and investment products and banking services to our customers is a critical aspect of our retail strategy.
      Our commercial banking operations for retail customers consist of retail lending and deposits, credit cards, depositary share accounts, distribution of third-party investment and insurance products, other fee-based products and services and issuance of unsecured redeemable bonds.

Retail Lending Activities
      We offer a range of retail asset products, including home loans, automobile loans, commercial business loans (including primarily commercial vehicle loans), two wheeler loans, personal loans, credit cards, loans against time deposits and loans against securities. We also fund dealers who sell automobiles, two wheelers, consumer durables and commercial vehicles. We have capitalized on the growing retail opportunity in India and believe that we have emerged as a market leader in retail credit, with an outstanding retail finance portfolio of Rs. 1,364.5 billion (US$31.7 billion) at year-end fiscal 2007. Our retail asset products are generally fixed rate products repayable in equal monthly installments with the exception of our floating rate home loan portfolio, where any change in the benchmark rate to which the rate of interest on the loan is referenced is passed on to the borrower on the first day of the succeeding quarter or month, as applicable. Any decrease in the rate of interest payable on floating rate home loans is effected by an acceleration of the repayment schedule, keeping the monthly installment amount unchanged. Any increase in the rate of interest payable on floating rate home loans is effected first by a prolongation of the repayment schedule, keeping the monthly installment amount unchanged, and based on certain criteria, by changing the monthly installment amount. See also “Risk Factors — Risks Relating to Our Business — Our banking and trading activities are particularly vulnerable to interest rate risk and volatility in interest rates could adversely affect our net interest margin, the value of our fixed income portfolio, our income from treasury operations, the quality of our loan portfolio and our financial performance”.

      The following table sets forth, at the dates indicated, the composition of ICICI Bank’s gross (net of write-offs) retail finance portfolio.

	At Year-End Fiscal 2006			At Year-End Fiscal 2007

	Rs. (In billion)	US$ (In million)		Rs. (In billion)	US$ (In million)

Home loans(1)	Rs. 505.1	US$	. 11,720	Rs. 703.5	US$	16,323
Automobile loans	188.7		4,379	191.9		4,453
Commercial business	120.5		2,796	202.2		4,691
Personal loans	61.1		1,418	125.3		2,906
Credit card receivables	35.4		822	60.8		1,411
Two wheeler loans	21.0		487	23.3		540
Others(2)	49.7		1,152	57.5		1,334

Total	981.6		22,774	1,364.5		31,658

(1)	Includes developer financing (Rs. 45.9 billion (US$1,065 million) at year-end fiscal 2007).

(2)	Includes dealer funding (Rs. 33.2 billion (US$770 million) at year-end fiscal 2007).
     The proportion of retail loans and credit card receivables in the total retail portfolio increased from 9.8% at year-end fiscal 2006 to 13.6% at year-end fiscal 2007.

Lending to Small Enterprises
      We are seeking to extend our reach to the growing small enterprises sector through segmented offerings. We provide supply chain financing, including financing of selected customers of our corporate clients. We also provide financing on a cluster-based approach that is financing of small enterprises that have a homogeneous profile such as apparel manufacturers, auto ancillaries, pharmaceuticals and gems & jewellery. We have launched smart business loans to meet the working capital needs of small businesses. We also provide term loans to small businesses for a period of upto 36 months. The funding under this facility is unsecured and the loan amount varies from Rs. 0.2 million (US$4,640) to Rs. 2.5 million (US$58,005) per customer.

Retail Deposits
      Our retail deposit products include time deposits and savings accounts. We also offer targeted products to specific customer segments such as high net worth individuals, defense personnel, trusts and businessmen, and have corporate salary account products. During fiscal 2007, we launched special term deposit products for periods of 390, 590 and 890 days. Further, we offer an international debit card in association with VISA International. At year-end fiscal 2007, we had a debit card base of about 10.0 million cards. We offer current account products to our small and medium enterprise customers.
      For a description of the Reserve Bank of India’s regulations applicable to deposits in India and required deposit insurance, see “Supervision and Regulation — Regulations and Policies — Regulations Relating to Deposits” and “Supervision and Regulation — Regulations and Policies — Deposit Insurance” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. For more information on the type, cost and maturity profile of our deposits, see “— Funding”.

Bond Issues
      We offer retail liability products in the form of a variety of unsecured redeemable bonds. The Reserve Bank of India has prescribed limits for issuance of bonds by banks. During fiscal 2007, we did not issue any bonds to retail investors. While we expect that deposits will continue to be our primary source of funding, we may conduct bond issues in the future.

Other Fee-Based Products and Services
      Through our distribution network, we offer government of India savings bonds, insurance policies from ICICI Prudential Life Insurance Company and ICICI Lombard General Insurance Company and distribute public offerings of equity shares by Indian companies. We also offer a variety of mutual fund products from ICICI Prudential Asset Management Company and other select mutual funds. We also levy services charges on deposit accounts. We offer fee-based products and services including foreign exchange products, documentary credits and guarantees to small and medium enterprises.
      As a depositary participant of the National Securities Depository Limited and Central Depository Services (India) Limited, we offer depositary share accounts to settle securities transactions in a dematerialized mode. Further, we are one of the banks designated by the Reserve Bank of India for issuing approvals to non-resident Indians and overseas corporate bodies to trade in shares and convertible debentures on the Indian stock exchanges.

Commercial Banking for Corporate Customers
      We provide a range of commercial banking products and services to India’s leading corporations and growth-oriented middle market companies, including loan products, fee and commission-based products and services, deposits and foreign exchange and derivatives products. We serve our corporate clients through two corporate relationship groups, the Global Clients Group and the Major Clients Group. The Global Investment Banking Group and the Global Project Finance Group focus on origination and execution of investment banking and project finance mandates. The Transaction Banking Group focuses on transaction banking and product development and sales. The Global Markets Group provides foreign exchange and other treasury products to corporate as well as small enterprise clients.

Corporate Loan Portfolio
      Our corporate loan portfolio consists of project and corporate finance (including structured finance and cross border acquisition financing) and working capital financing. For further details on our loan portfolio, see “— Loan Portfolio — Loan Concentration”. For a description of our credit rating and approval system, see “— Risk Management — Credit Risk — Credit Risk Assessment Procedures for Corporate Loans” .
      Our project finance business consists principally of extending medium-term and long-term rupee and foreign currency loans to the manufacturing and infrastructure sectors. We also provide financing by way of investment in marketable instruments such as fixed rate and floating rate debentures. We generally have a security interest and first charge on the fixed assets of the borrower. We also focus on the application of securitization techniques to credit enhance our traditional lending products.
      Our working capital financing consists mainly of cash credit facilities and bill discounting. For more details on our credit risk procedures, see “— Risk Management — Credit Risk”.

Fee and Commission-Based Activities
      We generate fee income from our syndication, securitization and project financing activities. We seek to leverage our project financing and structuring and our relationships with companies and financial institutions and banks to earn fee incomes from structuring and syndication. We also seek to leverage our international presence to earn fee income from structuring and financing of overseas acquisitions by Indian companies.
      We offer our corporate customers a wide variety of fee and commission-based products and services including documentary credits and standby letters of credit (called guarantees in India).
      We also offer cash management services (such as collection, payment and remittance services), escrow, trust and retention account facilities, online payment facilities, custodial services and tax collection services on behalf of the government of India and the governments of Indian states. We also offer custodial services to clients. At year-end fiscal 2007, total assets held in custody on behalf of our clients (mainly foreign institutional investors, offshore funds, overseas corporate bodies and depositary banks for GDR investors)

were Rs. 910.5 billion (US$21.1 billion). As a registered depositary participant of National Securities Depository Limited and Central Depository Services (India) Limited, the two securities depositaries operating in India, we also provide electronic depositary facilities to investors.

Corporate Deposits
      We offer a variety of deposit products to our corporate customers including current accounts, time deposits and certificates of deposits. For more information on the type, cost and maturity profile of our deposits, see “— Funding”.

Foreign Exchange and Derivatives
      We provide customer specific products and services which cater to risk hedging needs of corporates at domestic and international locations, arising out of currency and interest rate fluctuations. Our Global Markets Group designs these products and covers the risk in the inter-bank market.
      The products and services offered include:

Foreign exchange products
      These products include spot, cash and forward transactions which enable customers to hedge the risks arising out of currency rate fluctuation based on their underlying exposure in a particular currency. These products are offered without any value restrictions. We provide remittance facility to retail customers.

Foreign exchange and interest rate derivatives
      These include products like options and swaps, which are derived from the foreign exchange market or the interest rate market. They are tailor made products designed to meet specific risk hedging requirements of the customer.

Bullion and commodities
      We deal in precious metals and offer various products to customers like sale on spot or consignment basis, gold forwards for price risk hedging, gold loans and import of coins for sale through retail branches.
      Our risk management products are offered to clients and fulfill the internal guidelines as set by the management. We also hedge our own exchange rate and commodity risk related to these products from banking counterparties. We earn fee income on these products and services from our customers.
      Our international branches and banking subsidiaries invest in credit derivatives, including credit default swaps, credit linked notes and collateralized debt obligations. At year-end fiscal 2007, the outstanding investment in credit derivatives comprised Rs. 31,507 million (US$731 million) in funded instruments and Rs. 60,400 million (US$1,401 million) of notional principal amount in unfunded instruments. The exposures through these derivatives are governed by investment policies which lay down the position limits and other risk limits.

Commercial Banking for Rural and Agricultural Customers
      We believe that rural India offers a major growth opportunity for financial services and have identified this as a key focus area. The Reserve Bank of India’s directed lending norms require us to lend a portion of our advances to the rural and agricultural sector. See “— Loan Portfolio — Directed Lending”. Rural banking presents significant challenges in terms of geographical coverage and high unit transaction costs. See also “Risk Factors — Risks Relating to our Business — Our rapid retail expansion in India and our rural initiative expose us to increased risks that may adversely affect our business.”. Our rural banking strategy seeks to adopt a holistic approach to the financial needs of various segments of the rural population, by delivering a comprehensive product suite encompassing credit, transaction banking, deposit, investment and insurance. We provide corporate banking products and services to corporate clients engaged in agriculture-linked businesses.

We are seeking to grow our rural individual and household lending portfolio by developing and scaling up credit products to various segments of the rural population, whether engaged in agriculture or other economic activity. Our rural credit products for individuals and households include loans to farmers for cultivation, post-harvest financing against warehouse receipts, loans for purchase of tractors, working capital for trading and small enterprises, loans against jewellery and micro-finance loans for various purposes. We are seeking to roll-out our rural strategy and reach out to rural customers through partnerships with micro-finance institutions and companies active in rural areas. Our rural delivery channels include branches, micro-finance institution partners, third-party kiosks and franchisees. See also “— Competition”.

Commercial Banking for International Customers
      We believe that the international markets present a major growth opportunity and have, therefore, expanded the range of our commercial banking products to international customers. Our strategy for growth in international markets is based on leveraging home country links, technology and infrastructure for international expansion by capturing market share in select international markets. The initial focus areas are supporting Indian companies in raising corporate and project finance for their investments abroad, trade finance, personal financial services for non-resident Indians and international alliances to support domestic businesses. We have over the last few years built a large network of correspondent relationships with international banks across all major countries. Most of these countries have significant trade and other relationships with India.
      Many of the commercial banking products that we offer to international customers, such as trade finance and letters of credit, are similar to the products offered to our corporate customers in India. Some of the products and services offered by ICICI Bank that are unique to international customers are:

•	Money2India: an Internet-based wire transfer remittance facility. We are a large player in the Indian remittance market. According to Reserve Bank of India data, the aggregate private transfers to and from India during fiscal 2006 were US$24.6 billion. For easy transfer of funds to India, we offer a suite of online as well as offline money transfer products featured on our website www.money2India.com. These speedy, cost effective and convenient products enable non-resident Indians to send money to any bank at over 18,000 locations in India. During the nine months ended December 31, 2006, we had a market share of over 25.0% in all inward remittances to India.

•	TradeWay: an Internet-based documentary collection product to provide correspondent banks access to real-time on line information on the status of their export bills collections routed through us.

•	Remittance Tracker: an Internet-based application that allows a correspondent bank to query on the status of their payment instructions and also to get various information reports online.

•	Offshore banking deposits: multi-currency deposit products in US dollar, pound sterling and euro.

•	Foreign currency non-resident deposits: deposits offered in four main currencies — US dollar, pound sterling, euro and yen.

•	Non-resident external fixed deposits: deposits maintained in Indian rupees.

•	Non-resident external savings account: savings accounts maintained in Indian rupees.

•	Non-resident ordinary savings accounts and non-resident ordinary fixed deposits.
      Our organization structure for international operations comprises the International Retail Banking Group, the International Financial Institutions Group and the geographic regions of Europe, North America and Russia; the Middle-East and Africa; and Asia. The International Retail Banking Group is jointly responsible with the three regions for retail banking products and services across markets. It focuses primarily on non-resident Indians and direct banking currently. Through branches and subsidiaries in the three geographic regions we also deliver products and services to our corporate clients. We leverage our international presence to offer debt financing and other services to our corporate customers. We currently have subsidiaries in the United Kingdom, Canada and Russia, branches in Singapore, Dubai International Finance Centre, Sri Lanka,

Hong Kong, Qatar and Bahrain and representative offices in the United States, China, United Arab Emirates, Bangladesh, South Africa, Thailand, Indonesia and Malaysia. Our subsidiaries in the United Kingdom, Canada and Russia offer local banking products and services in those countries. Our subsidiary in the United Kingdom has established a branch in Antwerp, Belgium and has received regulatory approvals to establish a branch in Frankfurt, Germany. In Canada and the United Kingdom, we have also launched direct banking offerings using the Internet as the access channel.

Delivery Channels
      We deliver our products and services through a variety of channels, ranging from traditional bank branches to ATMs, call centers and the Internet. We also have direct marketing agents or associates, who deliver our retail credit products. These agents help us achieve deeper penetration by offering doorstep service to the customer.
      At year-end fiscal 2007, we had a network of 710 branches and 45 extension counters across several Indian states. Extension counters are small offices primarily within office buildings or on factory premises that provide commercial banking services.
      As a part of its branch licensing conditions, the Reserve Bank of India has stipulated that at least 25.0% of our branches must be located in semi-urban and rural areas. The following table sets forth the number of branches broken down by area at year-end fiscal 2007.

	At March 31, 2007

	Number of
	Branches and	% of
	Extension Counters	Total

Metropolitan/urban	478	63%
Semi-urban/rural	277	37%

Total branches and extension counters[1]	755	100.0%

      Pursuant to the amalgamation of Sangli Bank with us effective April 19, 2007 our branch network has increased by over 190 branches and extension counters.
      At year-end fiscal 2007, we had 3,271 ATMs, of which 1,150 were located at our branches and extension counters. Through our website www.icicibank.com, we offer our customers online access to account information and payment and fund transfer facilities. We provide Internet banking services to our corporate clients through ICICI e-business, a finance portal which is the single point web-based interface for all our corporate clients. We provide telephone banking services through our call center. At year-end fiscal 2007, our call center had over 4,400 workstations in India. We offer mobile phone banking services to our customers using any cellular telephone service operator in India.

Investment Banking
      Our investment banking operations principally consist of our treasury operations and the operations of ICICI Securities Primary Dealership Limited and ICICI Securities Limited.

Treasury
      Through our treasury operations at domestic and foreign locations, we seek to manage our balance sheet, including the maintenance of required regulatory reserves, and to optimize profits from our trading portfolio by taking advantage of market opportunities. Our domestic trading and securities portfolio includes our regulatory reserve portfolio, as there is no restriction on active management of our regulatory reserve portfolio. Our treasury operations include a range of products and services for corporate customers, such as forward contracts and interest rate and currency swaps, and foreign exchange products and services. See “— Commercial Banking for Corporate Customers — Foreign Exchange and Derivatives”.

      Our domestic treasury undertakes liquidity management by seeking to maintain an optimum level of liquidity and complying with the cash reserve ratio requirement. The objective is to ensure the smooth functioning of all our branches and at the same time avoid holding excessive cash. We maintain a balance between interest-earning liquid assets and cash to optimize earnings and undertake reserve management by maintaining statutory reserves, including the cash reserve ratio and the statutory liquidity ratio. Under the Reserve Bank of India’s statutory liquidity ratio requirement, ICICI Bank is required to maintain a minimum of 25.0% of its net demand and time liabilities by way of approved securities, such as government of India securities and state government securities. See “Supervision and Regulation — Legal Reserve Requirements — Statutory Liquidity Ratio” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. ICICI Bank maintains the statutory liquidity ratio through a portfolio of government of India securities that it actively manages to optimize the yield and benefit from price movements.
      Further, we engage in domestic and foreign exchange operations. As part of our treasury activities, we also maintain proprietary trading portfolios in domestic debt and equity securities and in foreign currency assets. Our treasury manages our foreign currency exposures and the foreign exchange and risk hedging derivative products offered to our customers and engages in proprietary trading of currencies. Our investment and market risk policies are approved by the Risk Committee and the Asset Liability Management Committee.
      Our domestic investments portfolio is classified into three categories — held to maturity, available for sale and held for trading. Investments acquired with the intention to hold them up to maturity are classified as held to maturity subject to the extant regulation issued by the Reserve Bank of India. Investments acquired by us with the intention to trade by taking advantage of the short-term price/interest rate movements are classified as held for trading. The investments which do not fall in the above two categories are classified as available for sale. Investments under the held for trading category should be sold within 90 days; in the event of inability to sell due to adverse factors including tight liquidity, extreme volatility or a unidirectional movement in the market, the unsold securities should be shifted to the available for sale category. Under each category the investments are classified under (a) government securities (b) other approved securities (c) shares (d) bonds and debentures (e) subsidiaries and joint ventures and (f) others. Investments classified under the held to maturity category are not marked to market and are carried at acquisition cost, unless it is more than the face value, in which case the premium is amortized over the period of such securities. At year-end fiscal 2007, 76.2% of ICICI Bank’s government securities portfolio was in the held to maturity category. The individual scrips in the available for sale category are marked to market. Investments under this category are valued scrip-wise and depreciation/ appreciation is aggregated for each classification. Net depreciation, if any, is provided for. Net appreciation, if any, is ignored. The individual scripts in the held for trading category are marked to market as in the case of those in the available for sale category.
      The following table sets forth, for the periods indicated, the composition of our total trading portfolio.

	At March 31(1)

	2005	2006	2007	2007

	(In millions)
Government securities	Rs. 13,691	Rs. 16,806	Rs. 30,070	US$	698
Securities purchased under agreement to resell	24,000	40,000	1,057		25
Bonds and debentures(2)	5,556	18,247	60,149		1,396
Equity shares	4,783	6,232	5,688		132
Mutual funds	37,957	35,624	34,447		799

Total	Rs. 85,987	Rs. 116,909	Rs. 131,411	US$	3,050

(1)	Excludes assets held to cover linked liabilities of our life insurance business amounting to Rs. 130,100 million (US$3.0 billion) for fiscal 2007, Rs. 70,788 million for fiscal 2006 and Rs. 26,541 million for fiscal 2005.

(2)	Includes mortgage backed securities.

     The following table sets forth, for the periods indicated, certain information related to interest and dividends on our trading portfolio, net gain from the sale of trading investments and gross unrealized gain/(loss) the trading portfolio.

	Year Ended March 31,

	2005	2006	2007	2007

	(In millions)
Interest and dividends on trading portfolio	Rs. 1,904	Rs. 3,137	Rs. 7,402	US$	172
Gain on sale of trading portfolio	1,239	1,979	676		16
Unrealized gain/(loss) on trading portfolio	(85)	(162)	(86)		(2)

Total	Rs. 3,058	Rs. 4,954	Rs. 7,992	US$	186

      In addition to our trading portfolio, we also hold available for sale investments. The following tables set forth, at the dates indicated, certain information related to our available for sale investments portfolio.

	At March 31, 2005

		Gross	Gross
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

		(In millions)
Corporate debt securities	Rs. 19,203	Rs. 1,342	Rs. (177)	Rs. 20,368
Government securities	34,005	—	(1)	34,004
Other securities(1)	6,562	52	(3)	6,611

Total debt investments	59,770	1,394	(181)	60,983
Equity shares	19,802	5,619	(990)	24,431
Other investments(2)	34,766	3,109	(539)	37,336

Total	Rs. 114,338	Rs. 10,122	Rs. (1,710)	Rs. 122,750

(1)	Includes credit linked notes.

(2)	Includes preference shares, mutual fund units, venture fund units, security receipts and pass through certificates.

	At March 31, 2006

		Gross	Gross
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

	(In millions)
Corporate debt securities	Rs. 34,424	Rs. 238	Rs. (502)	Rs. 34,160
Government securities	116,024	—	—	116,024
Other securities(1)	12,947	22	(19)	12,950

Total debt securities	163,395	260	(521)	163,134
Equity shares	23,056	7,024	(1,191)	28,889
Other investments(2)	63,460	3,833	(1,090)	66,203

Total	Rs. 249,911	Rs. 11,117	Rs. (2,802)	Rs. 258,226

(1)	Includes credit linked notes.

(2)	Includes preference shares, mutual fund units, venture fund units, security receipts and pass through certificates.

	At March 31, 2007

		Gross	Gross
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

	(In millions)
Corporate debt securities	Rs. 87,166	Rs. 305	Rs. (1,012)	Rs. 86,459
Government securities	167,670	4	(48)	167,626
Other securities(1)	77,650	596	(463)	77,783

Total debt securities	332,486	905	(1,523)	331,868
Equity shares	24604	12,659	(2,147)	35,116
Other investments(2)	42346	2,854	(945)	44,255

Total	Rs. 399,436	Rs. 16,418	Rs. (4,615)	Rs. 411,239

(1)	Includes credit linked notes

(2)	Includes preference shares, mutual fund units, venture fund units, security receipts and pass through certificates.
     The following table sets forth, for the period indicated, income from available for sale securities.

	Year Ended March 31,

	2005	2006	2007	2007

	(In millions)
Interest	Rs. 8,901	Rs. 6,970	Rs. 14,976	US$	347
Dividend	925	1,746	2,749		64

Total	Rs. 9,826	Rs. 8,716	Rs. 17,725	US$	411

Gross realized gain	Rs. 5,815	Rs. 9,509	Rs. 14,045		326
Gross realized loss	(1,838)	(1,258)	(4,634)		(108)

Total	Rs. 3,977	Rs. 8,251	Rs. 9,411	US$	218

      The following table sets forth, at the date indicated, an analysis of the maturity profile of our investments in debt securities as available for sale investments, and yields thereon. This maturity profile is based on repayment dates and does not reflect re-pricing dates of floating rate investments.

	At March 31, 2007

	Up to One Year		One to Five Years		Five to 10 Years		More Than 10 Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(In millions)
Corporate debt securities	Rs. 1,442	10.6%	Rs. 56,479	5.4%	Rs. 25,639	5.2%	Rs. 3,606	7.6%
Government of India securities	157,863	6.8%	5,607	6.9%	4,200	7.7%	—
Other securities	12,114	6.5%	50,689	8.4%	14,847	8.3%

Total amortized cost of interest-earning securities	Rs. 171,419	6.8%	Rs. 112,775	6.8%	Rs. 44,685	6.4%	Rs. 3,606	7.6%

Total fair value	Rs. 171,514		Rs. 112,913		Rs. 44,096		Rs. 3,345

      The amortized cost of our held to maturity portfolio amounted to Rs. 544.3 billion (US$12.6 billion) at year-end fiscal 2007 (Rs. 417.5 billion (US$9.7 billion) at year-end fiscal 2006, Rs. 335.0 billion (US$7.8 billion) at year-end fiscal 2005). The gross unrealized gain on this portfolio was Rs. 6.8 billion (US$157 million) at year-end fiscal 2007 (Rs. 7.9 billion (US$183 million) at year-end fiscal 2006, Rs. 5.9 billion (US$137 million) at year-end fiscal 2005). The gross unrealized loss on this portfolio was Rs. 12.8 billion (US$298 million) at year-end fiscal 2007 (Rs. 8.0 billion (US$186 million) at year-end fiscal 2006, Rs. 6.9 billion (US$160 million) at year-end fiscal 2005).
      We have a limited equity portfolio because the Reserve Bank of India restricts investments by a bank in equity securities. See also “Supervision and Regulation — Reserve Bank of India Regulations — Regulations

relating to Investments and Capital Market Exposure Limits” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.
      In general, we pursue a strategy of active management of our long-term equity portfolio to maximize return on investment. To ensure compliance with the Securities and Exchange Board of India’s insider trading regulations, all dealings in our equity investments in listed companies are undertaken by the equity and corporate bonds dealing desks of our treasury, which are segregated from our other business groups as well as the other groups and desks in the treasury, and which do not have access to unpublished price sensitive information about these companies that may be available to us as a lender.
      We deal in several major foreign currencies and take deposits from non-resident Indians in four major foreign currencies. We also manage onshore accounts in foreign currencies. The foreign exchange treasury manages its portfolio through money market and foreign exchange instruments to optimize yield and liquidity.
      We provide a variety of risk management products to our corporate and small and medium enterprise clients, including foreign currency forward contracts and currency and interest rate swaps. We control market risk and credit risk on our foreign exchange trading portfolio through an internal model which sets counterparty limits, stop-loss limits and limits on the loss of the entire foreign exchange trading operations and exception reporting. See also “Risk Management — Quantitative and Qualitative Disclosures About Market Risk  — Exchange Rate Risk”.

ICICI Securities Primary Dealership and ICICI Securities Limited
      ICICI Securities Primary Dealership Limited and ICICI Securities Limited are engaged in equity underwriting and brokerage and primary dealership in Government securities.

Venture capital and private equity
      Our subsidiary ICICI Venture Funds Management Company Limited manages funds that provide venture capital funding to start-up companies and private equity to a range of companies. At year-end fiscal 2007, ICICI Venture managed or advised funds of approximately Rs. 98.0 billion (US$2.3 billion).

Insurance
      We provide a wide range of insurance products and services through our subsidiaries ICICI Prudential Life Insurance Company Limited and ICICI Lombard General Insurance Company Limited. ICICI Prudential Life Insurance Company Limited and ICICI Lombard General Insurance Company Limited are joint ventures with Prudential plc of UK and Fairfax Financial Holdings Limited of Canada, respectively. We have approximately 74.0% interest in both these entities. Subject to the amendment of foreign ownership regulations, Prudential plc has the right to increase its shareholding in ICICI Prudential Life Insurance Company Limited to 49.0% at the market value of the shares to be determined as mutually agreed. Laws and regulations governing insurance companies currently provide that each promoter should eventually reduce its stake to 26% following the completion of 10 years from the commencement of business by the concerned insurance company. We and Prudential have agreed that if a higher level of promoter shareholding is permitted, then this would be in the proportion of 51.0% being held by us and 49.0% being held by Prudential. See “Supervision and Regulation — Regulations Governing Insurance Companies” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. Further, we and each of the joint venture partners have a right of first refusal in case the other partner proposes to sell its shareholding in the joint venture (other than transfers to a permitted affiliate of the transferor). We collect fees from these subsidiaries for generating leads and providing referrals that are converted into policies. ICICI Prudential Life Insurance Company Limited incurred a net loss of Rs. 6.5 billion (US$150 million) in fiscal 2007. As would be typical for life insurance companies during the periods of high growth, the loss was due to business set-up and customer acquisition costs as well as reserving for actuarial liability. ICICI Prudential Life Insurance recorded a total new business premium of

Rs. 51.6 billion (US$1.2 billion) during fiscal 2007 as compared to Rs. 26.0 billion (US$604 million) during fiscal 2006, a growth of 98.4%. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Prudential Life Insurance was the largest player in the retail segment of the private sector life insurance market with a market share of about 28% during fiscal 2007 (on weighted received premium basis). ICICI Lombard General Insurance Company Limited made a net profit of Rs. 684 million (US$16 million) in fiscal 2007. ICICI Lombard General Insurance Company’s profits are impacted by business set up and customer acquisition costs, that are expensed as incurred under Indian GAAP. ICICI Lombard General Insurance recorded a total gross written premium of Rs. 30.0 billion (US$697 million) during fiscal 2007 as compared to Rs. 15.9 billion (US$369 million) during fiscal 2006, a growth of 88.7%. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Lombard General Insurance was the largest private general insurer with a market share of 34% in gross written premium among the private sector general insurance companies during the year ended fiscal 2007. We expect our insurance joint ventures to experience significant growth.
      Our board of directors has approved subject to the receipt of all regulatory approvals, the transfer of our equity shareholding in ICICI Prudential Life Insurance Company Limited, ICICI Lombard General Insurance Company Limited, ICICI Prudential Asset Management Company Limited and ICICI Prudential Trust Limited to a proposed new subsidiary. ICICI Bank proposes to transfer its aggregate investment in these companies of Rs. 22.3 billion (US$517 million) at year-end fiscal 2007 and any further investments that may be made by it prior to such transfer, to the proposed new subsidiary at the book value of these investments in its books on the date of transfer. The proposed new subsidiary proposes to raise equity capital through private placements or an initial public offering to meet the future capital requirements of the insurance subsidiaries. Pursuant to initiation of discussions with potential investors for investment in the proposed new subsidiary, we have received definitive offers from investors for subscription to equity shares of the proposed new subsidiary and for entering into definitive agreements for this purpose. The subscription amount is Rs. 26.50 billion towards fresh issue of shares by the proposed new subsidiary, and the investors would thereby acquire a collective stake of 5.9% in the proposed new subsidiary, valuing it at Rs. 446.00 billion on a post-issue basis. Naturally, any such implied valuation may vary over time depending upon the business of the proposed new subsidiary, the nature of the financing round and other elements. The arrangement is subject to receipt of regulatory and other approvals including that of the Reserve Bank of India, the Insurance Regulatory & Development Authority and the Foreign Investment Promotion Board, and would terminate failing receipt of such approvals within a mutually agreed date. An affiliate of Goldman Sachs International, one of the underwriters for this ADS Offering, has presented a definitive offer to subscribe for shares constituting 2.02% of the post-issue equity capital of the proposed new subsidiary. See “Risk Factors — Risks Relating to Our Business — We have proposed a reorganization of our holdings in our insurance and asset management subsidiaries and our inability to implement this reorganization as well as the significant additional capital required by these businesses may adversely impact our business and the price of our equity shares and ADSs.”
Funding
      Our funding operations are designed to ensure stability of funding, minimize funding costs and effectively manage liquidity. Since the amalgamation of ICICI with ICICI Bank, the primary source of funding has been deposits raised from both retail and corporate customers. We also raise funds through short-term rupee borrowings and domestic or overseas bond offerings pursuant to specific regulatory approvals. Because ICICI was not allowed to raise banking deposits as a financial institution, its primary sources of funding prior to the amalgamation were retail bonds and rupee borrowings from a wide range of institutional investors. ICICI also raised funds through foreign currency borrowings from commercial banks and other multilateral institutions like the Asian Development Bank and the World Bank, which were guaranteed by the government of India. With regard to these guarantees by the Government of India for purposes of obtaining foreign currency borrowings, the Government of India has, in its letter dated May 31, 2007, instructed us to take steps to either repay or prepay such foreign currency borrowings for which a guarantee has been provided by the Government of India or to substitute the guarantees provided by the Government of India with other acceptable guarantees. At year-end fiscal 2007, the total outstanding loans/ bonds of ICICI Bank that are guaranteed by the Government of India were Rs. 33,966.7 million, constituting approximately 4.8%

of the total borrowings (including subordinated debt) of ICICI Bank at that date. We are in the process of replying to the Government of India in connection with this matter.
      Our deposits were 63.0% of our total liabilities at year-end fiscal 2007 compared to 62.2% of our total liabilities at year-end fiscal 2006. Our borrowings were 15.6% of our total liabilities at year-end fiscal 2007 compared to 16.2% of our total liabilities at year-end fiscal 2006. Our deposits increased 44.2% to Rs. 2,486.1 billion (US$57.7 billion) at year-end fiscal 2007 compared to Rs. 1,724.5 billion (US$40.0 billion) at year-end fiscal 2006. This significant growth in deposits was achieved primarily through increased focus on retail and corporate customers by offering a wide range of products designed to meet varied individual and corporate needs and leveraging on our network of branches, extension counters and ATMs. Our borrowings increased to Rs. 616.6 billion (US$14.3 billion) at year-end fiscal 2007 compared to Rs. 450.0 billion (US$10.4 billion) at year-end fiscal 2006, primarily due to the increase in foreign currency borrowings.
      The following table sets forth, for the periods indicated, the break-up of deposits by type of deposit.

	Year Ended March 31,

	2005		2006		2007

	Amount	% to Total	Amount	% to Total	Amount	% to Total

	(In billions, except percentages)
Current account deposits	Rs. 125.9	12.5%	Rs. 163.9	9.5%	Rs. 214.5	8.6%
Savings deposits	116.6	11.5	242.6	14.1	375.3	15.1
Time deposits	768.6	76.0	1,318.0	76.4	1,896.3	76.3

Total deposits	Rs. 1,011.1	100.0%	Rs. 1,724.5	100.0%	Rs. 2,486.1	100.0%

      The following table sets forth, for the periods indicated, the average volume and average cost of deposits by type of deposit.

	Year Ended March 31,(1)

	2005		2006		2007

	Amount	Cost(2)	Amount		Amount	Amount		Cost(2)
				Cost(2)

	(In millions, except percentages)
Interest-bearing deposits:
Savings deposits	Rs. 98,111	2.3%	Rs. 171,658	2.6%	Rs. 327,726	US$	7,604	3.1%
Time deposits	583,332	5.2	940,272	5.9	1,512,914		35,102	7.6
Non-interest-bearing deposits:
Other demand deposits	87,082	—	142,849	—	174,354		4,045	—

Total deposits	Rs. 768,525	4.2%	Rs. 1,254,779	4.8%	Rs. 2,014,994	US$	46,751	6.2%

(1)	Average of quarterly balances at the end of March of the previous fiscal year and June, September, December and March of that fiscal year.

(2)	Represents interest expense divided by the average of quarterly balances.
     Our average deposits in fiscal 2007 were Rs. 2,015.0 billion (US$46.8 billion) at an average cost of 6.2% compared to average deposits of Rs. 1,254.8 billion (US$29.1 billion) at an average cost of 4.8% in fiscal 2006. Our average time deposits in fiscal 2007 were Rs. 1,512.9 billion (US$35.1 billion) at an average cost of 7.6% compared to average time deposits of Rs. 940.3 billion (US$21.8 billion) in fiscal 2006 at an average cost of 5.9%.

      The following table sets forth, at the date indicated, the maturity profile of deposits by type of deposit.

	At March 31, 2007

			After One Year
			and Within		After
	Up to One Year		Three Years		Three Years		Total

	(In millions)
Interest-bearing deposits:
Savings deposits	Rs.	375,330	Rs.	—	Rs.	—	Rs.	375,330
Time deposits		1,634,169		178,151		83,986		1,896,306
Non-interest-bearing deposits:
Other demand deposits		214,500		—		—		214,500

Total deposits	Rs.	2,223,999	Rs.	178,151	Rs.	83,986	Rs.	2,486,136

      The following table sets forth, for the periods indicated, average outstanding rupee borrowings based on quarterly balance sheets and by category of borrowing and the percentage composition by category of borrowing. The average cost (interest expense divided by average of quarterly balances) for each category of borrowings is provided in the footnotes.

	Year Ended March 31,(1)

	2005			2006			2007

	Amount		% to Total	Amount		% to Total	Amount		Amount	% to Total

	(In millions, except percentages)
SLR bonds(2)	Rs.	14,815	4.3%	Rs.	14,815	4.2%	Rs.	14,815	US$344	4.1%
Borrowings from Indian government(3)		4,689	1.4		3,581	1.0		2,568	60	0.7
Other borrowings(4)(5)		321,307	94.3		331,511	94.8		345,203	8009	95.2

Total	Rs.	340,811	100.0%	Rs.	349,907	100.0%	Rs.	362,586	US$8,413	100.0%

(1)	Average of quarterly balances at the end of March of the previous fiscal year and June, September, December and March of the concerned fiscal year for each of fiscal years 2005, 2006 and 2007.

(2)	With an average cost of 11.6% in fiscal 2005, 11.6% in fiscal 2006 and 11.6% in fiscal 2007.

(3)	With an average cost of 10.3% in fiscal 2005, 10.8% in fiscal 2006 and 11.8% in fiscal 2007.

(4)	With an average cost of 9.1% in fiscal 2005, 9.3% in fiscal 2006 and 9.4% in fiscal 2007.

(5)	Includes publicly and privately placed bonds, borrowings from institutions and wholesale deposits such as inter-corporate deposits, certificate of deposits and call borrowings.
     The following table sets forth, at the date indicated, the maturity profile of our rupee term deposits of Rs. 10 million (US$232,019) or more.

	At March 31,

					% of Total
	2007				Deposits

	(In millions, except percentages)
Less than three months	Rs.	454,432	US$	10,544	18.3%
Above three months and less than six months		261,666		6,071	10.5%
Above six months and less than 12 months		562,091		13,042	22.6%
More than 12 months		133,753		3,103	5.4%

Total deposits of Rs. 10 million and more	Rs.	1,411,942	US$	32,760	56.8%

      The following table sets forth, at the dates indicated, certain information related to short-term rupee borrowings, which consist of certificates of deposits, borrowings from government-owned companies and inter-bank borrowings.

	At March 31,(1)

	2005	2006	2007

	(In millions, except percentages)
Year-end balance	Rs. 80,711	Rs. 106,542	Rs. 121,567
Average balance during the year(2)	50,150	84,910	101,652
Maximum quarter-end balance	80,711	106,542	123,495
Average interest rate during the year(3)	5.8%	7.8%	7.8%
Average interest rate at year-end(4)	5.9%	7.3%	8.8%

(1)	Short-term borrowings includes borrowings in the call market and repurchase agreements.

(2)	Average of quarterly balances at the end of March of the previous fiscal year, June, September, December and March of that fiscal year for each of fiscal 2005, 2006 and 2007.

(3)	Represents the ratio of interest expense on short-term borrowings to the average of quarterly balances of short-term borrowings.

(4)	Represents the weighted average rate of the short-term borrowings outstanding at fiscal year-end.
     The following table sets forth, at the dates indicated, average outstanding volume of foreign currency borrowings based on quarterly balance sheets by source and the percentage composition by source. The average cost (interest expense divided by average of quarterly balances) for each source of borrowings is provided in the footnotes.

	At March 31,(1)

	2005		2006		2007

		% to		% to				% to
	Amount	Total	Amount	Total	Amount	Amount		Total

	(In millions, except percentages)
Commercial borrowings (2)	Rs. 86,886	77.6%	Rs. 166,524	87.4%	Rs. 306,136	US$	7,103	92.8%
Multilateral borrowings(3)	25,080	22.4	24,034	12.6	23,740		551	7.2

Total	Rs. 111,966	100.0%	Rs. 190,558	100.0%	Rs. 329,876	US$	7,654	100.0%

(1)	Average of quarterly balances at the end of March of the previous fiscal year, June, September, December and March of that fiscal year for each of fiscal 2005, 2006 and 2007.

(2)	With an average cost of 3.7% in fiscal 2005, 4.6% in fiscal 2006 and 5.4% in fiscal 2007.

(3)	With an average cost of 3.2% in fiscal 2005, 4.0% in fiscal 2006 and 5.1% in fiscal 2007.
     At year-end fiscal 2007, our outstanding subordinated debt was Rs. 212.2 billion (US$4.9 billion). This debt is classified as Tier 1 and Tier 2 capital in calculating the capital adequacy ratio in accordance with the Reserve Bank of India’s regulations on capital adequacy. See “Supervision and Regulation — Reserve Bank of India Regulations” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.
Risk Management
      As a financial intermediary, we are exposed to risks that are particular to our lending, transaction banking and trading businesses and the environment within which we operate. Our goal in risk management is to ensure that we understand, measure and monitor the various risks that arise and that the organization adheres strictly to the policies and procedures, which are established to address these risks.
      ICICI Bank is primarily exposed to credit risk, market risk, liquidity risk, operational risk and legal risk. ICICI Bank has three centralized groups, the Global Risk Management Group, the Compliance Group and the

Internal Audit Group with a mandate to identify, assess and monitor all of ICICI Bank’s principal risks in accordance with well-defined policies and procedures. The Global Risk Management Group is further organized into the Global Credit Risk Management Group and the Global Market and Operational Risk Management Group. In addition, the Credit and Treasury Middle Office Groups and the Global Operations Group monitor operational adherence to regulations, policies and internal approvals. The Global Risk Management Group, Middle Office Groups and Global Operations Group report to a wholetime Director. The Compliance Group reports to the Audit Committee of the board of directors and the Managing Director and CEO. The Internal Audit Group reports to the Audit Committee of the board of directors. These groups are independent of the business units and coordinate with representatives of the business units to implement ICICI Bank’s risk management methodologies. Committees of the board of directors have been constituted to oversee the various risk management activities. The Audit Committee provides direction to and also monitors the quality of the internal audit function. The Risk Committee reviews risk management policies in relation to various risks including portfolio, liquidity, interest rate, investment policies and strategy, and regulatory and compliance issues in relation thereto. The Credit Committee reviews developments in key industrial sectors and our exposure to these sectors as well as to large borrower accounts. The Asset Liability Management Committee is responsible for managing the balance sheet and reviewing the asset-liability position to manage ICICI Bank’s liquidity and market risk exposure. For a discussion of these and other committees, see “Management”.
      The Compliance Group is responsible for the regulatory and anti-money laundering compliance of ICICI Bank.

Credit Risk
      ICICI Bank’s credit policy is approved by its board of directors. In its lending operations, ICICI Bank is principally exposed to credit risk. Credit risk is the risk of loss that may occur from the failure of any party to abide by the terms and conditions of any financial contract with ICICI Bank, principally the failure to make required payments on loans and interest due to ICICI Bank. ICICI Bank measures, monitors and manages credit risk for each borrower and at the portfolio level. ICICI Bank has a structured and standardized credit approval process, which includes a well established procedure of comprehensive credit appraisal.

Credit Risk Assessment Procedures for Corporate Loans
      In order to assess the credit risk associated with any financing proposal, ICICI Bank assesses a variety of risks relating to the borrower and the relevant industry. Borrower risk is evaluated by considering:

•	the financial position of the borrower by analyzing the quality of its financial statements, its past financial performance, its financial flexibility in terms of ability to raise capital and its cash flow adequacy;

•	the borrower’s relative market position and operating efficiency; and

•	the quality of management by analyzing their track record, payment record and financial conservatism.
      Industry risk is evaluated by considering:

•	certain industry characteristics, such as the importance of the industry to the economy, its growth outlook, cyclicality and government policies relating to the industry;

•	the competitiveness of the industry; and

•	certain industry financials, including return on capital employed, operating margins and earnings stability.
      After conducting an analysis of a specific borrower’s risk, the Global Credit Risk Management Group assigns a credit rating to the borrower. ICICI Bank has a scale of 10 ratings ranging from AAA to B, an additional default rating of D and short-term ratings from S1 to S8. Credit rating is a critical input for the credit approval process. ICICI Bank determines the desired credit risk spread over its cost of funds by considering the borrower’s credit rating and the default pattern corresponding to the credit rating. Every proposal for a financing facility is prepared by the relevant business unit and reviewed by the appropriate industry specialists in the Global Credit Risk Management Group before being submitted for approval to the appropriate approval authority. The approval process for non-fund facilities is similar to that for fund-based facilities. The credit rating for every borrower is reviewed at least annually. ICICI Bank also reviews the ratings of all borrowers in a particular industry upon the occurrence of any significant event impacting that industry.
      Working capital loans are generally approved for a period of 12 months. At the end of the 12 month validity period (18 months in case of borrowers rated AA- and above), ICICI Bank reviews the loan arrangement and the credit rating of the borrower and takes a decision on continuation of the arrangement and changes in the loan covenants as may be necessary.

Project Finance Procedures
      ICICI Bank has a strong framework for the appraisal and execution of project finance transactions. ICICI Bank believes that this framework creates optimal risk identification, allocation and mitigation, and helps minimize residual risk.
      The project finance approval process begins with a detailed evaluation of technical, commercial, financial, marketing and management factors and the sponsor’s financial strength and experience. Once this review is completed, an appraisal memorandum is prepared for credit approval purposes. As part of the appraisal process, a risk matrix is generated, which identifies each of the project risks, mitigating factors and residual risks associated with the project. The appraisal memorandum analyzes the risk matrix and establishes the viability of the project. Typical risk mitigating factors include the commitment of stand-by funds from the sponsors to meet any cost over-runs and a conservative collateral position. After credit approval, a letter of intent is issued to the borrower, which outlines the principal financial terms of the proposed facility, sponsor obligations, conditions precedent to disbursement, undertakings from and covenants on the borrower. After completion of all formalities by the borrower, a loan agreement is entered into with the borrower.
      In addition to the above, in the case of structured project finance in areas such as infrastructure, oil, gas and petrochemicals, as a part of the due diligence process, ICICI Bank appoints consultants, wherever considered necessary, to advise the lenders, including technical advisors, business analysts, legal counsel and insurance consultants. These consultants are typically internationally recognized and experienced in their respective fields. Risk mitigating factors in these financings generally also include creation of debt service reserves and channeling project revenues through a trust and retention account.
      ICICI Bank’s project finance credits are generally fully secured and have full recourse to the borrower. In most cases, ICICI Bank has a security interest and first lien on all the fixed assets and a second lien on all the current assets of the borrower. Security interests typically include property, plant and equipment as well as other tangible assets of the borrower, both present and future. ICICI Bank’s borrowers are required to maintain comprehensive insurance on their assets where ICICI Bank is recognized as payee in the event of loss. In some cases, ICICI Bank also takes additional collateral in the form of corporate or personal guarantees from one or more sponsors of the project and a pledge of the sponsors’ equity holding in the project company. In certain industry segments, ICICI Bank also takes security interest in relevant project contracts such as concession agreements, off-take agreements and construction contracts as part of the security package. In limited cases, loans are also guaranteed by commercial banks and, in the past, have also been guaranteed by Indian state governments or the government of India.
      It is ICICI Bank’s current practice to normally disburse funds after the entire project funding is committed and all necessary contractual arrangements have been entered into. Funds are disbursed in tranches to pay for approved project costs as the project progresses. When ICICI Bank appoints technical and market consultants, they are required to monitor the project’s progress and certify all disbursements. ICICI Bank also requires the borrower to submit periodic reports on project implementation, including orders for machinery and equipment as well as expenses incurred. Project completion is contingent upon satisfactory operation of the project for a certain minimum period and, in certain cases, the establishment of debt service reserves. We continue to monitor the credit exposure until our loans are fully repaid.

Corporate Finance Procedures
      As part of the corporate loan approval procedures, ICICI Bank carries out a detailed analysis of funding requirements, including normal capital expenses, long-term working capital requirements and temporary imbalances in liquidity. ICICI Bank’s funding of long-term core working capital requirements is assessed on the basis, among other things, of the borrower’s present and proposed level of inventory and receivables. In case of corporate loans for other funding requirements, ICICI Bank undertakes a detailed review of those requirements and an analysis of cash flows. A substantial portion of our corporate finance loans are secured by a lien over appropriate assets of the borrower.
      The focus of our structured corporate finance products is on cash flow based financing. ICICI Bank has a set of distinct approval procedures to evaluate and mitigate the risks associated with such products. These procedures include:

•	carrying out a detailed analysis of cash flows to accurately forecast the amounts that will be paid and the timing of the payments based on an exhaustive analysis of historical data;

•	conducting due diligence on the underlying business systems, including a detailed evaluation of the servicing and collection procedures and the underlying contractual arrangements; and

•	paying particular attention to the legal, accounting and tax issues that may impact any structure.
      ICICI Bank’s analysis enables it to identify risks in these transactions. To mitigate risks, ICICI Bank uses various credit enhancement techniques, such as over-collateralization, cash collateralization, creation of escrow accounts and debt service reserves and performance guarantees. The residual risk is typically managed by complete or partial recourse to the borrowing company whose credit risk is evaluated as described above. ICICI Bank also has a monitoring framework to enable continuous review of the performance of such transactions.
      With respect to financing for corporate mergers and acquisitions, we carry out detailed due diligence on the acquirer as well as the target’s business profile. The key areas covered in the appraisal process include:

•	assessment of the industry structure in the target’s host country and the complexity of the business operations of the target;

•	financial, legal, tax, technical due diligence (as applicable) of the target;

•	appraisal of potential synergies and likelihood of their being achieved;

•	assessment of the target company’s valuation by comparison with its peer group and other transactions in the industry;

•	analysis of regulatory and legal framework of the overseas geographies with regard to security creation, enforcement and other aspects;

•	assessment of country risk aspects and the need for political insurance; and

•	the proposed management structure of the target post takeover and the ability and past experience of the acquirer in completing post merger integration.

Working Capital Finance Procedures
      ICICI Bank carries out a detailed analysis of the borrowers’ working capital requirements. Credit limits are established in accordance with the approval authorization approved by ICICI Bank’s board of directors. Once credit limits are approved, ICICI Bank calculates the amounts that can be lent on the basis of monthly statements provided by the borrower and the margins stipulated. Quarterly information statements are also obtained from borrowers to monitor the performance on a regular basis. Monthly cash flow statements are obtained where considered necessary. Any irregularity in the conduct of the account is reported to the appropriate authority on a monthly basis. Credit limits are reviewed on a periodic basis.
      Working capital facilities are primarily secured by inventories and receivables. Additionally, in certain cases, these credit facilities are secured by personal guarantees of directors, or subordinated security interests in the tangible assets of the borrower including plant and machinery.

Credit Monitoring Procedures for Corporate Loans
      The Credit Middle Office Group monitors compliance with the terms and conditions for credit facilities prior to disbursement. It also reviews the completeness of documentation, creation of security and insurance policies for assets financed. All borrower accounts are reviewed at least once a year.

Retail Loan Procedures
      Our customers for retail loans are typically middle and high-income, salaried or self-employed individuals, and, in some cases, partnerships and corporations. Except for personal loans and credit cards, we require a contribution from the borrower and our loans are secured by the asset financed. Our portfolio of personal loans includes micro-banking loans, which are relatively small value loans to lower income customers in urban areas.
      Our retail credit product operations are sub-divided into various product lines. Each product line is further sub-divided into separate sales and credit groups. The Global Credit Risk Management Group, which is independent of the business groups, approves all new retail products and product policies and credit approval authorizations. All products and policies require the approval of the Retail Credit Forum comprised of senior managers. All credit approval authorizations require the approval of our board of directors.
      ICICI Bank uses direct marketing associates as well as its own branch network and employees for marketing retail credit products. However, credit approval authority lies only with ICICI Bank’s credit officers who are distinct from the business teams. The delegation of credit approval authority is linked, among other factors, to the size of the credit and the authority delegated to credit officers varies across different products.
      ICICI Bank’s credit officers evaluate credit proposals on the basis of the product policy approved by the Retail Credit Forum and the risk assessment criteria defined by the Global Credit Risk Management Group. These criteria vary across product segments but typically include factors such as the borrower’s income, the loan-to-value ratio, demographic parameters and certain stability factors. In case of credit cards, in order to limit the scope of individual discretion, ICICI Bank has implemented a credit-scoring program that is an automated credit approval system that assigns a credit score to each applicant based on certain demographic attributes like income, educational background and age. The credit score then forms the basis of loan evaluation. External agencies such as field investigation agencies and credit processing agencies are used to facilitate a comprehensive due diligence process including visits to offices and homes in the case of loans to individual borrowers. Before disbursements are made, the credit officer checks a centralized delinquent database and reviews the borrower’s profile. In making its credit decisions, ICICI Bank draws upon reports from the Credit Information Bureau (India) Limited (CIBIL). However, CIBIL has become operational recently and does not yet provide a credit score. ICICI Bank also avails the services of certain private agencies operating in India to check applications before disbursement. as a formal national credit bureau has only recently become operational in India. A centralized retail credit team undertakes review and audit of credit quality and processes across different products.
      ICICI Bank has established centralized operations to manage operating risk in the various back office processes of ICICI Bank’s retail loan business except for a few operations which are decentralized to improve turnaround time for customers.
      ICICI Bank has a collections unit structured along various product lines and geographical locations, to manage delinquency levels. The collections unit operates under the guidelines of a standardized recovery process. ICICI Bank also makes use of external collection agencies to aid us in collection efforts, including collateral repossession in accounts that are overdue for more than 90 days. External agencies for collections are governed by standardized process guidelines.
      A fraud prevention and control department has been set up to manage levels of fraud, primarily through fraud prevention in the form of forensic audits and also through recovery of fraud losses. The fraud control department is aided by specialized agencies involved in verification of income documents. The fraud control department also evaluates the various external agencies involved in the retail finance operations, including direct marketing associates, external verification associates and collection agencies.

Small Enterprises Loan Procedures
      The Small Enterprises Group finances dealers and vendors of companies by implementing structures to enhance the base credit quality of the vendor/ dealer, that involve an analysis of the base credit quality of the vendor/ dealer pool and an analysis of the linkages that exist between the vendor/ dealer and the company.
      The group is also involved in financing based on a cluster-based approach, that is, financing of small enterprises that have a homogeneous profile such as apparel manufacturers and manufacturers of pharmaceuticals. The risk assessment of such a cluster involves identification of appropriate credit norms for target market, use of scoring models for enterprises that satisfy these norms and a comprehensive appraisal of those enterprises which are awarded a minimum required score in the scoring model. The risk management policy herein also involves setting up of portfolio control norms as well as stringent review and exit triggers to be followed while financing such clusters or communities.

Rural and Agricultural Loan Procedures
      The rural and agricultural loan portfolio comprises corporates in the rural sector, small and medium enterprises, dealers and vendors linked to these entities and farmers. ICICI Bank seeks to design appropriate risk assessment methodologies for each of the segments. For corporates, borrower risk is evaluated by analyzing the industry risk, the borrower’s market position, financial performance, cash flow adequacy and the quality of management. The credit risk of dealers, vendors and farmers is evaluated by analyzing the base credit quality of the borrowers or the pool and also the linkages between the borrowers and the companies to which the dealers, vendors or farmers are supplying their produce. ICICI Bank attempts to enhance the credit quality of the pool of dealers, vendors and farmers by strengthening the structure of the transaction.
      For some segments, ICICI Bank uses a cluster-based approach wherein a lending program is implemented for a homogeneous group of individuals or business entities that comply with certain laid down parameterized norms. To be eligible for funding under the programs, the borrowers need to meet the stipulated credit norms and obtain a minimum score on the scoring model. ICICI Bank has incorporated control norms, borrower approval norms and review triggers in all the programs. ICICI Bank has recently undertaken a comprehensive review of its credit disbursal, monitoring and collection processes and is seeking to institute appropriate process changes.
      ICICI Bank’s rural initiative may create additional challenges with respect to managing the risk of frauds due to the increased geographical dispersion and use of intermediaries. For example, during fiscal 2007, ICICI Bank made a provision of Rs. 0.93 billion (US$22 million) for losses from frauds pertaining to the warehouse receipt-based financing product for agricultural credit. In this product, financing is provided to farmers and traders on the basis of receipts for stored goods issued by warehouse owners/ managers. ICICI Bank appoints third party management and collection agents to market the product. It appoints collateral management agencies to monitor the goods in the warehouses. During the course of review, irregularities were observed including absence of the required quantities of commodities in warehouses. This was due to specific fraudulent collusion between certain third party management and collection agents and collateral management agency staff. ICICI Bank has undertaken a comprehensive review of the product and has set up dedicated groups for pre- and post-disbursement commodity audits. See “Risk Factors — Risks Relating to Our Business — Our rapid retail expansion in India and our rural initiative expose us to increased risks that may adversely affect our business.”

Credit Approval Authorities
      ICICI Bank’s credit approval authorisation framework is laid down by our board of directors. ICICI Bank has established several levels of credit approval authorities for our corporate banking activities — the Credit Committee of the board of directors, the Committee of Directors, the Committee of Executives (Credit) and the Regional Committee (Credit). Retail Credit Forums, Small Enterprise Group Forums and Agri Credit Forums have been created for approval of retail loans and credit facilities to small enterprises and agri based enterprises respectively.
      ICICI Bank’s board of directors have delegated the authority to the Credit Committee, consisting of a majority of independent directors, the Committee of Directors, consisting of our wholetime directors, to the Committee of Executives (Credit), to the Regional Committee (Credit), Retail Credit Forums, Small Enterprise Group Forums and Agri Credit Forums, all consisting of our designated executives, and to individual executives in the case of program/ policy based products, to approve financial assistance within certain individual and group exposure limits set by the board of directors.

Quantitative and Qualitative Disclosures About Market Risk
      Market risk is the possibility of loss arising from changes in the value of a financial instrument as a result of changes in market variables such as interest rates, exchange rates and other asset prices. The prime source of market risk for us is the interest rate risk we are exposed to as a financial intermediary. In addition to interest rate risk, we are exposed to other elements of market risk such as liquidity or funding risk, price risk on trading portfolios, and exchange rate risk on foreign currency positions.

Market Risk Management Procedures
      Our board of directors reviews and approves the policies for the management of market risk. The board has delegated the responsibility for market risk management on the banking book to the Asset Liability Management Committee and for the trading book to the Committee of Directors, within the broad parameters laid down by policies approved by the board. The Asset Liability Management Committee is responsible for managing interest rate risk on the banking book and liquidity risks reflected in the balance sheet. The Committee of Directors is responsible for formulating policies and risk controls for the trading book.
      The Asset Liability Management Committee comprises whole time directors and senior executives. The committee generally meets on a monthly basis and reviews the interest rate and liquidity gap positions on the banking book, formulates a view on interest rates, sets benchmark lending rates, reviews the business profile and its impact on asset liability management and determines the asset liability management strategy in light of the current and expected business environment. The Structural Rate Risk Management Group and Global Asset Liability Management Group are responsible for managing interest rate risk and liquidity risk, under the supervision of the Asset Liability Management Committee, on a day to day basis.
      The Global Market and Operational Risk Management Group recommends changes in risk policies and controls and the processes and methodologies for quantifying and assessing market risks. Risk limits including position limits and stop loss limits for the trading book are monitored on a daily basis by the Treasury Middle Office Group and reviewed periodically.

Interest Rate Risk
      Since our balance sheet consists predominantly of rupee assets and liabilities, movements in domestic interest rates constitute the main source of interest rate risk. Exposure to fluctuations in interest rates is measured primarily by way of gap analysis, providing a static view of the maturity and re-pricing characteristics of balance sheet positions. An interest rate gap report is prepared by classifying all assets and liabilities into various time period categories according to contracted maturities or anticipated re-pricing date. The difference in the amount of assets and liabilities maturing or being re-priced in any time period category, would then give an indication of the extent of exposure to the risk of potential changes in the margins on new or re-priced assets and liabilities. ICICI Bank prepares interest rate risk reports on a fortnightly basis.

These reports are submitted to the Reserve Bank of India on a monthly basis. Interest rate risk is further monitored through interest rate risk limits approved by the Asset Liability Management Committee.
      Our core business is deposit taking and lending in both rupees and foreign currencies, as permitted by the Reserve Bank of India. These activities expose us to interest rate risk. As the rupee market is significantly different from the international currency markets, gap positions in these markets differ significantly.
      Our primary source of funding is deposits and, to a smaller extent, borrowings. In the rupee market, most of our deposit taking is at fixed rates of interest for fixed periods, except for savings deposits and current deposits, which do not have any specified maturity and can be withdrawn on demand. We usually borrow for a fixed period with a one-time repayment on maturity, with some borrowings having European call/ put options, exercisable only on specified dates, attached to them. However, we have a mix of floating and fixed interest rate assets. Our loans generally are repaid more gradually, with principal repayments being made over the life of the loan. Our housing loans at year-end fiscal 2007 were primarily floating rate loans where any change in the benchmark rate with reference to which these loans are priced, is generally passed on to the borrower on the first day of the succeeding quarter or succeeding month, as applicable. Until December 31, 2003, we followed a four-tier prime rate structure, namely, a short-term prime rate for one-year loans or loans that re-price at the end of one year, a medium-term prime rate for one to three year loans, a long-term prime rate for loans with maturities greater than three years, and a prime rate for cash credit products. Effective January 1, 2004, we have moved to a single benchmark prime rate structure for all loans other than specific categories of loans advised by the Indian Banks’ Association (which include, among others, loans to individuals for acquiring residential properties, loans for purchase of consumer durables, non-priority sector personal loans and loans to individuals against shares, debentures, bonds and other securities), with lending rates comprising the benchmark prime rate, term premia and transaction-specific credit and other charges. Interest rates on loans outstanding at December 31, 2003 continue to be based on the four-tier prime rate structure. We generally seek to eliminate interest rate risk on undisbursed commitments by fixing interest rates on rupee loans at the time of loan disbursement.
      In contrast to our rupee loans, a large proportion of our foreign currency loans are floating rate loans. These loans are generally funded with floating rate foreign currency funds. Our fixed rate foreign currency loans are generally funded with fixed rate foreign currency funds. We generally convert all our foreign currency borrowings and deposits into floating rate dollar liabilities through the use of interest rate and currency swaps with leading international banks. The foreign currency gaps are generally significantly lower than rupee gaps, representing a considerably lower exposure to fluctuations in foreign currency interest rates.
      We use the duration of our government securities portfolio as a key variable for interest rate risk management. We increase or decrease the duration of government securities portfolio to increase or decrease our interest rate risk exposure. In addition, we also use interest rate derivatives to manage asset and liability positions. We are an active participant in the interest rate swap market and are one of the largest counterparties in India.

      The following table sets forth, at the date indicated, our asset-liability gap position.

	At March 31, 2007(1)

	Less Than		Greater Than
	or Equal to		One Year and Up		Greater Than
	One Year		to Five Years		Five Years		Total

	(In millions)
Loans, net	Rs.	1,553,393	Rs.	466,929	Rs.	93,672	Rs.	2,113,994
Investments		519,493		265,853		420,821		1,206,167
Fixed assets		1,851		7,982		33,568		43,401
Other assets(2)		290,738		9,541		279,506		579,785

Total assets		2,365,475		750,305		827,567		3,943,347
Stockholders’ equity and preference share capital		—		—		243,150		243,150
Borrowings		397,839		205,478		13,278		616,595
Deposits		2,009,101		183,722		293,313		2,486,136
Other liabilities(2)		48,833		23,809		524,824		597,466

Total liabilities		2,455,773		413,009		1,074,565		3,943,347
Total gap before risk management positions		(90,298)		337,296		(246,998)		—
Risk management positions(3)		(195,196)		139,902		55,294		—

Total gap after risk management positions	Rs.	(285,494)	Rs.	477,198	Rs.	(191,704)		—

(1)	Assets and liabilities are classified into the applicable categories based on residual maturity or re-pricing whichever is earlier. Classification methodologies are generally based on Asset Liability Management Guidelines issued by the Reserve Bank of India, effective April 1, 2000, and pre-payment assumptions applied, based on behavioural studies done. Items that neither mature nor re-price are included in the “greater than five years” category. This includes equity share capital and a substantial part of fixed assets. Impaired loans of residual maturity less than three years are classified in the “greater than one year and up to five years” category and impaired loans of residual maturity between three to five years are classified in the “greater than five years” category.

(2)	The categorization for these items is different from that reported in the financial statements.

(3)	The risk management positions comprise foreign currency and rupee swaps.
     The following table sets forth, at the date indicated, the amount of our loans with residual maturities greater than one year that had fixed and variable interest rates.

At March 31, 2007

	Fixed	Variable
	Rate Loans	Rate Loans	Total

(In millions)
Loans	Rs. 828,182	Rs. 810,308	Rs. 1,638,490
      The following table sets forth, using the balance sheet at year-end fiscal 2007 as the base, one possible prediction of the impact of adverse changes in interest rates on net interest income for fiscal 2008, assuming a parallel shift in the yield curve at year-end fiscal 2007.

	At March 31, 2007

	Change In Interest Rates
	(In Basis Points)

	(100)	(50)	50	100

	(In millions, except percentages)
Rupee portfolio	Rs. (1,128)	Rs. (564)	Rs. 564	Rs. 1,128
Foreign currency portfolio	(5)	(2)	2	5

Total	Rs. (1,133)	Rs. (566)	Rs. 566	Rs. 1,133

      Based on our asset and liability position at year-end fiscal 2007, the sensitivity model shows that net interest income from the banking book for fiscal 2008 would rise by Rs. 1.1 billion (US$26 million) if interest rates increased by 100 basis points during fiscal 2008. Conversely, the sensitivity model shows that if interest rates decreased by 100 basis points during fiscal 2008, net interest income for fiscal 2008 would fall by an equivalent amount of Rs. 1.1 billion (US$26 million). Based on our asset and liability position at year-end fiscal 2006, the sensitivity model showed that net interest income from the banking book for fiscal 2007 would have risen by Rs. 2.0 billion (US$46 million) if interest rates increased by 100 basis points during fiscal 2007. Conversely, the sensitivity model showed that if interest rates decreased by 100 basis points during fiscal 2007, net interest income for fiscal 2007 would have fallen by an equivalent amount of Rs. 2.0 billion (US$46 million).
      Sensitivity analysis, which is based upon static interest rate risk profile of assets and liabilities, is used for risk management purposes only and the model above assumes that during the course of the year no other changes are made in the respective portfolios. Actual changes in net interest income will vary from the model.

Price Risk (Trading book)
      We undertake trading activities to enhance earnings through profitable trading for our own account. ICICI Securities Primary Dealership Limited is a primary dealer in government of India securities, and a significant proportion of its portfolio consists of government of India securities.
      The following table sets forth, using the fixed income portfolio at year-end fiscal 2007 as the base, one possible prediction of the impact of changes in interest rates on the value of our rupee fixed income trading portfolio for fiscal 2008, assuming a parallel shift in yield curve.

	At March 31, 2007

	Change in Interest Rates (in Basis Points)

	Portfolio
	Size		(100)	(50)	50	100

	(In millions)
Government of India securities	Rs.	5,861	Rs. 229	Rs. 115	Rs. (115)	Rs. (229)
Corporate debt securities		5,553	61	31	(31)	(61)

Total	Rs.	11,414	Rs. 290	Rs. 146	Rs. (146)	Rs. (290)

      At year-end fiscal 2007, the total value of our rupee fixed income trading portfolio was Rs. 11.4 billion (US$265 million). If interest rates increased by 100 basis points during fiscal 2008, the value of this portfolio would fall by Rs. 290 million (US$7 million). Conversely, if interest rates fell by 100 basis points during fiscal 2008, the value of this portfolio would rise by Rs. 290 million (US$7 million). At year-end fiscal 2006, the total value of our rupee fixed income trading portfolio was Rs. 22.7 billion (US$526 million). If interest rates had increased by 100 basis points during fiscal 2007, the value of this portfolio would have fallen by Rs. 818 million (US$19 million). Conversely, if interest rates had fallen by 100 basis points during fiscal 2007, the value of this portfolio would have risen by Rs. 818 million (US$19 million).
      At year-end fiscal 2007, the total outstanding notional principal amount of our trading interest rate derivatives portfolio was Rs. 3,436.9 billion (US$79.7 billion) (Rs. 2,700.0 billion at year-end fiscal 2006). The sensitivity model shows that if interest rates increase by 100 basis points, the value of this portfolio would rise by Rs. 1.4 billion (US$32 million). At year-end fiscal 2007, the total outstanding notional principal amount of our trading currency derivatives (options and cross currency interest rate swaps) portfolio was Rs. 732.1 billion (US$17.0 billion) (Rs. 430.8 billion at year-end fiscal 2006). The sensitivity model shows that if interest rates increase by 100 basis points, the value of this cross currency interest rate swaps portfolio would fall by Rs. 349 million (US$8 million).

Equity Risk
      We assume equity risk both as part of our investment book and our trading book. Investments in equity shares and preference shares are essentially long-term in nature. A part of our investment in equity securities have been driven by our project and corporate financing activities. The decision to invest in equity shares during project financing activities has been a conscious decision to participate in the equity of the company with the intention of realizing capital gains arising from the expected increases in market prices, and is separate from the lending decision. For further information on our trading and available for sale investments, see “— Overview of ICICI Bank’s Products and Services — Investment Banking — Treasury.”
      We also invest in the corpus of equity capital/venture funds, primarily those managed by our subsidiary ICICI Venture Funds Management Company Limited. These funds invest in equity/equity linked instruments. Our investments through these funds are thus similar in nature to other equity investments and are subject to the same risks. In addition, they are also subject to risks in the form of changes in regulation and taxation policies applicable to such equity funds.

Exchange Rate Risk
      We offer foreign currency hedge instruments like swaps, forwards, and currency options to clients. We actively use cross currency swaps, forwards, and options to economically hedge against exchange risks arising out of these transactions. Trading activities in the foreign currency markets expose us to exchange rate risks. This risk is mitigated by setting counterparty limits, stipulating daily and cumulative stop-loss limits, and engaging in exception reporting.
      The Reserve Bank of India has authorized the dealing of foreign currency-rupee options by banks for hedging foreign currency exposures including hedging of balance sheet exposures. We have been offering such products to corporate clients and other inter-bank counterparties and are one of the largest participants in the currency options market accounting for a significant share of daily trading volume. All the options are maintained within the specified limits.
      In addition, foreign currency loans are made on terms that are similar to foreign currency borrowings, thereby transferring the foreign exchange risk to the borrower. In addition, there is an open foreign exchange position limit to minimize exchange rate risk.

Liquidity Risk
      Liquidity risk arises in the funding of lending, trading and investment activities and in the management of trading positions. It includes both the risk of unexpected increases in the cost of funding an asset portfolio at appropriate maturities and the risk of being unable to liquidate a position in a timely manner at a reasonable price. The goal of liquidity management is to be able, even under adverse conditions, to meet all liability repayments on time and fund all investment opportunities.
      We maintain diverse sources of liquidity to facilitate flexibility in meeting funding requirements. Incremental operations are principally funded by accepting deposits from retail and corporate depositors. The deposits are augmented by borrowings in the short-term inter-bank market and through the issuance of bonds. Loan maturities and sale of investments also provide liquidity. Most of the funds raised are used to extend loans or purchase securities. Generally, deposits have a shorter average maturity than loans or investments.
      Our subsidiary in the UK offers an internet based online savings deposit product to depositors. The total amount of such deposits as at year-end fiscal 2007 was Rs. 78.6 billion (US$1.8 billion). These deposits are payable on demand. At present, these deposits are classified as outflow in the less than eight days liquidity bucket as required by the Financial Services Authority of UK. ICICI Bank UK deploys these funds in a portfolio of short-term deposits and marketable securities. It therefore may face liquidity risk in case of high volumes of deposit withdrawals, failure of a substantial number of depositors to roll over deposited funds upon maturity or to replace deposited funds with fresh deposits.

      For further information on liquidity risk, see “Operating and Financial Review and Prospects — Liquidity Risk.”

Operational Risk
      Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Operational risk includes legal risk but excludes strategic and reputational risks. Operational risk includes all types of risk other than credit risk and market risk. Our exposure to operational risk has increased following our retail expansion, our international expansion, our growth in treasury operations and our rural initiative. For a discussion on our vulnerability to operational risk, see “Risk Factors — Risks Relating to Our Business — There is operational risk associated with our industry which, when realized, may have an adverse impact on our business”.
      The management of operational risk in the organization is governed by the Operational Risk Management Policy approved by the board of directors. The policy is applicable across the organisation including overseas offices, ensuring that there is clear accountability and responsibility for management and mitigation of operational risk, developing a common understanding of operational risk, helping the business and operation groups units to improve internal controls, thereby reducing the probability and potential impact of losses from operational risks while meeting regulatory requirements. Operational risk can result from a variety of factors, including failure to obtain proper internal authorizations, improperly documented transactions, failure of operational and information security procedures, computer systems, software or equipment, fraud, inadequate training and employee errors. We attempt to mitigate operational risk by maintaining a comprehensive system of internal controls, establishing systems and procedures to monitor transactions, maintaining key back-up procedures and undertaking regular contingency planning.

Operational Controls and Procedures in Branches
      We have operating manuals detailing the procedures for the processing of various banking transactions and the operation of the application software. Amendments to these manuals are implemented through circulars sent to all offices.
      We have a scheme of delegation of financial powers that sets out the monetary limit for each employee with respect to the processing of transactions in a customer’s account. Withdrawals from customer accounts are controlled by dual authorization. Senior officers have been delegated power to authorize larger withdrawals. Our operating system validates the check number and balance before permitting withdrawals. Cash transactions over Rs. 1.0 million (US$23,202) are subject to special scrutiny to avoid money laundering. Our banking software has multiple security features to protect the integrity of applications and data.

Operational Controls and Procedures for Internet Banking
      In order to open an internet banking account, the customer must provide us with documentation to prove the customer’s identity, such as a copy of the customer’s passport, a photograph and specimen signature of the customer. After verification of this documentation, we open the internet banking account and issue the customer a user identification and password to access his account online.

Operational Controls and Procedures in Regional Processing Centers & Central Processing Centers
      To improve customer service at our physical locations, we handle transaction processing centrally by taking away such operations from branches. We have centralized operations at regional processing centers located at 15 cities in the country. These regional processing centers process clearing checks and inter-branch transactions, make inter-city check collections, and engage in back-office activities for account opening, standing instructions and auto-renewal of deposits.
      In Mumbai, we have centralized transaction processing on a nation-wide basis for transactions like the issue of ATM cards and PIN mailers, reconciliation of ATM transactions, monitoring of ATM functioning, issue of passwords to Internet banking customers, depositing post-dated checks received from retail loan customers and credit card transaction processing. Centralized processing has been extended to the issuance of personalized check books, back-office activities of non-resident Indian accounts, opening of new bank accounts for customers who seek web brokering services and recovery of service charges for accounts for holding shares in book-entry form.

Operational Controls and Procedures in Treasury
      We use technology to monitor risk limits and exposures. Our front office, back office and accounting and reconciliation functions are fully segregated in both the domestic treasury and foreign exchange treasury.
      Our front office treasury operations for rupee transactions consist of operations in fixed income securities, equity securities and inter-bank money markets. Our dealers analyze the market conditions and take views on price movements. Thereafter, they strike deals in conformity with various limits relating to counterparties, securities and brokers. The deals are then forwarded to the back office for settlement.
      Trade strategies are discussed frequently and decisions are taken based on market forecasts, information and liquidity considerations. Trading operations are conducted in conformity with the code of conduct prescribed by internal and regulatory guidelines.
      The Treasury Middle Office Group uses various risk monitoring tools such as counterparty limits, position limits, exposure limits and individual dealer limits. Procedures for reporting breaches in limits are also in place. The Treasury Middle Office Group monitors counterparty limits, evaluates the mark-to-market impact on various positions taken by dealers and monitors market risk exposure of the investment portfolio and adherence to various market risk limits.
      Our back office undertakes the settlement of funds and securities. The back office has procedures and controls for minimizing operational risks, including procedures with respect to deal confirmations with counterparties, verifying the authenticity of counterparty checks and securities, ensuring receipt of contract notes from brokers, monitoring receipt of interest and principal amounts on due dates, ensuring transfer of title in the case of purchases of securities, reconciling actual security holdings with the holdings pursuant to the records and reports any irregularity or shortcoming observed.

Operational Controls and Procedures in Retail Asset Operations
      A majority of ICICI Bank’s retail asset operations are centralized at Mumbai, Delhi and Chennai. The central operations unit is located in Mumbai and the regional operations units at Delhi and Chennai. These central and regional units support operations relating to retail asset products across the country.
      The central operations unit carries out accounting, reconciliation and repayment management activities for all retail asset products. The regional operations units manage disbursement of approved credit facilities. There are no manual issuances of disbursement cheques thus reducing any operational risk on account of manual intervention in the processes. No single team has the full authority to complete a transaction and carry out financial reconciliation. Each activity is segregated and carried out by an independent team.
      All processes are hosted and controlled through a central process site. At the design stage of the process, all operational and other risks are identified, mitigants designed and measures of performance specified to ensure adherence. The retail asset operations group has regional audit managers across the country. These audit managers monitor adherence to controls and procedures and record and report deviations to facilitate corrective action.

Operational Controls and Procedures for Corporate Banking
      Our operations in respect of corporate banking products and services are centralized in Mumbai. These centralized operations comprise separate operations teams for trade finance, cash management and general banking operations. The centralized operations teams process transactions after verification of credit authorisations, as well as applicable regulations, particularly in respect of international trade finance transactions. This unit also processes transactions for small enterprise customers.

Operational Controls and Procedures in Rural Operations
      A majority of ICICI Bank’s rural asset operations are centralized at Mumbai where the central operations unit is located. The central unit houses teams that support operations relating to retail rural asset products across the country. The central operations unit carries out accounting, reconciliation and repayment management activities for all rural asset products. The rural hubs manage disbursement of approved credit facilities. There are no manual issuances of disbursement cheques thus reducing any operational risk on account of manual intervention in the processes. No single team has the full authority to complete a transaction and carry out financial reconciliation. Each activity is segregated and carried out by an independent team. At the design stage of any product/process, operations units play a vital role in ensuring that all operational and other risks are identified and mitigants are designed to ensure smooth operations of the product. The operations group has roving audit managers who visit all hubs across the country for surprise audits. These audit managers monitor adherence to controls and procedures and record and report deviations to facilitate corrective action.

Anti money Laundering Controls
      Our board of directors approved a group anti-money laundering policy in January 2004, which established the standards of anti-money laundering compliance. The group anti-money laundering policy was revised in December 2004, April 2006 and in April 2007 in view of the requirements of the Reserve Bank of India guidelines, issued from time to time. The group anti-money laundering policy is applicable to all our activities. The unique anti-money laundering regulatory requirements for overseas units are provided separately as an addendum to the group anti-money laundering policy. Our anti-money laundering standards are primarily based on two pillars, namely, know your customer and monitoring/reporting of suspicious transactions. The group anti-money laundering policy specifies a risk-based approach in implementing the anti-money laundering framework. The business units are required to undertake risk profiling of various customer segments and products, and to classify them into high, medium and low-risk categories. The anti-money laundering framework seeks to institute a process of customer identification and verification depending on the nature or status of the customer and the type of transaction. In respect of unusual or suspicious transactions or when the customer moves from a low-risk to high-risk profile, appropriate enhanced due-diligence measures are required to be adopted. The policy also requires that reports of specified cash transactions and suspicious transactions be submitted to the Financial Intelligence Unit, India (FIU-IND) constituted under the Prevention of Money Laundering Act, 2002 and the rules notified thereunder. The Audit Committee of our board of directors supervises the implementation of the anti-money laundering framework. A money laundering reporting officer has been designated to monitor the day-to-day implementation of the anti-money laundering policy and procedures. Our Committee of Directors has also approved a customer acceptance policy, which forms an integral part of the group anti money laundering policy. Further, appropriate know your customer/transaction monitoring procedures for various products and customer segments have also been laid down. Suitable training programs on awareness of anti-money laundering are organized for the employees on a periodic basis.

Global risk management framework
      We have adopted a global risk management framework for our international banking operations, including overseas branches, offshore banking units and subsidiaries. Under this framework, our credit, investment, asset liability management and anti-money laundering policies apply to all our overseas branches and offshore banking units, with modifications to meet local regulatory or business requirements. These modifications may be made only with the approval of our board of directors. All overseas banking subsidiaries are required to adopt risk management policy frameworks to be approved by their board of directors or an appropriate committee of their board of directors, based on applicable laws and regulations as well as our corporate governance and risk management framework. The overseas banking subsidiaries are required to adopt a process for formulation of policies which involves seeking the guidance and recommendations of the related groups in ICICI Bank.

      The Compliance Group plays an oversight role in respect of regulatory compliance at the overseas branches and offshore banking units. Key risk indicators pertaining to our international banking operations are presented to the Risk Committee of our board of directors on a quarterly basis.

Audit
      The Internal Audit Group undertakes a comprehensive audit of all business groups and other functions, in accordance with a risk-based audit plan. This plan allocates audit resources based on an assessment of the operational risks in the various businesses. The audit plan for every fiscal year is approved by the Audit Committee of our board of directors.
      The Internal Audit Group also has a dedicated team responsible for information technology security audits. The annual audit plan covers various components of information technology including applications, databases, networks and operating systems.
      The Reserve Bank of India requires banks to have a process of concurrent audits at branches handling large volumes, to cover a minimum of 50.0% of business volumes. We have a process of concurrent audits, using external accounting firms. Concurrent audits are also carried out at centralized and regional processing centers operations to ensure existence of and adherence to internal controls.
      The Internal Audit Group has formed a separate International Banking Audit Group for audit of international branches, representative offices and subsidiaries.

Legal and Regulatory Risk
      We are involved in various litigations and are subject to a wide variety of banking and financial services laws and regulations in each of the jurisdictions in which we operate. We are also subject to a large number of regulatory and enforcement authorities in each of these jurisdictions. The uncertainty of the enforceability of the obligations of our customers and counter-parties, including the foreclosure on collateral, creates legal risk. Changes in laws and regulations could adversely affect us. Legal risk is higher in new areas of business where the law is often untested by the courts. We seek to minimise legal risk by using stringent legal documentation, employing procedures designed to ensure that transactions are properly authorised and consulting internal and external legal advisors. See “Business — Legal and Regulatory Proceedings”, “Risk Factors — Risks Relating to Our Business — We are subject to legal and regulatory risk which may adversely affect our business and the price of our equity shares and ADSs.”, “— We have experienced rapid international growth in the last three years which has increased the complexity of the risks that we face”, “— We are subject to legal and regulatory risk which may adversely affect our business and the price of our equity shares and ADSs.” and “— Regulatory changes in India or other jurisdictions in which we operate could adversely affect our business”.

Derivative Instruments Risk
      We enter into interest rate and currency derivative transactions primarily for the purpose of hedging interest rate and foreign exchange mismatches and also engage in trading of derivative instruments on our own account. We provide derivative services to selected major corporate customers and other domestic and international financial institutions, including foreign currency forward transactions and foreign currency and interest rate swaps. We also invest in credit derivatives through our overseas branches and banking subsidiaries. Our derivative transactions are subject to counterparty risk to the extent particular obligors are unable to make payment on contracts when due.

Risk management in key subsidiaries
      ICICI Securities Primary Dealership is a primary dealer and has government of India securities as a significant proportion of its portfolio. The Corporate Risk Management Group at ICICI Securities Primary Dealership develops the risk management policies for the organization. The main objective of the group is to ensure adherence to risk management practices to mitigate the risks, primarily credit and market risks, involved in the various businesses of the company. The group continuously develops and enhances its risk management and control procedures. Further, the Risk Management Committee is responsible for analyzing and monitoring the risks associated with the different business activities of ICICI Securities Primary Dealership and ensuring adherence to the risk and investment limits approved by the board of directors.
      ICICI Prudential Life Insurance is exposed to business risks arising out of the nature of products and underwriting, and market risk arising out of the investments made out of the corpus of premiums collected and the returns guaranteed to policyholders. The Risk Management and Audit Committee of its board of directors is responsible for oversight of the risk management and internal control functions. For managing investment risk, the company has a prudent investment strategy to optimize risk adjusted returns. Its asset-liability management framework is designed to cushion and mitigate the investment related risks of assets. The assets under management for the linked portfolio, in respect of which there is minimal asset-liability mismatch risk, amounts to over 85% of the policyholders’ funds. As part of asset-liability management for the non-linked portfolio, ICICI Prudential Life Insurance has hedged the single premium non-participating portfolio by duration matching, re-balanced monthly. On the participating portfolio, the asset allocation strategy, which includes investments in equities, is designed to achieve the twin objectives of managing base guarantees and maximizing returns. The equity portfolio is benchmarked against a market index. In addition, there are exposure limits to companies, groups and industries. For mitigating operational risks, the management assesses and rates the various operational risks and prepares a mitigation plan. The internal audit department performs risk-based audit and reports the findings to the Audit Committee.
      ICICI Lombard General Insurance is principally exposed to risks arising out of the nature of business underwritten and credit risk on its investment portfolio. In respect of business risk, ICICI Lombard General Insurance seeks to diversify its insurance portfolio across industry sectors and geographical regions. It focuses on corporate product segments that have historically experienced low loss ratios and retail product segments where risks are widely distributed. It also has the ability to reduce the risk retained on its own balance sheet by re-insuring a part of the risks underwritten. Its investments are governed by the investment policy approved by its board of directors within the norms stipulated by the Insurance Regulatory and Development Authority. The Investment Committee oversees the implementation of this policy and reviews it periodically. Exposure to any single entity is normally restricted to 5.0% of the portfolio and to any industry to 10.0% of the portfolio. Investments in debt instruments are generally restricted to instruments with a domestic credit rating of AA or higher.
Loan Portfolio
      Our gross loan portfolio was Rs. 2,137.1 billion (US$49.5 billion) at year-end fiscal 2007, an increase of 35.5% over the gross loan portfolio of Rs. 1,577.1 billion (US$36.6 billion) at year-end fiscal 2006. At year-end fiscal 2006, the gross loan portfolio increased 60.9% to Rs. 1,577.1 billion (US$36.6 billion) as compared to the gross loan portfolio of Rs. 980.4 billion (US$22.7 billion) at year-end fiscal 2005. At year-end fiscal 2007, approximately 81.8% of our gross loans were rupee loans.

Loan Portfolio by Categories
      The following table sets forth, at the dates indicated, our gross rupee and foreign currency loans by business category.

	At March 31,

	2003	2004	2005	2006	2007

	(In millions)
Consumer loans and credit card receivables(1)	Rs. 179,646	Rs. 281,946	Rs. 532,138	Rs. 910,871	Rs. 1,276,977	US$	29,628
Rupee	179,646	281,494	526,541	895,116	1,248,484		28,967
Foreign currency	—	452	5,597	15,755	28,493		661
Commercial, financial, agricultural and others	397,609	393,642	447,359	665,549	859,562		19,944
Rupee	310,876	300,985	301,800	449,160	495,464		11,496
Foreign currency	86,733	92,657	145,559	216,389	364,098		8,448
Leasing and related activities (2)	1,046	1,401	885	736	569		13
Rupee	1,046	1,401	885	695	569		13
Foreign currency	—	—	—	41	—		—
Gross loans	578,301	676,989	980,382	1,577,156	2,137,108		49,585
Rupee	491,568	583,880	829,226	1,344,971	1,744,517		40,776
Foreign currency	86,733	93,109	151,156	232,185	392,591		9109

Total gross loans	578,301	676,989	980,382	1,577,156	2,137,108		49,585
Allowance for loan losses	(39,212)	(27,510)	(16,282)	(14,553)	(23,114)		(536)

Net loans	Rs. 539,089	Rs. 649,479	Rs. 964,100	Rs. 1,562,603	Rs. 2,113,994	US$	49,049

(1)	Includes home loans, automobile loans, commercial business loans, two wheeler loans, personal loans, credit card receivables and farm equipment loans.

(2)	Leasing and related activities includes leasing and hire purchase.
     Our gross consumer loans and credit card receivables increased to Rs. 1,277.0 billion (US$29.6 billion), constituting 59.8% of our gross loans at year-end fiscal 2007 from Rs. 910.9 billion (US$21.1 billion), constituting 57.8% of our gross loans at year-end fiscal 2006. Our gross foreign currency loans increased from Rs. 232.2 billion (US$5.4 billion), constituting 14.7% of our total gross loans at year-end fiscal 2006 to Rs. 392.6 billion (US$9.1 billion), constituting 18.4% of our total gross loans at year-end fiscal 2007.
      At year-end fiscal 2007, we had no cross-border outstandings (defined as loans in a non-local currency) over 1% of our assets in any country except in the United Kingdom where we had a significant amount of loans to UK borrowers denominated in dollars.

Collateral — Completion, Perfection and Enforcement
      Our loan portfolio consists largely of loans to retail customers, including home loans, automobile loans, two wheeler loans, commercial business loans, personal loans and credit card receivables, project and corporate finance and working capital loans to corporate borrowers and agricultural financing. In general, our loans (other than personal loans, credit card receivables and some forms of corporate and agricultural financing, which are unsecured) are over-collateralized. In India, there are no regulations stipulating loan-to-collateral limits.
      There can be delays in completion of security interests by our borrowers or security providers, and we regularly review the status of security to be created, and have follow up mechanisms for ensuring due completion of security. The delays could be due to time taken for acquisition of the asset on which security interest is to be created (or formalities related thereto), obtaining of requisite consents including legal, statutory or contractual obligations to obtain such consents, obtaining of legal opinions as to title, availability of requisite consents and ability of the borrower or security providers to create valid, legal and enforceable security interests in the relevant jurisdictions and negotiation of terms for security interests.
      Corporate finance and project finance loans are typically secured by a first lien on fixed assets, which normally consists of property, plant and equipment. These security interests are perfected by the registration of these interests within time limits stipulated under the Companies Act with the Registrar of Companies pursuant to the provisions of the Companies Act when our clients are constituted as companies. Perfection of security interests in immovable property requires a no-objection certificate from the income tax authorities. This registration amounts to a constructive public notice to other business entities of security interests created by such companies. We may also take security of a pledge of financial assets like marketable securities (for which perfection of security interests by registration with the Registrar of Companies is not mandatory for companies under the Companies Act), and obtain corporate guarantees and personal guarantees wherever appropriate.
      Working capital loans are typically secured by a first lien on current assets, which normally consist of inventory and receivables. Additionally, in some cases, we may take further security of a first or second lien on fixed assets, a pledge of financial assets like marketable securities, or obtain corporate guarantees and personal guarantees wherever appropriate.
      A substantial portion of our loans to retail customers (other than personal loans and credit card receivables, which are unsecured) is also secured by a first and exclusive lien on the assets financed (predominantly property and vehicles).
      We are entitled in terms of our security documents to repossess security comprising assets such as plant, equipment and vehicles without reference to the courts or tribunals unless a client makes a reference to such courts or tribunals to stay our actions.
      Separately, in India, foreclosure on collateral of property generally requires a written petition to an Indian court or tribunal based on amounts sought to be recovered. An application, when made, may be subject to delays and administrative requirements that may result, or be accompanied by, a decrease in the value of the collateral. These delays can last for several years leading to deterioration in the physical condition and market value of the collateral. In the event a corporate borrower makes an application for relief to a specialized authority called the Board for Industrial and Financial Reconstruction, foreclosure and enforceability of collateral is stayed. In fiscal 2003, the Indian Parliament passed the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002, as amended, which strengthened the ability of lenders to resolve non-performing assets by granting them greater rights as to enforcement of security including over immovable property and recovery of dues, without reference to the courts or tribunals including the abatement of references to the Board for Industrial and Financial Reconstruction. See “Overview of the Indian Financial Sector — Recent Structural Reforms — Legislative Framework for Recovery of Debts due to Banks” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.
      In case of consumer instalment loans, we obtain direct debit mandates or post-dated checks towards repayment on pre-specified dates. Post dated checks, if dishonored entitle us on occurrence of certain events to initiate criminal proceedings against the issuer of the checks.
      We recognize that our ability to realize the full value of the collateral in respect of current assets is difficult, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, defects in the perfection of collateral (including due to inability to obtain approvals that may be required from various persons, agencies or authorities) and fraudulent transfers by borrowers and other factors, including current legislative provisions or changes thereto and past or future judicial pronouncements. However, cash credit facilities are so structured that we are able to capture the cash flows of our customers for recovery of past due amounts. In addition, we generally have a right of set-off for amounts due to us on these facilities. Also, we regularly monitor the cash flows of our working capital loan customers so that we can take any actions required before the loan becomes impaired. On a case-by-case basis, we may also stop or limit the borrower from drawing further credit from its facility.

Loan Concentration
      We follow a policy of portfolio diversification and evaluate our total financing exposure in a particular industry in light of our forecasts of growth and profitability for that industry. ICICI Bank’s Global Credit Risk Management Group monitors all major sectors of the economy and specifically follows industries in which ICICI Bank has credit exposures. We seek to respond to any economic weakness in an industrial segment by restricting new credits to that industry segment and any growth in an industrial segment by increasing new credits to that industry segment, resulting in active portfolio management. ICICI Bank’s policy is to limit its loan portfolio to any particular industry (other than retail loans) to 15.0% of total exposure. We identified retail finance as an area with potential for growth and sought to increase our financing to retail finance. We believe that retail finance offers significant risk diversification benefits as the credit risk is spread over a large number of relatively small individual loans. The growth of our retail finance portfolio has been the principal driver of our portfolio diversification strategy. Our loans and advances to retail finance constituted 63.8% of our gross loans and advances at year-end fiscal 2007 compared to 62.2% at year-end fiscal 2006 and 60.8% at year-end fiscal 2005.
      Pursuant to the guidelines of the Reserve Bank of India, our credit exposure to individual borrowers must not exceed 15.0% of our capital funds, comprising Tier 1 and Tier 2 capital calculated pursuant to the guidelines of the Reserve Bank of India, under Indian GAAP. Credit exposure to individual borrowers may exceed the exposure norm of 15.0% of our capital funds by an additional 5.0% (i.e. up to 20.0%) provided the additional credit exposure is on account of infrastructure financing. Our exposure to a group of companies under the same management control must not exceed 40.0% of our capital funds unless the exposure is in respect of an infrastructure project. The exposure to a group of companies under the same management control, including exposure to infrastructure projects, may be up to 50.0% of our capital funds. With effect from June 1, 2004, banks may, in exceptional circumstances, with the approval of their boards, enhance the exposure by 5.0% of capital funds (i.e., 20.0% of capital funds for an individual borrower and 45.0% of capital funds for a group of companies under same management), making appropriate disclosures in their annual reports. Exposure for funded facilities is calculated as the total committed credit and investment sanctions or the outstanding funded amount, whichever is higher (for term loans, as undisbursed commitments plus the outstanding amount). Exposure for non-funded facilities is calculated as 100.0% of the committed amount or the outstanding non-funded amount whichever is higher. At year-end fiscal 2007, we were in compliance with these guidelines.
      At year-end fiscal 2007, our largest non-bank borrower accounted for approximately 12.4% of our capital funds. The largest group of companies under the same management control accounted for approximately 29.9% of our capital funds.

      The following table sets forth, at the dates indicated, the composition of our gross advances (net of write-offs).

	As at March 31,

	2003		2004		2005		2006		2007

	(Rs. in millions, except percentages)
	Rs	%	Rs	%	Rs	%	Rs	%	Rs	US$	%
Retail finance(1)	202,320	34.9%	360,228	53.2%	596,027	60.8%	981,550	62.2%	1,364,472	31,658	63.8%
Services — finance	5,224	0.9%	10,632	1.6%	27,508	2.8%	74,356	4.7%	111,500	2,587	5.2%
Services — non finance	23,308	4.0%	18,099	2.7%	18,648	1.9%	47,289	3.0%	64,342	1,493	3.0%
Chemicals & fertilizers	24,624	4.3%	21,307	3.1%	18,372	1.9%	32,241	2.1%	53,768	1,248	2.5%
Iron & steel and products	66,286	11.4%	55,377	8.2%	51,557	5.3%	51,717	3.3%	52,071	1,208	2.5%
Food & beverages	13,862	2.4%	11,914	1.7%	16,956	1.7%	41,491	2.6%	50,863	1,180	2.4%
Crude petroleum/ refining & petrochemicals	29,212	5.0%	24,761	3.6%	44,422	4.5%	46,185	2.9%	49,656	1,152	2.3%
Power	36,816	6.4%	25,223	3.7%	18,217	1.9%	28,127	1.8%	41,917	973	2.0%
Road, port, telecom, urban development & other infrastructure	18,698	3.2%	20,863	3.1%	35,519	3.6%	30,114	1.9%	29,873	693	1.4%
Wholesale/ retail trade	933	0.2%	650	0.1%	9,867	1.0%	14,842	1.0%	28,625	664	1.3%
Electronics & engineering	34,085	5.9%	26,852	4.0%	19,742	2.0%	24,129	1.5%	21,863	507	1.0%
Metal & products (excluding iron & steel)	5,392	0.9%	10,373	1.5%	15,552	1.6%	19,335	1.2%	10,672	248	0.5%
Others(2)	118,926	20.5%	91,206	13.5%	108,230	11.0%	186,006	11.8%	257,993	5,986	12.1%

Gross loans	579,686	100%	677,485	100%	980,617	100%	1,577,382	100%	2,137,615	49,597	100%
Allowance for loan losses and interest suspense	(40,597)		(28,006)		(16,517)		(14,779)		(23,621)	(548)
Net loans	539,089		649,479		964,100		1,562,603		2,113,994	49049

(1)	Includes home loans, automobile loans, commercial business loans, two wheeler loans, personal loans, credit cards receivables, dealer funding, developer financing and overdraft products.

(2)	Others primarily include textiles, shipping, construction, manufacturing products (excluding iron & steel), cement, automobiles, drugs & pharmaceuticals, gems & jewellery, fast moving consumer goods, mining.
     Our gross loan portfolio at year-end fiscal 2007 increased by 35.5% compared to the gross loan portfolio at year-end fiscal 2006. The largest increase was in retail finance, which was 63.8% of gross loans at year-end fiscal 2007 compared to 62.2% at year-end fiscal 2006 and 60.8% at year-end fiscal 2005. Our gross loans to the services — finance sector as a percentage of gross loans increased to 5.2% at year-end fiscal 2007 compared to 4.7% at year-end fiscal 2006. Our gross loans to the iron and steel sector as a percentage of gross loans decreased to 2.5% at year-end fiscal 2007 compared to 3.3% at year-end fiscal 2006.
      At year-end fiscal 2007, our 20 largest borrowers accounted for approximately 9.3% of our gross loan portfolio, with the largest borrower accounting for approximately 1.3% of our gross loan portfolio. The largest group of companies under the same management control accounted for approximately 2.4% of our gross loan portfolio.

Geographic Diversity
      Our portfolios are geographically diversified throughout India. The state of Maharashtra accounted for the largest proportion of our gross loans outstanding at year-end fiscal 2007.

Directed Lending
      The Reserve Bank of India requires banks to lend to certain sectors of the economy. Such directed lending comprises priority sector lending, export credit and housing finance.

Priority Sector Lending
      Till fiscal 2007, the Reserve Bank of India guidelines required banks to lend 40.0% of their net bank credit (total domestic loans less marketable debt instruments and certain exemptions permitted by the Reserve Bank of India from time to time) as of the last reporting Friday of a fiscal year to certain specified sectors called priority sectors. Priority sectors included small-scale industries, the agricultural sector, food and agri-based industries, small businesses and housing finance up to certain limits. Out of the 40.0%, banks were required to lend a minimum of 18.0% of their net bank credit to the agriculture sector and the balance to certain specified sectors, including small scale industries (defined as manufacturing, processing and services businesses with a certain limit on investment in plant and machinery), small businesses, including retail merchants, professional and other self employed persons and road and water transport operators, housing loans up to certain limits and to specified state financial corporations and state industrial development corporations. In its letter dated April 26, 2002 granting its approval for the amalgamation, the Reserve Bank of India stipulated that since ICICI’s loans transferred to ICICI Bank were not subject to the priority sector lending requirement, ICICI Bank is required to maintain priority sector lending of 50.0% of its net bank credit on the residual portion of its advances (i.e. the portion of our total advances excluding advances of ICICI at year-end fiscal, 2002, henceforth referred to as residual net bank credit). This additional 10.0% priority sector lending requirement will apply until such time as ICICI Bank’s aggregate priority sector advances reach a level of 40.0% of its total net bank credit. The Reserve Bank of India’s existing instructions on sub-targets under priority sector lending and eligibility of certain types of investments/funds for qualification as priority sector advances apply to ICICI Bank.
      We report our priority sector loans to the Reserve Bank of India on a quarterly basis. The loans reported are as on the last “reporting Friday” of the quarter. At March 30, 2007, which was the last reporting Friday for fiscal 2007, ICICI Bank’s priority sector loans were Rs. 574.6 billion (US$13.3 billion), constituting 45.9% of its residual net bank credit against the requirement of 50.0%.
      The following table sets forth, for the periods indicated, ICICI Bank’s priority sector loans, classified by the type of borrower, as at the last reporting Friday of fiscal 2007.

	At March 30,

			% of Total
	2007	2007	Priority Sector	% of Residual
	(Rs.)	(US$)	Lending	Net Bank Credit

	(In millions, except percentages)
Small scale industries(1)	3,235	75	0.6%	0.3%
Others including residential mortgage less than Rs. 1.5 million and small businesses	379,998	8,817	66.1%	30.3%
Agricultural sector(2)	191,337	4,439	33.3%	15.3%

Total	574,570	13,331	100.0%	45.9%

(1)	Small scale industries are defined as manufacturing, processing and services businesses with a limit of Rs. 10.0 million (US$232,019) on investment in plant and machinery

(2)	Includes direct agriculture lending of Rs. 91.6 billion (US$2.1 billion) constituting 7.3% of our residual net bank credit against the requirement of 13.5%
     The Reserve Bank India has issued revised guidelines applicable from fiscal 2008 on lending to priority sectors. The guidelines have linked the priority sector lending targets to adjusted net bank credit (net bank credit plus investments made by banks in non-statutory liquidity bonds included in the held to maturity category and excluding recapitalisation bonds issued by the government) or credit equivalent amount of off-balance sheet exposure, whichever is higher. Under the revised guidelines the limit for housing loans eligible for priority sector lending has been increased from Rs. 1.5 million (US$34,803) to Rs. 2.0 million (US$46,404) per borrower. The guidelines have capped eligible direct agriculture finance to non-individuals (i.e. partnership firms, corporates and institutions) at Rs. 10.0 million (US$232,019 million) per borrower.

One-third of loans in excess of Rs. 10.0 million (US$232,019 million) per borrower would also be considered as direct finance while the remaining two-thirds would constitute indirect finance.
      In addition fresh investments made by banks with National Bank of Agriculture and Rural Development in lieu of non achievement of priority sector lending targets will no longer be considered as indirect finance subsequent to end fiscal 2007. However, the existing investments in such bonds would continue to be classified as indirect agriculture finance till 2010.
      ICICI Bank is required to comply with the priority sector lending requirements as on the last reporting Friday of March of each fiscal year. Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with government sponsored Indian development banks like the National Bank for Agriculture and Rural Development and the Small Industries Development Bank of India. These deposits have a maturity of up to seven years and carry interest rates lower than market rates. See “Supervision and Regulation — Directed Lending — Priority Sector Lending” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.

Export Credit
      As part of directed lending, the Reserve Bank of India also requires banks to make loans to exporters at concessional rates of interest. Export credit is provided for pre-shipment and post-shipment requirements of exporter borrowers in rupees and foreign currencies. At the end of the any fiscal year, 12.0% of a bank’s net bank credit is required to be in the form of export credit. This requirement is in addition to the priority sector lending requirement but credits extended to exporters that are small scale industries or small businesses may also meet part of the priority sector lending requirement. The Reserve Bank of India provides export refinancing for an eligible portion of total outstanding export loans at the bank rate prevailing in India from time to time. The interest income earned on export credits is supplemented through fees and commissions earned from these exporter customers from other fee-based products and services taken by them from us, such as foreign exchange products and bill handling. At March 30, 2007 (last reporting Friday for fiscal 2007), our export credit was Rs. 10.2 billion (US$237 million), constituting 0.8% of our residual net bank credit.

Housing Finance
      The Reserve Bank of India requires banks to lend up to 3.0% of their incremental deposits in the previous fiscal year for housing finance. This can be in the form of home loans to individuals or investments in the debentures and bonds of the National Housing Bank and housing development institutions recognized by the government of India. At March 30, 2007 (last reporting Friday for March 2007), ICICI Bank’s housing finance loans qualifying as priority sector loans were Rs. 286.9 billion (US$6.7 billion) and was well above the minimum requirement prescribed by the Reserve Bank of India.

Loan pricing
      As required by the Reserve Bank of India guidelines and the advice issued by the Indian Banks’ Association effective January 1, 2004, we price our loans (other than fixed rate loans and certain categories of loans to individuals and agencies specified by the Indian Banks’ Association, including among others, loans to individuals for acquiring residential properties, loans for purchase of consumer durables, non-priority sector personal loans and loans to individuals against shares, debentures, bonds and other securities) with reference to a benchmark prime lending rate, called the ICICI Bank Benchmark Advance Rate. The Asset Liability Management Committee of our board of directors fixes the ICICI Benchmark Advance Rate based on cost of funds, cost of operations and credit charge as well as yield curve factors, such as interest rate and inflation expectations, as well as market demand for loans of a certain term. The ICICI Benchmark Advance Rate is 15.75% per annum payable monthly, effective April 1, 2007. The lending rates comprise ICICI Benchmark Advance Rate, term premium and transaction-specific credit and other charges.

Classification of Loans
      We classify our assets as performing and non-performing in accordance with the Reserve Bank of India’s guidelines except in the case of ICICI Home Finance Company and our banking subsidiaries in Canada, Russia and the United Kingdom. ICICI Home Finance Company classifies loans and other credit facilities as per the National Housing Bank guidelines. Loans of our Canadian, Russian and UK subsidiaries are classified as impaired when there is no longer a reasonable assurance of the timely collection of the full amount of principal or interest. Under the Reserve Bank of India guidelines, an asset is classified as non-performing if any amount of interest or principal remains overdue for more than 90 days (180 days until fiscal 2003), in respect of term loans. In respect of overdraft or cash credit, an asset is classified as non-performing if the account remains out of order for a period of 90 days (180 days until fiscal 2003) and in respect of bills, if the account remains overdue for more than 90 days (180 days until fiscal 2003). Further, non-performing assets are classified into sub-standard, doubtful and loss assets based on the criteria stipulated by the Reserve Bank of India. The Reserve Bank of India has separate guidelines for restructured loans. See below “— Restructured Loans”.
      The classification of assets as per the Reserve Bank of India guidelines is detailed below.

Standard assets:	Assets that do not disclose any problems or which do not carry more than normal risk attached to the business are classified as standard assets.
Sub-standard assets:	Sub-standard assets comprise assets that are non-performing for a period not exceeding 12 months. (18 months until fiscal 2003)
Doubtful assets:	Doubtful assets comprise assets that are non-performing for more than 12 months. (18 months until fiscal 2003)
Loss assets:	Loss assets comprise assets (i) the losses on which are identified or (ii) that are considered uncollectable.
      Our non-performing assets include loans and advances as well as credit substitutes, which are funded credit exposures. In compliance with regulations governing the presentation of financial information by banks, we report only non-performing loans and advances in our financial statements.
      See also “Supervision and Regulation — Reserve Bank of India Regulations — Loan Loss Provisions and Non-performing Assets — Asset Classification” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus.

Restructured Loans
      The Reserve Bank of India has separate guidelines for restructured loans. A fully secured standard loan can be restructured by reschedulement of principal repayments and/or the interest element, but must be separately disclosed as a restructured loan in the year of restructuring. The amount of sacrifice, if any, in the element of interest, measured in present value terms, is either written off or provision is made to the extent of the sacrifice involved. Similar guidelines apply to sub-standard loans. The sub-standard accounts which have been subjected to restructuring, whether in respect of principal installment or interest amount are eligible to be upgraded to the standard category only after the specified period, i.e., a period of one year after the date when first payment of interest or of principal, whichever is earlier, falls due, subject to satisfactory performance during the period.

Provisioning and Write-Offs
      We make provisions and write-offs in accordance with the Reserve Bank of India’s guidelines; see “Supervision and Regulation — Reserve Bank of India Regulations — Loan Loss Provisions and Non-Performing Assets — Provisioning and write-offs” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus. The Reserve Bank of India guidelines on provisioning and write-offs are as described below.

Standard assets:	As per the Reserve Bank of India guidelines issued in September 2005, banks were required to make general provision at 0.40% on standard loans (excluding loans to the agriculture sector and to small and medium enterprises). As per the Reserve Bank of India guidelines issued in May 2006, the general provisions for personal loans, loans and advances qualifying as capital market exposure, residential housing loans beyond Rs. 2.0 million and commercial real estate loans was increased to 1.00% from 0.40%.
In January 2007, the Reserve Bank of India increased the provisioning requirement in respect of the loans to the real estate sector (excluding residential housing loans), outstanding credit card receivables, loans and advances qualifying as capital market exposure, personal loans and exposures to systemically important non-deposit taking non- banking finance companies to 2.00%.
Sub-standard assets:	A provision of 10% is required for all sub-standard assets. An additional provision of 10% is required for accounts that are ab initio unsecured.
Doubtful assets:	A 100% provision/write-off is required in respect of the unsecured portion of the doubtful asset. Until year-end fiscal 2004, a 20% to 50% provision was required for the secured portion as follows:
   Up to one year: 20% provision;
   One to three years: 30% provision; and
   More than three years: 50% provision.
Effective the quarter ended June 30, 2004, a 100% provision is required for assets classified as doubtful for more than three years on or after April 1, 2004. In respect of assets classified as doubtful for more than three years at March 31, 2004, 60% to 100% provision on such secured portion was required as follows:
   By March 31, 2005: 60% provision;
   By March 31, 2006: 75% provision; and
By March 31, 2007: 100% provision.
Loss assets:	The entire asset is required to be written off or provided for.
Restructured loans:	A provision equal to the difference between the present values of the future interest as per the original loan agreement and the present values of future interest on the basis of rescheduled terms at the time of restructuring, is required to be made.

Our policy
      Until fiscal 2004, ICICI Bank made provisions aggregating 50% of the secured portion of corporate non-performing assets over a three-year period instead of the five-and-a-half year period prescribed by the Reserve Bank of India. Effective fiscal 2005, ICICI Bank provides for corporate non-performing assets in line with the revised Reserve Bank of India guidelines requiring 100% provision over a five-year period. Loss assets and the unsecured portion of doubtful assets are fully provided for or written off. Additional provisions are made against specific non-performing assets if considered necessary by the management. For retail assets, subject to the minimum provisioning levels prescribed by the Reserve Bank of India, we make provisions on such homogenous loans at a portfolio level, based on ‘days past due’, less floating provisions held. Non-performing assets acquired from ICICI in the amalgamation were fair valued and additional provisions were recorded to reflect the fair valuation. We do not distinguish between provisions and write-offs while assessing the adequacy of our loan loss coverage, as both provisions and write-offs represent a reduction of the principal amount of a non-performing asset. In compliance with regulations governing the presentation of financial information by banks, we report non-performing assets net of cumulative write-offs in our financial statements.

      For restructured loans, provisions are made in accordance with the guidelines issued by the Reserve Bank of India, which require that the difference between the present values of the future interest as per the original loan agreement and the present values of future interest on the basis of rescheduled terms be provided at the time of restructuring.
      The following table sets forth, at the dates indicated, our gross restructured rupee and foreign currency loan portfolio by business category.

	At March 31,

	2003	2004	2005	2006	2007

	(In millions, except percentages)
Commercial, financial, agricultural and others(1)	Rs. 92,875	Rs. 75,454	Rs. 65,623	Rs. 55,463	Rs. 50,407	US$	1,170
Rupee	51,439	60,796	52,245	49,582	45,965		1,067
Foreign currency	41,436	14,658	13,378	5,881	4,442		103
Total restructured loans	92,875	75,454	65,623	55,463	50,407		1,170
Rupee	51,439	60,796	52,245	49,582	45,965		1,067
Foreign currency	41,436	14,658	13,378	5,881	4,442		103

Gross restructured loans(3)	92,875	75,454	65,623	55,463	50,407		1,170
Provision for loan losses	(3,443)	(9,169)	(2,991)	(2,305)	(1,581)		(37)

Net restructured loans	Rs. 89,432	Rs. 66,285	Rs. 62,632	Rs. 53,158	Rs. 48,826	US$	1,133

Gross customer assets(2)	Rs. 702,331	Rs. 772,986	Rs. 1,049,164	Rs. 1,638,525	Rs. 2,234,339	US$	51,841
Net customer assets	651,885	736,297	1,029,299	1,622,675	2,209,078		51,255
Gross restructured loans as a percentage of gross customer assets	13.2%	9.8%	6.3%	3.4%	2.3%
Net restructured loans as a percentage of net customer assets	13.7%	9.0%	6.1%	3.3%	2.2%

(1)	Includes working capital finance.

(2)	Customer assets include loans and credit substitutes.

(3)	Includes debentures.
     In 1991, India commenced a program of industrial liberalization involving, among other things, the abolition of industrial licensing, reduction in import tariff barriers and greater access for foreign companies to the Indian markets. In the period following the opening up of the economy, a number of Indian companies commenced large projects in expectation of growth in demand in India. These projects had in general relatively high levels of debt relative to equity, given the inadequate depth in the equity capital markets in India at that time. During the 1990s, the Indian economy was impacted by negative trends in the global marketplace, particularly in the commodities markets, and recessionary conditions in various economies, which had impaired the operating environment for the industrial sector in India. The manufacturing sector was also impacted by several other factors, including increased competition arising from economic liberalisation in India and volatility in industrial growth and commodity prices. This had resulted in stress on the operating performance of Indian companies and an increase in the level of non-performing assets in the Indian financial system, including ICICI and us.
      Certain Indian corporations have come to terms with this new competitive reality through a process of restructuring and repositioning, including rationalization of capital structures and production capacities. The increase in commodity prices since fiscal 2003 has had a favorable impact on the operations of corporations in several sectors. To create an institutional mechanism for the restructuring of corporate debt, the Reserve Bank of India has devised a corporate debt restructuring system. The objective of this framework is to ensure a timely and transparent mechanism for the restructuring of corporate debts of viable entities facing problems. The operation of this system led to the approval of restructuring programs for a large number of companies, which led to an increase in the level of restructured loans in the Indian financial system, including us. The restructured loans continue to be classified as such until they complete one year of payment in accordance with the restructured terms. Our net restructured standard loans were Rs. 48.8 billion (US$1.1 billion) at year-end fiscal 2007 compared to Rs. 53.2 billion (US$1.2 billion) at year-end fiscal 2006.
      The following table sets forth, at the dates indicated, gross restructured loans by borrowers’ industry or economic activity and as a percentage of total gross restructured loans.

	At March 31,

	2003		2004		2005		2006		2007

	(In millions, except percentages)
	Rs.	%	Rs.	%	Rs.	%	Rs.	%	Rs.	US$	%
Crude petroleum/ refining and petrochemicals	2,972	3.2	19,642	26.0	17,661	26.9	19,169	34.6	21,004	487	41.7
Road, port, telecom, urban development and other infrastructure	2,314	2.5	10,276	13.6	15,255	23.2	18,733	33.8	17,790	413	35.3
Iron & steel and products	42,914	46.2	8,160	10.8	10,501	16.0	4,834	8.7	4,922	114	9.8
Metal & products (excluding iron and steel)	988	1.1	2,858	3.8	3,142	4.8	3,528	6.4	3,296	77	6.5
Cement	5,398	5.8	5,697	7.6	2,064	3.1	1,406	2.5	1,065	25	2.0
Chemicals & fertilizers	5,053	5.4	8,047	10.7	6,552	10.0	2,345	4.2	985	23	2.0
Shipping	541	0.6	—	—	497	0.8	798	1.4	839	19	1.7
Manufacturing products (excluding metals)	4,499	4.8	1,494	2.0	1,405	2.1	1,393	2.5	235	5	0.5
Automobile (including trucks)	6,631	7.1	6,606	8.8	2,429	3.7	391	0.7	151	4	0.3
Textiles	6,930	7.5	3,151	4.2	772	1.2	344	0.6	86	2	0.1
Food and beverages(1)	3,342	3.6	2,418	3.2	684	1.0	220	0.4	—	—	—
Electronics & engineering	6,364	6.9	4,407	5.8	1,234	1.9	565	1.0	—	—	—
Power	1,031	1.1	1,071	1.4	2,694	4.1	1,703	3.1	—	—	—
Others(2)	3,898	4.2	1,627	2.1	733	1.2	34	0.1	34	1	0.1

Gross restructured loans	92,875	100.0	75,454	100.0	65,623	100.0	55,463	100.0	50,407	1,170	100.0

Aggregate provision for loan losses	(3,443)		(9,169)		(2,991)		(2,305)		(1,581)	(37)

Net restructured loans	89,432		66,285		62,632		53,158		48,826	1,133

(1)	Includes sugar and tea.

(2)	Others primarily include construction, drugs and pharmaceuticals, gems and jewelery, fast moving consumer goods and mining.

     The following table sets forth, at the dates indicated, our gross non-performing rupee and foreign currency customer asset portfolio by business category.

	At March 31,

	2003	2004	2005	2006	2007

	(In millions, except percentages)
Consumer loans & credit card receivables(1)	Rs. 1,121	Rs. 3,025	Rs. 8,063	Rs. 13,836	Rs. 30,000	US$	696
Rupee	1,121	3,025	8,061	13,828	29,991		696
Foreign currency	—	—	2	8	9		—
Commercial, financial, agricultural and others(2)	57,483	37,677	26,826	9,187	12,200		283
Rupee	42,548	30,692	23,271	7,178	11,074		257
Foreign currency	14,935	6,985	3,555	2,009	1,126		26
Leasing and related activities	459	119	84	63	357		8
Rupee	459	119	84	63	357		8
Foreign currency	—	—	—	—	—		—
Total non-performing assets	59,063	40,821	34,973	23,086	42,557		987
Rupee	44,128	33,836	31,416	21,069	41,422		961
Foreign currency	14,935	6,985	3,557	2,017	1,135		26

Gross non-performing assets	59,063	40,821	34,973	23,086	42,557		987
Provision for loan losses	(26,922)	(19,829)	(14,606)	(12,009)	(21,745)		(504)
Interest suspended & ECGC claims(3)	(490)	(502)	(284)	(271)	(504)		(12)

Net non-performing assets	Rs. 31,651	Rs. 20,490	Rs. 20,083	Rs. 10,806	Rs. 20,308	US$	471

Gross customer assets	Rs. 702,331	Rs. 772,986	Rs. 1,049,164	Rs. 1,638,525	Rs. 2,234,339	US$	51,841
Net customer assets	Rs. 651,885	Rs. 736,297	Rs. 1,029,299	Rs. 1,622,675	Rs. 2,209,078	US$	51,255
Gross non-performing assets as a percentage of gross customer assets	8.4%	5.3%	3.3%	1.4%	1.9%
Net non-performing assets as a percentage of net customer assets	4.9%	2.8%	2.0%	0.7%	0.9%

(1)	Includes home loans, automobile loans, commercial business loans, two wheeler loans, personal loans, credit card receivables and farm equipment loans.

(2)	Includes working capital finance.

(3)	Including amounts claimed as recoverable from Export Credit Guarantee Corporation of India
     The ratio of net non-performing assets to net customer assets was 0.9% at year-end fiscal 2007 as compared to 0.7% at year-end fiscal 2006. At year-end fiscal 2007, the gross non-performing assets (net of write-offs) were Rs. 42.6 billion (US$987 million) compared to Rs. 23.1 billion (US$536 million) at year-end fiscal 2006. Gross of technical write-offs, the gross non-performing assets at year-end fiscal 2007 were Rs. 48.9 billon (US$1.1 billion) compared to Rs. 29.8 billion (US$691 million) at year-end fiscal 2006. The coverage ratio (i.e. total provisions and technical write-offs made against non-performing assets as a percentage of gross non-performing assets) at year-end fiscal 2007 was 58.4% compared to 63.7% at year-end fiscal 2006.

      The following table sets forth, at the dates indicated, gross non-performing assets by borrowers’ industry or economic activity and as a percentage of total non-performing assets.

	At March 31,

	2003		2004		2005		2006		2007

	(In millions, except percentages)
	Rs.	%	Rs.	%	Rs.	%	Rs.	%	Rs.	US$	%
Chemicals and fertilizers	9,582	16.3	4,930	12.1	2,956	8.4	1,654	7.2	1,642	38	3.9
Food and beverages(1)	3,159	5.3	1,981	4.8	947	2.7	670	2.9	1,247	29	2.9
Textiles	15,085	25.5	8,051	19.7	4,185	12.0	1,675	7.3	834	19	2.0
Iron & steel and products	7,672	13.0	1,362	3.3	745	2.1	210	0.9	772	18	1.8
Services — Non finance	1,182	2.0	1,351	3.3	934	2.7	976	4.2	632	15	1.5
Electronics & engineering	5,150	8.7	3,452	8.5	2,816	8.1	550	2.4	626	14	1.5
Services — finance	2,161	3.7	1,090	2.7	936	2.7	126	0.5	195	5	0.5
Paper and paper products	1,734	2.9	507	1.2	289	0.8	74	0.3	66	2	0.2
Automobiles (including trucks)	748	1.3	675	1.6	681	1.9	32	0.1	61	1	0.1
Metal & products (excluding iron & steel)	3,213	5.4	1,934	4.7	174	0.5	11	0.1	11	—	0.1
Road, port, telecom, urban development & other infrastructure	180	0.3	73	0.2	2,141	6.1	—	—	—	—	—
Power	623	1.1	6,200	15.2	7,373	21.1	—	—	—	—	—
Cement	1,623	2.7	1,545	3.8	180	0.5	—	—	—	—	—
Retail finance(2)	1,134	1.9	3,580	8.8	8,452	24.2	14,423	62.5	31,316	727	73.6
Others(3)	5,817	9.9	4,090	10.1	2,164	6.2	2,685	11.6	5,155	119	11.9

Gross non-performing assets	59,063	100.0	40,821	100.0	34,973	100.0	23,086	100.0	42,557	987	100.0

Aggregate provision for loan losses	(26,922)		(19,829)		(14,606)		(12,009)		(21,745)	(504)
Interest suspended & ECGC claims(4)	(490)		(502)		(284)		(271)		(504)	(12)

Net non-performing assets	31,651		20,490		20,083		10,806		20,308	471

(1)	Includes sugar and tea.

(2)	Includes home loans, automobile loans, commercial business loans, two wheeler loans, personal loans, credit cards receivables, retail overdraft loans, dealer funding and developer financing.

(3)	Others primarily include shipping, construction, crude petroleum, drugs & pharmaceuticals, gems & jewellery, fast moving consumer goods and mining.

(4)	Includes amounts claimed as recoverable from Export Credit Guarantee Corporation of India.
     Gross retail non-performing loans increased from Rs. 14.4 billion (US$334 million) at year-end fiscal 2006 to Rs. 31.3 billion (US$726 million) at year-end fiscal 2007, primarily due to the growth of the retail portfolio and an increase in the proportion of non-collateralized loans and credit card receivables in the retail portfolio. The net non-performing assets in the retail portfolio at year-end fiscal 2007 were 1.2% of net retail assets. Retail non-performing loans constituted 73.6% of total non-performing assets at year-end fiscal 2007 compared to 62.5% at year-end fiscal 2006, due to a reduction in non-performing loans excluding retail loans, and an increase in retail non-performing loans, particularly in the non-collateralized portfolio, in line with the growth in the retail portfolio. At year-end fiscal 2007, gross non-performing loans in the non-collateralized retail portfolio (including overdraft financing against automobiles) were about 8.8% of gross non-collateralized retail loans and net non-performing loans in the non-collateralized retail portfolio were about 3.9% of net non-collateralized retail loans.

      The ten largest net non-performing assets were approximately 8.0% of total net non-performing assets at year-end fiscal 2007.

Non-Performing Asset Strategy
      In respect of unviable non-performing assets, where companies have lost financial viability, we adopt an aggressive approach aimed at out-of-court settlements, enforcing collateral and driving consolidation. Our focus is on time value of recovery and a pragmatic approach towards settlements. The strong collateral against our loan assets is the critical factor towards the success of our recovery efforts. In addition, we continually focus on proactive management of accounts under supervision. Our strategy constitutes a proactive approach towards identification, aimed at early stage solutions to incipient problems.
      The Securitisation Act has strengthened the ability of lenders to resolve non-performing assets by granting them greater rights as to enforcement of security and recovery of dues from corporate borrowers. The Securitisation Act and guidelines issued by the Reserve Bank of India have permitted the setting up of asset reconstruction companies to acquire financial assets by banks and financial institutions. The Reserve Bank of India has issued guidelines to banks on the process to be followed for sales of financial assets to asset reconstruction companies. These guidelines provide that a bank may sell financial assets to an asset reconstruction company provided the asset is a non-performing asset. (See “Supervision and Regulation — Reserve Bank of India Regulations — Regulations relating to Sale of Assets to Asset Reconstruction Companies” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/A filed on June 13, 2007, which is incorporated by reference in the accompanying prospectus). We sold Rs. 8.2 billion (US$190 million) of our net non-performing assets during fiscal 2007 and Rs. 4.8 billion (US$111 million) of our net non-performing assets during fiscal 2006 to Asset Reconstruction Company (India) Limited, a reconstruction company registered with the Reserve Bank of India.
      We monitor migration of the credit ratings of our borrowers to enable us to take proactive remedial measures to prevent loans from becoming non-performing. We review the industry outlook and analyse the impact of changes in the regulatory and fiscal environment. Our periodic review system helps us to monitor the health of accounts and to take prompt remedial measures.
      A substantial portion of our loans to retail customers is also secured by a first and exclusive lien on the assets financed (predominantly property and vehicles). We are entitled in terms of our security documents to repossess security comprising assets such as plant, equipment and vehicles without reference to the courts or tribunals unless a client makes a reference to such courts or tribunals to stay our actions. In respect of our retail loans, we adopt a standardised collection process to ensure prompt action for follow-up on overdues and recovery of defaulted amounts.
      Our loans have historically been sufficiently over-collateralized so that once collateral is realized we recover a substantial amount of our loan outstanding. However, recoveries may be subject to delays of up to several years, due to the long legal process in India. This leads to delay in enforcement and realization of collateral. We maintain the non-performing assets on our books for as long as the enforcement process is ongoing. Accordingly, a non-performing asset may continue for a long time in our portfolio until the settlement of loan account or realization of collateral, which may be longer than that for US banks under similar circumstances.
      See also “— Loan portfolio — Collateral — Completion, Perfection and Enforcement”.

Provision for Loan Losses
      The following table sets forth, at the dates indicated, movement in our provisions for loan losses for non-performing customer assets.

	At March 31,

	2003	2004	2005	2006	2007	2007

	(In millions)
Aggregate provision for loan losses at the beginning of the year	Rs. 26,010	Rs. 26,922	Rs. 19,829	Rs. 14,606	Rs. 12,009	US$	279
Add: Provisions for loan losses Consumer loans & credit card receivables(1)	241	510	4,357	1,938	8,821		204
Commercial, financial, agricultural and others(2)	6,759	3,174	(140)	1,453	2,463		57
Leasing & related activities	10	(68)	(11)	(18)	48		1

Total provisions for loan losses, net of releases of provisions	Rs. 33,020	Rs. 30,538	Rs. 24,035	Rs. 17,979	Rs. 23,341	US$	541
Loans charged-off	(6,098)	(10,709)	(9,429)	(5,970)	(1,596)		(37)

Aggregate provision for loan losses at the end of the year	Rs. 26,922	Rs. 19,829	Rs. 14,606	Rs. 12,009	Rs. 21,745	US$	504

(1)	Includes home loans, automobile loans, commercial business loans, two wheeler loans, personal loans, credit cards and farm equipment.

(2)	Includes project finance, working capital finance, corporate finance and receivables financing, excluding leasing and related activities.
     Provision for loan losses for consumer loans and credit cards receivables in fiscal 2006 were net of write-back of provisions Rs. 1.7 billion (US$39 million) which were in excess of regulatory requirements. Provision for loan losses increased in fiscal 2007 primarily due to a higher level of specific provisioning on retail loans and Rs. 1.1 billion (US$26 million) on account of frauds in rural portfolio, primarily in respect of warehouse receipt financing.
      The increase in provisioning on retail loans primarily reflects the growth in retail loans, seasoning of the retail loan portfolio and the change in the portfolio mix towards non-collateralized retail loan where credit losses are higher.

Subsidiaries and Joint Ventures
      The following table sets forth, certain information relating to our subsidiaries and joint ventures for the year ended March 31, 2007.

	Year of		Ownership	Total	Net	Total
Name	Formation	Activity	Interest	Income(1)	Worth(2)	Assets(3)

	(In millions, except percentages)
ICICI Securities Primary Dealership Limited (formerly ICICI Securities Limited)(4)	February 1993	Investment banking	99.94%	Rs. 4,247	Rs. 4,112	Rs. 19,582
ICICI Securities Limited (formerly ICICI Brokerage Services Limited)(4)	March 1995	Securities broking	99.94%	4,379	866	3,928
ICICI Securities Holdings Inc(4)	June 2000	Investment banking	99.94%	14	319	327
ICICI Securities Inc(4)	June 2000	Investment banking	99.94%	105	265	628
ICICI Prudential Life Insurance Company Limited(5)	July 2000	Life insurance	73.86%	89,192	5,049	167,619
ICICI Lombard General Insurance Company Limited(5)	October 2000	General insurance	73.84%	13,932	9,303	29,540
ICICI Prudential Asset Management Company Limited (formerly Prudential ICICI Asset Management Company Limited) (5)	June 1993	Asset management company for ICICI Prudential Mutual Fund	50.99%	2,389	481	1,287
ICICI Prudential Trust Limited (formerly Prudential ICICI Trust Limited)(5)	June 1993	Trustee company for ICICI Prudential Mutual Fund	50.80%	4	8	14
ICICI Venture Funds Management Company Limited	January 1988	Venture fund management	100.00%	2,019	323	3,245
ICICI Home Finance Company Limited	May 1999	Housing finance	100.00%	4,443	3,693	46,108
ICICI Trusteeship Services Limited	April 1999	Trusteeship services	100.00%	0.4	2	2
ICICI Investment Management Company Limited	March 2000	Investment management	100.00%	11	128	129
ICICI International Limited	January 1996	Offshore fund management	100.00%	6	44	183
ICICI Bank UK PLC.(formerly ICICI Bank UK Limited)	February 2003	Banking	100.00%	10,461	9,576	209,818
ICICI Bank Canada(6)	September 2003	Banking	100.00%	3,184	4,044	77,015
ICICI Bank Eurasia LLC	May 1998	Banking	100.00%	907	1,953	20,043
TCW/ ICICI Investment Partners LLC(7)	April 1995	Asset and fund management company	50.00%	2	23	23
TSI Ventures (India) Private Limited (7)	May 2005	Real estate consultant	50.00%	13	15	105

(1)	Total income represents gross income from operations and other income.

(2)	Net worth represents share capital/unit capital and reserves and surplus.

(3)	Total assets represents fixed assets, advances, investments and gross current assets (including cash and bank balances).

(4)	Includes direct and indirect holdings. During fiscal 2008, ICICI Securities Primary Dealership Limited has become a wholly-owned subsidiary of ICICI Bank and ICICI Securities Limited, which was earlier a subsidiary of ICICI Securities Primary Dealership, has become a direct wholly-owned subsidiary of ICICI Bank. ICICI Securities Holdings Inc. which was a wholly-owned subsidiary of ICICI Securities Primary Dealership has become a wholly-owned subsidiary of ICICI Securities. ICICI Securities Inc. is a wholly-owned subsidiary of ICICI Securities Holdings Inc. ICICI Webtrade Limited merged with ICICI Securities effective October 2, 2006.

(5)	The financial statements of these jointly controlled entities have been consolidated as per AS 21 on “Consolidated Financial Statements” consequent to the limited revision to AS 27 on “Financial Reporting of Interests in Joint Ventures”.

(6)	ICICI Wealth Management Inc. (“ICICI WM”) was incorporated as a 100% subsidiary of ICICI Bank Canada on July 28, 2006. ICICI WM received a Limited Market Dealer license from the Ontario Securities Commission on March 2, 2007, which permits ICICI WM to provide wealth management services to Accredited Investors and Sophisticated Investors (both as defined in Canadian regulations) in Canada (except those in the provinces of Newfoundland and Labrador). ICICI WM has not yet been capitalised and is yet to commence operations, both of which are expected shortly.

(7)	These entities have been consolidated as per the proportionate consolidation method as prescribed by AS 27 on “Financial Reporting of Interests in Joint ventures”.
     The following table sets forth certain information on other significant entities required to be consolidated in our financial statements under Indian GAAP for the year ended March 31, 2007.

	Year of		Ownership	Total		Net	Total
Name	Formation	Activity	Interest	Income(1)		Worth(2)	Assets(3)

		(In millions, except percentages)
ICICI Eco-net Internet & Technology Fund	October 2000	Venture capital fund	92.03%	Rs.	9	Rs. 1,825	Rs. 1,825
ICICI Equity Fund	March 2000	Venture capital fund	100.00%		427	3,005	3,007
ICICI Emerging Sectors Fund	March 2002	Venture capital fund	99.29%		1,301	7,886	7,911
ICICI Strategic Investments Fund	February 2003	Venture capital fund	100.00%		1,492	5,316	5,316
ICICI Property Trust	June 2001	Assets and investments management	100.00%		Nil	0.1	0.1

(1)	Total income represents gross income from operations and other income.

(2)	Net worth represents share capital/unit capital (in case of venture capital funds) and reserves and surplus.

(3)	Total assets represents fixed assets, advances, investments and gross current assets (including cash and bank balances).
     At year-end fiscal 2007, all of our subsidiaries and joint ventures, were incorporated in India, except the following seven companies:

•	ICICI Securities Holdings Inc., incorporated in the US;

•	ICICI Securities Inc., incorporated in the US;

•	ICICI Bank UK plc.(formerly ICICI Bank UK Limited), incorporated in the United Kingdom;

•	ICICI Bank Canada, incorporated in Canada;

•	ICICI Bank Eurasia Limited Liability Company, incorporated in Russia;

•	ICICI International Limited, incorporated in Mauritius; and

•	TCW/ ICICI Investment Partners Limited Liability Company, incorporated in Mauritius
      ICICI Securities Holdings Inc. is a wholly owned subsidiary of ICICI Securities and ICICI Securities Inc. is a wholly owned subsidiary of ICICI Securities Holdings Inc. ICICI Securities Holdings Inc. and ICICI Securities Inc. are consolidated in ICICI Securities’ financial statements.
Technology
      We continue to endeavor to be at the forefront of usage of technology in the financial services sector. We strive to use information technology as a strategic tool for its business operations, to gain a competitive advantage and to improve its overall productivity and efficiency. Our technology initiatives are aimed at enhancing value, offering customers enhanced convenience and improved service while optimizing costs. Our focus on technology emphasizes:

•	Electronic and online channels to:

•	offer easy access to our products and services;

•	reduce distribution and transaction costs;

•	reach new target customers;

•	enhance existing customer relationships; and

•	reduce time to market.

•	Application of information systems to:

•	manage our large scale of operations efficiently;

•	effectively market to our target customers;

•	monitor and control risks;

•	identify, assess and capitalize on market opportunities; and

•	assist in offering improved products to customers.
      We also seek to leverage our domestic technology capabilities in its international operations.

Technology Organization
      We have dedicated technology groups for our products and services for retail, corporate, international and rural customers. The Technology Management Group coordinates our enterprise-wide technology initiatives. Our shared services technology group provides the technology infrastructure platform across all business technology groups to gain synergies in operation. The business technology groups review the individual requirements of the various business groups while the technology management group aggregates the requirements of various business groups to ensure enterprise-wide consistency.

Banking Application Software
      We use banking applications like a core banking system, loan management system and credit card management system that are flexible and scaleable and allow us to serve our growing customer base. A central stand-in server provides services all days of the week, throughout the year, to delivery channels. The server stores the latest customer account balances, which are continuously streamed from the core-banking database. We have a data center in Mumbai for centralized data base management, data storage and retrieval.

Electronic and Online Channels
      We use a combination of physical and electronic delivery channels to maximize customer choice and convenience, which has helped the differentiation of our products in the marketplace. Our branch banking software is flexible and scaleable and integrates well with its electronic delivery channels. Our ATMs are sourced from some of the world’s leading vendors. These ATMs work with the branch banking software. At year-end fiscal 2007, we had 3,271 ATMs across India. We were one of the first banks to offer online banking facilities to its customers. We now offer a number of online banking services to our customers for both corporate and retail products and services. Our call centers employ approximately 4,464 workstations, across locations, at Mumbai, Thane and Hyderabad, which are operational round the clock. These telephone banking call centers use an Interactive Voice Response System. The call centers are based on the latest technology and provide an integrated customer database that allows the call agents to get a complete overview of the customer’s relationship with us. The database enables customer segmentation and assists the call agent in identifying cross-selling opportunities.
      We offer mobile banking services in India in line with our strategy to offer multi-channel access to its customers. This service has now been extended to all mobile telephone service providers across India and non-resident Indian customers in certain other countries where we have a presence.

High-Speed Electronic Communications Infrastructure
      We have a nationwide data communications network linking all our channels and offices. The network design is based on a mix of dedicated leased lines and satellite links to provide for reach and redundancy, which is imperative in a vast country like India. The communications network is monitored 24 hours a day using advanced network management software. We are moving towards multi protocol label switching (MPLS) as an alternative to lease lines, thus ensuring redundancy.

Operations relating to Commercial Banking for Corporate Customers
      We have successfully centralized our corporate banking back office operations and rolled out a business process management solution to automate its activities in the areas of trade services and general banking operations. Through integration of the workflow system with the imaging and document management system, we have achieved substantial savings and practically eliminated the use of paper for these processes.
      We have centralized the systems of the treasuries of all our international branches and subsidiaries. As a result, the processing of transactions as well as the applications used for deal entry are now centrally located and maintained out of India.

Customer Relationship Management
      We have implemented a customer relationship management solution for automation of customer handling in all key retail products. The solution helps in tracking and timely resolution of various customer queries and issues. The solution has been deployed at the telephone banking call centers as well as a large number of branches.

Data Warehousing and Data Mining
      We have a data warehouse for customer data aggregation. This data warehouse also provides a platform for data mining initiatives. We have implemented an Enterprise Application Integration initiative across our retail and corporate products and services, to link various products, delivery and channel systems. This initiative underpins our multi-channel customer service strategy and seeks to deliver customer related information consistently across access points. It is also aimed to provide us with the valuable information to compile a unified customer view and creates various opportunities associated with cross-selling other financial products.

Data center and disaster recovery system
      While our primary data center is located in Mumbai, a separate disaster recovery data center has been set up in another city and is connected to the main data center in Mumbai. The disaster recovery data center can host critical banking applications in the event of a disaster at the primary site. ICICI Bank has developed a business continuity plan, which would help facilitate continuity of critical businesses in the event of a disaster. These plans are tested periodically under live or simulated scenarios. These plans have been prepared in line with the guidelines issued by the Reserve Bank of India and have been approved by ICICI Bank’s board of directors.
Competition
      We face competition in all our principal areas of business from Indian and foreign commercial banks, housing finance companies, mutual funds and investment banks. ICICI Bank is the largest private sector bank in India and the second largest bank among all banks in the country, in terms of total assets, with total assets of Rs. 3,446.6 billion (US$80.0 billion) at year-end fiscal 2007. We seek to gain competitive advantage over our competitors by offering innovative products and services, use of technology, building customer relationships and developing a team of highly motivated and skilled employees. We evaluate our competitive position separately in respect of our products and services for retail and corporate customers.

Commercial banking products and services for retail customers
      In the retail markets, competition is primarily from foreign and Indian commercial banks and housing finance companies. Foreign banks have product and delivery capabilities but are likely to focus on limited customer segments and geographical locations since they have a smaller branch network than Indian commercial banks. Foreign banks in aggregate had only 247 branches in India at the end of December 2006. Indian commercial banks have wide distribution networks but relatively less strong technology and marketing capabilities. We seek to compete in this market through a full product portfolio, effective distribution channels, which include agents, robust credit processes and collection mechanisms, experienced professionals and superior technology.
      Commercial banks attract the majority of retail bank deposits, historically the preferred retail savings product in India. We have sought to capitalise on our corporate relationships to gain individual customer accounts through payroll management products and will continue to pursue a multi-channel distribution strategy utilising physical branches, ATMs, telephone banking call centres and the Internet to reach customers. Further, following a strategy focused on customer profiles and product segmentation, we offer differentiated liability products to customers of various ages and income profiles. Mutual funds are another source of competition to us. Mutual funds offer tax advantages and have the capacity to earn competitive returns and hence present a competitive alternative to bank deposits.

Commercial banking products and services for corporate customers
      In products and services for corporate customers, we face strong competition primarily from public sector banks, foreign banks and other new private sector banks. Our principal competition in working capital products and services comes from public sector banks, which have built extensive branch networks that have enabled them to raise low-cost deposits and, as a result, price their loans and fee-based services very competitively. Their wide geographical reach facilitates the delivery of banking products to their corporate customers located in most parts of the country. We have been able, however, to compete effectively because of our efficient service and prompt turnaround times that we believe are significantly faster than public sector banks. We seek to compete with the large branch networks of the public sector banks through our multi-channel distribution approach and technology-driven delivery capabilities.
      Traditionally, foreign banks have been active in providing trade finance, fee-based services and other short-term financing products to top tier Indian corporations. We effectively compete with foreign banks in cross-border trade finance as a result of our wider geographical reach relative to foreign banks and our customised trade financing solutions. We have established strong fee-based cash management services and compete with foreign banks due to our technological edge and competitive pricing strategies. We compete with foreign banks in our foreign currency lending and syndication business. Foreign banks have an advantage due to their larger balance sheets and global presence. We seek to compete with them by leveraging our strong corporate relationships and understanding of Indian credit.
      Other new private sector banks also compete in the corporate banking market on the basis of efficiency, service delivery and technology. However, we believe our size, capital base, strong corporate relationships, wider geographical reach and ability to use technology to provide innovative, value-added products and services provide us with a competitive edge.
      In project finance, ICICI’s primary competitors were established long-term lending institutions. In recent years, Indian and foreign commercial banks have sought to expand their presence in this market. We believe that we have a competitive advantage due to our strong market reputation and expertise in risk evaluation and mitigation. We believe that our in-depth sector specific knowledge and capabilities in understanding risks, policy related issues as well as our advisory, structuring and syndication has allowed us to gain credibility with project sponsors, overseas lenders and policy makers.

Commercial banking products and services for international customers
      Our international strategy focused on India-linked opportunities in the initial stages. In our international operations, we face competition from Indian public sector banks with overseas operations, foreign banks with products and services targeted at non-resident Indians and Indian businesses and other service providers like remittance services. We are seeking to position ourselves as an Indian bank offering globally-benchmarked products and services with an extensive distribution network in India to gain competitive advantage. We seek to leverage our technology capabilities developed in our domestic businesses to offer convenience and efficient services to our international customers. We also seek to leverage our strong relationships with Indian corporates in our international business.

Commercial banking products and services for corporate customers
      In our commercial banking operations for agricultural and rural customers, we face competition from public sector banks that have large branch networks in rural India. Other private sector banks and non-bank finance companies also provide products and services in rural India. We seek to compete in this business based on our comprehensive product strategy and multiple channels.

Insurance and asset management
      Our insurance and asset management joint ventures face competition from existing dominant public sector players as well as new private sector players. We believe that the key competitive strength of our insurance joint ventures is the combination of our experience in the Indian financial services industry with the global experience and skills of our joint venture partners. We believe that ICICI Prudential Life Insurance, ICICI Lombard General Insurance and ICICI Prudential Asset Management have built strong product, distribution and risk management capabilities, achieving market leadership positions in their respective businesses. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Prudential Life Insurance had a retail market share of 28% in new business written by private sector life insurance companies during fiscal 2007. ICICI Lombard General Insurance had a market share of 34% in gross written premium among the private sector general insurance companies during fiscal 2007. According to data published by the Association of Mutual Funds in India, ICICI Prudential Asset Management Company was among the two largest private sector mutual funds at year-end fiscal 2007 with a market share of 12%.
Employees
      At year-end fiscal 2007, we had 61,697 employees, compared to 41,871 employees at year-end fiscal 2006 and 29,374 employees at year-end fiscal 2005. Of these, 33,321 employees at year-end fiscal 2007 were employed by ICICI Bank, an increase from 25,384 at year-end fiscal 2006 and 18,029 at year-end fiscal 2005. Of our 61,697 employees at year-end fiscal 2007, 34,505 were professionally qualified, holding degrees in management, accountancy, engineering, law, computer science, economics or banking. Management believes that it has good relationships with its employees.
      We dedicate a significant amount of senior management time to ensure that employees remain highly motivated and perceive the organization as a place where opportunities abound, innovation is fuelled, teamwork is valued and success is rewarded. Employee compensation is clearly tied to performance and we encourage the involvement of our employees in our overall performance and profitability through profit sharing incentive schemes based on the financial results. A revised performance appraisal system has been implemented to assist management in career development and succession planning.
      ICICI Bank has an employee stock option scheme to encourage and retain high performing employees. Pursuant to the employee stock option scheme as amended by the Scheme of Amalgamation and further amended in September 2004, up to 5.0% of the aggregate of our issued equity shares at the time of grant of the stock options can be allocated under the employee stock option scheme. The stock option entitles eligible employees to apply for equity shares. The grant of stock options is approved by ICICI Bank’s board of directors on the recommendations of the Board Governance and Remuneration Committee. The eligibility of each employee is determined based on an evaluation of the employee including employee’s work performance, technical knowledge and leadership qualities. See also “Management — Compensation and Benefits to Directors and Officers — Employee Stock Option Scheme.”
      ICICI Bank has training centers, where various training programs designed to meet the changing skill requirements of its employees are conducted. These training programs include orientation sessions for new employees and management development programs for mid-level and senior executives. The training centers regularly offer courses conducted by faculty, both national and international, drawn from industry, academia and ICICI Bank’s own organization. Training programs are also conducted for developing functional as well as managerial skills. Products and operations training is also conducted through web-based training modules.

      In addition to basic compensation, employees of ICICI Bank are eligible to receive loans from ICICI Bank at subsidized rates and to participate in its provident fund and other employee benefit plans. The provident fund, to which both ICICI Bank and its employees contribute a defined amount, is a savings scheme, required by government regulation, under which ICICI Bank at present is required to pay to employees a minimum annual return as specified from time to time which is currently 8.5%. If such return is not generated internally by the fund, ICICI Bank is liable for the difference. ICICI Bank’s provident fund has generated sufficient funds internally to meet the minimum annual return requirement since inception of the funds. ICICI Bank has also set up a superannuation fund to which it contributes defined amounts. The employees have been given an option to opt out of the superannuation fund and in such cases the defined amounts are paid as part of monthly salary. In addition, ICICI Bank contributes specified amounts to a gratuity fund set up pursuant to Indian statutory requirements.
      The following table sets forth, at the dates indicated, the number of employees in ICICI Bank and its consolidated subsidiaries and other consolidated entities.

	At March 31,

	2005		2006		2007

	Number	% to Total	Number	% to Total	Number	% to Total

ICICI Bank Limited	18,029	61.4%	25,384	60.6%	33,321	54.0%
ICICI Prudential Life Insurance Company Limited	5,186	17.7	7,704	18.4	16,317	26.4
ICICI Lombard General Insurance Company Limited	1,249	4.25	2,283	5.4	4,770	7.7
ICICI Home Finance Company Limited	4,324	14.7	5,605	13.4	6,149	10.0
ICICI Prudential Asset Management Company Limited	236	0.8	316	0.7	401	0.6
ICICI Securities Primary Dealership Limited	172	0.6	188	0.4	214	0.3
Others	178	0.6	391	0.9	525	0.9

Total number of employees	29,374	100.0%	41,871	100.0%	61,697	100.0%

Properties
      Our registered office is located at Landmark, Race Course Circle, Vadodara 390 007, Gujarat, India. Our corporate headquarters is located at ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400 051, Maharashtra, India.
      ICICI Bank had a principal network consisting of 710 branches, 45 extension counters and 3,271 ATMs at year-end fiscal 2007. These facilities are located throughout India. 45 of these facilities are located on properties owned by us, while the remaining facilities are located on leased properties. In addition to the branches, extension counters and ATMs, ICICI Bank has 18 controlling/administrative offices including the registered office at Vadodara and the corporate headquarters at Mumbai, 33 regional processing centers in various cities and one central processing center at Mumbai. It also has a branch each in Singapore, Dubai International Finance Centre, Sri Lanka, Hong Kong, Bahrain and Qatar and one representative office each in the United States, China, United Arab Emirates, Bangladesh, South Africa, Indonesia, Thailand and Malaysia. ICICI Bank also provides residential and holiday home facilities to employees at subsidized rates. ICICI Bank has 775 apartments for its employees. ICICI Bank acquired over 190 branches and extension counters of The Sangli Bank Limited following its amalgamation with ICICI Bank effective April 19, 2007.
Legal and Regulatory Proceedings
      We are involved in various litigations and are subject to a wide variety of banking and financial services laws and regulations in each of the jurisdictions in which we operate. We are also subject to a large number of regulatory and enforcement authorities in each of these jurisdictions. We are involved in a number of legal proceedings and regulatory relationships in the ordinary course of our business. However, excluding the legal proceedings discussed below, we are not a party to any proceedings and no proceedings are known by us to be contemplated by governmental authorities or third parties, which, if adversely determined, may have a material adverse effect on our financial condition or results of operations.
      See also “Risk Factors — Risks Relating to Our Business — We are subject to legal and regulatory risk which may adversely affect our business and the price of our equity shares and ADSs”, “— We have experienced rapid international growth in the last three years which has increased the complexity of the risks that we face,” “— There is operational risk associated with our industry which, when realized, may have an adverse impact on our business,” “— We are subject to legal and regulatory risk which may adversely affect our business and the price of our equity shares and ADSs.” and “— Regulatory changes or enforcement initiatives in India or other jurisdictions in which we operate could aversely affect our business and the price of our equity shares and ADSs.”
      At year-end fiscal 2007, we had been assessed an aggregate of Rs. 39.6 billion (US$919 million) in excess of the provision made in our accounts, in income tax, interest tax, wealth tax and sales tax demands for past years by the government of India’s tax authorities. We have appealed each of these tax demands. The impact of enquiries initiated by the tax authorities can not be quantified as we believe that the proceedings so initiated are likely to be dropped by the tax authorities. Based on consultation with counsel and favourable decisions in our own or other cases as set out below, our management believes that the tax authorities are not likely to be able to substantiate their income tax, interest tax, wealth tax and sales tax assessment and accordingly we have not provided for these tax demands at year-end fiscal 2007.

•	We have received favorable decisions from the appellate authorities with respect to Rs. 603 million (US$14 million) of the assessment. The income tax authorities have appealed these decisions to higher appellate authorities and the same are pending adjudication.

•	In our appeal of the assessment of sales tax aggregating to Rs. 493 million (US$11 million), we are relying on a favorable decision of the Supreme Court of India in respect of a writ petition filed by us and facts of the case.

•	In our appeal of the assessments of income tax, interest tax and wealth tax aggregating to Rs. 38.4 billion (US$891 million), we are relying on favorable precedents of the appellate court and expert opinions.
      Of the Rs. 39.6 billion (US$919 million), Rs. 10.1 billion (US$234 million) relates to the disallowance of depreciation claim on leased assets. This is an industry-wide issue involving multiple litigations across the country. In respect of depreciation claimed by us for fiscal 1993 on two sale and lease back transactions, the Income Tax Appellate Tribunal, Mumbai held in August 2003 that these transactions were tax planning tools and no depreciation was allowable. As the Income Tax Appellate Tribunal’s decision is based on the facts of two specific transactions, we believe that the Income Tax Appellate Tribunal’s decision will not have an adverse tax impact on other sale and lease back transactions entered into by us. The tax impact of this decision is Rs. 189 million (US$4 million). After the Tribunal decision, the Supreme Court has held in another matter not involving us, that tax planning is valid if within the four corners of the law. Following the decision of Supreme Court, two High Courts have held that depreciation should be allowed to the lessor on sale and lease back transactions. We have filed an appeal before the High Court against the adverse Tribunal judgment which has been admitted. Moreover, the lease agreements provide for variation in the lease rental to offset any loss of depreciation benefit to us. In a subsequent judgement in a matter involving us, the Income Tax Appellate Tribunal, Mumbai has held that the lease transactions are genuine and the lessor cannot be denied depreciation merely on suspicion or conjunctures and has allowed depreciation on all finance leases including sale and lease back transactions. Accordingly, we have not provided for this tax demand but have disclosed it as a contingent liability in the financial statements.
      At year-end fiscal 2007, there were 22 litigations (each involving a claim of Rs. 10 million (US$232,019) and more) against ICICI Bank, in the aggregate amount of approximately Rs. 93.9 billion (US$2.2 billion) (to the extent quantifiable and including amounts claimed jointly and severally from ICICI

Bank and other parties). At year-end fiscal 2007, three litigations were pending against ICICI Bank’s directors in an aggregate amount of approximately Rs. 56.3 billion (US$1.3 billion) (to the extent quantifiable). There were five litigations where amounts claimed from ICICI Bank are Rs. 1.0 billion (US$23 million) or higher:

•	In 1999, ICICI filed a suit before the High Court of Judicature at Bombay against Mardia Chemicals Limited for recovery of amounts totaling Rs. 1.4 billion (US$33 million) due from Mardia Chemicals. The suit was subsequently transferred to the Debt Recovery Tribunal, Mumbai. In 2002, we issued a notice to Mardia Chemicals Limited under the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Ordinance, 2002 (subsequently passed as an Act by the Indian parliament) demanding payment of the outstanding dues. Subsequently, Mardia Chemicals filed a suit in the city civil court at Ahmedabad against us and Mr. K.V. Kamath, Managing Director & CEO for an amount of Rs. 56.3 billion (US$1.3 billion) on the grounds that Mardia Chemicals had allegedly suffered financial losses on account of ICICI’s failure to provide adequate financial facilities, ICICI’s recall of the advanced amount and ICICI’s filing of a recovery action against it. The City Civil Court held that the suit should have been filed in the pending proceedings before the Debt Recovery Tribunal, Mumbai. Mardia Chemicals filed an appeal before the High Court of Gujarat, which dismissed the appeal and ordered that the claim against us be filed before the Debt Recovery Tribunal, Mumbai and the claim against Mr. K.V. Kamath be continued before the City Civil Court at Ahmedabad. We have challenged the decision of the City Civil Court in not rejecting the plaint of Mardia Chemicals Limited, but permitting it to be heard.

•	In 2003, the promoters of Mardia Chemicals in their capacity as guarantors of loans given by ICICI to Mardia Chemicals filed a civil suit in the city civil court at Ahmedabad against ICICI Bank for an amount of Rs. 20.8 billion (US$483 million) on the grounds of loss of investment and loss of profit on investment. Pleadings under the above applications have concluded. The matter is posted for final hearing.

•	In 2002, we filed a suit before the Debt Recovery Tribunal, Ahmedabad against Gujarat Telephone Cables Limited for recovery of term loans, debentures and working capital finance provided by ICICI Bank. We sold our exposure to Asset Reconstruction Company (India) Limited in 2004. The borrower has filed a suit in the Civil Court claiming damages of Rs. 10.0 billion (US$232 million) jointly and severally from State Bank of India, Bank of Baroda, United Western Bank, UTI Bank, Bank of India, Asset Reconstruction Company (India) Limited and ICICI Bank. ICICI Bank has filed an application for rejection of the plaint. The borrower has obtained time to file a reply to ICICI Bank’s application.

•	In 1998, Industrial Finance Corporation India, now known as IFCI Limited along with ICICI and Life Insurance Corporation of India filed a suit in the Debt Recovery Tribunal, Delhi against Foremost Ceramics Limited and its guarantors for recovery of amounts owed. In 2001, a guarantor for the loan filed a counter-claim for an amount of Rs. 4.5 billion (US$104 million) against all lenders who had extended financial assistance to Foremost Ceramics Limited, on various grounds including that timely disbursements were not effected. Industrial Finance Corporation of India has filed its reply, which has been adopted by Life Insurance Corporation of India and ICICI Bank, denying these averments and stating that the counter-claim does not deny the fact of the guarantee and that the guarantor is merely trying to escape liability. The matter is posted for further arguments on July 12, 2007.

•	In 1999, ICICI filed a suit in the Debt Recovery Tribunal, Delhi against Esslon Synthetics Limited and its Managing Director (in his capacity as guarantor) for recovery of amounts totaling Rs. 169 million (US$4 million) due from Esslon Synthetics. In May 2001, the guarantor filed a counter-claim for an amount of Rs. 1.0 billion (US$23 million) against ICICI and other lenders who had extended financial assistance to Esslon Synthetics on the grounds that he had been coerced by officers of the lenders into signing an agreement between LML Limited, Esslon Synthetics and the lenders on account of which he suffered, among other things, loss of business. Esslon Synthetics Limited has filed an application to amend the counterclaim in January 2004. ICICI Bank has filed its reply to the application for amendment. The application has been partly heard and is listed for further arguments on July 12, 2007.

      Management believes, based on consultation with counsel, that the legal proceedings instituted by each of Mardia Chemicals Limited, Guarantors of Mardia Chemicals, Gujarat Telephone Cables Limited, Foremost Ceramics Limited and Esslon Synthetics Limited against us are frivolous and untenable and their ultimate resolution will not have a material adverse effect on our results of operations, financial condition or liquidity. Based on a review of other litigations with the legal counsel, management also believes that the outcome of such other matters will also not have a material adverse effect on our financial position, results of operations and cashflows.
      ICICI Bank had sanctioned an External Commercial Borrowing (ECB) facility to a customer on February 5, 2004 from our Singapore Branch. It was observed by the Reserve Bank of India that since the customer was engaged in the retail sector, the sanction of the ECB facility was not in compliance with the guidelines of Reserve Bank of India dated January 31, 2004. The Reserve Bank of India had observed that, as per these guidelines, ECBs could be sanctioned only to those customers who were engaged in the real sector comprising of the industrial and especially the infrastructure sector in India. Accordingly, the Reserve Bank of India issued a show cause notice on June 22, 2006 to ICICI Bank for non-compliance with the extant rules/regulations/directions under the Foreign Exchange Management, Act 1999. ICICI Bank had submitted our detailed response to the show cause notice vide a letter dated June 30, 2006 stating that the sanction of the facility was undertaken on ICICI Bank’s understanding that the retail sector fell under the category of the real sector and that the real estate sector was the only ineligible sector as per the guidelines. Certain additional information was also submitted to the Reserve Bank of India. Subsequently, ICICI Bank made an oral submission to the Executive Director of the Reserve Bank of India on August 4, 2006 explaining the earlier submissions in detail. The Reserve Bank of India has advised that the guidelines issued by it be adhered to in both letter and spirit, and without occurrences of any lapses.
      Pursuant to reports received from the Securities and Exchange Board of India (SEBI), the Reserve Bank of India had conducted a scrutiny of certain accounts across various banks, including ICICI Bank. Based on the scrutiny, the Reserve Bank of India had issued a show cause notice dated December 29, 2005 to seven banks, including ICICI Bank. In the show cause notice issued to us, the Reserve Bank of India observed that ICICI Bank had violated the its directions, instructions and guidelines relating to the opening of accounts, monitoring of transactions and adherence to normal banking practices. ICICI Bank submitted its detailed response to the Reserve Bank of India, which was followed by an oral submission, stating that the Reserve Bank of India regulations had been adhered to and that normal banking practices had been followed. After considering the submissions of the seven banks, the Reserve Bank of India imposed a penalty on these banks ranging from Rs. 0.5 million to Rs. 2.0 million. A penalty of Rs. 0.5 million was imposed on ICICI Bank by the Reserve Bank of India, vide its communication dated January 23, 2006. The steps taken by the Reserve Bank of India against the banks are aimed at strengthening the country’s banking system and ensuring that instances of misuse of the banking system by certain individuals seeking to manipulate capital market processes are prevented. ICICI Bank has paid the penalty of Rs. 0.5 million.
      The Securities and Futures Commission of Hong Kong (“SFC”) had filed charges against ICICI Bank for carrying on the business of dealing in securities in Hong Kong between June 15, 2004 and March 8, 2006, without having a license to do so. ICICI Bank had accepted the charges without contesting and had submitted its mitigation statement before the Court. The Eastern Magistrate’s Court, Hong Kong, consequently fined ICICI Bank a sum of HKD 40,000 and ordered ICICI Bank to further reimburse prosecution costs of HK$54,860 to the SFC. The contravention was limited to a small segment of the branch’s business in Hong Kong and has not resulted in any loss either to ICICI Bank’s customers or to ICICI Bank. ICICI Bank has, based on the findings of an internal review conducted upon the discovery of this incident in April 2006, taken appropriate staff accountability actions against the relevant staff whose conduct resulted in the contravention. ICICI Bank has since implemented significant measures to strengthen the compliance, monitoring and control functions at the Hong Kong Branch which included bringing in a new management team.

      On November 3, 2006 the Prosecutor’s Office in Borovsk District of Russia conducted an on-site inspection of ICICI Bank Eurasia LLC and issued a warning to ICICI Bank Eurasia LLC for some violations detected. These violations pertained to delayed reporting on transactions under obligatory supervision, including a cash transaction, and errors in the matters reported to the Federal Service for Financial Monitoring during 2005 and upto March 31, 2006 and were contrary to the requirements under the Russian legislation on anti-money laundering. All such findings of the Prosecutor’s Office were based on the previous findings of the Central Bank of Russia audit which was conducted in April – May 2006. ICICI Bank Eurasia has since reviewed its anti money laundering processes and has taken appropriate measures to ensure compliance with the legal and regulatory requirements in this regard, including strengthening its anti-money laundering department, establishing an institution of further training, and revising its systems.
      In addition, we have experienced rapid international expansion into banking in multiple jurisdictions which exposes us to a new variety of regulatory and business challenges and risks, including cross-cultural risk, and which increased the complexity of our risks in a number of areas including currency risks, interest rate risks, compliance risk, regulatory risk, reputational risk and operational risk. As a result of this rapid growth and increased complexity, we or our employees may be subject to regulatory investigations or enforcement proceedings in multiple jurisdictions in a variety of contexts. Despite our best efforts at regulatory compliance and internal controls, we, or our employees, may from time to time, and as is common in the financial services industry, be the subject of confidential examinations or investigations that might, or might not, lead to proceedings against us or our employees. In any such situation, it would be our policy to conduct an internal investigation, cooperate with the regulatory authorities and, where appropriate suspend or discipline employees including termination of their services.
      We cannot predict the timing or form of any future regulatory or law enforcement initiatives, which we note are increasingly common for international banks, but we would expect to cooperate with any such regulatory investigation or proceeding.

MANAGEMENT
Directors and Executive Officers
      Our board of directors, consisting of 17 members at June 1, 2007, is responsible for the management of our business. Our organizational documents provide for a minimum of three directors and a maximum of 21 directors, excluding the government director and the debenture director (defined below), if any. We may, subject to the provisions of our organizational documents and the Companies Act, change the minimum or maximum number of directors by a resolution which is passed at a general meeting by a majority of the present and voting shareholders. In addition, under the Banking Regulation Act, the Reserve Bank of India may require us to convene a meeting of our shareholders for the purposes of appointing new directors to our board of directors.
      The Banking Regulation Act requires that at least 51% of our directors should have special knowledge or practical experience in banking and areas relevant to banking including accounting, finance, agriculture and small scale industry. All of our directors are professionals with special knowledge of one or more of the above areas. Of the 17 directors, five are directors who are in our wholetime employment, or wholetime directors. The appointment of wholetime directors requires the approval of the Reserve Bank of India and the shareholders. The government of India has appointed one representative, Mr. Vinod Rai, to our board. Of the remaining 11 independent directors, Mr. N. Vaghul is the non-executive chairman of our board, Mr. R.K. Joshi is the former Chairman-cum-Managing Director of General Insurance Corporation of India and Mr. T.S. Vijayan is the Chairman of Life Insurance Corporation of India, which are among ICICI Bank’s large institutional shareholders. One director is a consultant, one is a chartered accountant and business advisor, one is a professor of finance, two are retired company executives, one is from a financial holding company with investments in insurance and investment management and three are from industrial companies (including agriculture-based industries). Of the 11 non-wholetime directors, three have specialized knowledge in respect of agriculture and rural economy or small-scale industry. The Reserve Bank of India has also prescribed ‘fit and proper’ criteria to be considered while appointing persons as directors of banking companies. Our directors are required to make declarations confirming their ongoing compliance of the ‘fit and proper’ criteria. Our board of directors has reviewed the declarations received from the directors in this regard and determined that all our directors satisfy the ‘fit and proper’ criteria.
      Pursuant to the provisions of the Companies Act, at least two-thirds of the total number of directors are subject to retirement by rotation. The government director and the debenture director are not subject to retirement by rotation as per our organizational documents, One-third of these directors must retire from office at each annual meeting of shareholders. A retiring director is eligible for re-election. Pursuant to the provisions of the Banking Regulation Act, none of the directors other than wholetime directors may hold office continuously for a period exceeding eight years. Pursuant to the Reserve Bank of India guidelines, a person would be eligible for appointment as director if he or she is between 35 and 70 years of age.
      Our organizational documents also provide that we may execute trust deeds in respect of our debentures under which the trustee or trustees may appoint a director, known as the debenture director. The debenture director is not subject to retirement by rotation and may only be removed as provided in the relevant trust deed. Currently, there is no debenture director on our board of directors.
      Mr. N. Vaghul was appointed as a director on March 27, 2002. He was appointed as non-wholetime chairman of the board effective May 3, 2002 for a period of three years. The board at its meeting on April 30, 2005 reappointed him as non-wholetime chairman of the board until April 30, 2009 which has been approved by the Reserve Bank of India.
      Our board of directors had first appointed Ms. Chanda Kochhar and Dr. Nachiket Mor as Executive Directors effective April 1, 2001 and Mr. K.V. Kamath, previously a non-wholetime director on our board, as Managing Director & CEO effective May 3, 2002. Our Board designated Ms. Chanda Kochhar and Dr. Nachiket Mor as Deputy Managing Directors effective April 29, 2006. Mr. K. V. Kamath’s current term of office is till April 30, 2009. In terms of the shareholder approvals for their appointments, the term of office of Ms. Chanda Kochhar and Dr. Nachiket Mor is till March 31, 2011. The Reserve Bank of India has approved their term of office till April 30, 2009.
      Our board of directors appointed Mr. V. Vaidyanathan as a wholetime director designated as Executive Director for a period of five years, effective October 24, 2006. The Reserve Bank of India has approved his appointment. Our board of directors, at its meeting held on April 28, 2007, appointed Ms. Madhabi Puri-Buch as a wholetime director designated as an Executive Director effective June 1, 2007, for a period of five years. The approval of the shareholders for these appointments will be sought at the next annual general meeting of the shareholders. The appointment of Ms. Madhabi Puri-Buch is subject to the approval of the Reserve Bank of India.
      In order to comply with the provisions of the Companies Act and our organizational documents, Mr. V. Vaidyanathan and Ms. Madhabi Puri-Buch will be subject to retirement by rotation if at any time the number of non-rotational directors exceeds one-third of the total number of directors. If they are re-appointed as directors immediately upon retirement by rotation, they will continue to hold their offices as wholetime directors, and the retirement by rotation and re-appointment shall not be deemed to constitute a break in their appointment. Our other executive officers may hold office until they retire, unless they are discharged earlier by us.
      Ms. Lalita D. Gupte completed her term as Joint Managing Director of ICICI Bank on October 31, 2006 and retired from our board of directors with effect from November 1, 2006. Ms. Kalpana Morparia completed her term as Joint Managing Director of ICICI Bank on May 31, 2007 and retired from our board of directors effective June 1, 2007. She has been appointed Chief Strategy and Communications Officer — ICICI Group for a period of five years effective June 1, 2007. It is proposed that subject to necessary approvals, she would also take over as Managing Director and Chief Executive Officer of our proposed new subsidiary that would hold our investments in our insurance and asset management businesses.
      Our board of directors had the following members at June 1, 2007:

	Age	Date of
Name, Designation and Profession	(years)	Appointment	Particulars of other Directorship(s)

Mr. Narayanan Vaghul Chairman Chairman: Board Governance & Remuneration Committee Credit Committee Customer Service Committee Risk Committee Profession: Development Banker	70	March 27, 2002	Chairman
Asset Reconstruction Company (India) Limited
GIVE Foundation
Himatsingka Seide Limited
ICICI Knowledge Park
Mahindra World City Developers Limited
Pratham India Education Initiative
Director
Air India Limited
Air India Air Transport Services Limited
Air India Engineering Services Limited
Apollo Hospitals Enterprise Limited
Azim Premji Foundation
Hemogenomics Private Limited
Mahindra & Mahindra Limited
Mittal Steel Caribbean
Mittal Steel Company N.V.
Nicholas Piramal India Limited
Trans-India Acquisition Corporation
Wipro Limited

	Age	Date of
Name, Designation and Profession	(years)	Appointment	Particulars of other Directorship(s)

Mr. Sridar Iyengar Chairman: Audit Committee Profession: Business Advisor	59	April 30, 2005	Director
American Indian Foundation
Foundation for Democratic Reforms in India
Infosys BPO Limited
Infosys Technologies Limited
Kovair Software Inc.
Mango Analytics Inc.
Onmobile Asia Pacific Private Limited
Rediff.com India Limited
			Rediff Holdings Inc.

Mr. Ram Kishore Joshi Profession: Retired Company Executive	60	October 13, 2005	Chairman GIC Asset Management Company Limited GIC Housing Finance Limited Director The Andhra Pradesh Paper Mills Limited

Mr. Lakshmi Niwas Mittal Profession: Industrialist	56	May 3, 2002	Director
Arcelor S.A.
Artha Limited
Galmatias Limited
LNM Capital Limited
LNM Internet Ventures Limited
Lucre Limited
Mittal Steel Company Limited
Mittal Steel Company N.V.
Mittal Steel USA Inc.
Nestor Limited
Nuav Limited
ONGC Mittal Energy Limited
ONGC Mittal Energy Services Limited
Pratham UK Limited
Tommyfield Limited
President
			Ispat Inland U.L.C

Mr. Narendra Murkumbi Profession: Company Executive	37	January 20, 2006	Managing Director Shree Renuka Sugars Limited Director Murkumbi Bioagro Private Limited Murkumbi Industries Private Limited Shree Renuka Infraprojects Limited Director & CEO Renuka Commodities DMCC

Mr. Anupam Pradip Puri Profession: Management Consultant	61	May 3, 2002	Director Dr. Reddy’s Laboratories Limited Mahindra & Mahindra Limited Tech Mahindra Limited

	Age	Date of
Name, Designation and Profession	(years)	Appointment	Particulars of other Directorship(s)

Mr. Vinod Rai Profession: Government Service	58	January 3, 2003	Director
Industrial Development Bank of India Limited
India Infrastructure Finance Company Limited
Infrastructure Development Finance Company Limited
Life Insurance Corporation of India
			State Bank of India

Mr. Mahendra Kumar Sharma Chairman: Fraud Monitoring Committee Share Transfer & Shareholders’/ Investors’ Grievance Committee Alternate Chairman: Audit Committee Profession: Retired Company Executive	60	January 31, 2003	Chairman Unilever Nepal Limited

Mr. Priya Mohan Sinha Profession: Professional Manager	66	January 22, 2002	Chairman Bata India Limited Director Indian Oil Corporation Limited Lafarge India Private Limited Wipro Limited

Prof. Marti Gurunath Subrahmanyam Profession: Professor	60	May 3, 2002	Director
Infosys Technologies Limited
International Schools of Business Management Limited
Metahelix Life Sciences Private Limited
Nomura Asset Management (U.S.A.), Inc.
Supply Chainge Inc.
The Animi Offshore Fund Limited
The Animi Concentrated Risk Fund
			Usha Comm Tech Limited

	Age	Date of
Name, Designation and Profession	(years)	Appointment	Particulars of other Directorship(s)

Mr. T.S. Vijayan Profession: Company Executive	54	April 30, 2005	Chairman
Life Insurance Corporation of India
Non-Executive Chairman
LIC Housing Finance Limited
LIC Mutual Fund Asset Management Company Limited
LIC International B.S.C
LIC (Nepal) Limited
LIC (Lanka) Limited
LIC (Mauritius) Offshore Limited
Director
General Insurance Corporation of India
Kenindia Assurance Company Limited
National Commodities & Derivatives Exchange Limited
National Stock Exchange of India Limited

Mr. V. Prem Watsa Profession: Company Executive	56	January 29, 2004	Chairman & CEO
Fairfax Financial Holdings Limited
Chairman
Crum & Foster Holdings Corp.
Northbridge Financial Corporation
TIG Holdings, Inc.
Director
Cunningham Lindsey Group Inc.
Odyssey Re Holdings Corp.

Mr. Kundapur Vaman Kamath Chairman: Committee of Directors Profession: Company Executive	59	April 17, 1996	Chairman
ICICI Bank Canada
ICICI Bank UK Plc.
ICICI Lombard General Insurance Company Limited
ICICI Prudential Life Insurance Company Limited
ICICI Prudential Asset Management Company Limited
ICICI Securities Primary Dealership Limited
Director
ICICI Securities Limited
Indian Institute of Management, Ahmedabad
Visa International Asia Pacific Regional Board
Member — Governing Board
Indian School of Business

	Age	Date of
Name, Designation and Profession	(years)	Appointment	Particulars of other Directorship(s)

Ms. Chanda Kochhar Profession: Company Executive	45	April 1, 2001	Chairperson ICICI Bank Eurasia Limited Liability Company ICICI Investment Management Company Limited Director ICICI Bank Canada ICICI Bank UK Plc. ICICI Prudential Life Insurance Company Limited

Dr. Nachiket Mor Profession: Company Executive	43	April 1, 2001	Director CARE, USA ICICI Knowledge Park ICICI Securities Primary Dealership Limited ICICI Securities Limited Pratham India Education Initiative

Mr. V. Vaidyanathan Profession: Company Executive	39	October 24, 2006	Chairman ICICI Home Finance Company Limited Director ICICI Lombard General Insurance Company Limited

Ms. Madhabi Puri-Buch Profession: Company Executive	41	June 1, 2007	Director ICICI Venture Funds Management Company Limited ICICI Prudential Trust Limited

      Our executive officers at June 1, 2007 were as follows:

								Total stock
						Stock	Stock	options	Total stock
				Total		options	options	granted	options	Share-
			Years of	remuneration	Bonus for	granted	granted	through	outstanding	holdings at
		Designation and	work	in fiscal	fiscal	in fiscal	in fiscal	May 15,	at May 15,	May 12,
Name	Age	Responsibilities	experience	2007(1)	2007(2)	2007	2008(3)	2007(3)	2007(3)(4)	2007(5)

				(in Rupees)	(in Rupees)
Mr. K.V. Kamath	59	Managing Director & CEO	35	20,576,629	5,580,000	250,000	300,000	1,575,000	900,000	624,500
Ms. Chanda D. Kochhar	45	Deputy Managing Director	23	8,944,123	2,700,000	125,000	175,000	805,000	475,000	279,075
Dr. Nachiket Mor	43	Deputy Managing Director	20	11,233,709	2,160,000	125,000	175,000	802,000	475,000	Nil
Mr.V. Vaidyanathan	39	Executive Director	16	8,517,149	2,160,000	75,000	150,000	484,900	330,000	46,810
Ms. Madhabi Puri-Buch	41	Executive Director	17	6,638,932	3,192,000	75,000	1,00,000	454,900	280,000	118,861
Ms. Vishakha Mulye	38	Group Chief Financial Officer	14	5,392,900	2,964,000	75,000	1,00,000	385,975	257,500	110,975
Mr. K. Ramkumar	45	Group Chief Human Resources Officer	22	5,880,747	3,078,000	75,000	1,00,000	355,000	257,500	22,000
Mr. Pravir Vohra	53	Group Chief Technology Officer	32	6,470,117	285,000	40,000	1,00,000	279,500	218,000	41,500

(1)	Including ICICI Bank’s contribution to the superannuation fund, provident fund and leave travel allowance and excluding bonus payable for fiscal 2006 which was paid in fiscal 2007. Includes aggregate leave travel allowance availed during the year: K.V. Kamath — Rs. 2,325,000 (US$ 53,944), Chanda D. Kochhar — Rs. 937,500 (US$ 21,752), Nachiket Mor — Rs. 2,062,500 (US$ 47,854), V. Vaidyanathan — Rs. 830,685 (US$ 19,273) and all other executive officers — Rs. 2,375,000 (US$ 55,104); and leave encashment: V. Vaidyanathan — Rs. 317,333 (US$ 7,363) and all other executive officers — Rs. 416,666 (US$ 9,667).

(2)	Bonus for fiscal 2007 was paid in fiscal 2008. Payment of bonus for fiscal 2007 to wholetime directors has not been made pending approval of the Reserve Bank of India.

(3)	Through May 17, 2007. The grant of options to wholetime directors in fiscal 2008 is subject to the approval of the Reserve Bank of India.

(4)	Each stock option, once exercised, is equivalent to one equity share of ICICI Bank. ICICI Bank granted these stock options to its executive officers at no cost. See “— Compensation and Benefits to Directors and Officers — Employee Stock Option Scheme” for a description of the other terms of these stock options. In accordance with the Scheme of Amalgamation, directors and employees of ICICI have received stock options in ICICI Bank equal to half the number of the outstanding unexercised stock options they held in ICICI with the exercise price of these options being equal to twice the exercise price for the ICICI stock options exchanged. The stock options mentioned above include ICICI stock options converted into ICICI Bank stock options on this basis.

(5)	Executive officers and directors (including non-executive directors) as a group held about 0.5% of ICICI Bank’s equity shares as of this date.
     Mr. K.V. Kamath is a mechanical engineer and a post-graduate in business management from the Indian Institute of Management, Ahmedabad. He joined ICICI in 1971 and worked in the areas of project finance, leasing, resources and corporate planning. In 1988, he left ICICI to join the Asian Development Bank, where he worked for six years. In January 1995, he joined a private sector group in Indonesia as advisor to its chairman. Mr. Kamath joined the board of directors of ICICI in October 1995. He was appointed Managing Director & CEO of ICICI in May 1996 and was re-appointed in May 2001. Mr. Kamath was a non-wholetime director on the board of ICICI Bank from April 1996. Effective May 3, 2002 our board appointed Mr. Kamath as Managing Director & CEO.
      Ms. Chanda D. Kochhar holds a management degree from the Jamnalal Bajaj Institute of Management Studies, Mumbai and a degree in cost and works accountancy from the Institute of Cost and Works Accountants of India. She started her career in 1984 with ICICI in its project finance department and has worked in the areas of corporate credit, infrastructure financing, e-commerce, strategy and retail finance. Ms. Kochhar was designated a Senior General Manager of ICICI in 2000 She was appointed to our board as an Executive Director in April 2001. Effective April 29, 2006, our board elevated her as Deputy Managing Director. She is currently responsible for international and wholesale banking.
      Dr. Nachiket Mor holds a post-graduate diploma in finance management from the Indian Institute of Management, Ahmedabad and a Doctorate of Philosophy in Financial Economics from the University of Pennsylvania, Philadelphia, USA. He started his career as an officer in the corporate planning and policy cell of ICICI in 1987. He has worked in the areas of project and corporate finance, corporate planning and treasury. Dr. Mor was designated a Senior General Manager of ICICI in 2000 and was in charge of treasury. He was appointed to our board as an Executive Director in April 2001. Effective April 29, 2006, our board elevated him as Deputy Managing Director. He is currently responsible for rural banking, government banking and global markets.
      Mr. V. Vaidyanathan holds Bachelor’s and Master’s degrees in business administration from Birla Institute of Technology & Science, Ranchi. He worked in Citibank N.A. before joining ICICI in 2000 in the personal financial services division. In 2003 he was designated as Senior General Manager of ICICI Bank. Our board of directors appointed him as a wholetime director designated as Executive Director effective October 24, 2006. His appointment is subject to the approval of our shareholders. He is responsible for retail banking.
      Ms. Madhabi Puri-Buch is a graduate in mathematical economics and has a post-graduate degree in management from the Indian Institute of Management, Ahmedabad. She joined ICICI in 1989 in the project finance department. She left ICICI in 1992 and worked in ANZ Grindlays Bank and ORG MARG Research before joining ICICI again in January 1997 in the planning and treasury department. In 2003 she was designated as Senior General Manager and in 2006, as Group Corporate Brand Officer & Head-Operations. Our board of directors has appointed her as a wholetime director designated as Executive Director effective June 1, 2007 upto May 31, 2012, subject to the approval of the Reserve Bank of India and our shareholders. She is responsible for the Internal Control Environment function of ICICI Bank globally, including operations, risk management, and legal, as well as the corporate brand.
      Ms. Vishakha Mulye is a commerce graduate from Mumbai University, and a chartered accountant. Ms. Mulye joined ICICI in 1993 in the project finance department. She was designated as Senior General Manager in 2004 and became ICICI Bank’s Chief Financial Officer & Treasurer in 2005. In 2006 she was designated as Group Chief Financial Officer.
      Mr. K. Ramkumar is a science graduate from Madras University with a post-graduate diploma in industrial relations and labor laws. He worked with ICI India before joining ICICI in 2001 in the human resources department. In 2004, he was designated as Senior General Manager of ICICI Bank and in 2006 as Group Chief Human Resources Officer.
      Mr. Pravir Vohra is a post-graduate in economics from Delhi University. He was Joint President in 3i Infotech Limited (formerly ICICI Infotech Limited) before he joined ICICI Bank in 2002. He was designated as Senior General Manager in 2005 and as Group Chief Technology Officer in 2006.
Corporate Governance
      Our corporate governance policies recognize the accountability of the board and the importance of making the board transparent to all its constituents, including employees, customers, investors and the regulatory authorities, and to demonstrate that the shareholders are the ultimate beneficiaries of our economic activities.
      Our corporate governance framework is based on an effective independent board, the separation of the board’s supervisory role from the executive management and the constitution of board committees, generally comprising a majority of independent directors and chaired by an independent director, to oversee critical areas and functions of executive management.
      Our corporate governance philosophy encompasses not only regulatory and legal requirements, such as the terms of listing agreements with stock exchanges, but also several voluntary practices aimed at a high level of business ethics, effective supervision and enhancement of value for all stakeholders.
      Our board’s role, functions, responsibility and accountability are clearly defined. In addition to its primary role of monitoring corporate performance, the functions of our board include:

•	approving corporate philosophy and mission;

•	participating in the formulation of strategic and business plans;

•	reviewing and approving financial plans and budgets;

•	monitoring corporate performance against strategic and business plans, including overseeing operations;

•	ensuring ethical behavior and compliance with laws and regulations;

•	reviewing and approving borrowing limits;

•	formulating exposure limits; and

•	keeping shareholders informed regarding plans, strategies and performance.
      To enable our board of directors to discharge these responsibilities effectively, executive management gives detailed reports on our performance to the board on a quarterly basis.
      Our board functions either as a full board or through various committees constituted to oversee specific operational areas. These board committees meet regularly. The constitution and main functions of the various committees are given below.

Audit Committee
      The Audit Committee comprises three independent directors — Mr. Sridar Iyengar, who is a Chartered Accountant, Mr. M.K. Sharma and Mr. Narendra Murkumbi. Mr. Sridar Iyengar is the Chairman of the Committee and Mr. M.K. Sharma is the Alternate Chairman.
      Our board of directors has also determined that Mr. Sridar Iyengar qualifies as an audit committee financial expert.
      The Committee provides direction to the audit function and monitors the quality of the internal and statutory audit. The responsibilities of the Audit Committee include overseeing of the financial reporting process to ensure fairness, sufficiency and credibility of financial statements, recommendation of appointment and removal of central and branch statutory auditors as also chief internal auditor and fixation of their remuneration, approval of payment to statutory auditors for other services rendered by them, review of functioning of Whistle Blower Policy, review of the quarterly and annual financial statements before submission to board, review of the adequacy of internal control systems and the internal audit function, review of compliance with the inspection and audit reports of the Reserve Bank of India and reports of statutory auditors, review of the findings of internal investigations, review of statement of significant related party transactions, review of Management letters/letter of internal control weaknesses issued by statutory auditors discussion on the scope of audit with external auditors and examination of reasons for substantial defaults, if any, in payment to stakeholders. The Committee provides direction to the internal audit function and monitors the quality of internal and statutory audit. The Committee is also empowered to appoint/oversee the work of any registered public accounting firm, establish procedures for receipt and treatment of complaints received regarding accounting and auditing matters, engage independent counsel as also provide for appropriate funding for compensation to be paid to any firm/advisors.
      All audit and non-audit services to be provided by our principal accountants are pre-approved by the Audit Committee before such services are provided to us.

Board Governance & Remuneration Committee
      The Board Governance & Remuneration Committee comprises five independent directors — Mr. N. Vaghul, Mr. Anupam Puri, Mr. M K. Sharma, Mr. P. M. Sinha and Prof. Marti G Subrahmanyam. Mr. N. Vaghul is the Chairman of the Committee.
      The functions of the Committee include recommendation of appointments to the board, evaluation of the performance of the Managing Director & CEO and other wholetime Directors on pre-determined parameters, recommendation to our board of the remuneration (including performance bonus and perquisites) to wholetime Directors, approving the policy for and quantum of bonus payable to employees, framing guidelines for the employees stock option scheme and recommendation of grant of stock options to the employees and the wholetime Directors and those of the subsidiary companies.

Credit Committee
      The Credit Committee comprises five directors — Mr. N. Vaghul, Mr. Narendra Murkumbi, Mr. M. K. Sharma, Mr. P. M. Sinha and Mr. K. V. Kamath. The majority of the members of the Committee are independent directors. Mr. N. Vaghul is the Chairman of the Committee.
      The functions of the Committee include review of developments in key industrial sectors and approval of credit proposals in accordance with the authorisation approved by the board. The functions of Committee also include review of our business strategy in the agri-business and small enterprises segments and review of the quality of the agricultural lending and small enterprises finance credit portfolio.

Customer Service Committee
      The Customer Service Committee comprises five directors — Mr. N. Vaghul, Mr. Narendra Murkumbi, Mr. M. K. Sharma, Mr. P. M. Sinha and Mr. K. V. Kamath. The majority of the members of the Committee are independent directors. Mr. N. Vaghul is the Chairman of the Committee. The functions of the Committee include review of customer service initiatives, overseeing the functioning of the Customer Service Council and evolving innovative measures for enhancing the quality of customer service and improvement in the overall satisfaction level of customers.

Fraud Monitoring Committee
      The Fraud Monitoring Committee comprises of the following directors — Mr. M.K. Sharma, Mr. Narendra Murkumbi, Mr. K.V. Kamath, Ms. Chanda D. Kochhar and Mr. V. Vaidyanathan. Mr. M. K. Sharma is the Chairman of the Committee.
      The functions of the Committee include monitoring and review of all instances of frauds involving Rs.10.0 million and above.

Risk Committee
      The Risk Committee comprises five directors — Mr. N. Vaghul, Mr. Sridar Iyengar, Prof. Marti G. Subrahmanyam, Mr. V. Prem Watsa and Mr. K. V. Kamath. The majority of the members of the Committee are independent directors. Mr. N. Vaghul is the Chairman of the Committee. This Committee reviews the risk management policies in relation to various risks (credit, portfolio, liquidity, interest rate, off-balance sheet and operational risks), investment policies and strategy and regulatory and compliance issues in relation thereto.

Share Transfer & Shareholders’/ Investors’ Grievance Committee
      The Share Transfer & Shareholders’/ Investors’ Grievance Committee comprises of the following directors — Mr. M.K. Sharma, Mr. Narendra Murkumbi, Ms. Chanda D. Kochhar and Ms. Madhabi Puri-Buch. Mr. M. K. Sharma, an independent director, is the Chairman of the Committee.
      The functions of the Committee include approval and rejection of transfer or transmission of equity and preference shares, bonds, debentures and securities, issue of duplicate certificates, allotment of shares and securities issued from time to time, including those under stock options, review and redressal of shareholders’ and investors’ complaints, delegation of authority for opening and operation of bank accounts for payment of interest, dividend and redemption of securities and the listing of securities on stock exchanges.

Agriculture & Small Enterprises Business Committee
      The board of directors at its Meeting held on October 13, 2005 decided to dissolve the Agriculture & Small Enterprises Business Committee of ICICI Bank and vest its powers with the Credit Committee. Both the Committees had common members except Mr. P.M. Sinha. The board at the said meeting appointed Mr. P.M. Sinha as a member of the Credit Committee.

Business Strategy Committee
      As our budget and other strategic issues are being reviewed directly by the board at its annual offsite meeting convened for this purpose, the Business Strategy Committee was dissolved with effect from April 29, 2006.

Committee of Directors
      The Committee of Directors comprises all five wholetime directors and Mr. K.V. Kamath, Managing Director & CEO is the Chairman of the Committee.
      The powers of the Committee include credit approvals as per authorization approved by our board, approvals in respect of borrowing and treasury operations and premises and property related matters and review of performance against targets for various business groups.

Asset-Liability Management Committee
      The Asset Liability Management Committee comprises certain wholetime directors and certain senior executives.
      The functions of the Committee include management of our balance sheet, review of our asset-liability profile with a view to manage the market risk exposure assumed by us and deciding our deposit rates and prime lending rate. Certain identified functions of the Committee have been delegated to certain members of the senior management team of the Bank.

Code of Ethics
      We have adopted a Code of Business Conduct and Ethics for our directors and all our employees, which is filed as an exhibit to this report. In fiscal 2007, we have not made any amendments to any provision of the Code that is applicable to our executive officers, nor have we granted a waiver from any provision of the Code to any of our executive officers.

Principal Accountant Fees and Services
      The total fees (excluding service tax and out of pocket expenses) paid to our principal accountant relating to audit of consolidated financial statements for fiscal 2006 and fiscal 2007 and the fees for other professional services billed in fiscal 2006 and fiscal 2007 are as follows:

			Convenience translation
			into US$

	Year ended March 31,		Year ended March 31,

	2006	2007	2007

	(in millions)
Audit
Audit of ICICI Bank Limited and its subsidiaries	Rs. 38.5	Rs. 60.6	US$	1,406,032
Audit-related services
Opinion on non-statutory accounts presented in Indian Rupees	7.9	14.1		327,146
Others	6.0	25.1		582,367
Sub-total	52.4	99.8		2,315,545
Non-audit services
Tax services	—	—
Tax compliance	1.2	1.0		23,202
Other services	4.9	20.4		473,318
Sub-total	6.1	21.4		496,520

Total	58.5	121.2		2,812,065

      Fees for “other services” under the non-audit services category are principally fees related to certification services. Our Audit Committee approved the fees paid to our principal accountant relating to audit of consolidated financial statements for fiscal 2007 and fees for other professional services billed in fiscal 2007. Our Audit Committee pre-approves all significant assignments undertaken for us by our principal accountant.

Summary Comparison of Corporate Governance Practices
      The following is a summary comparison of significant differences between our corporate governance practices and those required by the NYSE for US issuers.
      Independent directors. A majority of our board are independent directors, as defined under applicable Indian legal requirements. Under these requirements, directors are not independent if they have any material pecuniary relationship or transactions with us, our management or our subsidiaries. We have not made a determination as to whether our directors would be considered independent under the NYSE rules. Though the judgment on independence must be made by our board, there is no requirement that our board affirmatively make such determination, as required by the NYSE rules. Further, one of our directors is a representative of the Indian government, as required by the terms of the loan and guarantee facilities provided by the Indian government.
      Non-management directors meetings. Though there is no such requirement under applicable Indian legal requirements, our non-management directors meet separately before each board meeting.
      Board Governance and Remuneration Committee and the Audit Committee. The members of our Board Governance and Remuneration Committee are independent, as defined under applicable Indian legal requirements. All members of our Audit Committee are independent under Rule 10A-3 under the Exchange Act. The constitution and main functions of these committees as approved by our board are described above and comply with the spirit of the NYSE requirements for US issuers.

      Corporate Governance Guidelines. Under NYSE rules, US issuers are required to adopt and disclose corporate governance guidelines addressing matters such as standards of director qualification, responsibilities of directors, director compensation, director orientation and continuing education, management succession and annual performance review of the board of directors. As a foreign private issuer, we are not required to adopt such guidelines.
Compensation and Benefits to Directors and Officers

Remuneration
      Under our organizational documents, each non-wholetime director, except the government director, is entitled to receive remuneration for attending each meeting of our board or of a board committee. The amount of remuneration payable to non-wholetime directors is set by our board from time to time in accordance with limitations prescribed by the Indian Companies Act or the Government of India. The remuneration for attending each board or committee meeting is currently fixed at Rs. 20,000 (US$ 464). In addition, we reimburse directors for travel and related expenses in connection with board and committee meetings and related matters. If a director is required to perform services for us beyond attending meetings, we may remunerate the director as determined by our board of directors and this remuneration may be either in addition to or as substitution for the remuneration discussed above. We have not paid any remuneration to non-wholetime directors other than the remuneration for attending each meeting of our board or of a board committee. Non-wholetime directors are not entitled to the payment of any benefits at the end of their term of office.
      Our board or any committee thereof may fix, within the range approved by our shareholders, the salary payable to the wholetime directors. We are required to obtain specific approval of the Reserve Bank of India for the actual monthly salary and performance bonus paid each year to the wholetime directors. The Reserve Bank of India’s approval has been sought for the payment of performance bonus to our wholetime directors for fiscal 2007 and for the monthly salary payable for fiscal 2008.
      The following table sets forth the currently applicable monthly salary ranges, and the revised ranges approved by our board of directors for which approval of our shareholders will be sought at the next annual general meeting.

Proposed Monthly
Name and Designation	Monthly Salary Range	Salary Range

	(Rs.)	(Rs.)(1)
Mr. K. V. Kamath Managing Director & CEO	600,000-1,050,000 (US$ 13,921-US$ 24,362)	700,000-1,350,000 (US$ 16,241-US$ 31,323)
Ms. Chanda D. Kochhar Deputy Managing Director	200,000-500,000 (US$ 4,640-US$ 11,601)	400,000-1,050,000 (US$ 9,281-US$ 24,362)
Dr. Nachiket Mor Deputy Managing Director	200,000-500,000 (US$ 4,640-US$ 11,601)	400,000-1,050,000 (US$ 9,281-US$ 24,362)
Mr. V. Vaidyanathan Executive Director	200,000-500,000 (US$ 4,640-US$ 11,601)	300,000-1,000,000 (US$ 6,961-US$ 23,202)
Ms. Madhabi Puri-Buch Executive Director	—	300,000-1,000,000 (US$ 6,961-US$ 23,202)

(1)	The board (based on the recommendation of the Board Governance & Remuneration Committee) at its meeting held on April 28, 2007 approved the revision in salary range of the wholetime Directors, subject to the approval of the shareholders.
     The wholetime directors are entitled to perquisites (evaluated pursuant to Indian Income-tax Rules, wherever applicable, and otherwise at actual cost to ICICI Bank), such as furnished accommodation, gas, electricity, water and furnishings, club fees, personal insurance, use of car and telephone at residence or reimbursement of expenses in lieu thereof, payment of income-tax on perquisites by ICICI Bank to the extent permissible under the Indian Income-tax Act, 1961 and the Rules framed thereunder, medical reimbursement, leave and leave travel concession, education benefits, provident fund, superannuation fund, gratuity and other retirement benefits, in accordance with the scheme(s) and rule(s) applicable to employees of ICICI Bank from time to time. Where accommodation is not provided, each of the wholetime directors is eligible for a house rent allowance of Rs. 50,000 (US$ 1,160) per month and maintenance of accommodation including furniture, fixtures and furnishings, as may be provided by ICICI Bank. Our board of directors has approved an increase in the house rent allowance payable to the wholetime directors from Rs. 50,000 (US$ 1,160) per month to Rs. 100,000 (US$ 2,320) per month effective April 1, 2007, subject to the approval of the shareholders and the Reserve Bank of India.
      None of the service contracts with our directors provide for benefits upon termination of engagement.
      The total compensation paid by ICICI Bank to its wholetime directors and executive officers, Mr. K.V. Kamath, Ms Lalita Gupte, Ms. Kalpana Morparia, Ms. Chanda D. Kochhar, Dr. Nachiket Mor, Mr. V. Vaidyanathan, Ms. Madhabi Puri-Buch, Ms. Vishakha Mulye, Mr. Pravir Vohra, and Mr. K. Ramkumar in fiscal 2007, including bonus for fiscal 2006, was Rs. 129 million (US$ 3 million).

Bonus
      Each year, our board of directors awards discretionary bonuses to employees and wholetime directors on the basis of performance and seniority. The performance of each employee is evaluated through a performance management appraisal system. The aggregate amount paid by ICICI Bank for bonuses to all eligible employees (including bonus payable to wholetime directors subject to approval of the Reserve Bank of India) for fiscal 2007 was Rs. 2.3 billion (US$ 53 million). This amount was paid (or, in the case of wholetime directors, will be paid subject to approval of the Reserve Bank of India) in fiscal 2008.

Employee Stock Option Scheme
      ICICI Bank has an Employee Stock Option Scheme in terms of which up to 5.0% of our issued equity shares may be allocated to employee stock options. Permanent employees and directors of ICICI Bank, its subsidiaries and its holding company are eligible employees for grant of stock options. ICICI Bank has no holding company. The maximum number of options granted to any eligible employee in a year is restricted to 0.05% of our issued equity shares at the time of the grant.
      Under the stock option scheme, eligible employees are entitled to apply for equity shares. The options granted for fiscal 2003 and earlier vest annually in a graded manner over a three-year period, with 20.0%, 30.0% and 50.0% of the grants vesting each year, commencing not earlier than 12 months from the date of grant. Options granted for fiscal 2004 through fiscal 2006, and other grants made during fiscal 2007, vest in a graded manner over a four-year period with 20.0%, 20.0%, 30.0% and 30.0% of grants vesting each year, commencing from the end of 12 months from the date of grant. Options granted for fiscal 2007 in fiscal 2008 (through May 15, 2007) vest in a graded manner over three years, with one-third of the grant vesting in each year. The options can be exercised within 10 years from the date of grant or five years from the date of vesting, whichever is later.
      The exercise price for options granted prior to June 30, 2003 is equal to the market price of our equity shares on the date of grant on the stock exchange, which recorded the highest trading volume on the date of grant. On June 30, 2003, the Securities and Exchange Board of India revised its guidelines on employee stock options. While the revised guidelines provided that companies were free to determine the exercise price of stock options granted by them, they prescribed accounting rules and other disclosures, including expensing of stock options in the income statement, which are applicable to our Indian GAAP financial statements, in the event the exercise price was not equal to the average of the high and low market price of the equity shares in the two week period preceding the date of grant of the options, on the stock exchange which recorded the highest trading volume during the two week period. Effective July 22, 2004, the Securities and Exchange Board of India revised this basis of pricing to the latest available closing price, prior to the date of the meeting of the board of directors in which options are granted, on the stock exchange which recorded the highest trading volume on that date. The exercise price for options granted by ICICI Bank on or after June 30, 2003, but before July 22, 2004 is equal to the average of the high and low market price of the equity shares in the two week period preceding the date of grant of the options, on the stock exchange which recorded the highest trading volume during the two week period. The exercise price of options granted on or after July 22, 2004 is equal to the closing price on the stock exchange which recorded the highest trading volume preceding the date of grant of options.
      The following table sets forth certain information regarding the stock option grants ICICI Bank has made under its employee stock option scheme. ICICI Bank granted all of these stock options at no cost to its employees. ICICI Bank has not granted any stock options to its non-wholetime directors.

	Number of
Date of grant	options granted	Exercise price

February 21, 2000	1,713,000	Rs. 171.90	US$	3.99
April 26, 2001	1,580,200	170.00		3.94
March 27, 2002	3,155,000	120.35		2.79
April 25, 2003	7,338,300	132.05		3.06
July 25, 2003	147,500	157.03		3.64
October 31, 2003	6,000	222.40		5.16
April 30, 2004	7,539,500	300.10		6.96
September 20, 2004	15,000	275.20		6.39
April 30, 2005	4,906,180	359.95		8.35
August 20, 2005	70,600	498.20		11.56
January 20, 2006	5,000	569.55		13.21
April 29, 2006	6,267,400	576.80		13.38
July 22, 2006	29,000	484.75		11.25
October 24, 2006	78,500	720.55		16.72
January 20, 2007	65,000	985.40		22.86
April 28, 2007	4,820,300 (1)	935.15		21.69

(1)	Includes options granted to wholetime directors on April 28, 2007. The grant is subject to the approval of the Reserve Bank of India.
     ICICI also had an employee stock option scheme for its directors and employees and the directors and employees of its subsidiary companies, the terms of which were substantially similar to the employee stock option scheme of ICICI Bank. The following table sets forth certain information regarding the stock option grants made by ICICI under its employee stock option scheme prior to the amalgamation. ICICI granted all of these stock options at no cost to its employees. ICICI had not granted any stock options to its non-wholetime directors.

	Number of
Date of grant	options granted	Exercise price(1)

August 3, 1999	2,323,750	Rs.85.55	US$	1.98
April 28, 2000	2,902,500	133.40		3.10
November 14, 2000	20,000	82.90		1.92
May 3, 2001	3,145,000	82.00		1.90
August 13, 2001	60,000	52.50		1.22
March 27, 2002	6,473,700	60.25		1.40

(1)	The exercise price is equal to the market price of ICICI’s equity shares on the date of grant.
     In accordance with the Scheme of Amalgamation, directors and employees of ICICI and its subsidiary companies received stock options in ICICI Bank equal to half the number of their outstanding unexercised stock options in ICICI. The exercise price for these options is equal to twice the exercise price for the ICICI stock options. All other terms and conditions of these options are similar to those applicable to ICICI Bank’s stock options pursuant to its employee stock option scheme.

      The following table sets forth certain information regarding the options granted by ICICI Bank (including options granted by ICICI adjusted in accordance with the Scheme of Amalgamation) at May 15, 2007.

Particulars	ICICI Bank

Options granted	45,198,955
Options vested	26,644,229
Options exercised	22,238,507
Options forfeited/lapsed	5,091,891
Extinguishment or modification of options	[None]
Amount realized by sale of options	Rs. 3,935,490,671
Total number of options in force	17,868,557
      ICICI Prudential Life Insurance Company and ICICI Lombard General Insurance Company each have an employee stock option plan for their respective wholetime directors and employees. At year-end fiscal 2007 the total number of options outstanding at ICICI Prudential Life Insurance Company was 7 million. At year-end fiscal 2007 there were 7 million outstanding stock options at the ICICI Lombard General Insurance Company.

Loans
      ICICI Bank has internal rules for grant of loans to employees and wholetime directors to acquire certain assets such as property, vehicles and other consumer durables. ICICI Bank’s loans to employees have been made at interest rates ranging from 2.5% to 3.5% per annum and are repayable over fixed periods of time. The loans are generally secured by the assets acquired by the employees. Pursuant to the Banking Regulation Act, ICICI Bank’s non-whole time directors are not eligible for any loans. At year-end fiscal 2007, there were loans of Rs. 6.5 billion (US$ 151 million), compared to loans of Rs. 4.7 billion (US$ 109 million) at year-end fiscal 2006, outstanding to ICICI Bank employees. This amount included loans of Rs. 45 million (US$ 1 million), compared to Rs. 57 million (US$ 1 million) at year-end fiscal 2006, to certain of its directors and executive officers, made on the same terms, including as to interest rates and collateral, as loans to other employees.

Gratuity
      Under Indian law, ICICI Bank is required to pay a gratuity to employees who retire or resign after at least five years of continuous service. ICICI Bank makes contributions to three separate gratuity funds, for employees inducted from ICICI, employees inducted from Bank of Madura and employees of ICICI Bank other than employees inducted from ICICI and Bank of Madura.
      The gratuity funds for employees inducted from ICICI and Bank of Madura are separate gratuity funds managed by ICICI Prudential Life Insurance Company Limited. Actuarial valuation of the gratuity liability is determined by an actuary appointed by ICICI Prudential Life Insurance Company Limited. The investments of the funds are made according to rules prescribed by the government of India. The accounts of the funds are audited by independent auditors. The total corpus of these funds at year-end fiscal 2007 based on their unaudited financial statements was Rs. 528 million (US$ 12 million).
      The gratuity fund for employees of ICICI Bank other than employees inducted from ICICI and Bank of Madura, is administered jointly by the Life Insurance Corporation of India and ICICI Prudential Life Insurance Company. In accordance with the gratuity fund’s rules, actuarial valuation of gratuity liability is calculated based on certain assumptions regarding rate of interest, salary growth, mortality and staff turnover. The total corpus of the funds at year-end fiscal 2007 was Rs. 390 million (US$ 9 million) compared to Rs. 281 million (US$ 7 million) at year-end fiscal 2006.

Superannuation Fund
      ICICI Bank contributes 15.0% of the total annual salary of each employee to a superannuation fund for ICICI Bank employees. ICICI Bank’s employees get an option on retirement or resignation to receive one-third of the total balance and a monthly pension based on the remaining two-third balance. In the event of death of an employee, his or her beneficiary receives the remaining accumulated balance of 66.7%. ICICI Bank also gives a cash option to its employees, allowing them to receive the amount contributed by ICICI Bank in their monthly salary during their employment. From fiscal 2006, the superannuation fund is being administered by Life Insurance Corporation of India and ICICI Prudential Life Insurance Company Limited. Employees have the option to retain the existing balance with the Life Insurance Corporation of India or ICICI Prudential Insurance Company Limited. The total corpus of the superannuation fund was Rs. 1,047 million (US$ 24 million) at year-end fiscal 2007 compared to Rs. 919 million (US$ 21 million) at year-end fiscal 2006.

Provident Fund
      ICICI Bank is statutorily required to maintain a provident fund as a part of its retirement benefits to its employees. There are separate provident funds for employees inducted from Bank of Madura (other than those employees who have opted for pensions), and for other employees of ICICI Bank. These funds are managed by in-house trustees. Each employee contributes 12.0% of his or her basic salary (10.0% for clerks and sub-staff of Bank of Madura) and ICICI Bank contributes an equal amount to the funds. The investments of the funds are made according to rules prescribed by the government of India. The accounts of the funds are audited by independent auditors. The total corpuses of the funds for employees inducted from Bank of Madura, and other employees of ICICI Bank at year-end fiscal 2007 based on their unaudited financial statements were Rs. 445 million (US$ 10 million) and Rs. 3.2 billion (US$ 74 million) respectively. ICICI Bank made aggregate contributions of Rs. 756 million (US$ 18 million) to these funds during fiscal 2007, compared to Rs. 415 million (US$ 10 million) in fiscal 2006.

Pension Fund
      Out of the employees inducted from Bank of Madura and employed with ICICI Bank at year-end fiscal 2007, 280 employees had opted for pensions and 649 employees had opted for a provident fund. For employees who opted for a provident fund, ICICI Bank’s contribution of 12.0% of his or her basic salary (10% for clerks and sub-staff) is credited to the provident fund every month. For employees who opted for pensions, ICICI Bank’s contribution of 12.0% of his or her basic salary (10% for clerks and sub-staff) is credited to the pension fund every month. These funds are managed by in-house trustees. The investments of the funds are made according to rules prescribed by the government of India. The accounts of the fund are audited by independent auditors. The employees who opted for pensions are entitled to a monthly pension from the day after their retirement. ICICI Bank also gives a cash option to employees, allowing them to receive the present value of one-third of their monthly pension in total satisfaction. Upon death of an employee, family members are entitled to payment of a family pension pursuant to the rules in this regard. The corpus of the fund at year-end fiscal 2007 was Rs. 1.0 billion (US$ 24 million), compared to Rs. 1.0 billion (US$ 24 million) at year-end fiscal 2006.

Interest of Management in Certain Transactions
      Except as otherwise stated in this prospectus supplement, no amount or benefit has been paid or given to any of our directors or executive officers.

PRINCIPAL SHAREHOLDERS
      The following table sets forth as of June 8, 2007, certain information with respect to beneficial ownership of our equity shares by:

•	each of our directors;

•	each of our executive officers;

•	all of our officers and directors as a group; and

•	each shareholder known to us to be the beneficial owner of 5% or more of our equity shares.
      Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes equity shares issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days of June 8, 2007. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person listed on the table is c/o ICICI Bank Limited, ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400051, India.
      The share numbers and percentages listed below are based on 902.8 million equity shares outstanding, and include shares issuable upon exercise of outstanding options or warrants within 60 days of June 8, 2007. Amounts representing less than 1% are indicated with an “*.”

Name and Address of Beneficial Owner	Number(1)	Percentage

Directors and Executive Officers:
Mr. Narayanan Vaghul	27,543	*
Mr. Ram Kishore Joshi	—	*
Mr. Lakshmi Niwas Mittal	3,110,700	*
Mr. Narendra Murkumbi	—	*
Mr. Anupam Pradip Puri	—	*
Mr. Vinod Rai	—	*
Mr. Mahendra Kumar Sharma	5,050	*
Mr. Priya Mohan Sinha	—	*
Prof. Marti Gurunath Subrahmanyam	1,613	*
Mr. V. Prem Watsa	—	*
Mr. Sridar Iyengar	—	*
Mr. T.S. Vijayan	—	*
Mr. Kundapur Vaman Kamath(2)	799,500	*
Ms. Chanda Kochhar(3)	366,575	*
Dr. Nachiket Mor(4)	87,500	*
Mr. V. Vaidyanathan(5)	99,310	*
Ms. Madhabi Puri-Buch(6)	171,361	*
Ms. Vishakha Mulye(7)	152,225	*
Mr. K. Ramkumar(8)	63,250	*
Mr. Pravir Vohra(9)	81,000	*
All directors and officers as a group (20 persons)	4,965,627	*

Name and Address of Beneficial Owner	Number(1)	Percentage

Other 5% Shareholders(10)
Life Insurance Corporation of India	68,877,253	7.6%
Yogakshema
Jeevan Bima Marg
Mumbai 400 021, India
Allamanda Investments Pte. Limited(11)	66,234,627	7.3%
Les Cascades Building,
Edith Cavell Street
Port Louis, Mauritius

(1)	Information on ownership of equity shares has been provided to us by our registrar.

(2)	Includes options, which are immediately exercisable, to purchase 175,000 equity shares.

(3)	Includes options, which are immediately exercisable, to purchase 87,500 equity shares.

(4)	Includes options, which are immediately exercisable, to purchase 87,500 equity shares.

(5)	Includes options, which are immediately exercisable, to purchase 52,500 equity shares.

(6)	Includes options, which are immediately exercisable, to purchase 52,500 equity shares.

(7)	Includes options, which are immediately exercisable, to purchase 41,250 equity shares.

(8)	Includes options, which are immediately exercisable, to purchase 41,250 equity shares.

(9)	Includes options, which are immediately exercisable, to purchase 39,500 equity shares.

(10)	Excludes Deutsche Bank Trust Company Americas, that holds equity shares as depositary for American Depositary Share holders.

(11)	Allamanda Investments Pte Ltd is wholly-owned by Fullerton Financial Holdings Pte. Ltd. (formerly known as “Asia Financial Holdings Pte. Ltd.”), which is wholly- owned by Fullerton Management Pte Ltd, which is wholly-owned by Temasek Holdings (Private) Limited.

RESTRICTION ON FOREIGN OWNERSHIP OF INDIAN SECURITIES
      India strictly regulates ownership of Indian companies by foreigners. Foreign investment in Indian securities, including the equity shares represented by the ADSs, is generally regulated by the Foreign Exchange Management Act, 1999, which permits transactions involving the inflow or outflow of foreign exchange and empowers the Reserve Bank of India to prohibit or regulate such transactions.
      The Foreign Exchange Management Act, 1999 regulates transactions involving foreign exchange and provides that certain transactions cannot be carried out without the general or special permission of the Reserve Bank of India or the Foreign Investment Promotion Board of the government of India. The Foreign Exchange Management Act, 1999 has eased restrictions on current account transactions. However, the Reserve Bank of India continues to exercise control over capital account transactions (i.e., those which alter the assets or liabilities, including contingent liabilities, of persons). The Reserve Bank of India has issued regulations under the Foreign Exchange Management Act, 1999 to regulate the various kinds of capital account transactions, including certain aspects of the purchase and issuance of shares of Indian companies.
      Under the foreign investment rules, the following are the restrictions on foreign ownership applicable to us:

•	Foreign investors may own up to 74.0 % of our equity shares subject to conformity with guidelines issued by the Reserve Bank of India from time to time. This limit is under the automatic route and does not require specific approval of the Foreign Investment Promotion Board. This limit includes foreign direct investment, ADSs, Global Depositary Receipts and investment under the Portfolio Investment Scheme by foreign institutional investors and also non-resident Indians, and also includes shares acquired by subscription to private placements and public offerings and acquisition of shares from existing shareholders. At least 26 % of the paid up equity capital would have to be held by residents.

•	Under the Issue of Foreign Currency Convertible Bonds and Equity Shares (Through Depositary Receipt Mechanism) Scheme, 1993, foreign investors may purchase ADSs, subject to the receipt of all necessary government approvals at the time the depositary receipt program is set up.

•	Under the portfolio investment scheme, foreign institutional investors, subject to registration with the Securities and Exchange Board of India and the Reserve Bank of India, may hold in aggregate up to 24.0% of our paid-up equity capital and this limit may be raised to 49% by a resolution of our Board of Directors provided that no single foreign institutional investor may own more than 10.0% of our total paid-up equity capital. Our Board of Directors has raised this limit to 49%. Registered FIIs are also permitted to purchase shares or convertible debentures of an Indian company in a public offering or private placement. The shareholding of an individual non-resident Indian is restricted to 5.0% of our total paid-up equity capital. The aggregate paid-up value of the shares in a company purchased by all NRIs in the aggregate is to be limited to 10% of the paid-up capital of the company and this limit may be raised to 24 % by a special resolution at a general meeting of the shareholders of the company.

•	The Reserve Bank of India’s guidelines relating to acquisition by purchase or otherwise of equity shares of a private sector bank, if such acquisition results in any person owning or controlling 5.0 % or more of the paid up equity capital of the bank, are also applicable to foreign investors investing in our shares. For more details on the Reserve Bank of India guidelines relating to acquisition by purchase or otherwise of shares of a private bank, see “Supervision and Regulation — Reserve Bank of India Regulations — Ownership Restrictions”.
      Pursuant to a circular dated November 29, 2001, the Reserve Bank of India notified that, as of that date, overseas corporate bodies are not permitted to invest under the portfolio investment scheme, though they may continue to hold investments that have already been made under the portfolio investment scheme until such time as these investments are sold on the stock exchange. Overseas corporate bodies have been derecognised as a class of investor entity in India with effect from September 16, 2003. However, requests from such entities which are incorporated and not under the adverse notice of the Reserve Bank of India or the

Securities and Exchange Board of India, will be considered for under fresh investments under the Foreign Direct Investment scheme of the Reserve Bank of India with prior approval of the government of India or the Reserve Bank of India, as applicable.
      An Indian company may sponsor an issue of ADSs with an overseas depositary against shares held by its shareholders at a price to be determined by the lead manager. Under this mechanism the company offers its residents a choice to submit their shares back to the company so that on the basis of such shares, ADSs can be issued abroad. The proceeds of a sponsored ADR must be repatriated to India within a period of one month. The sponsoring company must comply with the provisions of the Scheme for Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993 and the guidelines issued thereunder by the Government of India from time to time. The sponsoring company must also furnish full details of the issue in the prescribed forms to the Reserve Bank of India within 30 days from the date of closure of the issue.
      We obtained the approval of the Foreign Investment Promotion Board for our ADS offering in March 2000 and sponsored an ADS offering in March 2005 which were foreign direct investments. The investments through the portfolio investment scheme in the secondary market in India by foreign institutional investors, non-resident Indians and overseas corporate bodies and investments through the foreign direct investment scheme are distinct schemes that are available concurrently. As of May 12, 2007, foreign investors owned approximately 71.5% of our equity in total, of which 25.1% was through the ADS program.
      An investor in ADSs does not need to seek the specific approval from the government of India to purchase, hold or dispose of ADSs. In the ADS offerings, we obtained the approval of the government of India’s Department of Corporate Affairs and the relevant stock exchanges.
      Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person provided the necessary procedural requirements have been met. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying equity shares and vote at such meetings.
      Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted above and may be subject to the portfolio investment restrictions. Secondary purchases of securities of a banking company in India by foreign direct investors or investments by non-resident Indians, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require government of India approval on a case-by-case basis. It is unclear whether similar case-by-case approvals of ownership of equity shares withdrawn from the depositary facility by foreign institutional investors, non-resident Indians and overseas corporate bodies would be required.
      You will be required to make a public offer to the remaining shareholders to purchase the equity shares held by them if you withdraw your equity shares from the ADS program and your direct or indirect holding in us exceeds 15.0% of our total equity under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997. Such a public offer would have to be made in compliance with the provisions of the aforesaid regulations of the Securities and Exchange Board of India. You will also require the acknowledgement of the Reserve Bank of India for the acquisition or transfer of our shares, which will take your aggregate holding (both direct and indirect, beneficial or otherwise) as an individual or a group to the equivalent of 5.0% or more of our total paid up capital. The Reserve Bank of India, while granting acknowledgement, may take into account all matters that it considers relevant to the application, including ensuring that shareholders whose aggregate holdings are above specified thresholds meet fitness and propriety tests. For more details on the Reserve Bank of India guidelines relating to acquisition by purchase or otherwise of shares of a private bank, see “Supervision and Regulation — Reserve Bank of India Regulations  — Ownership Restrictions”.
      ADSs issued by Indian companies to non-residents have free transferability outside India. Under current Indian regulations and practice, approval of the Reserve Bank of India is not required for the sale of equity shares underlying the ADSs by a non-resident of India to a resident of India if the sale has been executed on a recognized stock exchange in India through a registered broker at the prevailing market price. Approval of the Reserve Bank of India is also not required for a sale of shares of a company other than a company in the financial services sector (banks, non-bank finance companies and insurance companies), even if the transfer is other than on a recognized stock exchange in India or through a registered broker, as long as conditions generally prescribed by Reserve Bank of India are complied with. The same restrictions apply to a renunciation of rights to a resident of India. Approval of the Reserve Bank of India is not required for sale of shares under the portfolio investment scheme prescribed by the Reserve Bank of India provided the sale is made on a recognized stock exchange and through a registered stock broker.
      Any new issue of equity shares of a banking company, either through the automatic route or with the specific approval of the Foreign Investment Promotion Board, does not require further approval of the Reserve Bank of India, but must comply with certain reporting requirements.

GOVERNMENT OF INDIA APPROVALS
      The equity shares underlying the ADS offered under an offering shall be held for the holders of the ADS by Deutsche Bank Trust Company Americas and we shall seek the Reserve Bank of India’s acknowledgement for the shareholding of the depositary in excess of 5% of our paid-up equity share capital, as required by the Reserve Bank of India’s guidelines.
      The Ministry of Finance of the Government of India has issued guidelines for the issuance of American Depositary Receipts by Indian companies, such as us, which require that the price at which American Depositary Receipts are issued not be lower than the product of (a) the number of equity shares represented by each American Depositary Receipt and (b) the higher of (i) the average of the weekly high and low price of our equity shares for the six months preceding the date 30 days prior to the date on which shareholder approval for the issuance is obtained; and (ii) the average of the weekly high and low price of our equity shares for the two weeks preceding the date 30 days prior to the date on which shareholder approval for the issuance is obtained. The Ministry of Finance has exempted from these guidelines issuances of American Depositary Receipts made simultaneously with or within 30 days after issuance of shares in the Indian market by the issuer, where the American Depositary Receipts are priced at or above the domestic issue price in India.
      See “Restriction on Foreign Ownership of Indian Securities”.

TAXATION
Indian Taxation
      The following discussion is the opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. The discussion of material Indian tax consequences to investors in ADSs and equity shares who are not resident in India whether of Indian origin or not (each a “non-resident”) is based on the provisions of the Indian Income-tax Act, 1961 (the “Income-tax Act”), including the special tax regime for ADSs contained in Section 115AC, which has been extended to cover additional ADSs that an investor may acquire in an amalgamation or restructuring of the company, and certain regulations implementing the Section 115AC regime. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences described herein may be amended or modified by future amendments to the Income-tax Act.
      The summary is not intended to constitute a complete analysis of the tax consequences under Indian law of the acquisition, ownership and sale of ADSs and equity shares by non-resident investors. Potential investors should, therefore, consult their own tax advisers regarding the tax consequences of such acquisition, ownership and sale, including the tax consequences under Indian law, the law of the jurisdiction of their residence, any tax treaty between India and their country of residence, and in particular the application of the regulations implementing the Section 115AC regime.

Residence
      For the purpose of the Income-tax Act, an individual is a resident of India during any fiscal year, if he (i) is in India in that year for 182 days or more or (ii) having been in India for a period or periods aggregating 365 days or more during the four years preceding that fiscal year, is in India for a period or periods aggregating 60 days or more in that fiscal year. The period of 60 days is substituted by 182 days in the case of an Indian citizen or person of Indian origin who being resident outside India comes on a visit to India during the fiscal year or an Indian citizen who leaves India for the purposes of his employment during the fiscal year. A company is resident in India in any fiscal year if it is registered in India or the control and management of its affairs is situated wholly in India in that year. A firm or other association of persons is resident in India except where the control and management of its affairs are situated wholly outside India.

Taxation of Distributions
      Dividends paid are not subject to any Indian withholding or other tax payable by the shareholders. However, we are required to pay tax at the rate of 16.995%. The dividend so paid is not taxable under section 115AC in the hands of the ADS holders.

Taxation on Redemption of ADSs
      The acquisition of equity shares upon redemption of ADSs by a non-resident investor will not give rise to a taxable event for Indian tax purposes.

Taxation on Sale of ADSs or Equity Shares
      Any transfer of ADSs outside India by a non-resident investor to another non-resident investor will not give rise to Indian capital gains tax in the hands of the transferor.
      Subject to any relief under any relevant double taxation treaty, gain arising from the sale of an equity share will generally give rise to a liability for Indian capital gains tax in the hands of the transferor. Such tax is required to be withheld at source. Where the equity share has been held for more than 12 months (measured from the date of advice of redemption of the ADS by the depositary as specified below), and no securities transaction tax (as discussed below), is payable, the rate of tax varies and the gain will be subject to tax at normal rates of income tax applicable to non-residents under the provisions of the Income-tax Act, subject to a maximum of 11.33% (including applicable surcharges and an additional surcharge by way of education cess). Where the equity share has been held for 12 months or less, and no securities transaction tax

(as discussed below) is payable, the rate of tax varies and the gain will be subject to tax at normal rates of income tax applicable to non-residents under the provisions of the Income-tax Act, subject to a maximum of 42.23% (including applicable surcharges and education cess) in the case of foreign companies. The actual rate depends on a number of factors, including without limitation the nature of the non-resident investor. In addition there is a levy of securities transaction tax effective October 1, 2004, which is levied on purchase/sale transactions of equity shares entered into on a recognized stock exchange in India at the specified rates in accordance with the provisions of Chapter VII thereunder. The transaction of equity shares entered into on a recognised stock exchange in India settled by actual delivery or transfer will be subject to securities transaction tax at the rate of 0.125%, on the value of the transaction, payable by both the seller and the buyer. In cases where securities transaction tax is payable, the resulting long-term capital gains will be exempt from tax and short-term capital gains will vary and be taxable at a maximum tax rate of 11.33% (including applicable surcharges and an additional surcharge by way of education cess). During the period that the underlying equity shares are held by non-resident investors following a transfer from the depositary upon redemption, the provisions of a double taxation treaty entered into by the government of India with the country of residence of the non-resident investors will apply in determining the taxation of any capital gains arising on a transfer of the equity shares. The double taxation treaty between the United States and India does not provide US residents with any relief from Indian tax on capital gains.
      For purposes of determining the amount of capital gains arising on a sale of an equity share for Indian tax purposes, the cost of acquisition of an equity share received upon redemption of an ADS will be the price of the share prevailing on the Bombay Stock Exchange Limited or the National Stock Exchange on the date on which the depositary advises the custodian to redeem receipts in exchange for underlying equity shares, not the acquisition cost of the ADS being redeemed. The holding period of an equity share received upon redemption of an ADS will commence on the date of advice of redemption by the depositary.

Rights
      Distributions to non-resident investors of additional ADSs or equity shares or rights to subscribe for equity shares made with respect to ADSs or equity shares are not subject to Indian tax in the hands of the non-resident investor.
      It is unclear whether capital gains derived from the sale of rights outside India by a non-resident investor that is not entitled to exemption under a tax treaty to another non-resident investor will be subject to Indian capital gains tax. If the rights are deemed by the Indian tax authorities to be situated within India, because our situs is in India, then the capital gains realized on the sale of rights will be subject to customary Indian capital gains taxation as discussed above.
Stamp Duty
      Upon the issuance of the equity shares underlying the ADSs, we are required to pay a stamp duty of 0.1% of the issue price per share. A transfer of ADSs is not subject to Indian stamp duty. Normally, upon the receipt of equity shares in physical form from the depositary in exchange for ADSs representing such equity shares, a non-resident investor would be liable for Indian stamp duty applicable on re-issuance in physical form, which is the same as stamp duty payable on the original issuance in physical form subject to a maximum of Rs. 100 per share certificate. Similarly, a sale of equity shares in physical form by a non-resident investor would also be subject to Indian stamp duty at the rate of 0.25% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee, that is, the purchaser. However, our equity shares are compulsorily delivered in non-physical form except for trades up to 500 shares only, which may be delivered in physical form. Under Indian stamp law, no stamp duty is payable on the acquisition or transfer of equity shares in non-physical form. The State of Maharashtra has provided that records of transactions, whether electronic or otherwise, effected by a trading member of a stock exchange through the stock exchange shall be liable for the payment of stamp duty in the case of delivery at the rate of 0.01%, rounded off to the next rupee, and in the case of non-delivery at the rate of 0.002%, rounded off to the next rupee, and if relating to futures and options trading, at the rate of 0.002%, rounded off to the next rupee.

Other Taxes
      At present, there are no taxes on wealth, gifts or inheritance which apply to the ADSs or underlying equity shares.

Service Tax
      Brokerage fees paid to stockbrokers in connection with the sale or purchase of shares which are listed on any recognized stock exchange in India are subject to a service tax at a rate of 12.36% (including applicable education cess). The stockbroker is responsible for collecting the service tax and paying it to the relevant authority.
United States Taxation
      In the opinion of Davis Polk & Wardwell, the following are the material US federal income tax consequences of purchasing, owning and disposing of ADSs or equity shares to the US Holders described herein, but is not a comprehensive description of all of the tax considerations that may be relevant to a particular person s decision to acquire such securities. This discussion does not address US state, local and non-US tax consequences. The discussion applies only to US Holders who hold ADSs or equity shares as capital assets for US federal income tax purposes and it does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or foreign currencies;

•	persons holding ADSs or equity shares as part of a hedge, straddle, conversion or other integrated

•	transaction;

•	persons whose functional currency for US federal income tax purposes is not the US dollar;

•	partnerships or other entities classified as partnerships for US federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; or

•	persons that own or are deemed to own 10% or more of ICICI Bank voting stock.
      As used herein, a US Holder is a beneficial owner of ADSs or equity shares that is, for US federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to US federal income taxation regardless of its source. This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreements will be performed in accordance with its terms. For US federal income tax purposes, if a US Holder owns an ADS, such holder will generally be treated as the owner of the equity shares underlying the ADS.
      The US Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by US Holders of ADSs. Such actions would also be inconsistent with the claiming of the preferential rates of tax, described below, applicable to dividends received by certain non-corporate US Holders. Accordingly, the availability of preferential rates for dividends received by certain non-corporate US Holders could be affected by actions taken by parties to whom ADSs are pre-released. Please consult your tax adviser with regard to the application of the US federal income tax laws to the ADSs or equity shares in your particular circumstances, as well as any tax consequences arising under the laws of any US state, local or other taxing jurisdiction.
      This discussion assumes that ICICI Bank is not, and will not become, a passive foreign investment company (as discussed below).

Taxation of Dividends
      Distributions received by US Holders with respect to the ADSs or equity shares, other than certain pro rata distributions of equity shares or rights to acquire equity shares, will constitute foreign-source dividend income for US federal income tax purposes to the extent paid out of ICICI Bank’s current or accumulated earnings and profits, as determined in accordance with US federal income tax principles. The amount of the dividend a US Holder will be required to include in income will equal the US dollar value of the rupees, calculated by reference to the exchange rate in effect on the date the payment is received by the depositary (in the case of ADSs) or by the US Holder (in the case of equity shares), regardless of whether the payment is converted into US dollars on the date of receipt. If a US Holder realizes gain or loss on a sale or other disposition of rupees, it will be US-source ordinary income or loss. Corporate US Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by ICICI Bank. Subject to applicable limitations, dividends received by certain non-corporate US Holders in taxable years beginning before January 1, 2011 will be taxable at a maximum rate of 15%. Noncorporate US Holders should consult their own tax advisers to determine whether they are subject to any special rules that limit their ability to be taxed at these preferential rates.
      A US Holder will not be able to claim a US foreign tax credit for any Indian taxes for which ICICI Bank is liable and must pay as a result of any distribution on the ADSs or equity shares (as discussed under “— Indian Taxation — Taxation of Distributions”).

Taxation of Capital Gains
      A US Holder will generally recognize US-source capital gain or loss for US federal income tax purposes on the sale or other disposition of ADSs or equity shares, which will be long-term capital gain or loss if the ADSs or equity shares were held for more than one year. The amount of gain or loss will be equal to the difference between the amount realized on the sale or other disposition and the US Holders tax basis in the ADSs or equity shares. Under certain circumstances as described under “— Indian Taxation — Taxation on Sale of ADSs or Equity Shares”, a US Holder may be subject to Indian tax upon the sale or other disposition of equity shares. US Holders should consult their own tax advisers with respect to their ability to credit this Indian tax against their US federal income tax liability.

Passive Foreign Investment Company Rules
      In general, a foreign corporation is a passive foreign investment company (a PFIC) for any taxable year if: (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Based upon certain proposed Treasury regulations with respect to banks, which are proposed to be effective for taxable years beginning after December 31, 1994, ICICI Bank does not expect to be a PFIC for its current taxable year or in the foreseeable future. However, since there can be no assurance that the proposed Treasury regulations will be finalized in their current form, the manner of the application of the proposed Treasury regulations is not entirely clear, and the composition of our income and assets will vary over time, there can be no assurance that ICICI Bank will not be considered a PFIC for any taxable year.
      If ICICI Bank is treated as a PFIC for any taxable year during which you own ADSs or equity shares, certain adverse U.S. federal income tax consequences would apply to you.

Information reporting and backup withholding
      Payment of dividends and sales proceeds that are made within the United States or through certain US-related financial intermediaries generally are subject to information reporting and to backup withholding unless the US Holder is a corporation or other exempt recipient or, in the case of backup withholding, such holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a US Holder will be allowed as a credit against such holders US federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING
      Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 6-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each Underwriter has severally agreed to purchase from us the number of ADSs indicated in the following table. Goldman Sachs International and Merrill Lynch International are the representatives of the Underwriters.

Underwriters	Number of ADSs

Goldman Sachs International
Merrill Lynch International
J.P. Morgan Securities Inc.
CLSA Limited

Total

      The Underwriters are, provided certain conditions are satisfied, committed to take and pay for all of the ADSs being offered by this prospectus supplement and the accompanying prospectus, if any are taken, other than the ADSs and equity shares covered by the option described below.
      In addition, the Underwriters have an option to buy up to an additional                     ADSs (representing up to an additional                     equity shares) from us. They may exercise that option within 30 days of the date of this prospectus supplement. If any ADSs are purchased pursuant to this option, the Underwriters will severally, subject to the conditions set forth in the underwriting agreement, purchase additional ADSs in approximately the same proportion as set forth in the table above.
      The following table shows the per ADS and total underwriting discounts and commissions to be paid to the Underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase                     additional ADSs (representing up to an additional equity shares).

	No Exercise	Full Exercise

Per ADS	US$	US$
Total	US$	US$
      The ADSs sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any ADSs sold by the Underwriters to securities dealers may be sold at a discount of up to US$           per ADS from the initial price to public. Any such securities dealers may resell any ADSs purchased from the Underwriters to certain other brokers or dealers at a discount of up to                     per ADS from the initial price to public. If all the ADSs are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.
      Our ADSs are quoted on the New York Stock Exchange under the symbol “IBN.” Our equity shares, including those underlying the ADSs, are listed on the National Stock Exchange and the Bombay Stock Exchange Limited.
      We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$          , including registration fees of US$          , estimated printing fees of US$          , estimated legal fees and expenses of US$          and estimated accounting fees and expenses of US$          .
      We are paying all the expenses of this offering, including underwriting discounts and commissions except that the Underwriters are paying for certain fees and expenses, including certain printing and roadshow expenses.
      In addition, we are also selling equity shares in India and other jurisdictions outside the United States, where permitted, under an Indian prospectus filed or to be filed with the Registrar of Companies in India together with an international wrap, as applicable, that is taking place simultaneously with this offering, which we refer to as the Indian offering. This ADS offering is conditional upon the completion of the Indian offering, which condition may be waived by mutual agreement of the Underwriters and ourselves, provided that all relevant Indian regulations are complied with. The Indian offering is subject to customary conditions and there is no assurance that the Indian offering will be completed. The number of equity shares to be sold in the Indian offering is expected to equal the number that will result in gross proceeds of Rs. 87.5 billion or approximately US$2.14 billion (or Rs. 100.6 billion or approximately US$2.46 billion assuming full exercise of the underwriters’ over-allotment option).
      Each purchaser of our equity shares, directly or in the form of ADSs, outside the United States who is not a U.S. person is deemed to have acknowledged, represented and agreed as follows:

(1) It is neither in the United States nor a United States person (as defined in Regulation S under the Securities Act).

(2) Such equity shares have not been registered under the Securities Act.

(3) It is purchasing such equity shares in an offshore transaction meeting the requirements of Rule 903 of Regulation S.

(4) Until the expiration of the “40-day distribution compliance period” within the meaning of Rule 903 of Regulation S, no offer or sale of such equity shares may be made within the United States or to a U.S. person or for the account or benefit of a U.S. person (as defined in Regulation S), except pursuant to an effective registration statement or an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act.
      Until the expiry of 40 days after the closing of this offering, an offer or sale such equity shares within the United States by a dealer (whether or not it is participating in this offering) may violate the registration requirements of the Securities Act.
      Investors will not be permitted to deposit equity shares into the ADR facility until 40 days after the later of (i) the date the securities are first offered to the public and (ii) the closing date for the offering. Investors would have to comply with the procedures under Indian law for the deposit of equity shares into the ADR facility.
      The equity shares being offered in the Indian offering in the form of equity shares and in this ADS offering in the form of ADSs include equity shares initially offered and sold outside the United States pursuant to Regulation S that may be resold from time to time in the United States in transactions that require registration under the Securities Act. This prospectus supplement and the accompanying prospectus may be used in connection with resales of such equity shares inside the United States to the extent such transactions would not otherwise be exempt from registration under the Securities Act. As a precautionary measure, we have registered up to million equity shares with the SEC.
      We have agreed with the Underwriters not to issue any equity shares, ADSs or securities convertible into or exchangeable for ADSs or equity shares or any similar securities during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives, and subject to certain exceptions.
      A prospectus in electronic format may be made available on the website maintained by one or more underwriters or securities dealers. One or more of the underwriters may distribute this prospectus supplement electronically. The representatives of the Underwriters may agree to allocate a number of ADSs to the Underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated by the representatives to the Underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the Underwriters to securities dealers who resell ADSs to online brokerage account holders.
      The Underwriters reserve the right to withdraw, cancel or modify the offering and to completely or partially reject any orders, and to sell to any prospective investor less than the full amount of the ADSs sought by such investor.
      In order to facilitate the offering of ADSs, the Underwriters may purchase and sell equity shares and/or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of ADSs than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional ADSs from us in this offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing additional ADSs in the open market. In determining the source of ADSs to close out the covered short position, the Underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. “Naked” short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids or purchases of ADSs made by the Underwriters in the open market prior to the completion of the offering.
      The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such Underwriter in stabilizing or short covering transactions (which shall not include sales for the account of clients of such Underwriter).
      Any of these activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The Underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.
      It is expected that delivery of the ADSs to the Underwriters will be made against payment on a delayed basis. The exact time of delivery will be agreed among the Joint Global Coordinators and us and is subject to certain regulatory approvals in India, which may be obtained only after pricing. The time of delivery is expected to occur no later than the tenth business day after the date of pricing, subject to these regulatory approvals. We will notify you of the time of delivery through a press release which we will post on our website at www.icicibank.com. Prospective investors should be aware that the notification of the exact time of delivery may not occur until two or three business days before such time of delivery. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on any day prior to the third business day before the delivery of the ADSs will be required, by virtue of the fact that the ADSs initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade, or to make any necessary arrangements to ensure that ADSs are available on the third business day after trading for settlement, to prevent a failed settlement. Purchasers of ADSs who wish to make such trades should consult their own advisors. Purchasers who are not able to borrow ADSs or make any other necessary arrangements to prevent a failed settlement may not be able to make any trades of ADSs prior to the third business day before the delivery of the ADSs to the underwriters.
      The Underwriters and certain of their affiliates have been and are currently our clients to whom we provide, or may in the future provide from time to time, ordinary course commercial banking services.
      From time to time, the Underwriters and certain of their affiliates have provided and continue to provide commercial and investment banking services to us for which they have received, and may in the future receive, customary compensation. An affiliate of Goldman Sachs International, one of the underwriters for this ADS Offering, has presented a definitive offer to subscribe for shares constituting 2.02% of the post-issue equity capital of our proposed new subsidiary to which we plan to transfer, subject to the receipt of regulatory approvals, our equity shareholding in ICICI Prudential Life Insurance Company Limited, ICICI Lombard General Insurance Company Limited, ICICI Prudential Asset Management Company Limited and ICICI Prudential Trust Limited.

      As of June 12, 2007, affiliates of Goldman Sachs International owned approximately 2,869,869 of our equity shares (including through ADSs). As of June 13, 2007, affiliates of J.P. Morgan Securities Inc. owned approximately 1,806,393 of our equity shares (including through ADSs). As of June 5, 2007, affiliates of CLSA Limited owned approximately 44,700,480 of our equity shares (including through ADSs).
      We have been advised by the Underwriters that Merrill Lynch International expects to make offers and sales in the United States through its registered broker-dealer affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated.
      Certain of the Underwriters or their affiliates may purchase equity shares and/or ADSs and may be allocated ADSs offered as part of this offering or the concurrent Indian public offering, at the initial price to public, including for asset management and/or proprietary purposes. Such purchases of ADSs in this offering in aggregate will account for less than 10% of the total amount of this offering.
      The representatives of the Underwriters may be contacted at the following address: Goldman Sachs International, Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom, and Merrill Lynch International, Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ, United Kingdom.
Selling Restrictions for the ADSs
      No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. In this section, references to “prospectus” refer in each case to the prospectus supplement and the accompanying prospectus.

Australia
      No prospectus or other disclosure document has been lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”) in relation to this offering. This prospectus supplement does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”) and does not purport to include the information required for a prospectus or other disclosure document under the Corporations Act.
      Any offer in Australia of the ADSs under this prospectus may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of Section 708(8) of the Corporations Act), to “professional investors” (within the meaning of Section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in Section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.
      The ADSs applied for by “exempt investors” in Australia must not be offered for sale in Australia for 12 months from the date of issue under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under Section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act or is made where the body issued the relevant securities with disclosure under Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

European Economic Area
      In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities that are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless a prospectus in relation to the securities has been approved by the competent authority in that Relevant Member

State or, where appropriate, in another Relevant Member State and notified to the competent authority in that Relevant Member State and published in accordance with the Prospectus Directive as implemented in the UK, except that an offer to the public of any securities in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive:

a. to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b. to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than EUR 43,000,000; and (iii) an annual net turnover of more than EUR 50,000,000, as shown in its last annual or consolidated accounts;

c. by the Underwriters to fewer than 100 natural or legal persons, other than qualified investors as defined in the Prospectus Directive, or

d. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State, and each person who initially acquires any securities or to whom any offer is made under the will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(i)(e) of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong
      The ADSs may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (b to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs, may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Italy
      The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”), in accordance with Italian securities legislation. Accordingly, no ADSs may be offered, sold or delivered, nor may copies of this offering circular or any other document relating to the ADSs be distributed in the Republic of Italy, except (i) to professional investors (investitori qualificati), as defined pursuant to Article 100, paragraph 1(a), of Legislative Decree No 58, 24 February 1998 (the “Financial Services Act”) as amended and restated from time to time; or (ii) in any other circumstances provided under Article 100 paragraph 1 of the Financial Services Act and under Article 33, paragraph 1, of CONSOB Regulation No. 11971 of 14 May 1999, as amended, where exemptions from the requirement to publish a prospectus pursuant to Article 94 of the Financial Services Act are provided. Any offer, sale or delivery of the ADSs or distribution of copies of this offering circular or any other document relating to the ADSs in the Republic of Italy under (i) or (ii) above must be: (1) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1 September 1993, as amended; (2) in compliance with the so-called subsequent notification to the Bank of Italy, pursuant to Article 129 of the Banking Act, as applicable; (3) in compliance with Article 100-bis of the Financial Services Act (if applicable); and (4) in compliance with any other applicable laws and regulations including any relevant limitations which may be imposed by CONSOB.

Japan
      The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and each Underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Kingdom of Saudi Arabia
      No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the ADSs in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. The ADSs may only be offered and sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004) (the “Regulations”) and, in accordance with Part 5 (Exempt Offers) Article 17(a)(3) of the Regulations, the ADSs will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that Article 20 of the Regulations places restrictions on secondary market activity with respect to the ADSs. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

Singapore
      This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, (the “Securities and Futures Act”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

equity shares, debentures and units of equity shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired our ADSs under Section 275 except:

(1) to an institutional investor (for corporations, under Section 274 of the Securities and Futures Act) or to a relevant person defined in Section 275(2) of the Securities and Futures Act, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transactions, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

United Kingdom
      Each Underwriter has represented, warranted and agreed that it has:

a. only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the FSMA does not apply to us; and

b. complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

LEGAL MATTERS
      Certain US legal matters will be passed upon for us by Davis Polk & Wardwell, our US counsel, and for the underwriters by Latham & Watkins LLP, US counsel to the underwriters. The validity of the ADSs offered by us in this prospectus and the validity of the equity shares represented by the ADSs and certain other Indian legal matters will be passed upon by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, and by Khaitan & Co., Indian counsel to the underwriters. Davis Polk & Wardwell may rely upon Amarchand & Mangaldas & Suresh A. Shroff & Co. and Latham & Watkins LLP may rely upon Khaitan & Co. with respect to all matters of Indian law.

ICICI BANK LIMITED
Equity Shares
        We may from time to time offer our equity shares in the form of shares or in the form of American Depositary Shares, or ADSs. Each ADS represents two equity shares.
      Our outstanding ADSs are traded on the New York Stock Exchange under the symbol “IBN.” The last reported sales price of our ADSs on the New York Stock Exchange on June 8, 2007 was US$46.84 per ADS. Our equity shares are traded in India on The Bombay Stock Exchange Limited and the National Stock Exchange of India Limited. The closing price for our equity shares on the National Stock Exchange of India Limited on June 8, 2007 was US$22.13 assuming an exchange rate of Rs. 40.82 per dollar.
      This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.
      Investing in the securities described herein involves risks. See ”Risk Factors” in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ADSs or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
      This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.
      We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.
The date of this prospectus is June 13, 2007

i

ABOUT THIS PROSPECTUS
      You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information About Us.”
      Unless otherwise stated in this prospectus or unless the context otherwise requires, references in this prospectus to “we”, “our”, “us”, “the Company” and “ICICI Bank” are to ICICI Bank Limited and its consolidated subsidiaries and other consolidated entities. References in this prospectus to “ICICI” are to ICICI Limited prior to its amalgamation with ICICI Bank Limited.
      In this prospectus, references to “US” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to “$” or “US$” or “dollars” or “US dollars” are to the legal currency of the United States and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year.
      Pursuant to the issuance and listing of our securities in the United States under registration statements filed with the United States Securities Exchange Commission, we file annual reports on Form 20-F which must include financial statements prepared under generally accepted accounting principles in the United States (US GAAP) or financial statements prepared according to a comprehensive body of accounting principles with a reconciliation of net income and stockholders’ equity to US GAAP. When we first listed our securities in the United States, Indian GAAP was not considered a comprehensive body of accounting principles under US securities laws and regulations. Accordingly, our annual reports on Form 20-F for fiscal years 2000 through 2005 have included US GAAP financial statements. However, pursuant to a significant expansion of Indian accounting standards, Indian GAAP constitutes a comprehensive body of accounting principles. Accordingly, we have included consolidated financial statements prepared according to Indian GAAP, with a reconciliation of net income and stockholders’ equity to US GAAP and a description of significant differences between Indian GAAP and US GAAP, in our annual reports of fiscal 2006 and fiscal 2007.
      Except as otherwise stated in this prospectus, all translations from Indian rupees to US dollars are based on the noon buying rate in the City of New York on March 30, 2007, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York which was Rs. 43.10 per $1.00. No representation is made that the Indian rupee amounts have been, could have been or could be converted into US dollars at such a rate or any other rate. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. On May 31, 2007, the noon buying rate was Rs. 40.36 per $1.00.
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

FORWARD-LOOKING STATEMENTS
      We have included statements in this prospectus which contain words or phrases such as “will”, “would”, “aim”, “aimed”, “will likely result”, “is likely”, “are likely”, “believe”, “expect”, “expected to”, “will continue”, “will achieve”, “anticipate”, “estimate”, “estimating”, “intend”, “plan”, “contemplate”, “seek to”, “seeking to”, “trying to”, “target”, “propose to”, “future”, “objective”, “goal”, “project”, “should”, “can”, “could”, “may”, “will pursue”, “our judgment” and similar expressions or variations of such expressions, that are “forward-looking statements”. Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, the actual growth in demand for banking and other financial products and services, our ability to successfully implement our strategy, including our use of the Internet and other technology, our rural expansion, our ability to integrate recent or future mergers or acquisitions into our operations, our ability to manage the increased complexity of the risks we face following our rapid international growth, future levels of non-performing and restructured loans, our growth and expansion in domestic and overseas markets, the adequacy of our provisions for credit and investment losses, technological changes, investment income, our ability to market new products, cash flow projections, the outcome of any legal, tax or regulatory proceedings in India and in other jurisdictions we are or become a party to, the future impact of new accounting standards, our ability to pay dividends, the impact of changes in banking regulations and other regulatory changes in India and other jurisdictions on us, including on the assets and liabilities of ICICI, a former financial institution not subject to Indian banking regulations, our ability to roll over our short-term funding sources and our exposure to credit, market and liquidity risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains, losses or impact on net interest income and net income could materially differ from those that have been estimated.
      In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this prospectus include, but are not limited to, the monetary and interest rate policies of India and the other markets in which we operate, natural calamities, general economic, financial or political conditions, instability or uncertainty in India, southeast Asia, or any other country which have a direct or indirect impact on our business activities or investments, caused by any factor including terrorist attacks in India, the United States or elsewhere, anti-terrorist or other attacks by the United States, a United States-led coalition or any other country, tensions between India and Pakistan related to the Kashmir region, military armament or social unrest in any part of India, inflation, deflation, unanticipated turbulence in interest rates, changes or volatility in the value of the rupee, foreign exchange rates, equity prices or other market rates or prices, the performance of the financial markets in general, changes in domestic and foreign laws, regulations and taxes, changes in the competitive and pricing environment in India, and general or regional changes in asset valuations. For a further discussion on the factors that could cause actual results to differ, see the discussion under “Risk Factors” included elsewhere in this prospectus.

OUR COMPANY
      You should read the following information together with the risk factors and the more detailed information about us and our financial results included elsewhere in this prospectus or incorporated by reference. See “Incorporation of Documents by Reference.”
Overview
      We offer products and services in the areas of commercial banking to retail and corporate customers (both domestic and international), treasury and investment banking and other products like insurance and asset management. In fiscal 2007, we made a net profit of Rs. 27.6 billion (US$640 million) compared to a net profit of Rs. 24.2 billion (US$562 million) in fiscal 2006. At year-end fiscal 2007, we had assets of Rs. 3,943.3 billion (US$91.5 billion) and a net worth of Rs. 239.6 billion (US$5.6 billion). At year-end fiscal 2007, ICICI Bank was the second-largest bank in India and the largest bank in the private sector in terms of total assets. At May 15, 2007, ICICI Bank had the largest market capitalisation among all banks in India.
      Our commercial banking operations for retail customers consist of retail lending and deposits, private banking, distribution of third party investment products and other fee-based products and services, as well as issuance of unsecured redeemable bonds. We provide a range of commercial banking and project finance products and services, including loan products, fee and commission-based products and services, deposits and foreign exchange and derivatives products to India’s leading corporations, growth-oriented middle market companies and small and medium enterprises. In addition to foreign exchange and derivatives products for our customers, our treasury operations include maintenance and management of regulatory reserves and proprietary trading in equity and fixed income. We also offer agricultural and rural banking products. ICICI Securities and ICICI Securities Primary Dealership are engaged in equity underwriting and brokerage and primary dealership in government securities respectively. ICICI Securities owns ICICIDirect.com, an online brokerage platform. Our venture capital and private equity fund management subsidiary, ICICI Venture Funds Management Company manages funds. We provide a wide range of life and general insurance and asset management products and services, respectively, through our subsidiaries ICICI Prudential Life Insurance Company Limited, ICICI Lombard General Insurance Company Limited and ICICI Prudential Asset Management Company Limited. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Prudential Life Insurance Company had a retail market share of about 28% in new business written (on weighted received premium basis) by private sector life insurance companies and about 9.9% in new business written (on weighted received premium basis) by all life insurance companies in India during fiscal 2007. According to data published by the Insurance Regulatory and Development Authority of India, ICICI Lombard General Insurance Company Limited had a market share of about 34% in gross written premium among the private sector general insurance companies and 12% among all general insurance companies in India during fiscal 2007. ICICI Prudential Life Insurance Company and ICICI Lombard General Insurance Company were the market leaders among private sector life and general insurance companies respectively in fiscal 2007. According to data published by the Association of Mutual Funds in India, ICICI Prudential Asset Management Company Limited was among the top two mutual funds in India in terms of total funds under management at April 30, 2007 with a market share of over 12%. We cross-sell the products of our insurance and asset management subsidiaries to our customers.
      We believe that the international markets present a growth opportunity and have, therefore, expanded the range of our commercial banking products to international customers. We currently have subsidiaries in the United Kingdom, Canada and Russia, branches in Singapore, Dubai, Sri Lanka, Hong Kong, Bahrain and Qatar and representative offices in the United States, China, United Arab Emirates, Bangladesh, South Africa, Malaysia, Thailand and Indonesia. Our subsidiary in the United Kingdom has established a branch in Antwerp, Belgium and has received regulatory approvals to establish a branch in Frankfurt, Germany.
      We deliver our products and services through a variety of channels, ranging from bank branches and ATMs to call centers and the Internet. At year-end fiscal 2007, we had a network of 710 branches, 45 extension counters and 3,271 ATMs across several Indian states. The Sangli Bank Limited, an unlisted private sector bank with over 190 branches and extension counters merged with us effective April 19, 2007.

Strategy
      Our objective is to enhance our position as a premier provider of banking and other financial services in India and to leverage our competencies in financial services and technology to develop an international business franchise.
      The key elements of our business strategy are to:

•	focus on quality growth opportunities by:

•	maintaining and enhancing our strong retail franchise;

•	maintaining and enhancing our strong corporate franchise;

•	building an international presence;

•	building a rural banking franchise; and

•	strengthening our insurance and asset management businesses;

•	emphasize conservative risk management practices and enhance asset quality;

•	use technology for competitive advantage; and

•	attract and retain talented professionals.
      ICICI Bank’s legal name is ICICI Bank Limited but we are known commercially as ICICI Bank. ICICI Bank was incorporated on January 5, 1994 under the laws of India as a limited liability corporation. The duration of ICICI Bank is unlimited. Our principal corporate office is located at ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400051, India, our telephone number is +91 22 2653 1414 and our website address is www.icicibank.com. The contents of our website are not incorporated in this annual report. Our agent for service of process in the United States is Mr. G.V.S Ramesh, Joint General Manager, ICICI Bank Limited, New York Representative Office, 500 Fifth Avenue, Suite 2830, New York, New York 10110. The information on our website is not a part of this prospectus.

USE OF PROCEEDS
      Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities by us for future asset growth and compliance with regulatory requirements and other general corporate purposes.

DESCRIPTION OF EQUITY SHARES
      For a description of our equity shares, see the section “Description of Equity Shares” in the Preliminary Prospectus contained in our registration statement on Form F-1 filed on March 27, 2000 (File No. 333-30132) which is incorporated by reference in this prospectus (see “Incorporation of Documents by Reference”).
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
      Deutsche Bank Trust Company Americas, as depositary, will issue the ADRs evidencing the ADSs. Each ADS will represent an ownership interest in two equity shares. The equity shares will be deposited with us, as custodian. Our office, as custodian, is located at Empire Complex, Senapati Bapat Marg, Lower Parel, Mumbai 400013, India. The depositary’s principal executive office is located at 60 Wall Street, New York, New York 10005.
      You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. The section “Description of the American Depositary Shares,” which is incorporated by reference in this prospectus (see “Incorporation of Documents by Reference”) assumes that you hold your ADSs directly. If you hold the ADSs indirectly, you will hold your ADSs through The Depository Trust Company (“DTC”) and you must rely on the procedures of your brokers or other financial institutions to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Euroclear and Clearstream Banking are direct participants. DTC’s book entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., The American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.
      It is DTC’s current practice, upon receipt of any cash payment, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the ADSs as shown on DTC’s records. Payments by participants to holders of beneficial interests in the ADSs and voting by participants will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name”. Disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the holders of beneficial interests in the ADSs will be the responsibility of direct and indirect participants.
      As the depositary will actually be the legal owner of the equity shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in a deposit agreement among Deutsche Bank Trust Company Americas, you, as an ADS holder, and us. The deposit agreement and the ADSs are generally governed by New York law.
      The section “Description of the American Depositary Shares,” which is incorporated by reference in this prospectus (see “Incorporation of Documents by Reference”) contains a summary of the material provisions of the deposit agreement. As it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the ADR. Copies of the deposit agreement and the form of ADR will be available for inspection at the Corporate Trust Office of the depositary and at the office of the custodian set forth above.
Voting Rights
      You will have no voting rights with respect to the deposited equity shares. The depositary will exercise voting rights in respect of the deposited equity shares as directed by our board of directors. However, under the Banking Regulation Act, no person holding shares in a banking company can exercise more than 10.0% of the company’s total voting power. As a result, the depositary, which owned approximately 24.95% of our equity shares as of June 8, 2007, can vote only 10.0% of our equity shares. The depositary will not, under any circumstances, be obliged to exercise any discretion in relation to the exercise or non-exercise of voting rights.
      Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying equity shares and vote at such meetings.
      Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the depositary facility, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted under “Restriction on Foreign Ownership of Indian Securities” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/ A filed on June 13, 2007, which is incorporated by reference in this prospectus.

GOVERNMENT OF INDIA APPROVALS
      The equity shares underlying the ADS offered under an offering shall be held for the holders of the ADS by Deutsche Bank Trust Company Americas and we shall seek the Reserve Bank of India’s acknowledgement for the shareholding of the depositary in excess of 5% of our paid-up equity share capital, as required by the Reserve Bank of India’s guidelines.
      The Ministry of Finance of the Government of India has issued guidelines for the issuance of American Depositary Receipts by Indian companies, such as us, which require that the price at which American Depositary Receipts are issued not be lower than the product of (a) the number of equity shares represented by each American Depositary Receipt and (b) the higher of (i) the average of the weekly high and low price of our equity shares for the six months preceding the date 30 days prior to the date on which shareholder approval for the issuance is obtained; and (ii) the average of the weekly high and low price of our equity shares for the two weeks preceding the date 30 days prior to the date on which shareholder approval for the issuance is obtained. The Ministry of Finance has exempted from these guidelines issuances of American Depositary Receipts made simultaneously with or within 30 days after issuance of shares in the Indian market by the issuer, where the American Depositary Receipts are priced at or above the domestic issue price in India.
      See “Restriction on Foreign Ownership of Indian Securities” in our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/ A filed on June 13, 2007, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION
      We may sell the shares, including shares represented by ADSs, from time to time as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
      In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
      Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
      We may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be ”underwriters” as that term is defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”).
      From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be ”underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.
      We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.
      Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
      In connection with an offering, the underwriters, including any affiliate of ours that is acting as an underwriter or prospective underwriter, may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities in connection with an offering.
      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
      As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
      The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, ICICI Bank and its subsidiaries.
      In addition, we expect to offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.
      If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
      Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS
      In any offering of securities in respect of which this prospectus is being delivered, certain US legal matters will be passed upon for us by Davis Polk & Wardwell, our US counsel, and for the underwriters by Latham & Watkins LLP, US counsel to the underwriters. The validity of the securities in respect of which this prospectus is being delivered and certain other Indian legal matters will be passed upon by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, and by Khaitan & Co., Indian counsel to the underwriters. Davis Polk & Wardwell may rely upon Amarchand & Mangaldas & Suresh A. Shroff & Co. and Latham & Watkins LLP may rely upon Khaitan & Co. with respect to all matters of Indian law.
EXPERTS
      The consolidated balance sheets of the ICICI Bank Limited and subsidiaries (‘the Company’) as of March 31, 2007 and 2006 and the related consolidated profit and loss accounts and consolidated cash flow statements for each of the years in the three-year period ended March 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
      We will furnish to you, through the depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.
      We are subject to the registration requirements of the Securities Exchange Act of 1934, as amended and, in accordance with this Act, we file annual reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, NE Washington, DC 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE Washington, DC 20549, at prescribed rates. You can obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
      We incorporate by reference the documents listed below:

•	The sections “Description of Equity Shares” and “Description of the American Depositary Shares” of the Preliminary Prospectus contained in our registration statement on Form F-1 filed on March 27, 2000 (File No. 333-30132);

•	Our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/ A filed on June 13, 2007.

•	With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.
      Our annual report on Form 20-F for the fiscal year ended March 31, 2007 filed on June 11, 2007, as amended by Form 20-F/ A filed on June 13, 2007, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with Indian GAAP.
      Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Mr. Rakesh Jha or Mr. Rupesh Kumar
ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex
Mumbai 400051
India
Tel. No.: 011-91-22-2653-6157
Tel. No.: 011-91-22-2653-7126
      You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

ICICI BANK LIMITED
American Depositary Shares
Representing                            Equity Shares

Joint Global Coordinators and Joint Bookrunners
(in alphabetical order)

Goldman Sachs International	Merrill Lynch International
Joint Bookrunner
JPMorgan
Joint Lead Manager
CLSA Asia-Pacific Markets

Prospectus Supplement dated June          , 2007